    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 1998
                                                  REGISTRATION NO. 333-64527
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                HNC SOFTWARE INC.
             (Exact name of Registrant as specified in its charter)


          DELAWARE                                  7372                         33-0248788
(State or other jurisdiction of        (Primary Standard Industrial            (I.R.S. employer
incorporation or organization)         Classification Code Number)             identification no.)
                                             ----------------------


                           5930 CORNERSTONE COURT WEST
                        SAN DIEGO, CALIFORNIA 92121-3728
                                 (619) 546-8877
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              --------------------

                                RAYMOND V. THOMAS
                             CHIEF FINANCIAL OFFICER
                                HNC SOFTWARE INC.
                           5930 CORNERSTONE COURT WEST
                        SAN DIEGO, CALIFORNIA 92121-3728
                                 (619) 546-8877
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                   Copies to:

GORDON K. DAVIDSON, ESQ.                      MARK G. BORDEN, ESQ.
KENNETH A. LINHARES, ESQ.                     PHILIP P. ROSSETTI, ESQ.
KATHERINE TALLMAN SCHUDA, ESQ.                HALE AND DORR LLP
AUSTIN M. CHOI, ESQ.                          60 STATE STREET
FENWICK & WEST LLP                            BOSTON, MASSACHUSETTS  02109
TWO PALO ALTO SQUARE                          (617) 526-6000
PALO ALTO, CALIFORNIA  94306
(650) 494-0600


                              --------------------

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: Upon consummation of the Merger described herein.

                              --------------------

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

                              ---------------------


           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                               OPEN SOLUTIONS INC.
                             300 WINDING BROOK DRIVE
                         GLASTONBURY, CONNECTICUT 06033


                                                                __________, 1998

Dear Stockholders:

           You are cordially invited to attend a Special Meeting of Stockholders of Open Solutions Inc., a Delaware corporation ("OSI"), which will be held on _____________, 1998 at __ _.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, 26th Floor, Boston, Massachusetts (the "Special Meeting").


           At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt (i) an Agreement and Plan of Reorganization, dated September 16, 1998 (the "Merger Agreement"), among OSI, HNC Software Inc., a Delaware corporation ("HNC") and Oahu Transaction Corp. ("Merger Sub"), a Delaware corporation that is a newly formed, wholly-owned subsidiary of HNC, pursuant to which Merger Sub will merge with and into OSI, with OSI surviving the merger (the "Merger") and (ii) the Merger. Upon consummation of the proposed Merger, each outstanding share of OSI capital stock will be converted into the right to receive HNC Common Stock and each option to purchase OSI Common Stock will be assumed by HNC and be converted into an option to purchase HNC Common Stock. Based on the capitalization of OSI on September 16, 1998, and assuming that OSI grants options to purchase 200,000 shares of OSI Common Stock before consummation of the Merger, and that all warrants to purchase OSI capital stock that were outstanding on September 16, 1998 are exercised in full prior to consummation of the Merger, upon effectiveness of the Merger, (i) each outstanding share of OSI Common Stock, OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock and OSI Series D Preferred Stock would be converted into 0.23794, 0.27594, 0.31394, 0.31394, 0.35194 and 0.38993 shares of HNC Common Stock, respectively (subject to the elimination of fractional shares), and (ii) each outstanding option to purchase shares of OSI Common Stock will be assumed by HNC and converted into an option to purchase a number of shares of HNC Common Stock equal to the number of shares of OSI Common Stock subject to such OSI option multiplied by 0.23794 (subject to the elimination of fractional shares) at an exercise price equal to the exercise price of such OSI option divided by
0.23794. As a result, the stockholders of OSI would receive an aggregate of 2,507,507 shares of HNC Common Stock and all outstanding options to purchase shares of OSI Common Stock would be assumed by HNC and converted into options to purchase an aggregate of 449,111 shares of HNC Common Stock. Based on the closing sale price of HNC Common Stock on December ___, 1998, the latest practicable date before the mailing of the Proxy Statement/Prospectus, the aggregate value of 2,507,507 shares of HNC Common Stock would be $_____________. For accounting purposes, the Merger is intended to be treated as a "pooling of interests," and for U.S. federal income tax purposes, the Merger is intended to be a tax-free reorganization.



           If the requisite approval of the Merger Agreement and the Merger by the stockholders of OSI is received and other conditions to the Merger are satisfied or waived, the Merger is expected to be completed on or promptly after ___________, 1998.


           In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders and a Proxy Statement/Prospectus relating to the actions to be taken by OSI stockholders at the Special Meeting. In addition, information about OSI and HNC is included in the Proxy Statement/Prospectus. I urge you to read the Proxy Statement/Prospectus carefully.

           AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE PROPOSED MERGER WITH HNC AND HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF OSI AND ITS STOCKHOLDERS.

           Approval of the Merger requires the affirmative vote of (i) the holders of a majority of the outstanding shares of OSI Common Stock and (ii) the affirmative vote of the holders of a majority of the outstanding shares of OSI Preferred Stock, including a majority of the outstanding shares of OSI Series B Preferred Stock and a majority of the outstanding shares of OSI Series C Preferred Stock. Your participation in the Special Meeting, in person or by proxy, is therefore especially important. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.


           Holders of OSI Common Stock and OSI Preferred Stock may, by complying with Section 262 of the Delaware General Corporation Law, be entitled to a judicial determination of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive from OSI payment of such fair value in cash. Section 262 of the Delaware General Corporation Law, which governs such rights of dissenting stockholders, is summarized in the Proxy Statement/Prospectus under "Approval of the Merger-Appraisal Rights" and reproduced at Appendix B to the Proxy Statement /Prospectus.



           We look forward to the successful combination of OSI and HNC and your continuing support as a stockholder.

                              Sincerely,

                              Douglas K. Anderson
                              Chairman of the Board of Directors
                              and Chief Executive Officer

                               OPEN SOLUTIONS INC.
                             300 WINDING BROOK DRIVE
                         GLASTONBURY, CONNECTICUT 06033

                             ----------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Open Solutions Inc.:

           NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Open Solutions Inc., a Delaware corporation ("OSI"), will be held at the offices of Hale and Dorr LLP, 60 State Street, 26th Floor, Boston, Massachusetts 02109 on _________________, 1998 at ______ __.m., local time, for the following purposes:

1. To consider and vote upon the approval and adoption of an Agreement and Plan of Reorganization, dated as of September 16, 1998 (the "Merger Agreement"), by and among OSI, HNC Software Inc., a Delaware corporation ("HNC") and Oahu Transaction Corp., a Delaware corporation and a wholly-owned subsidiary of HNC ("Merger Sub"), and the merger of Merger Sub with and into OSI pursuant to the Merger Agreement (the "Merger").

2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


           The Merger Agreement contemplates, among other things, that: (i) Merger Sub will be merged with and into OSI, with the result that OSI will become a wholly-owned subsidiary of HNC; and (ii) each outstanding share of OSI capital stock will be converted into the right to receive HNC Common Stock and each outstanding option to purchase OSI Common Stock will be assumed by HNC and be converted into an option to purchase HNC Common Stock. The number of shares of HNC Common Stock that will be issued in the Merger, plus the number of shares of HNC Common Stock issuable upon exercise of HNC Options that are issued in the Merger, will not exceed a total of 2,956,618 shares of HNC Common Stock. Based on the capitalization of OSI on September 16, 1998, and assuming that OSI grants options to purchase 200,000 shares of OSI Common Stock before consummation of the Merger, and that all warrants to purchase OSI capital stock that were outstanding on September 16, 1998 are exercised in full prior to consummation of the Merger, upon effectiveness of the Merger, (i) each outstanding share of OSI Common Stock, OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock and OSI Series D Preferred Stock would be converted into 0.23794, 0.27594, 0.31394, 0.31394,
0.35194 and 0.38993 shares of HNC Common Stock, respectively (subject to the elimination of fractional shares) and (ii) each outstanding option to purchase shares of OSI Common Stock will be assumed by HNC and converted into an option to purchase a number of shares of HNC Common Stock equal to the number of shares of OSI Common Stock subject to such OSI option multiplied by 0.23794 (subject to the elimination of fractional shares), at an exercise price equal to the exercise price of such OSI option divided by 0.23794.


           The OSI Board of Directors recommends that the OSI stockholders vote FOR approval of the Merger Agreement and the Merger.

           The Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus. The Proxy Statement/Prospectus and the Appendices thereto form a part of this Notice.

           The foregoing items of business are more fully described in the Proxy Statement/Prospectus accompanying this Notice. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it is voted at the Special Meeting.

           Holders of OSI Common Stock and OSI Preferred Stock may, by complying with Section 262 of the Delaware General Corporation Law, be entitled to appraisal rights with respect to the Merger. SECTION 262 OF THE DELAWARE

GENERAL CORPORATION LAW, WHICH GOVERNS THE RIGHTS OF DISSENTING STOCKHOLDERS, IS SUMMARIZED IN THE PROXY STATEMENT/PROSPECTUS UNDER "APPROVAL OF THE MERGER-APPRAISAL RIGHTS" AND REPRODUCED AT APPENDIX B TO THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

           Only OSI stockholders of record at the close of business on ___________, 1998 are entitled to notice of and to vote at the Special Meeting or at any adjournment or postponement thereof.

                               By Order of the Board of Directors,




                               Douglas K. Anderson
                               Chairman of the Board of Directors
                               and Chief Executive Officer


Glastonbury, Connecticut
________________, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING.

OPEN SOLUTIONS INC.                                            HNC SOFTWARE INC.

PROXY STATEMENT                                                       PROSPECTUS

                           _____________________, 1998


       This Proxy Statement/Prospectus is being furnished to the stockholders of Open Solutions Inc., a Delaware corporation ("OSI"), in connection with the solicitation of proxies by the OSI Board of Directors (the "OSI Board") for use at a Special Meeting of OSI Stockholders (the "Special Meeting") to be held at ______ __.m., local time, on ____________, 1998, at the offices of Hale and Dorr LLP, 60 State Street, 26th Floor, Boston, Massachusetts 02109, and at any adjournments or postponements of the Special Meeting.

       The Special Meeting has been called to (i) approve and adopt the Agreement and Plan of Reorganization, dated as of September 16, 1998 (the "Merger Agreement"), by and among OSI, HNC Software Inc., a Delaware corporation ("HNC"), and Oahu Transaction Corp., a Delaware corporation and a wholly-owned subsidiary of HNC ("Merger Sub"), whereby Merger Sub will merge with and into OSI (the "Merger") and (ii) to approve the Merger.


       This Proxy Statement/Prospectus constitutes the Prospectus of HNC for use in connection with the offer and issuance of shares of Common Stock, $0.001 par value, of HNC ("HNC Common Stock"), to be issued to the stockholders of OSI upon completion of the Merger. Pursuant to the Merger: (i) each share of Common Stock, $0.01 par value, of OSI ("OSI Common Stock"); (ii) each share of Series A-1 Preferred Stock of OSI, $0.01 par value ("OSI Series A-1 Preferred Stock");
(iii) each share of Series A-2 Preferred Stock of OSI, $0.01 par value ("OSI Series A-2 Preferred Stock"); (iv) each share of Series B Preferred Stock of OSI, $0.01 par value ("OSI Series B Preferred Stock"); (v) each share of Series C Preferred Stock of OSI, $0.01 par value ("OSI Series C Preferred Stock"); and
(vi) each share of Series D Preferred Stock of OSI, $0.01 par value ("OSI Series D Preferred Stock") that is issued and outstanding immediately prior to consummation of the Merger will be converted into the right to receive HNC Common Stock. In addition, each option to purchase OSI Common Stock ("OSI Option") that is outstanding immediately prior to consummation of the Merger will be assumed by HNC and converted into an option to purchase a number of shares of HNC Common Stock (an "HNC Option") equal to the number of shares of OSI Common Stock subject to such OSI Option, multiplied by the number of shares of HNC Common Stock into which one share of OSI Common Stock will be converted in the Merger (the "Participation Number"), at an exercise price equal to the exercise price of such OSI Option divided by the Participation Number. The number of shares of HNC Common Stock to be issued to the holders of OSI capital stock will vary depending upon the number of shares of OSI capital stock and the number of shares subject to OSI Options that are outstanding immediately prior to consummation of the Merger. See "Terms of the Merger--Manner and Basis of Converting OSI Shares."

       Assuming that, immediately prior to the effectiveness of the Merger, 2,236,013 shares of OSI Common Stock, 1,000,000 shares of OSI Series A-1 Preferred Stock, 583,333 shares of OSI Series A-2 Preferred Stock, 1,736,250 shares of OSI Series B Preferred Stock, 1,375,000 shares of OSI Series C Preferred Stock and 1,250,000 shares of OSI Series D Preferred Stock are then outstanding, and OSI Options to purchase an aggregate of 1,887,500 shares are then outstanding, then based on the Merger conversion formula (which takes into account the merger preferences of each series of OSI Preferred Stock under OSI's Certificate of Incorporation), (i) each then outstanding share of OSI Common Stock, OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock and OSI Series D Preferred Stock would be converted into the right to receive 0.23794, 0.27594, 0.31394, 0.31394, 0.35194 and 0.38993 shares of HNC Common Stock, respectively (subject to the elimination of fractional shares) and (ii) each then outstanding OSI Option to purchase one share of OSI Common Stock would be converted into an HNC Option to purchase 0.23794 shares of HNC Common Stock (subject to the elimination of fractional shares). This would result in the issuance by HNC of a total of 2,507,507 shares of HNC Common Stock (subject to the elimination of fractional shares) and HNC Options to purchase up to approximately 449,111 shares of HNC Common Stock (subject to the elimination of fractional shares). Based on the closing sale price of HNC Common Stock on December ___, 1998, the latest practicable date before the mailing of this Proxy Statement/Prospectus, the aggregate value of 2,507,507 shares of HNC Common Stock would be $____________.

       The above example is based on OSI's capitalization as of September 16, 1998, and assumes that after September 16, 1998 and prior to consummation of the Merger, (i) all warrants to purchase shares of OSI capital stock that were outstanding on September 16, 1998 are exercised in full, and (ii) OSI grants OSI Options to purchase an additional 200,000 shares of OSI Common Stock.

       The number of shares of HNC Common Stock to be issued in the Merger plus the number of shares of HNC Common Stock issuable upon exercise of HNC Options issued in the Merger is fixed at 2,956,618 shares of HNC Common Stock and will not exceed such number. The capitalization of OSI is not expected to change before consummation of the Merger, except that OSI expects that all warrants to purchase shares of OSI capital stock that were outstanding on September 16, 1998 will be exercised in full and OSI Options to purchase an additional 200,000 shares of OSI Common Stock will be granted. However, if there are any other changes to the capitalization of OSI before consummation of the Merger, the number of shares of HNC Common Stock to be received by holders of each class and series of OSI capital stock in the Merger and the number of shares of HNC Common Stock issuable upon exercise of HNC Options issued in the Merger will change.



OSI stockholders will be informed of the exact number of shares of HNC Common Stock they will receive after the Special Meeting. The parties anticipate that the Merger will become effective immediately after the Special Meeting.

       Because the number of shares of HNC Common Stock to be issued in the Merger, plus the number of shares of HNC Common Stock issuable upon exercise of HNC Options to be issued in the Merger is fixed, changes in the market price of HNC Common Stock will affect the dollar value of HNC Common Stock to be received by stockholders of OSI in the Merger. As a result, the exact value of the shares of HNC Common Stock to be received by OSI stockholders in the Merger will not be known at the time of the Special Meeting. OSI stockholders are encouraged to obtain current market quotations for HNC Common Stock prior to the Special Meeting. The current market quotations for the HNC Common Stock may be obtained on the Internet at http://www.nasdaq.com. On __________, 1998, the closing sale price on the Nasdaq National Market of HNC Common Stock was $______________ per share.


       This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of OSI on or about ____________, 1998.

       Holders of OSI Common Stock and OSI Preferred Stock may, by complying with Section 262 of the Delaware General Corporation Law, be entitled to appraisal rights with respect to the Merger. See "Approval of the Merger--Appraisal Rights."

       THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" COMMENCING ON PAGE _____.

                          -----------------------------

     THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS
      HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
      COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                 STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                          -----------------------------

     The date of this Proxy Statement/Prospectus is _________________, 1998.

                                TABLE OF CONTENTS


                                                                                              PAGE
                                                                                              ----
AVAILABLE INFORMATION....................................................................       1
TRADEMARKS...............................................................................       1
FORWARD-LOOKING STATEMENTS...............................................................       2

SUMMARY..................................................................................       3
      The Companies......................................................................       3
      The OSI Special Meeting............................................................       4
      Recommendation of the OSI Board....................................................       4
      Risk Factors   ....................................................................       4
      Reasons for the Merger.............................................................       5
      Certain Federal Income Tax Consequences............................................       6
      Accounting Treatment...............................................................       6
      Government and Regulatory Approvals................................................       6
      Appraisal Rights...................................................................       6
      Interests of Certain Persons in the Merger.........................................       6
      Terms of the Merger................................................................       7
      Liquidated Damages.................................................................      10
      Indemnification and Escrow.........................................................      10
      Related Agreements.................................................................      11
      Market Prices and Dividends........................................................      12
           Market Prices.................................................................      12
           Dividends ....................................................................      13
      Comparative Per Share Data.........................................................      14

RISK FACTORS.............................................................................      15
      Risks Relating to the Merger ......................................................      15
      Risks Relating to HNC .............................................................      17
      Risks Relating to OSI .............................................................      25

THE OSI SPECIAL MEETING..................................................................      31
      Date, Time, Place and Purpose......................................................      31
      Record Date and Outstanding Shares.................................................      31
      Voting of Proxies..................................................................      31
      Vote Required; Quorum..............................................................      31
      Solicitation of Proxies and Expenses...............................................      32
      Appraisal Rights...................................................................      32
      Recommendation of the OSI Board....................................................      32

APPROVAL OF THE MERGER...................................................................      33
      HNC's Reasons for the Merger.......................................................      33
      OSI's Reasons for the Merger.......................................................      34
      Background of the Merger ..........................................................      36
      Material Federal Income Tax Consequences of the Merger.............................      38
      Accounting Treatment...............................................................      39
      Government and Regulatory Approvals................................................      39
      Appraisal Rights...................................................................      40
      Interests of Certain Persons in the Merger.........................................      42

TERMS OF THE MERGER......................................................................      44
      Effective Time.....................................................................      44
      Manner and Basis of Converting OSI Shares..........................................      44
      Assumption and Conversion of OSI Stock Options.....................................      47
      Stock Ownership Immediately Following the Merger...................................      48
      Effects of the Merger..............................................................      48
      Representations and Warranties.....................................................      48
      Conduct of Business Pending the Merger.............................................      49

                                                                                              PAGE
                                                                                              ----

      Non-Solicitation...................................................................      50
      Conditions to the Merger...........................................................      50
      Termination, Amendment and Waiver..................................................      52
      Liquidated Damages.................................................................      53
      Indemnification and Escrow.........................................................      53
      Related Agreements.................................................................      54

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION..........................      56

HNC SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA......................................      64

HNC SELECTED HISTORICAL CONSOLIDATED QUARTERLY OPERATING RESULTS.........................      65

HNC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
      OF OPERATIONS......................................................................      66
      Overview...........................................................................      66
      Potential Fluctuations in Operating Results........................................      67
      Results of Operations..............................................................      67
      Liquidity and Capital Resources....................................................      72
      Year 2000 Compliance...............................................................      72
      New Accounting Pronouncements......................................................      73

BUSINESS OF HNC..........................................................................      74
      Industry Background................................................................      74
      The HNC Solution...................................................................      75
      HNC's Strategy.....................................................................      75
      Markets and Products...............................................................      76
      Emerging Market Opportunities......................................................      79
      Customer Service and Support.......................................................      80
      Pricing............................................................................      80
      Sales and Marketing................................................................      80
      Technology.........................................................................      81
      Research and Development...........................................................      82
      Intellectual Property and Other Proprietary Rights.................................      83
      Competition........................................................................      84
      Employees..........................................................................      85
      Properties.........................................................................      85

OSI SELECTED HISTORICAL FINANCIAL DATA...................................................      86

OSI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
      OF OPERATIONS......................................................................      87
      Overview...........................................................................      87
      Results of Operations..............................................................      88
      Selected Quarterly Results of Operations...........................................      93
      Liquidity and Capital Resources....................................................      94

BUSINESS OF OSI..........................................................................      95
      Industry Background................................................................      95
      The OSI Solution...................................................................      96
      Strategy...........................................................................      96
      Technology.........................................................................      97
      Products...........................................................................      98
      Sales and Marketing................................................................     100
      Customers..........................................................................     100
      Services...........................................................................     101
      Product Development................................................................     101
      Competition........................................................................     101


                                                                                              PAGE
                                                                                              ----

      Intellectual Property and Other Proprietary Rights.................................     102
      Employees..........................................................................     102
      Facilities.........................................................................     102

MANAGEMENT OF HNC........................................................................     103
      Executive Officers and Directors...................................................     103
      Committees of the Board of Directors...............................................     104
      Compensation Committee Interlocks and Insider Participation........................     104
      Director Compensation..............................................................     105
      Executive Compensation.............................................................     105

SECURITY OWNERSHIP OF HNC................................................................     107

CERTAIN TRANSACTIONS OF HNC..............................................................     109

MANAGEMENT OF OSI........................................................................     110
      Executive Officers, Directors and Key Employees....................................     110
      Committees of the Board of Directors...............................................     112
      Director Compensation..............................................................     112
      Executive Compensation.............................................................     112
      Employment Agreements..............................................................     114
      Compensation Committee Interlocks and Insider Participation........................     115

SECURITY OWNERSHIP OF OSI................................................................     116

CERTAIN TRANSACTIONS OF OSI..............................................................     119

DESCRIPTION OF HNC CAPITAL STOCK.........................................................     121
      HNC Common Stock...................................................................     121
      Preferred Stock....................................................................     121
      Delaware General Corporation Law Section 203.......................................     121
      Existing Shelf Registrations.......................................................     121
      Transfer Agent and Registrar.......................................................     122

DESCRIPTION OF OSI CAPITAL STOCK.........................................................     123
      Common Stock.......................................................................     123
      Preferred Stock....................................................................     123
      Warrants...........................................................................     124

COMPARISON OF RIGHTS OF OSI STOCKHOLDERS AND HNC STOCKHOLDERS............................     125
      Size of the Board of Directors.....................................................     125
      "Blank Check" Preferred Stock and Common Stock Rights..............................     125
      Percentage of Voting Stock; Influence Over Affairs.................................     125
      Transactions With Interested Stockholders..........................................     125

OTHER BUSINESS ..........................................................................     126

LEGAL MATTERS............................................................................     126

INDEX TO FINANCIAL STATEMENTS............................................................     F-1


APPENDICES
      Appendix A Agreement and Plan of Reorganization
      Appendix B Section 262 of the Delaware General Corporation Law


       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

       NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                          ----------------------------

                              AVAILABLE INFORMATION


           HNC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The materials filed by HNC can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site at the address http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. HNC Common Stock is quoted on the Nasdaq National Market under the symbol "HNCS," and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

           HNC has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus constitutes the prospectus of HNC that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits and other material that is not included herein, may be inspected, without charge, at the regional offices of the Commission referred to above, obtained at the Commission's World Wide Web site set forth above or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

           Statements made in this Proxy Statement/Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

           All information contained in this Proxy Statement/Prospectus relating to HNC has been supplied by HNC, and all information relating to OSI has been supplied by OSI.



                                   TRADEMARKS


           This Proxy Statement/Prospectus contains trademarks of HNC and OSI, and may contain trademarks of others, in the U.S. and other countries. ProfitMax(R) is a registered trademark of HNC. CRLink(TM), CompCompare(TM), ProviderCompare(TM), PMAdvisor(TM), AUTOADVISOR(TM), COMPADVISOR(TM), VeriComp(TM), MIRA(TM), FALCON(TM), Falcon Expert(TM), Falcon Select(TM), Falcon Debit(TM), Falcon Retail(TM), Falcon Sentry(TM), Eagle(TM), Capstone(TM), Capstone for Payment Cards(TM), Capstone for Consumer Lending(TM), Capstone for Mortgage Lending(TM), ProfitMax Bankruptcy(TM), Retek Merchandising
System(TM), Retek Data Warehouse(TM), Active Retail Intelligence(TM), Retek
Demand

Forecasting(TM), Retek Trade Management(TM), RETEk Warehouse Management(TM), Retek Collaborative Supply(TM), Retek Sales Audit(TM), Retek Invoice Matching(TM), Retek Store Systems-RF(TM), MatchPlus(TM), SelectCast(TM), SelectProfile(TM), SelectResponse(TM) and SelectResource(TM) are trademarks of HNC. Open Solutions Inc.(R) is a registered trademark of OSI. The Complete Banking Solution(TM) and The Complete Credit Union Solution(TM) are trademarks of OSI.


                           FORWARD-LOOKING STATEMENTS

           This Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding HNC and OSI. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Proxy Statement/Prospectus. Additionally, statements concerning future matters are forward-looking statements.

           Although forward-looking statements in this Proxy Statement/Prospectus reflect the good faith judgment of the management of HNC and OSI, as appropriate, such statements can only be based on facts and factors currently known by HNC and OSI, respectively. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include without limitation those discussed in "Risk Factors" as well as those discussed elsewhere in this Proxy Statement/Prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement/Prospectus. Neither HNC nor OSI undertakes any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Proxy Statement/Prospectus. Readers are urged to carefully review and consider the various disclosures made in this Proxy Statement/Prospectus, which attempt to advise interested parties of the risks and factors that may affect HNC's and OSI's respective business, financial condition, results of operations and prospects.

                                    SUMMARY

           The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. The summary does not contain a complete description of the terms of the Merger and is qualified in its entirety by reference to the full text of this Proxy Statement/Prospectus and the Appendices hereto. Stockholders of OSI are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

THE COMPANIES

           HNC Software Inc. HNC develops, markets and supports predictive software solutions for leading service industries. These predictive software solutions employ proprietary neural-network predictive decision engines, profiles, traditional statistical modeling, business models, expert rules and context vectors to convert existing data and business experiences into meaningful recommendations and actions. HNC was founded in 1986 under the laws of California and was reincorporated in June 1995 under the laws of Delaware. HNC's principal executive offices are located at 5930 Cornerstone Court West, San Diego, California 92121-3728, and its telephone number is (619) 546-8877. See "Business of HNC."


           Open Solutions Inc. OSI provides client/server core processing software and related services to small to mid-size banks and credit unions. OSI has developed The Complete Banking Solution and The Complete Credit Union Solution (either, the "OSI System"), which are fully-integrated suites of banking and credit union applications that operate in a Microsoft Windows NT environment with an Oracle relational database. OSI's software supports all of an institution's core processing requirements, including deposits and loans, teller functions, home/Internet banking and platform automation. The OSI System interfaces to third-party applications that are commonly used in banks and credit unions, including check processing, ATMs and general ledger applications. OSI was organized as a Delaware corporation in 1992. OSI's principal offices are located at 300 Winding Brook Drive, Glastonbury, Connecticut 06033 and its telephone number is (860) 652-3155. See "Business of OSI."


           Oahu Transaction Corp. Merger Sub, a Delaware corporation, was incorporated in September 1998 for the sole purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the proposed Merger. Merger Sub's principal executive offices are located at 5930 Cornerstone Court West, San Diego, California 92121-3728, and its telephone number is (619) 546-8877.

THE OSI SPECIAL MEETING

           Date, Time, Place and Purpose. The Special Meeting will be held at the offices of Hale and Dorr LLP, 60 State Street, 26th Floor, Boston, Massachusetts 02109 on __________________, 1998 at _________ ___.m., local time.
At the Special Meeting, stockholders of OSI will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereby and to approve the Merger. The Merger Agreement is attached hereto as Appendix A. See "Terms of the Merger."


           Record Date and Outstanding Shares. Holders of record of OSI Common Stock and OSI Preferred Stock at the close of business on ___________, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 2,236,013 shares of OSI Common Stock, 1,000,000 shares of OSI Series A-1 Preferred Stock, 583,333 shares of OSI Series A-2 Preferred Stock, 1,627,917 shares of OSI Series B Preferred Stock, 1,263,889 shares of OSI Series C Preferred Stock and 833,333 shares of OSI Series D Preferred Stock, outstanding and entitled to vote, held of record by a total of 40 stockholders. Each holder of OSI Common Stock is entitled to one vote for each share of OSI Common Stock held as of the Record Date and each holder of OSI Preferred Stock is entitled to the number of votes equal to the number of shares of OSI Common Stock issuable upon a conversion of such OSI Preferred Stock held as of the Record Date. See "The OSI Special Meeting--Record Date and Outstanding Shares."

           Vote Required; Quorum. Approval and adoption of the Merger Agreement and the Merger by OSI's stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of OSI Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of OSI Preferred Stock, including a majority of the outstanding shares of OSI Series B Preferred Stock and a majority of the outstanding shares of OSI Series C Preferred Stock. Abstentions will thus have the effect of a vote against the Merger

Agreement and the Merger. The required quorum for the transaction of business at the Special Meeting is a majority of the shares of OSI Common Stock and OSI Preferred Stock outstanding on the Record Date. Abstentions will be considered present at the Special Meeting for the purpose of determining a quorum.


           Certain stockholders who are or may be affiliates of OSI, beneficially owning 875,000 shares of OSI Common Stock and 4,747,361 shares of OSI Preferred Stock, or approximately 39.1% and 89.4% of the outstanding shares of OSI Common Stock and OSI Preferred Stock, respectively, have executed voting agreements pursuant to which they have agreed to vote such shares in favor of the adoption and approval of the Merger Agreement and approval of the Merger.

           On the Record Date, directors and executive officers of OSI, and their affiliated entities, as a group beneficially owned ____ shares of OSI Common Stock and _____ shares of OSI Preferred Stock, or approximately ____% and ____% of the outstanding shares of OSI Common Stock and OSI Preferred Stock, respectively, on such date. See "The OSI Special Meeting--Vote Required; Quorum."


RECOMMENDATION OF THE OSI BOARD


           The OSI Board, by unanimous vote, has adopted and approved the Merger Agreement and the transactions contemplated thereby, has determined that the Merger is in the best interests of OSI and its stockholders and has approved the Merger. After careful consideration, the OSI Board unanimously recommends a vote FOR adoption and approval of the Merger Agreement and the Merger. See "The OSI Special Meeting -- Recommendation of the OSI Board."


RISK FACTORS


           The following Risk Factors, among others set forth under "Risk Factors" below and elsewhere in this Proxy Statement/Prospectus, should be considered by OSI stockholders in evaluating the matters to be voted on at the Special Meeting and the acquisition of the shares of HNC Common Stock offered hereby.


           Risks related to the Merger include the following: (i) that the anticipated long-term strategic benefits of the Merger depend upon the successful integration of OSI into HNC's business; (ii) that HNC will depend on the continued service of the current management of OSI after the Merger; (iii) that the price of HNC Common Stock would be significantly and adversely affected if the beneficial synergies that the Merger is intended to generate are not achieved or do not occur as rapidly or to the extent anticipated; (iv) that the Merger is expected to result in substantial Merger-related expenses, and that the integration of OSI into HNC's business may involve substantial additional costs; (v) that the inherent risks of the Merger may be compounded by ongoing efforts associated with the integration of other recent acquisitions by HNC and by the geographically dispersed operations of HNC and OSI; (vi) that the Merger Agreement does not provide for any adjustment of the number of shares of HNC Common Stock and the number of shares covered by HNC Options to be issued in the Merger to account for changes in the price of HNC Common Stock; (vii) that the Merger will reduce the respective interests of the HNC and OSI stockholders after the Merger, compared to their ownership interests in their respective companies before the Merger; and (viii) that if certain restrictions are not observed by each company and its respective affiliates, the Merger may fail to qualify as a pooling of interests for financial reporting purposes. See "Risk Factors--Risks Relating to the Merger."

           Risks relating to HNC include the following: (i) that HNC has experienced, and expects to continue to experience, significant fluctuations in its results of operations on a quarterly and on an annual basis; (ii) that the sales cycle associated with HNC's products is typically lengthy and orders are therefore subject to a number of significant risks; (iii) that HNC has recently completed a number of acquisitions and may pursue acquisitions in the future;
(iv) that HNC faces risks in managing any growth in its business; (v) that the markets for HNC's products are still emerging and are subject to rapid technological change, competing technologies, evolving industry standards and frequent new product introductions; (vi) that HNC has one product or product line in each of its three target markets that accounts for a majority of its total revenues from that market; (vii) that HNC depends upon the availability of data for the development, installation and support of certain of its products;
(viii) that the markets in which HNC competes are intensely competitive and many competitors of HNC are substantially larger and have greater financial, technical, marketing and other resources than HNC and broader integrated product lines; (ix) that HNC depends on its ability to hire and retain qualified personnel; (x) that HNC is subject to the risks inherent in international sales; (xi) that HNC's customers are subject to a number of government regulations and other industry standards with which many of HNC's products must comply; (xii) that HNC depends on proprietary technology, which it may not be able to protect fully or which may be subject to litigation; (xiii) that products as complex as those offered by HNC frequently contain undetected error or failures that could result in product returns and other losses to HNC or its customers, including problems relating to Year 2000 compliance; and (xiv) that the market price of HNC Common Stock is volatile and subject to fluctuations in response to a variety of factors. See Risk Factors--Risks Relating to HNC."


           Risks relating to OSI include the following: (i) that OSI has a limited operating history, has not been profitable and has an accumulated deficit; (ii) that OSI has experienced, and expects to continue to experience, significant fluctuations in its results of operations on a quarterly and on an annual basis; (iii) that OSI depends on the OSI System for substantially all of its revenue; (iv) that the markets for OSI's products are subject to rapid technological change, evolving industry standards and frequent new product introductions and that OSI depends on its ability to timely release new and upgraded version of its products; (v) that the market in which OSI competes is intensely competitive and many competitors of OSI are substantially larger and have greater financial, engineering, technical, marketing and other resources than OSI; (vi) that OSI faces risks in managing any growth in its business;
(vii) that OSI relies on license fees from new customers for a substantial portion of its revenues, including new credit union customers; (viii) that OSI is subject to the risks faced by small to mid-size banks and credit unions and there is a trend toward consolidation in that industry; (ix) that the sales cycle associated with OSI's products is typically lengthy and orders are therefore subject to a number of significant risks; (x) that OSI must expand its sales force and its third-party outsourcing agreements to achieve future revenue growth; (xi) that OSI depends on its ability to hire and retain qualified personnel; (xii) that OSI depends on certain third-party technology; (xiii) that a limited number of customers account for a significant percentage of OSI's revenues; (xiv) that OSI may be subject to service warranty costs or claims for damages by customers as a result of failure in a customer's system or Year 2000 compliance problems; (xv) that OSI's customers are subject to a number of government regulations and other industry standards with which many of OSI's products must comply; and (xvi) that OSI depends on proprietary technology, which it may not be able to protect fully or which may be subject to litigation. See "Risk Factors--Risks Relating to OSI."


REASONS FOR THE MERGER


           HNC's Reasons for the Merger. The HNC Board approved the Merger because it believes that: (i) the Merger will give HNC the opportunity to diversify its market focus to include small to mid-size banks and credit unions, which HNC views as a strategic market; (ii) HNC's existing intelligent decision products (many of which are designed to serve the needs of banks or similar financial institutions) are well positioned to serve OSI's current customer base; (iii) by acquiring OSI, HNC will acquire the ability to market an integrated range of core products to banks and credit unions, with the strategy of providing these customers a single source for all their core applications software needs; (iv) the Merger will provide the opportunity for HNC to create an integrated infrastructure solution that emphasizes predictive customer relationship management by combining the core products of HNC's Financial Technology, Inc. ("FTI") subsidiary (as well as other HNC financial solutions products) with the OSI System; (v) the Merger will provide FTI and OSI with the ability to integrate their sales and marketing activities and consulting services, and with advantageous cross-selling opportunities; and
(vi) the Merger will afford HNC the opportunity (subject to permission from appropriate parties) to obtain additional consumer financial data, primarily from the small to mid-size financial services companies that use OSI's products. See "Approval of the Merger--HNC's Reasons for the Merger."

           OSI's Reasons for the Merger. The OSI Board identified a number of potential benefits from the proposed Merger, including: (i) enhanced ability of OSI to market and sell business-critical, core processing banking systems to potential customers; (ii) potential to add functionality to the OSI System based on HNC's predictive software solutions that would uniquely leverage the OSI System's real time processing capability and significantly differentiate the OSI System from other competitive core processing products; (iii) ability to leverage HNC's distribution channels to augment OSI's current marketing and sales activities both in the United States and abroad; (iv) opportunities to leverage research and development capabilities by sharing technology and coordinating product development efforts; (v) the ability to cross--sell various of HNC's banking products to OSI's installed customer base; (vi) the complementary, and not functionally redundant, nature of OSI's technologies and products to those of HNC; and (vii) increased liquidity for OSI's stockholders with respect to their investment in OSI. See "Approval of the Merger--OSI's Reasons for the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


           The Merger is intended to be a tax-free reorganization for federal income tax purposes, so that no gain or loss would generally be recognized by HNC or OSI and no gain or loss would generally be recognized by an OSI stockholder, except with respect to cash received in lieu of fractional shares or an OSI stockholder who exercises his, her or its appraisal rights. OSI stockholders are urged to consult their own tax advisors as to the specific tax consequences of the Merger to the individual stockholder. For a further discussion of the federal income tax consequences of the Merger, see "Approval of the Merger--Material Federal Income Tax Consequences of the Merger."


ACCOUNTING TREATMENT


           The Merger is intended to be treated as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. It is a condition to HNC's obligations to consummate the Merger that, among other things, HNC will have been advised in writing, as of the effective time of the Merger, by PricewaterhouseCoopers LLP that, subject to customary qualifications, they concur with management's conclusion that no conditions exist that would preclude HNC from accounting for the Merger as a "pooling of interests," and OSI will have been advised in writing, as of the effective time of the Merger, by PricewaterhouseCoopers LLP that, subject to customary qualifications, they concur with management's conclusion that no conditions exist that would preclude OSI from being a party to a business combination for which the pooling of interests method of accounting would be available. See "Approval of the Merger--Accounting Treatment."


GOVERNMENT AND REGULATORY APPROVALS


           Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Merger may not be consummated until certain information has been furnished to the Department of Justice and the Federal Trade Commission (the "FTC") and the specified waiting period requirements of the HSR Act have been satisfied. HNC and OSI each filed their respective notification and report forms under the HSR Act on October 2, 1998. On
October 15, 1998, the waiting period requirements of the HSR Act were satisfied. See "Approval of the Merger--Government and Regulatory Approvals."


APPRAISAL RIGHTS


           When the Merger is effected, stockholders of OSI who comply with the procedures prescribed in Section 262 of the Delaware General Corporation Law (the "DGCL") will be entitled to a judicial determination of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive from OSI payment of such fair value in cash. Shares of OSI Common Stock and OSI Preferred Stock which are outstanding immediately prior to the effective time of the Merger and with respect to which appraisal shall have been properly demanded in accordance with
Section 262 of the DGCL shall not be converted into the right to receive shares of HNC Common Stock in the Merger at or after the effective time of the Merger unless and until the holder of such shares withdraws his, her or its demand for such appraisal or becomes ineligible for such appraisal.



           Holders of HNC Common Stock and holders of OSI Options outstanding at the effective time of the Merger are not entitled to appraisal rights in connection with the Merger. See "Approval of the Merger--Appraisal Rights."


INTERESTS OF CERTAIN PERSONS IN THE MERGER


           In considering the recommendation of the OSI Board with respect to the Merger, stockholders of OSI should be aware that certain members of the management of OSI and the OSI Board have certain interests in the Merger in addition to the interests of the OSI stockholders generally. In connection with the OSI Board's determination that the Merger is fair to the stockholders of OSI, the OSI Board was aware of these potential conflicts and carefully considered conflict of interest issues relating to the matters described below.



           Mr. Anderson and HNC entered into a letter agreement regarding the terms of his continued employment with OSI which provides that, effective as of the closing, (i) Mr. Anderson shall continue to work for OSI as its Chief Executive Officer for at least three years after the effective time of the Merger, (ii) HNC shall pay Mr. Anderson his current 1998 cash compensation (including a cash bonus) for the remainder of the calendar year, and thereafter shall pay Mr. Anderson compensation consistent with that paid by HNC to its comparably situated executives, but in no event will his salary be reduced below the 1998 level during the three-year period described above and (iii) Mr. Anderson agreed that the salary continuation benefits provided for in his current employment agreement with OSI would be available in the event of any triggering event (as defined in that agreement) that occurs through, but not beyond, the third anniversary of the effective time of the Merger.



           Mr. Person and HNC entered into a letter agreement regarding the terms of his continued employment with OSI which provides that, effective as of the Closing, (i) Mr. Person shall continue to work for OSI as its President and Chief Operating Officer for at least three years after the effective time of the Merger, (ii) HNC shall pay Mr. Person his current 1998 cash compensation (including a cash bonus) for the remainder of the calendar year, and thereafter shall pay Mr. Person compensation consistent with that paid by HNC to its comparably situated executives, but in no event will his salary be reduced below the 1998 level during the three-year period described above and (iii) Mr. Person agreed that the salary continuation benefits provided for in his current employment agreement with OSI would be available in the event of any triggering event (as defined in that agreement) that occurs through, but not beyond, the third anniversary of the effective time of the Merger.



           In accordance with the terms of Mr. Willemin's existing agreement with OSI, each outstanding OSI Option held by Mr. Willemin (currently a total of 100,000 OSI Options) will become fully vested and exercisable immediately prior to consummation of the Merger.



           Prior to the effective time of the Merger, OSI expects, in accordance with past practice, to authorize the grant of options to purchase approximately 200,000 shares of OSI Common Stock to certain officers and other employees pursuant to OSI's 1994 Stock Option Plan. OSI does not expect to grant any of such options to any of the executive officers of OSI.



           OSI expects to enter into a consulting agreement with Richard P. Yanak, a director of OSI, with a term commencing as of the effective time of the Merger and extending through 2000. OSI expects to retain Mr. Yanak on a consulting basis to assist OSI in electronic commerce product development, sales and marketing activities and such other services relating to the business of OSI as Mr. Yanak and OSI shall mutually agree upon, on terms to be determined.



           The Merger Agreement provides that, for a period of six years after the effective time of the Merger, HNC shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of OSI and any officers, directors and employees of OSI who are (or were) fiduciaries of OSI employee benefit plans in respect of certain acts or omissions of such persons taken or occurring prior to the effective time of the Merger and in their capacity as an officer, director or fiduciary, and to provide officers' and directors' liability insurance covering OSI's officers and directors for a period of five years after effectiveness of the Merger, subject to a maximum annual insurance premium. See "Approval of the Merger--Interests of Certain Persons in the Merger."



TERMS OF THE MERGER


           Effective Time. The Merger will become effective upon the filing of a Certificate of Merger with the Delaware Secretary of State (the "Effective Time"). The closing of the Merger (the "Closing") will occur as soon as practicable, and in all events by the second business day after the satisfaction or waiver of the conditions to the Merger, or on such other day as HNC and OSI may mutually agree (the "Closing Date"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Closing Date and the Effective Time will occur on or about __________, 1998. See "Terms of the Merger--Effective Time."



           Manner and Basis of Converting OSI Shares. Upon the effectiveness of the Merger, each share of OSI Common Stock and each share of OSI Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than dissenting shares) will be converted into the right to receive HNC Common Stock, and each OSI Option that is outstanding immediately prior to the Effective Time will be assumed by HNC and converted into an HNC Option. The Merger Agreement uses a conversion formula to compute the number of shares of HNC Common Stock into which each share of OSI Common Stock and OSI Preferred Stock will be converted in the Merger and the number of HNC Options into which each OSI Option will be converted in the Merger. The results of this conversion formula depend on the number of shares of OSI Common Stock and of each series of OSI Preferred Stock, and on the number of OSI Options, that are outstanding immediately prior to the Effective Time of the Merger. For a full description of the steps used in this conversion formula, see "Terms of the Merger--Manner and Basis of Converting OSI Shares."


           The Merger Agreement provides that the number of shares of HNC Common Stock that will be (i) issued in the Merger upon the conversion of outstanding shares of OSI Common Stock and OSI Preferred Stock and (ii) subject to all HNC Options that are issued in the Merger upon the conversion of outstanding OSI Options, will not exceed an aggregate total of 2,956,618 shares of HNC Common Stock (the "HNC Merger Shares").

           Illustration of the Merger Conversion Formula. The following illustration of the Merger conversion formula assumes that, immediately prior to the Effective Time there are outstanding 2,236,013 shares of OSI Common Stock, 1,000,000 shares of OSI Series A-1 Preferred Stock, 583,333 shares of OSI Series A-2 Preferred Stock, 1,736,250 shares of OSI Series B Preferred Stock, 1,375,000 shares of OSI Series C Preferred Stock, 1,250,000 shares of OSI Series D Preferred Stock and OSI Options to purchase a total of 1,887,500 shares of OSI Common Stock (and no other OSI securities). The above assumptions are based on the number of shares of OSI Common Stock and OSI Preferred Stock and OSI Options that were outstanding on September 16, 1998, and assumes that after September 16, 1998 and before consummation of the Merger (i) all outstanding warrants to purchase shares of OSI capital stock are exercised in full and (ii) an additional 200,000 OSI Options are granted. Based on those assumptions: (a) each such share of OSI Common Stock, OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock and OSI Series D Preferred Stock would be converted in the Merger into 0.23794, 0.27594, 0.31394, 0.31394, 0.35194 and 0.38993 shares of HNC Common Stock, respectively (subject to the elimination of fractional shares), and each OSI Option to purchase one share of OSI Common Stock would be converted in the Merger into an option to purchase 0.23794 shares of HNC Common Stock (subject to elimination of fractional shares) at an exercise price per share of HNC Common Stock equal to the pre-Merger exercise price per share of OSI Common Stock divided by 0.23794. This would result in the issuance by HNC of a total of 2,507,507 shares of HNC Common Stock (subject to the elimination of fractional shares), or, based on the number of shares of HNC Common Stock outstanding on August 31, 1998, approximately 8.8% of the shares of HNC Common Stock outstanding after the Merger. Any changes to such assumptions will alter the conversion rates at which shares of OSI Common Stock, OSI Preferred Stock and OSI Options will be converted in the Merger. See "Terms of the Merger--Manner and Basis of Converting OSI Shares."



           Procedure for Converting OSI Shares. Upon the Closing Date, each holder of shares of OSI Common Stock and/or OSI Preferred Stock will surrender the certificate(s) for such shares, duly endorsed to HNC for cancellation as of the Effective Time, together (if requested by HNC) with each OSI stockholder's brief agreement to and acknowledgment of the escrow and indemnification requirements of the Merger Agreement. Promptly after the Effective Time and receipt of such certificates and (if requested) such agreement and acknowledgment, HNC or its transfer agent will issue to each tendering holder of such an OSI stock certificate a certificate for the number of shares of HNC Common Stock to which such holder is entitled pursuant to the Merger (less the shares of HNC Common Stock to be placed in escrow under the Merger Agreement and Escrow Agreement, as described below), plus a check for the amount of cash in lieu of any fractional shares. On or about the Closing Date, HNC will deliver the certificates representing the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement. See "Terms of the Merger--Manner and Basis of Converting OSI Shares."



           Assumption and Conversion of OSI Stock Options. Upon the Effective Time, each OSI Option that is outstanding immediately prior to the Effective Time will be assumed by HNC and converted into an HNC Option determined by multiplying the number of shares of OSI Common Stock that are subject to such OSI Option immediately prior to the Effective Time by the Participation Number, at an exercise price per share of HNC Common Stock equal to the exercise price per share of OSI Common Stock that was in effect for such OSI Option immediately prior to the Effective Time divided by the Participation Number. The terms, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (if applicable) or as a nonqualified stock option, and all other terms and conditions of each OSI Option (including without limitation the provisions of the OSI Option Plan that form part of the terms and conditions of such OSI Option) that is converted into an HNC Option in the Merger will (except as otherwise provided in the terms of such OSI Options), to the extent permitted by law and otherwise reasonably practicable, be unchanged and continue in effect after the Effective Time. Pre-Merger employment or other service with OSI will be credited to each holder of an OSI Option for purposes of applying any vesting schedule based on the duration of such holder's employment or other service that is contained in the OSI Option issued to such holder that is converted into an HNC Option in the Merger in order to determine the number of shares of HNC Common Stock that are exercisable under such HNC Option at any point in time. See "Terms of the Merger--Assumption and Conversion of OSI Stock Options."



           Stock Ownership Immediately Following the Merger. Based upon the capitalization of OSI as of the close of business on September 16, 1998 (including the number of shares of OSI Common Stock and OSI Preferred Stock outstanding and the number of shares issuable upon exercise of outstanding OSI Options), and assuming that after September 16, 1998 and before consummation of the Merger (i) all warrants to purchase OSI capital stock that were outstanding on September 16, 1998 are exercised in full and (ii) options to purchase 200,000 shares of OSI Common Stock are granted by OSI, then upon consummation of the Merger (assuming no OSI stockholders exercise appraisal rights), an aggregate of approximately 2,507,507 shares of HNC Common Stock will be issued in the Merger and HNC will assume OSI Options to purchase up to approximately 449,111 additional shares of HNC Common Stock (in each case subject to the elimination of fractional shares). Since OSI's capitalization is subject to charge prior to the Effective Time, these numbers may vary from the figures that actually result from the Merger. See "Terms of the Merger--Stock Ownership Immediately Following the Merger."

           Effects of the Merger. When the Merger is completed, Merger Sub will cease to exist, and all of the business, assets, liabilities and obligations of Merger Sub will be transferred to and assumed by OSI by operation of law, with OSI continuing in existence as the surviving corporation of the Merger (the "Surviving Corporation"). Pursuant to the Merger Agreement, the Certificate of Incorporation of OSI, as amended and restated in the Merger Agreement, will become the Certificate of Incorporation of the Surviving Corporation and the Bylaws of OSI, as amended in the Merger Agreement, will become the Bylaws of the Surviving Corporation. The officers of the Surviving Corporation immediately after the Effective Time will be the individuals who are the officers of Merger Sub immediately prior to the Effective Time. The members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be Douglas K. Anderson and three persons nominated by HNC, who are currently anticipated to be Robert L. North, Raymond V. Thomas and Michael A. Thiemann. There will be no change in the Board of Directors or officers of HNC as a result of the Merger. See "Terms of the Merger--Effects of the Merger."


           Conduct of Business Pending the Merger. Until the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms, OSI has agreed to advise HNC promptly in writing (i) of any event that would render any representation or warranty of OSI contained in the Merger Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in OSI's business, results of operations, or financial condition. OSI has also agreed that it will carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date of the Merger Agreement and will promptly bring to the attention of HNC in writing any material deterioration in its relationship with any key customer, key supplier or key employee. In addition, without the prior written consent of HNC, OSI is not permitted to perform or engage in certain activities. Until the earlier of the Effective Time or the termination of the Merger Agreement, HNC has agreed to advise OSI promptly in writing of any event that would render any representation or warranty of HNC contained in the Merger Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect. See "Terms of the Merger--Conduct of Business Pending the Merger."


           Non-Solicitation. Pursuant to the Merger Agreement, OSI has agreed that it will not, and will not authorize, encourage or permit any officer, director, employee, stockholder, affiliate or agent of OSI or any other person on OSI's or their behalf to, directly or indirectly engage in certain activities relating to, or that could result in, an Alternative Transaction. The Merger Agreement defines the term "Alternative Transaction" as (i) any commitment, agreement or transaction involving or providing for the possible disposition of all or any substantial portion of OSI's business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, tender offer and/or any other form of business combination or (ii) any initial public offering of capital stock or other securities of OSI pursuant to a registration statement filed under the Securities Act. See "Terms of the Merger--Non-Solicitation."


           Conditions to the Merger. In addition to the requirements that the requisite approval of the OSI stockholders be received and that all HSR Act requirements be satisfied, consummation of the Merger is subject to a number of other conditions that, if not satisfied or waived, may cause the Merger not to be completed and the Merger Agreement to be terminated. Consummation of the Merger is conditioned on, among other things, the accuracy of each party's representations and warranties in the Merger Agreement, performance by each party of its covenants in the Merger Agreement, the absence of legal action threatening, delaying, limiting or preventing consummation of the Merger, receipt of all governmental and regulatory consents and approvals and the absence of any material adverse change in the business of the parties. In addition, the obligations of HNC under the Merger Agreement to effect the Merger are subject to the fulfillment or satisfaction of the conditions that HNC shall have been advised in writing, as of the Effective Time, by PricewaterhouseCoopers LLP that, subject to customary qualifications, they concur with management's conclusion that no conditions exist that would preclude HNC from accounting for the Merger as a pooling of interests, and OSI will have been advised in writing, as of the Effective Time, by PricewaterhouseCoopers LLP that, subject to customary qualifications, they concur with management's conclusion that no conditions exist that would preclude OSI from being a party to a business combination for which the pooling of interests method of accounting would be available. The obligations of HNC under the Merger Agreement to effect the Merger are also subject to the fulfillment or satisfaction of certain other conditions, including the conditions that HNC shall have received all third party consents, the number of outstanding shares of OSI Common Stock and OSI Preferred Stock (if any) that are eligible to exercise appraisal rights under the DGCL will not exceed 5% of the shares of OSI Common Stock outstanding on an as-converted basis, HNC shall have received signed affiliate agreements, non-competition agreements and the escrow agreement, HNC shall have received resignations from certain OSI directors, certain OSI employees shall have agreed to remain with OSI after the Effective Time, and certain parties with business relationships with OSI shall have waived certain rights under the agreements governing those relationships. See "Terms of the Merger--Conditions to the Merger."

           Termination, Amendment and Waiver. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of HNC and OSI. Either HNC or OSI, by giving written notice to the other, may terminate the Merger Agreement (i) if a court of competent jurisdiction or other governmental authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) if the Merger shall not have been consummated by March 31, 1999. Either HNC or OSI may terminate the Merger Agreement at any time prior to the Closing if the other has committed (or, in the case of a termination by OSI, Merger Sub has committed) a material breach of (i) any of its representations and warranties under the Merger Agreement; or (ii) any of its covenants under the Merger Agreement and has not cured such material breach within 30 days after the party seeking to terminate the Merger Agreement has given the other party written notice of the material breach and its intention to terminate the Merger Agreement. Termination of the Merger Agreement by a party (the "Terminating Party") in accordance with the Merger Agreement shall not give rise to any obligation or liability on the part of the Terminating Party on account of such termination, except to the extent otherwise expressly provided in the Merger Agreement.

           Any term or provision of the Merger Agreement may be amended, and the observance of any term of the Merger Agreement may be waived only by a writing signed by the party to be bound thereby. The waiver by a party of any breach of the Merger Agreement or default in the performance of the Merger Agreement will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Merger Agreement may be amended by the parties at any time before or after approval of the Merger Agreement by the stockholders of OSI, but, after such approval, no amendment will be made which by applicable law requires the further approval of the stockholders of OSI without obtaining such further approval. See "Terms of the Merger--Termination, Amendment and Waiver."

LIQUIDATED DAMAGES

           Under the Merger Agreement, if HNC refuses to consummate the Merger notwithstanding satisfaction or waiver of all conditions precedent in the Merger Agreement, or if HNC does not consummate the Merger solely due to OSI's failure to satisfy certain conditions relating to waiver of certain rights of its investors, HNC will, if requested to do so by OSI within 30 days after such a termination of the Merger Agreement (i) purchase 625,000 shares of OSI Common Stock at a price of $8.00 per share for cash on certain terms and (ii) lend OSI $5.0 million, or such lesser sum as OSI may specify, on certain terms. Such equity investment and/or loan would constitute OSI's sole and exclusive remedy for any failure of HNC to consummate the Merger for the reasons described above.

INDEMNIFICATION AND ESCROW


           In connection with the Merger, HNC, Douglas K. Anderson, as representative of the OSI stockholders ("Representative") and State Street Bank and Trust Company of California, N.A. or a similar institution, as escrow agent (the "Escrow Agent") will enter into an Escrow Agreement (the "Escrow Agreement"). Pursuant to the Escrow Agreement, upon the Closing of the Merger, HNC will withhold 5% of the shares of HNC Common Stock to be issued to OSI stockholders in the Merger (the "Escrow Shares") and will deliver certificates representing such Escrow Shares to Escrow Agent, together with related stock transfer powers, to be held by the Escrow Agent as security for the OSI stockholders' indemnification obligations under the Merger Agreement and the Escrow Agreement. Pursuant to these indemnification obligations, the OSI stockholders will indemnify and hold harmless HNC and the Surviving Corporation and their respective officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control HNC or the Surviving Corporation ("Indemnified Persons") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs ("Damages") directly or indirectly incurred, resulting or and arising out of:
(i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by OSI in the Merger Agreement or in the related documents and certificates delivered pursuant to the Merger Agreement; (ii) any failure of any information pertaining to OSI and contained in the Registration Statement or this Prospectus/Proxy Statement to be true, correct and complete; or (iii) any OSI expenses incurred with respect to the Merger Agreement, the Merger and the transactions contemplated thereby in excess of $2.2 million ("Excess Transaction Expenses"). Satisfaction of the indemnification obligations of the holders of OSI Common Stock and OSI Preferred Stock will be effected solely by the forfeiture of the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement. However, these limitations do not restrict HNC's rights against (i) any person with respect to any fraudulent conduct or any fraudulent misrepresentations or omission by such person or (ii) any OSI stockholder, with respect to any failure of such OSI stockholder to have good, valid and marketable title to any issued and outstanding shares of OSI Common Stock or OSI Preferred Stock held (or asserted to have been held) by such OSI stockholder, free and clear of all liens, claims and encumbrances, or to have the full right, capacity and authority to vote such person's shares of stock of OSI stock in favor of the Merger and any other transaction contemplated by the Merger Agreement. The Escrow Shares will be held by the Escrow Agent until the first anniversary of the Effective Time. OSI stockholders may be required to submit IRS Form W-9 or W-8 backup withholding statement to the Escrow Agent in order to have their shares of HNC Common Stock released from escrow upon its expiration. See "Terms of the Merger--Indemnification and Escrow."

RELATED AGREEMENTS

           OSI Affiliate Agreement. To help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes, each person determined by OSI to be an affiliate of OSI shall enter into an Affiliate Agreement (the "Affiliate Agreement"), pursuant to which such stockholder shall agree not to dispose of, or take any action that would reduce its risk of ownership or investment in, any securities of HNC (i) during the 30-day period immediately preceding the Effective Time or (ii) until HNC has publicly released a report including the combined financial results of HNC and OSI for a period of at least 30-days of combined operations after the Merger. See "Terms of the Merger--Related Agreements--OSI Affiliate Agreement."


           Voting Agreement. Pursuant to certain Voting Agreements dated September 16, 1998 (the "Voting Agreements"), OSI stockholders that beneficially own an aggregate of 875,000 shares of OSI Common Stock and 4,747,361 shares of OSI Preferred Stock have agreed to vote all their shares of OSI Common Stock or OSI Preferred Stock in favor of the Merger and against (i) any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of OSI under the Merger Agreement or preclude fulfillment of a condition precedent under the Merger Agreement, (ii) any Alternative Transaction or any other action which is intended, or could be reasonably expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any transactions contemplated thereby. Holders of a total of approximately 39.1% and 89.4% of the outstanding shares of OSI Common Stock and OSI Preferred Stock, respectively, have signed Voting Agreements. See "Terms of the Merger--Related Agreements--Voting Agreement."


           Non-Competition Agreement. Douglas K. Anderson, Graham H. Gurney, John L. Person, Clifford I. Waggoner and Richard J. Willemin will enter into Non-Competition Agreements providing that, for a certain period following the Effective Time, they will not directly or indirectly engage in any business that is competitive with or substantially similar to the business engaged in by OSI, or presently proposed to be conducted by OSI. See "Terms of the Merger--Related Agreements--Non-Competition Agreement."

                           MARKET PRICES AND DIVIDENDS

MARKET PRICES

           HNC Common Stock has been traded on the Nasdaq National Market since June 1995 under the symbol "HNCS." The following table sets forth for the periods indicated the high and low sales prices of the HNC Common Stock. Before June 1995, there was no established public trading market for the HNC Common Stock. All prices have been adjusted to give effect to a two-for-one stock split effected in the form of a stock dividend in April 1996.


1996                                                 High              Low
                                                    -------          -------
First Quarter                                       $38 3/4          $18 1/4
Second Quarter                                      $51              $31 1/4
Third Quarter                                       $47 1/2          $20 3/4
Fourth Quarter                                      $45 1/4          $26 1/4



1997                                                 High              Low
                                                    -------          -------
First Quarter                                       $36 3/4          $23 1/4
Second Quarter                                      $42 3/8          $18 1/4
Third Quarter                                       $43 5/8          $33 3/4
Fourth Quarter                                      $43 1/2          $30

1998                                                 High              Low
                                                    -------          -------
First Quarter                                       $43              $30 3/4
Second Quarter                                      $42 3/4          $31 1/2
Third Quarter                                       $47 1/8          $33 7/8
Fourth Quarter (through October 28, 1998)           $40 1/2          $22 1/2


           There is no established public trading market for the OSI Common Stock or the OSI Preferred Stock.


           The following table sets forth the closing sales price per share of HNC Common Stock on the Nasdaq National Market on September 15, 1998, the last trading day before announcement of the proposed Merger, and on ___________, 1998, the latest practicable trading day before the mailing of this Proxy Statement/Prospectus for which information was obtainable, and the assumed equivalent per share prices for OSI Common Stock and OSI Preferred Stock. The "equivalent per share price" for OSI Common Stock, OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock and OSI Series D Preferred Stock as of such dates equals the closing sale price per share of HNC Common Stock on such dates multiplied by 0.23794, 0.27594, 0.31394, 0.31394, 0.35194 and 0.38993, respectively. The foregoing numbers represent the conversion rates of each such class or series of OSI stock, based on OSI's capitalization as of September 16, 1998, and assuming that after September 16, 1998 and prior to consummation of the Merger, (i) all outstanding warrants to purchase shares of OSI stock are exercised in full, and
(ii) OSI grants OSI Options to purchase an additional 200,000 shares of OSI Common Stock. See "Terms of the Merger--Manner and Basis of Converting OSI Shares."


                                 September 15, 1998                    , 1998
                                 ------------------        ------------------
HNC Common Stock ...........          $40.125
OSI Common Equivalent ......          $ 9.547
OSI Series A-1 Equivalent...          $11.072
OSI Series A-2 Equivalent...          $12.597
OSI Series B Equivalent ....          $12.597
OSI Series C Equivalent ....          $14.122
OSI Series D Equivalent ....          $15.646


           OSI stockholders are advised to obtain current market quotations for the HNC Common Stock. No assurance can be given as to the market prices of HNC Common Stock at any time before the Effective Time or as to the market price of HNC Common Stock at any time thereafter. Because the number of shares of HNC Common Stock to be issued in the Merger plus the number of shares of HNC Common Stock subject to HNC Options to be issued in the Merger is fixed, OSI stockholders will not be compensated for decreases in the market price of HNC Common Stock that could occur before the Merger becomes effective. In the event the market price of HNC Common Stock increases or decreases prior to the Effective Time, the value at the Effective Time of the HNC Common Stock to be received in the Merger in exchange for the OSI Common Stock and OSI Preferred Stock would correspondingly increase or decrease. See "Terms of the Merger--Manner and Basis of Converting OSI Shares."



           On August 31, 1998, there were 25,784,351 shares of HNC Common Stock issued and outstanding held by 178 stockholders of record. On September 16, 1998, there were 2,236,013 shares of OSI Common Stock and 5,944,583 shares of OSI Preferred Stock issued and outstanding, held by a total of 40 stockholders of record.


DIVIDENDS

           HNC has never declared or paid any cash dividends on its capital stock. HNC currently anticipates that it will retain all future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. HNC's bank credit agreement prohibits HNC from declaring or paying any cash dividends without the bank's consent.


           OSI has never declared or paid any cash dividends on its capital stock.

                           COMPARATIVE PER SHARE DATA

    COMPARISON OF EARNINGS (LOSS) AND BOOK VALUES PER SHARE OF COMMON STOCK*


           The following table sets forth certain historical per share data of HNC and OSI and selected unaudited pro forma financial information after giving effect to the Merger as a pooling of interests for accounting purposes, and assuming that (i) each outstanding share of OSI Common Stock will be converted in the Merger into the right to receive 0.23794 shares of HNC Common Stock; (ii) each outstanding share of OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock, and OSI Series D Preferred Stock will be converted in the Merger into the right to receive 0.27594, 0.31394, 0.31394, 0.35194 and 0.38993 shares of HNC Common
Stock, respectively; and (iii) each outstanding option to purchase one share of OSI Common Stock will be assumed by HNC in the Merger and converted into an option to purchase 0.23794 shares of HNC Common Stock. The following data should be read in conjunction with the Unaudited Pro Forma Consolidated Combined Financial Information and the separate historical financial statements of HNC and OSI included elsewhere in this Proxy Statement/Prospectus. The pro forma and pro forma equivalent earnings per share information does not reflect transaction costs of approximately $4.5 million expected to be incurred to complete the Merger. The amount of this charge is expected to be $0.18 per share. The unaudited pro forma combined per share data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the earliest period presented and should not be construed as representative of the future operations or financial position of HNC.



                                                  PER HNC             PER OSI                  PRO FORMA EARNINGS
                                                   SHARE               SHARE                 GIVING EFFECT TO MERGER
                                              ---------------     ---------------        -------------------------------
                                                                                          PER HNC              PER HNC
                                              EARNINGS (LOSS)      EARNINGS (LOSS)         SHARE                SHARE*
                                              ---------------     ---------------        ----------           ----------
September 30, 1998 (nine months)
   Series A-1 Preferred Stock..............                                                                   $ (0.09)
   Series A-2 Preferred Stock..............                                                                   $ (0.10)
   Series B Preferred Stock................                                                                   $ (0.10)
   Series C Preferred Stock................                                                                   $ (0.11)
   Series D Preferred Stock................                                                                   $ (0.12)
   Common Stock............................     $    (0.18)        $  (1.80)              $ (0.31)            $ (0.07)

December 31, 1997
   Series A-1 Preferred Stock..............                                                                   $  0.14
   Series A-2 Preferred Stock..............                                                                   $  0.16
   Series B Preferred Stock................                                                                   $  0.16
   Series C Preferred Stock................                                                                   $  0.18
   Series D Preferred Stock................                                                                   $  0.20
   Common Stock............................     $     0.68         $  (1.42)              $  0.52             $  0.12

December 31, 1996
   Series A-1 Preferred Stock..............                                                                   $  0.09
   Series A-2 Preferred Stock..............                                                                   $  0.10
   Series B Preferred Stock................                                                                   $  0.10
   Series C Preferred Stock................                                                                   $  0.11
   Series D Preferred Stock................                                                                   $  0.12
   Common Stock............................     $     0.47         $  (1.73)              $  0.31             $  0.07

December 31, 1995
   Series A-1 Preferred Stock..............                                                                   $  0.05
   Series A-2 Preferred Stock..............                                                                   $  0.06
   Series B Preferred Stock................                                                                   $  0.06
   Series C Preferred Stock................                                                                   $  0.06
   Series D Preferred Stock................                                                                   $  0.07
   Common Stock............................     $     0.28         $  (0.98)              $  0.18             $  0.04





                                                  PER HNC             PER OSI               PRO FORMA BOOK VALUES
                                                   SHARE               SHARE               GIVING EFFECT TO MERGER
                                               ------------        ------------        -------------------------------
                                                                                        PER HNC              PER HNC
                                                                                         SHARE                SHARE*
                                                                                       ----------           ----------
Book Values at

September 30, 1998
   Series A-1 Preferred Stock..............                                                                   $  1.33
   Series A-2 Preferred Stock..............                                                                   $  1.51
   Series B Preferred Stock................                                                                   $  1.51
   Series C Preferred Stock................                                                                   $  1.70
   Series D Preferred Stock................                                                                   $  1.88
   Common Stock............................     $     5.23         $  (4.55)             $  4.82              $  1.15

December 31, 1997
   Series A-1 Preferred Stock..............                                                                   $  0.98
   Series A-2 Preferred Stock..............                                                                   $  1.11
   Series B Preferred Stock................                                                                   $  1.11
   Series C Preferred Stock................                                                                   $  1.25
   Series D Preferred Stock................                                                                   $  1.38
   Common Stock............................     $     4.23         $  (3.61)             $  3.55              $  0.84






* Assumes that (i) each outstanding share of OSI Common Stock, OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock, and OSI Series D Preferred Stock will be converted into the right to receive 0.23794, 0.27594, 0.31394, 0.31394, 0.35194 and 0.38993 shares of HNC
           Common Stock, respectively; and (ii) each outstanding option to purchase one share of OSI Common Stock will be assumed by HNC and converted into an option to purchase 0.23794 shares of HNC Common Stock.

                                  RISK FACTORS


           The following factors should be considered carefully in evaluating the matters to be voted on at the Special Meeting and the acquisition of the HNC securities offered hereby. This Proxy Statement/Prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements contained herein reflect the good faith judgment of the management of HNC and OSI based on factors currently known and involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Proxy Statement/Prospectus. See "Forward-Looking Statements."


RISKS RELATING TO THE MERGER

           GENERAL RISKS ASSOCIATED WITH INTEGRATION OF OPERATIONS. HNC and OSI have entered into the Merger Agreement with the expectation that the proposed Merger will result in long-term strategic benefits. Realization of these anticipated benefits will depend in part on whether the operations of the companies can be integrated in an efficient and effective manner. There can be no assurance that this will occur. The successful integration of HNC and OSI will require, among other things, integration of the companies' respective product offerings, the coordination of their respective management, sales and marketing and research and development efforts and the cooperation and coordination of HNC's and OSI's business managers. It is possible that this integration will not be accomplished smoothly or successfully, and that efforts to achieve integration may require more time, expense and management attention than anticipated. The diversion of management's attention from day-to-day operations and any difficulties encountered in the transition process related to integrating the two companies could have a material adverse effect on HNC's business, financial condition and results of operations. Disruption of HNC's or OSI's business might result from employee uncertainty or lack of focus, as well as from customer or supplier confusion, following announcement of the Merger. The process of combining the operations of the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of their businesses, which could have a material adverse effect on their combined operations. In addition, during the pre-Merger and integration phase, competitors may try to recruit key employees of HNC or OSI and to gain a competitive advantage with the prospective and existing customers of HNC or OSI. There can be no assurance that the focus on product integration and extension efforts will not have an adverse effect on the development, introduction or delivery of new or enhanced HNC or OSI products. Further, the addition of OSI's employee base to HNC's workforce will substantially increase HNC's operating expenses that are fixed in the near term, making HNC more vulnerable to operating losses if quarterly revenues fall below budgeted levels due to loss or delay of such revenues.

           DEPENDENCE ON OSI MANAGEMENT. If members of OSI's current management team were to terminate their employment with OSI, HNC's ability to manage OSI's business and workforce would be harmed and OSI's operations could be disrupted. Although Douglas K. Anderson, the Chief Executive Officer of OSI, and John L. Person, the President of OSI, will be subject to employment agreements with OSI after the Merger, there can be no assurance that these agreements will result in the retention of Mr. Anderson and Mr. Person for any significant period of time. A loss of Mr. Anderson or Mr. Person or any other member of OSI's management could defer or prevent HNC from realizing the benefits that it anticipates from the Merger and likely would have a material adverse effect on HNC's business, financial condition and results of operations.

           FINANCIAL IMPACT OF FAILURE TO ACHIEVE SYNERGIES; NON-RECURRING CHARGE. If the integration of the operations of the two companies is not successful, if HNC does not achieve business synergies as quickly or in as great an amount as may be expected by financial analysts, or if the accretive/dilutive effect of the Merger is not in line with the expectations of financial analysts, the market price of HNC Common Stock will be significantly and adversely affected. Any shortfall in anticipated operating results could have an immediate and significant adverse effect on the market price of HNC Common Stock. In particular, HNC and OSI will incur substantial Merger-related expenses, currently estimated to be approximately $4.5 million, which will result in a non-recurring charge to operations primarily in the fourth quarter of 1998, the quarter in which the Merger is expected to be completed. HNC expects that the Merger will begin to be accretive beginning in the second half of 1999. However, this forward-looking statement is subject to risks and uncertainties and actual results may vary materially due to unforeseen changes, inaccurate or incomplete assumptions regarding the current business or future prospects of either or both of OSI or HNC, or other reasons, including without limitation those described in this "Risk Factors" section or elsewhere in this Proxy Statement/Prospectus. Actual costs may substantially exceed current estimates, unanticipated expenses associated with the integration of the two companies may arise or HNC may incur additional material charges in subsequent quarters to reflect additional costs associated with the integration of the two companies. Any failure of the Merger to meet expectations as to potential business synergies or to be accretive in any quarter could have an immediate and significant adverse effect on the market price of HNC Common Stock following the Merger.

           INCREASED INTEGRATION DIFFICULTIES ASSOCIATED WITH RECENT ACQUISITIONS. The challenges of integrating the organizations and operations of HNC and OSI will be compounded by ongoing efforts associated with the integration of several recent acquisitions by HNC. Between August 1996 and August 1998, HNC acquired five businesses and purchased one product line. In August 1996, HNC acquired Risk Data Corporation ("Risk Data"), a company that develops, markets and supports proprietary software decision products for use in the insurance industry. In November 1996, HNC acquired Retek Distribution Corporation, now named Retek Information Systems, Inc. ("Retek"), a company that develops, markets and supports management decision software products for retailers and their vendors. In November 1997, HNC acquired CompReview, Inc. ("CompReview"), a company that develops, markets and supports a software product and related services designed to assist in the management and containment of the medical costs of workers' compensation and automobile accident medical claims. In March 1998, HNC acquired Practical Control Systems Technologies, Inc. ("PCS"), a company that develops, markets and supports fully integrated distribution center management software products that address the distribution needs of the retail, manufacturing and wholesale industries. In April 1998, HNC acquired FTI, a company that develops and markets profitability measurement and decision support software products and related support services to banks and other similar financial institutions. In June 1998, HNC acquired the Advanced Telecommunications Abuse Control System ("ATACS") product line of Bedford Associates, Inc., which is a wholly owned subsidiary of British Airways plc. ATACS is a fraud management software solution for wireline, wireless and Internet telecommunication service providers. The integration of multiple organizations will require a substantial amount of HNC's management resources and attention. See "--Risks Relating to HNC--Recent and Future Acquisitions."


           INTEGRATION OF GEOGRAPHICALLY DISPERSED ORGANIZATIONS. The difficulties of integrating the organizations of HNC and OSI will be compounded by the fact that HNC is headquartered in California and OSI is headquartered in Connecticut. It is intended that OSI will maintain its presence in Connecticut following the Merger, which may complicate coordination and communication among management, development, marketing and service teams and may require additional management resources and attention.


           RISKS ASSOCIATED WITH RIGHT TO RECEIVE FIXED NUMBER OF SHARES. Under the terms of the Merger Agreement the outstanding shares of OSI Common Stock and OSI Preferred Stock and outstanding OSI Options will be converted in the Merger into the right to receive a fixed number of shares of (and options to purchase) HNC Common Stock. The Merger Agreement does not provide for adjustment of such number based on fluctuations in the price of HNC Common Stock. The price of HNC Common Stock may vary significantly between the date hereof and the date on which the OSI stockholders vote with respect to the Merger Agreement due to, among other factors, market perception of the synergies expected to be achieved by the Merger, changes in the business, operations, results of operations or prospects of HNC or OSI, market assessments of the likelihood that the Merger will be completed, the timing of completion of the Merger and general market and economic conditions. To the extent that the market price for HNC Common Stock increases or decreases before the Effective Time, the market value at the Effective Time of HNC Common Stock to be received by OSI stockholders in the Merger would correspondingly increase or decrease. For example, during the period from October 1, 1998 to December ___, 1998, the latest practicable date before the mailing of this Proxy Statement/Prospectus, the sale price of HNC Common Stock ranged from a high of $_______ per share to a low of $_______ per share. Assuming that an aggregate of 2,507,507 shares of HNC Common Stock are issued in the Merger to the OSI stockholders, the total value of the shares of HNC Common Stock issued in the Merger to the OSI stockholders during that same period would have ranged from $____________ to $___________. OSI stockholders will not be compensated for decreases in the market price of HNC Common Stock that could occur before the Effective Time. HNC Common Stock historically has been subject to substantial price volatility. No assurance can be given as to the market price of HNC Common Stock. The market prices of HNC Common Stock as of a recent date are set forth herein under "Summary--Market Prices and Dividends." Stockholders voting on the Merger Agreement and the Merger are urged to obtain recent market quotations for HNC Common Stock. The current market quotations for HNC Common Stock may be obtained on the Internet at http://www.nasdaq.com. See "--Risks Relating to HNC--Volatility of HNC Common Stock Price."



           REDUCTION OF OWNERSHIP INTEREST OF CURRENT STOCKHOLDERS. Following the Merger, and based on the number of shares of OSI Common Stock, OSI Preferred Stock and OSI Options outstanding as of September 16, 1998, and assuming that, after September 16, 1998 and prior to consummation of the Merger, all warrants to purchase OSI stock that were outstanding on September 16, 1998 are exercised in full, that OSI grants OSI Options to purchase an additional 200,000 shares of OSI Common Stock and HNC does not issue any additional shares or options, the stockholders of HNC and OSI would own approximately ____% and ___%, respectively, of the shares of HNC Common Stock outstanding and ___% and ___%, respectively, of the shares of HNC Common Stock on a fully diluted basis immediately following the Merger. This represents substantial reduction of the ownership interest of the current stockholders of HNC and OSI, in each case compared to their ownership interests in their respective companies before the Effective Time. The issuance of additional shares of HNC Common Stock pursuant to the OSI Options being assumed by HNC in the Merger, the future grant of additional HNC stock options pursuant to the existing employee stock option plans of HNC, the conversion of any of HNC's 4.75% Convertible Subordinated Notes due 2003 and any issuance of additional shares to the former shareholders of PCS or FTI, subject to achievement of certain financial objectives by PCS and FTI, respectively, set forth in their acquisition agreements with HNC, will result in further dilution to the current stockholders of HNC and OSI.


           SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of HNC Common Stock (including shares issued upon the exercise of outstanding options) in the public market could adversely affect the market price of HNC Common Stock prevailing from time to time and could impair the ability of HNC to raise capital through the sale of equity or debt securities. Assuming that, at the Effective Time, HNC will issue to the stockholders of OSI an aggregate of approximately 2,507,507 shares of HNC Common Stock, immediately upon completion of the Merger, approximately _______ of such shares will be freely tradable, and the remainder can be publicly sold following publication of financial results covering 30 days of combined operations of HNC and OSI after the Merger, subject to volume and other limitations imposed upon affiliates of OSI under Rule 145 promulgated under the Securities Act. In addition, assuming that options to purchase 1,887,500 shares of OSI Common Stock are outstanding immediately prior to consummation of the Merger, approximately 449,111 additional shares of HNC Common Stock will be reserved for issuance upon exercise of OSI Options to be converted into HNC Options in the Merger. Substantially all of the approximately _________ shares of HNC Common Stock outstanding immediately before the Merger will either be freely tradable, or tradable within the volume and manner of sale restrictions imposed under Rule 144 or Rule 145 promulgated under the Securities Act. Any substantial sales of HNC securities in the public market could have a material adverse effect on the market price of such securities.



           POOLING OF INTERESTS. To qualify the Merger as a pooling of interests for accounting purposes, HNC, OSI and their respective affiliates must meet the criteria for pooling of interests accounting established in opinions published by the Accounting Principles Board and interpreted by the Financial Accounting Standards Board and the Commission. These opinions are complex and the interpretation of them is subject to change. Consummation of the Merger is conditioned, among other things, upon (i) the receipt by OSI of a letter from its independent accountants that, subject to customary qualifications, they concur with management's conclusion that no conditions exist that would preclude OSI from being a party to a business combination for which the pooling of interests method of accounting would be available and (ii) receipt by HNC of a letter from its independent accountants that, subject to customary qualifications, they concur with management's conclusion that no conditions exist that would preclude HNC from accounting for the Merger as a pooling of interests. However, the availability of pooling of interests accounting treatment for the Merger depends, in part, upon circumstances and events occurring after the Effective Time. For example, affiliates of HNC and OSI must not sell, or otherwise reduce their risk with respect to, any shares of stock, except for a de minimus number as defined by certain Commission rules and regulations, of either HNC or OSI capital stock during the period beginning 30 days before the Effective Time and continuing until the day that HNC publicly announces financial results covering at least 30 days of combined operations of HNC and OSI after the Merger. If the Merger is completed and the Effective Time occurs during December 1998, HNC expects that such combined financial results would be published in April 1999. If affiliates of HNC or OSI sell their shares of HNC Common Stock prior to that time despite a contractual obligation not to do so, the Merger may not qualify for accounting as a pooling of interests for financial reporting purposes. The failure of the Merger to qualify for pooling of interests accounting treatment for financial reporting purposes for any reason would materially and adversely affect HNC's reported earnings and, potentially, the price of the HNC Common Stock. See "Approval of the Merger--Accounting Treatment."


RISKS RELATING TO HNC


           After consummation of the Merger, the holders of OSI Common Stock and OSI Preferred Stock who receive HNC Common Stock under the terms of the Merger Agreement will become subject to all of the following risk factors as stockholders of HNC.



           POTENTIAL FLUCTUATIONS IN OPERATING RESULTS. HNC's revenues and operating results have varied significantly in the past and may do so in the future. Factors affecting HNC's revenues and operating results include: market acceptance of HNC's products; the relatively large size and small number of customer orders that may be received during a given period; customer cancellation of long-term contracts yielding recurring revenues or customers' ceasing their use of HNC's products for which HNC's fees are usage based; the length of the sales cycle of HNC products; HNC's ability to develop, introduce and market new products and product enhancements; the timing of new product announcements and introductions by HNC and its competitors; changes in the mix of HNC's distribution channels; changes in the level of HNC's operating expenses; HNC's ability to achieve progress on percentage-of-completion contracts; HNC's success in completing certain pilot installations for contracted fees; competitive conditions in the industry; domestic and international economic conditions; and market conditions in HNC's targeted markets. In addition, license agreements entered into during a quarter may not meet HNC's revenue recognition criteria. Therefore, even if HNC meets or exceeds its forecast of aggregate licensing and other contracting activity, it is possible that HNC's revenues would not meet expectations. Furthermore, HNC's operating results may be affected by factors unique to certain of its product lines. For example, HNC derives a substantial and increasing portion of its revenues from its retail products, which are generally priced as

"perpetual" license transactions in which HNC receives a one-time license fee. HNC recognizes these fees as revenue upon delivery of the software and acceptance by the customer. Thus, failure to complete a perpetual license transaction during a fiscal quarter would preclude HNC from recognizing revenue from that transaction in that quarter, and thus would have a disproportionate adverse impact on HNC's operating results for that quarter.



           HNC expects fluctuations in its operating results to continue for the foreseeable future. Consequently, HNC believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance. Because HNC's expense levels are based in part on its expectations regarding future revenues and in the short term are fixed to a large extent, HNC may be unable to adjust its spending in time to compensate for any unexpected revenue shortfall. Accordingly, HNC may not be able to maintain profitability on a quarterly or annual basis in the future. Due to the foregoing factors, it is possible that in some future quarter HNC's operating results will be below the expectations of public market analysts and investors. In that event, the price of HNC Common Stock and, in turn, the price of HNC's 4.75% Convertible Subordinated Notes due 2003, would likely be materially adversely affected. See "HNC Management's Discussion and Analysis of Financial Condition and Results of Operations."


           LENGTHY AND UNPREDICTABLE SALES CYCLE. Due in part to the mission-critical nature of certain of HNC's applications, potential customers perceive high risk in connection with adoption of HNC's products. As a result, customers have been cautious in making decisions to acquire HNC's products. In addition, because the purchase of HNC's products typically involves a significant commitment of capital and may involve shifts by the customer to a new software and/or hardware platform, delays in completing sales can arise while customers complete their internal procedures to approve large capital expenditures and test and accept new technologies that affect key operations. For these and other reasons, the sales cycle associated with the purchase of HNC's products is typically lengthy, unpredictable and subject to a number of significant risks over which HNC has little or no control, including customers' budgetary constraints and internal acceptance reviews. The sales cycle associated with the licensing of HNC's products can typically range from 60 days to 18 months. As a result of the length of the sales cycle and the typical size of customers' orders, HNC's ability to forecast the timing and amount of specific sales is limited. A lost or delayed sale could have a material adverse effect on HNC's business, financial condition and results of operations. See "HNC Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of HNC--Sales and Marketing."


           RECENT AND FUTURE ACQUISITIONS. Between August 1996 and August 1998, HNC acquired five businesses and purchased one product line. HNC acquired Risk Data and Retek in 1996, CompReview in 1997 and PCS and FTI in 1998. Also in 1998, HNC purchased the ATACS product line. HNC believes that its future growth depends, in part, upon the success of these and possible future acquisitions. There can be no assurance that HNC will successfully identify, acquire on favorable terms or integrate such businesses, products, services or technologies. HNC may in the future face increased competition for acquisition opportunities, which may inhibit HNC's ability to consummate suitable acquisitions and increase the costs of completing such acquisitions. The acquisitions of Risk Data, Retek, CompReview, PCS and FTI, and the ATACS product line, as well as other potential future acquisitions, will require HNC to successfully manage and integrate such acquired businesses, which may be located in diverse geographic locations. Acquiring other businesses also requires HNC to successfully develop and market products to new industries and markets with which HNC may not be familiar. It also requires HNC to coordinate (and possibly change) the diverse operating structures, policies and practices of the acquired companies and to integrate the employees of the acquired companies into HNC's organization and culture. Failure of HNC to successfully integrate and manage acquired businesses, to retain their employees, and to successfully address new industries and markets associated with such acquired businesses, would have a material adverse effect on HNC's business, financial condition and results of operations. The acquisitions of Risk Data, Retek and CompReview have been accounted for as poolings of interests. The acquisitions of PCS and FTI have been accounted for as purchases. The acquisition of PCS resulted in an accounting charge of approximately $4.0 million in the quarter ended March 31, 1998. The acquisitions of FTI and ATACS resulted in an accounting charge of approximately $19.5 million in the quarter ended June 30, 1998. Any other future acquisitions that may be accounted for as purchases may result in charges that adversely affect HNC's earnings. Additional acquisitions may also involve the issuance of shares of HNC's stock to owners of acquired businesses, resulting in dilution in the percentage of HNC's stock owned by other stockholders. See "Business of HNC--HNC's Strategy."


           RISKS ASSOCIATED WITH MANAGING GROWTH. In recent years, HNC has experienced changes in its operations that have placed significant demands on HNC's administrative, operational and financial resources. The growth in HNC's customer base and expansion of its product functionality, together with its acquisition of other businesses and their employees and expansion of its product line into new markets, have challenged and are expected to continue to challenge HNC's management and operations, including its sales, marketing, customer support, research and development and finance and administrative operations. HNC's future performance will depend in part on its ability to successfully manage change, both in its domestic and international operations, and to adapt its operational and financial control systems, if necessary, to respond to changes in its business and to facilitate the integration of acquired businesses with HNC's operations. The failure of HNC's management to effectively respond to and manage growth could have a material adverse effect on HNC's business, financial condition and results of operations.


           DEPENDENCE ON EMERGING TECHNOLOGIES AND MARKETS. The market for predictive software solutions is still emerging. The rate at which businesses have adopted HNC's products has varied significantly by market and by product within each market, and HNC expects to continue to experience such variations with respect to its target markets and products in the future. HNC has introduced products for the healthcare/insurance, financial services and retail markets. HNC has recently announced several new products, including PMAdvisor, VeriComp, SelectCast, SelectResponse, SelectResource and SelectProfile. To date, none of these products has achieved any significant degree of market acceptance, and there can be no assurance that such products will ever be widely accepted. Although businesses in HNC's target markets have recognized the advantages of using predictive software solutions to automate the decision-making process, many have developed decision automation systems internally rather than licensing them from outside vendors. There can be no assurance that the markets for HNC's products will continue to develop or that HNC's products will be widely accepted, if at all. If the markets for HNC's new or existing products fail to develop, or develop more slowly than anticipated, HNC's sales would be negatively impacted, which would have a material adverse effect on HNC's business, financial condition and results of operations. See "Business of HNC--Emerging Market Opportunities."



           RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE AND DELAYS IN DEVELOPING NEW PRODUCTS. The market for HNC's predictive software solutions is characterized by rapidly changing technology and improvements in computer hardware, network operating systems, programming tools, programming languages, operating systems and database technology. HNC's success will depend upon its ability to continue to develop and maintain competitive technologies, enhance its current products and develop, in a timely and cost-effective manner, new products that meet changing market conditions, including evolving customer needs, new competitive product offerings, emerging industry standards and changing technology. For example, the rapid growth of the Internet environment creates new opportunities, risks and uncertainties for businesses, such as HNC, which develop software solutions that now may have to be designed to operate in Internet, intranet and other on-line environments. HNC may not be able to develop and market, on a timely basis, or at all, product enhancements or new products that respond to changing technologies. HNC has previously experienced significant delays in the development and introduction of new products and product enhancements, primarily due to difficulties with model development, which has in the past required multiple iterations, as well as difficulties with acquiring data and adapting to particular operating environments. The length of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. Any significant delay in the completion of new products, or the failure of such products, if and when installed, to achieve any significant degree of market acceptance, would have a material adverse effect on HNC's business, financial condition and results of operations. Any failure by HNC to anticipate or to respond adequately to changing technologies, or any significant delays in product development or introduction, could cause customers to delay or decide against purchases of HNC's products and would have a material adverse effect on HNC's business, financial condition and results of operations.



           PRODUCT CONCENTRATION. HNC currently has one product or product line in each of its three target markets that accounts for a majority of HNC's total revenues from that market. These products in the aggregate accounted for 60.0%, 59.1%, 57.9% and 51.1% of HNC's total revenues in 1995, 1996, 1997 and the first nine months of 1998, respectively. In the healthcare/insurance market, HNC's revenues from its CRLink product accounted for 29.8%, 24.6%, 23.0% and 21.9% of HNC's total revenues in 1995, 1996, 1997 and the first nine months of 1998, respectively, and are expected to account for a substantial portion of HNC's total revenues for the foreseeable future. Continued market acceptance of CRLink will be affected by future product enhancements and competition. Decline in demand for, or use of, CRLink, whether as a result of competition, simplification of state workers' compensation fee schedules, changes in the overall payment system or regulatory structure for workers' compensation claims, technological change, an inability to obtain or use state fee schedule or claims data, saturation of market demand, industry consolidation or otherwise, could result in decreased revenues from CRLink, which could have a material adverse effect on HNC's business, financial condition and results of operations. Further, revenues from the Retek Merchandising System ("RMS"), a retail management product, accounted for 2.2%, 13.6%, 18.9% and 14.4% of HNC's total revenues in 1995, 1996, 1997 and the first nine months of 1998, respectively, and are expected to continue to account for a substantial portion of HNC's revenues in the foreseeable future. Continued market acceptance of RMS will be affected by the quality and timely introduction of future product enhancements and competition. Decline in demand for, or use of, RMS as a result of continued entry into the retail inventory management market by vendors that may have significantly greater resources and a broader customer base than HNC could result in decreased revenues from RMS, which could have a material adverse effect on HNC's business, financial condition and results of operations. In addition, decline in demand for RMS, as a result of technological change, saturation of market demand, industry consolidation or otherwise could have a material adverse effect on HNC's business, financial condition and results of operations. Revenues from HNC's Falcon product line for credit card fraud detection accounted for 28.0%, 20.9%, 16.0% and 14.8% of HNC's total revenues in 1995, 1996, 1997 and the first nine months of 1998, respectively, and are expected to continue to account for a substantial portion of HNC's total revenues in the foreseeable future. Continued market acceptance of the Falcon product line will be affected by the quality and timely introduction of future product enhancements and competition. In addition, it is possible that patterns of credit card fraud may change in a manner that the Falcon product line would not detect and that other methods of credit card fraud prevention may reduce customers' needs for the Falcon product line. As a result of increasing saturation of market demand for the Falcon product line, HNC may also need to rely increasingly on international sales to maintain or increase Falcon revenue levels. Furthermore, Falcon customers are banks and related financial institutions. Accordingly, HNC's future success depends upon the capital expenditure budgets of such customers and the continued demand by such customers for Falcon products. The financial services industry tends to be cyclical in nature, which may result in variations in demand for HNC's products. In addition, there has been and continues to be consolidation in the financial services industry, which in some cases has led to lost or delayed sales and reduced HNC's financial solutions customer base, which may lead to reduced demand for HNC's products. Industry consolidation also could affect HNC's base of recurring revenues on transaction based contracts as customers combine their operations under one contract with HNC that, in some cases, could result in lower payments or fees than those previously paid by such customers. Decline in demand for, or use of, Falcon, whether as a result of competition, technological change, change in fraud patterns, the cyclical nature of the financial service industry, saturation of market demand, fluctuations in interest rates, industry consolidation, reduction in capital spending or otherwise, could have a material adverse effect on HNC's business, financial condition and results of operations. See "Business of HNC--Markets and Products."


           DEPENDENCE ON DATA. The development, installation and support of HNC's credit card fraud control and profitability management, loan underwriting and certain healthcare/insurance products require periodic statistical model updates. HNC must develop or obtain a reliable source of sufficient amounts of current and statistically relevant data to analyze transactions and update its models. For example, in the electronic payments market, the data required by HNC are collected privately and maintained in proprietary databases. As a result, HNC and its Falcon and ProfitMax customers enter into agreements pursuant to which customers agree to provide the data HNC requires to analyze transactions, report results and build new fraud detection and profitability models. Many of HNC's healthcare/insurance products use historical workers' compensation claims data obtained from customers. CRLink also uses data from state workers' compensation fee schedules adopted by state regulatory agencies, and certain third parties have asserted copyright interests in such data. In most cases, such data must be periodically updated and refreshed to enable HNC's predictive software products to continue to work effectively. In addition, the development of new and enhanced products also depends to a significant extent on the availability of sufficient amounts of statistically relevant data to enable HNC to develop models. There can be no assurance that HNC will be able to continue to obtain adequate amounts of statistically relevant data on a timely basis, in the required formats or on reasonable terms and conditions, whether from customers or commercial suppliers. Any such failure by HNC to obtain required data when it is needed, for a reasonable price and on reasonable terms, could have a significant negative impact on existing product performance, new product development and product pricing which could in turn have a material adverse effect on HNC's business, financial condition and results of operations. See "Business of HNC--Customer Service and Support."


           COMPETITION. The market for predictive software solutions is intensely competitive and subject to rapid change. Competitors, many of which have substantially greater financial resources than HNC, vary in size and in the scope of the products and services they offer. HNC encounters competition from a number of sources, including (i) other application software companies, including enterprise software vendors, (ii) management information systems departments of customers and potential customers, including financial institutions, insurance companies and retailers, (iii) third-party professional services organizations, including consulting divisions of public accounting firms, (iv) hardware suppliers that bundle or develop complementary software, (v) network and service providers that seek to enhance their value-added services, (vi) neural-network tool suppliers and (vii) managed care organizations. In the healthcare/insurance market, HNC has experienced competition primarily from National Council on Compensation Insurance ("NCCI"), Corporate Systems and CSC Incorporated. In the workers' compensation and medical cost administration market, HNC has experienced competition from MediCode, Inc. ("MediCode"), Medata, Inc. and Embassy Software with regard to software licensing, and Intracorp and Corvel Corporation in the service bureau operations market. Additionally, HNC has faced competition from Automatic Data Processing, Inc. ("ADP") in the automobile accident medical claims market. In the financial solutions market, HNC has experienced competition from Fair, Isaac & Co., Inc.,

Cogensys (a subsidiary of Policy Management Systems Corporation), Federal National Mortgage Association ("Fannie Mae"), Federal Home Loan Mortgage Corporation ("Freddie Mac"), International Business Machines Corporation ("IBM"), Nestor, Inc., NeuralTech Inc., Neuralware Inc., PMI Mortgage Services Co., VISA International and others. In the retail solutions market, HNC has experienced competition from JDA Software Group, Inc., SAP AG, PeopleSoft, Inc., IBM, Manugistics Group, Inc. and others. HNC expects to experience additional competition from other established and emerging companies, as well as from other technologies. For example, HNC's Falcon product competes against other methods of preventing credit card fraud, such as card activation programs, credit cards that contain the cardholder's photograph, smart cards and other card authorization techniques. Increased competition, whether from other products or new technologies, could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect HNC's business, financial condition and results of operations.


           HNC believes that most of its products are currently priced at a premium when compared to its competitors' products. The market for HNC's products is highly competitive, and HNC expects that it will face increasing pricing pressures from its current competitors and new market entrants. In particular, increased competition could reduce or eliminate such premiums and cause further price reductions. In addition, such competition could adversely affect HNC's ability to obtain new long-term contracts and renewals of existing long-term contracts on terms favorable to HNC. Any reduction in the price of HNC's products could materially adversely affect HNC's business, financial condition and results of operations.

           Some of HNC's current competitors, and many of HNC's potential competitors, have significantly greater financial, technical, marketing and other resources than HNC and broader integrated product lines. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than HNC and may possess marketing advantages due to their ability to market integrated suites of related products that are vital to the customer's computing infrastructure. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of HNC's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly gain significant market share. Also, HNC relies upon its customers to provide data, expertise and other support for the ongoing updating of HNC's models. HNC's customers, most of which have significantly greater financial and marketing resources than HNC, may compete with HNC in the future or otherwise discontinue their relationships with or support of HNC. There can be no assurance that HNC will be able to compete successfully against current and future competitors or that competitive pressures faced by HNC will not materially adversely affect its business, financial condition and results of operations. See "Business of HNC--Competition."

           RISKS ASSOCIATED WITH RECRUITING AND RETAINING QUALIFIED PERSONNEL. HNC's success depends to a significant degree upon the continued service of members of HNC's senior management and other key research, development, sales and marketing personnel. Accordingly, the loss of any of HNC's senior management or key research, development, sales or marketing personnel could have a material adverse effect on HNC's business, financial condition and results of operations. Only a small number of employees have employment agreements with HNC, and there can be no assurance that such agreements will result in the retention of these employees for any significant period of time. In addition, the untimely loss of a member of the management team or a key employee of a business acquired by HNC could have a material adverse effect on HNC's business, financial condition and results of operations, particularly if such loss occurred before HNC has had adequate time to familiarize itself with the operating details of that business and provide a suitably experienced replacement for such employee. In the past, HNC has experienced difficulty in recruiting a sufficient number of qualified sales and technical employees. In addition, competitors may attempt to recruit HNC's key employees. There can be no assurance that HNC will be successful in attracting, assimilating and retaining such personnel. The failure to attract, assimilate and retain key personnel could have a material adverse effect on HNC's business, financial condition and results of operations. See "Business of HNC--Employees" and "Management of HNC."


           RISKS ASSOCIATED WITH INTERNATIONAL SALES. In 1995, 1996, 1997 and the first nine months of 1998, international operations and export sales (including sales in Canada) represented 12.6%, 17.7%, 16.8% and 24.8% of HNC's total revenues, respectively. HNC intends to continue to expand its operations outside the United States and to enter additional international markets, which will require significant management attention and financial resources. For certain more mature products, such as Falcon, HNC may need to increase international sales in order to continue to expand the product's customer base. HNC has committed and continues to commit significant time and development resources to customizing certain of its products for selected international markets and to developing international sales and support channels. There can be no assurance that HNC's efforts to develop products, databases and models for targeted international markets or to develop additional international sales and support channels will be successful. The failure of such efforts, which can entail considerable expense, could have a material adverse effect on HNC's business, financial condition and results of operations.


           International sales are subject to additional inherent risks, including longer payment cycles, unexpected changes in regulatory requirements, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, the burdens of complying with a variety of foreign laws, greater difficulty or delay in accounts receivable collection, potentially adverse tax consequences and political and economic instability. HNC's international sales are currently denominated predominately in United States dollars and a small portion are denominated in British pounds sterling. An increase in the value of the United States dollar relative to foreign currencies could make HNC's products more expensive, and therefore potentially less competitive, in foreign markets. In the future, to the extent that HNC's international sales are denominated in local currencies, foreign currency translations may contribute to significant fluctuations in HNC's business, financial condition and results of operations. If for any reason, exchange or price controls or other restrictions on foreign currencies are imposed, HNC's business, financial condition and results of operations could be materially adversely affected. See "Business of HNC--Sales and Marketing."

           RISKS ASSOCIATED WITH CHANGING REGULATORY ENVIRONMENT. HNC's customers are subject to a number of government regulations and certain other industry standards with which many of HNC's key products must comply. For example, HNC's financial services products are affected by Regulation B promulgated under the Equal Credit Opportunity Act, by regulations governing the extension of credit to consumers and by Regulation E promulgated under the Electronic Fund Transfers Act governing the transfer of funds from and to consumer deposit accounts, as well as VISA and MasterCard electronic payment standards. In the mortgage services market, HNC's products are affected by regulations such as Fannie Mae and Freddie Mac regulations for conforming loans. In addition, recent regulatory initiatives have restricted the availability of bank and credit bureau data, reflecting a consumer privacy trend that could limit HNC's ability to obtain or use certain credit-related information. It is also possible that insurance-related regulations may in the future apply to HNC's healthcare/insurance products. In addition, if state-mandated workers' compensation laws or regulations or state workers' compensation fee schedules are simplified, such changes would diminish the need for, and the benefit provided by, the CRLink product. In many states, including California, there have been periodic legislative efforts to reform workers' compensation laws in order to reduce the cost of workers' compensation insurance and to curb abuses of the workers' compensation system. Changes in workers' compensation laws or regulations could adversely affect HNC's healthcare/insurance products by making them obsolete, or by requiring extensive changes in these products to reflect new workers' compensation rules. To the extent that HNC sells new products targeted to markets that include regulated industries and businesses, HNC's products will need to comply with these additional regulations. Any failure of HNC's products to comply with existing or future regulations and standards could result in legal action against HNC or its customers by regulatory authorities or by third parties, including actions seeking civil or criminal penalties, injunctions against HNC's use of data or civil damages, any of which could have a material adverse effect on HNC's business, financial condition and results of operations. HNC may also be liable to its customers for failure of its products to comply with such regulatory requirements. Furthermore, changes to these regulations and standards or the adoption of new regulations or standards that affect HNC's products could affect the performance of such products and have a material adverse effect on HNC's business, financial condition and results of operations.


           PROTECTION OF INTELLECTUAL PROPERTY. HNC relies on a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary rights. HNC currently owns eleven issued United States patents and has four United States patent applications pending. HNC has applied for additional patents for its Falcon technology in Canada, Europe and Japan and for its MIRA product in Australia, Canada and Europe. HNC's issued United States patents expire at dates that range from December 2008 to February 2016. There can be no assurance that patents will be issued with respect to pending or future patent applications or that HNC's patents will be upheld as valid or will prevent the development of competitive products. HNC also seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. As part of its confidentiality procedures, HNC generally enters into invention assignment and proprietary information agreements with its employees and independent contractors and nondisclosure agreements with its distributors, corporate partners and licensees, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise to obtain and use HNC's products or technology without authorization, or to develop similar technology independently. In addition, to ensure that customers will not be adversely affected by an interruption in HNC's business, HNC places source code for certain of its products into escrow, which may increase the likelihood of misappropriation or other misuse of HNC's intellectual property. Moreover, effective protection of intellectual property rights may be unavailable or limited in certain foreign countries in which HNC has done and may do business. Also, HNC has developed technologies under research projects conducted under agreements with various United States Government agencies or subcontractors to such agencies. Although HNC has acquired certain commercial rights to such technologies, the United States Government typically retains ownership of certain intellectual property rights and licenses in the technologies developed by HNC under such contracts, and in some cases can terminate HNC's rights in such technologies if HNC fails to commercialize them on a timely basis. In addition, under certain United States Government contracts, the results of HNC's research may be made public by the government, which could limit HNC's competitive advantage with respect to future products based on such research. See "Business of HNC--Intellectual Property and Other Proprietary Rights."


           INFRINGEMENT OF PROPRIETARY RIGHTS. In the past, HNC has received communications from third parties asserting that HNC trademarks infringe such other parties' trademarks, or that data used by HNC is copyrighted by such third party, none of which has resulted in litigation or losses to HNC. In November 1998, Nestor, Inc. ("Nestor") filed a complaint against HNC alleging that HNC is infringing a United States patent issued to Nestor and that a United States patent issued to HNC is invalid and seeking damages and injunctive and declaratory relief. The complaint also seeks treble compensatory damages, punitive damages and injunctive relief for alleged violations of the Sherman Antitrust Act and the Rhode Island Antitrust Act. See "Business of HNC--Legal Proceedings." Given HNC's ongoing efforts to develop and market new technologies and products, HNC may be subject to claims from other third parties asserting that HNC's products infringe, or may infringe, their intellectual property rights. If as a result of any such claims HNC were precluded from using certain technologies or intellectual property rights, licenses to such disputed third-party technology or intellectual property rights might not be available on reasonable commercial terms, if at all. Furthermore, HNC may initiate claims or litigation against third parties for infringement of HNC's proprietary rights or to establish the validity of HNC's proprietary rights. Litigation, either as plaintiff or defendant, could result in significant expense to HNC and divert the efforts of HNC's technical and management personnel from productive tasks, whether or not such litigation is resolved in favor of HNC. In the event of an adverse ruling in any such litigation, HNC might be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology, and a court might invalidate HNC's patents, trademarks or other proprietary rights. In the event of a successful claim against HNC and the failure of HNC to develop or license a substitute technology, HNC's business, financial condition and results of operations would be materially and adversely affected. As the number of software products increases and the functionality of these products further overlaps, HNC believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend and could materially and adversely affect HNC's business, financial condition and results of operations. See "Business of HNC--Intellectual Property and Other Proprietary Rights."


           RISK OF PRODUCT DEFECTS AND PRODUCT LIABILITY. Software products as complex as those offered by HNC often contain undetected errors or failures when first introduced or as new versions are released. In addition, to the extent that HNC may have to develop new products that operate in new environments, such as the Internet, the possibility for program errors and failures may increase due to factors such as the use of new technologies or the need for more rapid product development that is characteristic of the Internet market. Despite pre-release testing by HNC and by current and potential customers, there still may be errors in new products, even after commencement of commercial shipments. The occurrence of such errors could result in delay in, or failure to achieve, market acceptance of HNC's products, which could have a material adverse effect on HNC's business, financial condition and results of operations. Although HNC's license agreements with its customers typically contain provisions designed to limit HNC's exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective as a result of existing or future laws or judicial decisions. Because HNC's products are used in business-critical applications, any errors or failures in such products may give rise to substantial product liability claims, which could have a material adverse effect on HNC's business, financial condition and results of operations.

           VOLATILITY OF HNC COMMON STOCK PRICE. HNC's Common Stock has experienced significant price volatility and such volatility may be expected to recur in the future. Factors such as announcements of the introduction of new products by HNC or its competitors, acquisitions of businesses or products by HNC, quarter-to-quarter variations in HNC's operating results and the gain or loss of significant orders, as well as market conditions in the technology and emerging growth company sectors, may have a significant impact on the market price of HNC Common Stock. The trading prices of many technology companies' stocks, including HNC Common Stock, reflect price/earnings ratios substantially above historical norms. The trading price of HNC Common Stock may not remain at or near its current level. Further, the stock market has experienced a recent downward trend and has historically experienced extreme volatility that has particularly affected the market prices of securities of many technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These market fluctuations may adversely affect the price of HNC Common Stock.

           YEAR 2000 COMPLIANCE. It is generally anticipated that many organizations will experience operational difficulties at the beginning of the Year 2000 as a result of the fact that many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Significant uncertainty exists in the software and other industries concerning the scope and magnitude of problems associated with the century change. As early as 1997, HNC had begun the process of planning and updating, in some cases, its earlier versions of existing software products. More recent versions of these same products as well as new products were developed with Year 2000 date processing in mind. To track performance of completing any remaining compliance work as well as to assess the Year 2000 issue more broadly, HNC developed a Year 2000 project plan.

          HNC initiated a company-wide Year 2000 Project (Y2k Project) during 1998 to more formally monitor compliance of its Year 2000 exposure for each major business unit and has divided the project into three major sections that address its critical date sensitive components: software products, information technology ("IT") infrastructure, and non-IT systems. The Y2k Project consists of (i) assessing the current state of readiness for all critical components,
(ii) developing project plans that track the status of work performed toward completing planned solutions and (iii) developing contingency plans.


          In August 1998, IT directors of all significant business units were asked to inventory all major components and provide the current state of readiness as well as an indication as to when readiness would otherwise be expected. In addition, each major business unit was asked to provide project plan status reports that indicate how compliance would be achieved, as well as to quantify the extent and timing of the effort and to identify when testing of the solution would be completed. Finally, each major business unit was asked to consider various scenarios that might impact successful implementation of their Year 2000 solutions and to develop alternative or back-up plans to mitigate the risk of not being ready on time.


           HNC has completed the initial stage of its Y2k Project by taking inventory of its major software products, identifying the state of readiness for each and developing project plans for completing and implementing designed solutions. Based on HNC's assessment to date, HNC believes that the current version of each of its major software products is Year 2000 compliant.
However, there can be no assurance that all of HNC's customers will install the Year 2000 compliant version of HNC's products in a timely manner, which could lead to failure of customer systems and product liability claims against HNC.

           HNC also expects to complete its review of the remaining major components of its IT infrastructure, such as its applications developed in-house or purchased from a supplier, by the end of 1998.

          HNC is reviewing its major non-IT system components for Year 2000 compliance and intends to take appropriate action based on the results of such review. Non-IT systems include hardware and other electronic systems, excluding application systems, used in the operation of HNC's business. The assessment and project plans of non-IT Year 2000 solutions are currently expected to be available by the end of 1998.

           HNC's plan for the Year 2000 calls for compliance verification of third parties that supply software and information systems to HNC for both IT and non-IT systems and communication with significant suppliers to determine the readiness of third parties' remediation of their own Year 2000 issues. As part of its assessment, HNC is evaluating the level of validation it will require of third parties to ensure their Year 2000 readiness. To date, HNC has not encountered any material Year 2000 issues concerning its computer systems.

          During the first quarter of 1999, HNC expects to have significantly completed its assessment of the most reasonably likely worst case scenarios as well as identifying potential contingency plans should HNC's Y2k Project not be fully completed in time.

           All costs associated with carrying out HNC's plan for Year 2000 compliance are being expensed as incurred. The total cost associated with preparation for the Year 2000 has not been, and is not expected to be, material to HNC's business, financial condition or results of operations. Nevertheless, HNC may not timely identify and remediate all significant Year 2000 problems and remedial efforts may involve significant time and expense. Failure to identify such problems could, for example, impair HNC's internal product development efforts and internal management systems. There can be no assurance that any Year 2000 compliance problems of HNC or its customers or suppliers will not have a material adverse effect on HNC's business, financial condition and results of operations.


           The inability of HNC to complete its assessment and any necessary modifications to recently acquired products could have a material adverse effect on HNC's business, financial condition and results of operations. Even if HNC's products are Year 2000 compliant, HNC may in the future be subject to claims based on Year 2000 issues in the products of other companies, or issues arising from the integration of multiple products within a system. The costs of defending and resolving Year 2000-related disputes, and any liability of HNC for Year 2000-related damages, including consequential damages, could have a material adverse effect on HNC's business, financial condition and results of operations. Further, HNC's products are generally used with enterprise systems involving complex software products developed by other vendors, which may not be Year 2000 compliant. In particular, many of HNC's customers are financial institutions, insurance companies and other companies with insurance and financial services businesses, all of which use legacy computer systems that are expected to be particularly susceptible to Year 2000 compliance issues. If HNC's customers are unable to use their information systems because of the failure of such noncompliant systems or software or for any other reason, there would be a decrease in the volume of transactions that HNC's customers process using HNC's products. As a result, HNC's recurring revenue in the form of usage-based transactional fees from customers in the insurance and financial solutions markets would decline, which would have a material adverse effect on HNC's business, financial condition and results of operations. Such failure could also affect the perceived performance of HNC's products, which could have a negative effect on HNC's competitive position. In addition, HNC believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by HNC, which could result in a material adverse effect on HNC's business, financial condition and results of operations.


           HNC is also reviewing its major internal corporate systems for Year 2000 compliance and intends to take appropriate action based on the results of such review. HNC's plan for the Year 2000 calls for compliance verification of external vendors supplying software and information systems to HNC and communication with significant suppliers to determine the readiness of third parties' remediation of their own Year 2000 issues. As part of its assessment, HNC is evaluating the level of validation it will require of third parties to ensure their Year 2000 readiness. To date, HNC has not encountered any material Year 2000 issues concerning its computer systems. HNC plans to complete its Year 2000 research and testing and create any necessary contingency plans by the end of 1998. All costs associated with carrying out HNC's plan for Year 2000 compliance are being expensed as incurred. The total cost associated with preparation for the Year 2000 has not been, and is not expected to be, material to HNC's business, financial condition or results of operations. Nevertheless, HNC may not timely identify and remediate all significant Year 2000 problems and remedial efforts may involve significant time and expense. Failure to identify such problems could, for example, impair HNC's internal product development efforts and internal management systems. There can be no assurance that any Year 2000 compliance problems of HNC or its customers or suppliers will not have a material adverse effect on HNC's business, financial condition and results of operations.


           FACTORS INHIBITING TAKEOVER. The HNC Board of Directors is authorized to issue up to 4,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by HNC's stockholders. The rights of the holders of HNC Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any HNC Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of HNC. HNC has no current plans to issue shares of Preferred Stock. In addition, Section 203 of the DGCL restricts certain business combinations with any "interested stockholder" as defined by such statute. The statute may have the effect of delaying, deferring or preventing a change in control of HNC.

RISKS RELATING TO OSI


           LIMITED OPERATING HISTORY; HISTORY OF LOSSES. OSI was incorporated in May 1992 and did not sell its first product until the second quarter of 1995. Accordingly, OSI's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies with limited operating histories. Although OSI has experienced revenue growth in recent periods, historical growth rates may not be sustained and are not necessarily indicative of OSI's future operating results. OSI incurred operating losses of $1.9 million, $3.8 million, $3.3 million and $4.2 million for 1995, 1996, 1997 and the first nine months of 1998, respectively. There can be no assurance that operating losses will not increase in the future or that OSI will ever achieve or sustain profitability on a quarterly or annual basis. To the extent that OSI's revenues do not grow at anticipated rates, increases in OSI's operating expenses precede or are not subsequently followed by commensurate increases in its revenues or OSI is unable to adjust its operating expense levels accordingly, OSI's business, financial condition and results of operations will be materially adversely affected. As of June 30, 1998, OSI had an accumulated deficit of $12.8 million.


           POTENTIAL FLUCTUATIONS IN OPERATING RESULTS. OSI's revenues and operating results have varied substantially from quarter to quarter. Consequently, OSI believes that period-to-period comparisons of its results of operations are not necessarily meaningful. OSI's quarterly operating results may continue to fluctuate due to a number of factors, including the timing, size and nature of OSI's licensing transactions, lengthy and unpredictable sales cycles, the timing of introduction and market acceptance of new products or product enhancements by OSI or its competitors, product and price competition, the relative proportions of revenues derived from license fees and services, changes in OSI's operating expenses, the existence of software bugs or other product quality problems, personnel changes and fluctuations in economic and financial market conditions.


           OSI recognizes software license revenues upon delivery and, if required by the contract, upon customer acceptance if the acceptance criteria is other than perfunctory. Delivery and acceptance of an OSI software product typically does not occur in the same quarter in which the software license agreement for the system is signed. As a result, OSI is constrained in its ability to increase its software license revenue in any quarter if there are unexpected delays in delivery or required acceptance of systems for which software licenses were signed in previous quarters. Implementation of The Complete Banking Solution and/or The Complete Credit Union Solution typically occurs over a 14 to 24 week period, and OSI currently has limited implementation resources. As a result of OSI's limited operating history and limited experience in the implementation of the OSI System, OSI may from time to time experience delays and difficulties in implementation of the OSI System. Delays in the delivery, implementation or any required acceptance of OSI's products, including delays resulting from constraints upon OSI's limited installation and implementation resources, could materially adversely affect OSI's quarterly results of operations. In addition, increased sales and marketing expenses for any given quarter will negatively impact OSI's operating results for that quarter if associated revenues are not recognized until a subsequent quarter.


           OSI's expense levels are based, in significant part, on its expectations as to future revenues and are largely fixed in the short term. As a result, OSI may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, any significant shortfall of revenues in relation to OSI's expectations would have an immediate and materially adverse effect on OSI's business, financial condition and results of operations. In addition, OSI plans to increase its operating expenses to expand its installation, product development, sales and marketing and administrative organizations. The timing of such expansion and the rate at which new personnel become productive could cause material fluctuations in OSI's quarterly results of operations.

           ACCEPTANCE OF OSI SYSTEM. OSI's revenues are derived primarily from two sources: (i) license fees for software products and (ii) fees for a full range of services complementing its products, including implementation, training and support and maintenance services. Substantially all of these fees are attributable to licenses of the OSI System. Although the use of client/server technology has grown in the banking and credit union industry in recent years, the client/server market is still an emerging market. Moreover, banks and credit unions historically have been slow to adapt to and accept new technologies, including client/server systems. OSI's success in penetrating the banking industry, in particular large banks, may be adversely affected by the unwillingness of such banks to incur the cost and effort to convert from their current system to a client/server system and by the fact that client/server core processing systems have not yet achieved widespread acceptance. OSI's future financial performance will depend in large part on continued growth in the number of banks and credit unions utilizing client/server technology. Accordingly, if the client/server market fails to grow or grows more slowly than OSI currently anticipates, OSI's business, financial condition and results of operations could be materially adversely affected. In addition, a significant portion of all banks and credit unions have traditionally satisfied their information technology needs through a service bureau or outsourcing solution. Upon purchasing the OSI System, these customers will be required to employ information technology personnel in order to successfully operate and maintain the OSI System. There can be no assurance that OSI's customers will be able to hire and retain such personnel or that any inability to do so will not affect their ability to successfully operate and maintain the OSI System, which could have a material adverse effect on OSI's business, financial condition and results of operations. In addition, OSI's future financial performance will depend in part on the successful development, introduction and customer acceptance of new and enhanced versions of the OSI System and other products. A decline in demand for, or failure to achieve broad market acceptance of, the OSI System or any enhanced version as a result of competition, technological change or otherwise, could have a material adverse effect on OSI's business, financial condition and results of operations.


           DEPENDENCE ON NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE; PRODUCT DEVELOPMENT RISK. The client/server application software market is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable in short periods of time. OSI expects that third parties will develop and introduce new products and services and enhancements thereto, which will compete with the products and services offered by OSI. The life cycles of OSI's products are difficult to estimate and the return to OSI (in terms of revenue) on the funds and time expended to develop a new product or enhancement may ultimately prove to be minimal if the product or enhancement is quickly superseded by other product or technology developments in the marketplace. OSI's future success will depend upon the widespread adoption of client/server application software in the banking and credit union industry, as well as OSI's ability to enhance its current products and to develop and introduce new products that keep pace with technological developments, emerging industry standards and competitors' offerings and to address the increasingly sophisticated needs of its customers. There can be no assurance that OSI will be successful in developing and marketing new products or product enhancements that meet these changing demands, that OSI will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or that its new products and product enhancements will adequately meet the demands of the marketplace and achieve market acceptance.

           Delays in the release of new and upgraded versions of OSI's software products (or in third party products incorporated in the OSI System, particularly the Oracle relational database management system) could have a material adverse effect on OSI's revenues and results of operations. Because of the complexities inherent in developing software products as sophisticated as those sold by OSI and the lengthy testing periods associated with such products, no assurance can be given that future product introductions by OSI will not be delayed. In addition, complex software programs may contain undetected errors or bugs when they are first introduced or as new versions are released. There can be no assurance that errors will not be found in OSI's existing or future products or in third-party products upon which OSI's products are dependent, such as the Oracle relational database and Microsoft Windows NT, with the possible result of delays in, or loss of, market acceptance of OSI's products, diversion of OSI's resources, injury to OSI's reputation and increased service, warranty expenses and/or payment of damages.

           COMPETITION. The market for OSI's products and services is intensely competitive and subject to rapid technological change. Competitors vary in size and in the scope and breadth of the products and services they offer. OSI encounters competition from a number of sources, all of which offer core software systems to the banking and credit union industry. OSI expects additional competition from other established and emerging companies as the client/server application software market continues to develop and expand. OSI also expects that competition will increase as a result of software industry consolidation, including particularly the acquisition of any of its competitors. OSI encounters competition in the United States from a number of sources, including Fiserv, Inc., NCR Corporation, Electronic Data Systems Corporation, Marshall & Ilsley Corporation, M&I EastPoint, Phoenix International Ltd., Inc., Jack Henry & Associates, Inc., ALLTEL Corporation, Prologic Corporation and Kirchman Corporation, all of which offer core processing systems or outsourcing alternatives to banks and credit unions. OSI also competes against a number of smaller, regional competitors. In addition to these competitors, OSI competes internationally with Misys plc Banking Division (including Midas-Kapiti International, Inc., Kindle Banking Systems and ACT Financial Systems), Sanchez Computer Associates, Inc. and Financial Network Services, among others. Some of OSI's current, and many of OSI's potential, competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, engineering, technical, marketing and other resources than OSI. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer demands or to devote greater resources to the development, promotion and sale of their products than OSI. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of OSI's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. OSI expects that the banking and credit union software market will continue to attract new competitors and new technologies, possibly involving alternative technologies that are more sophisticated and cost effective than OSI's technology. There can be no assurance that OSI will be able to compete successfully against current or future competitors or that competitive pressures faced by OSI will not materially adversely affect its business, financial condition and results of operations.


           RISKS ASSOCIATED WITH MANAGING GROWTH. OSI is currently experiencing a period of rapid growth which has placed, and could continue to place, a strain on its management and other resources. OSI's business has grown in size and complexity over the past three years. Total revenues increased from $268,141 for the year ended December 31, 1995 to $6.6 million for the year ended December 31, 1997 and to $9.5 million for the nine months ended September 30, 1998. In addition, the number of OSI's employees increased from 26 as of December 31, 1995 to 143 as of September 30, 1998, and OSI expects to hire additional personnel during the remainder of 1998 and 1999. OSI's need to manage its growth effectively will require it to continue to implement and improve its operational, financial and other internal systems on a timely basis, and to attract, train, motivate, manage and retain its employees. If OSI's management is unable to manage growth effectively or new employees are unable to achieve anticipated performance levels, OSI's business, financial condition and results of operations could be materially adversely affected.

           RELIANCE ON NEW CUSTOMERS. OSI historically has relied upon and expects to continue to rely upon software license fees from new customers for a substantial portion of its revenues. Most such licenses involve large dollar amounts (typically ranging from $250,000 to $750,000), and the sales cycles for these transactions are often lengthy and unpredictable. Any inability of OSI to license and deliver the OSI System to a significant number of new customers could have a material adverse effect on OSI's business, financial condition and results of operations.


           EXPANSION OF CREDIT UNION CUSTOMER BASE. OSI's software for credit unions, The Complete Credit Union Solution, has been installed to date at only one credit union. There can be no assurance that The Complete Credit Union Solution will be installed at additional credit unions or that it will achieve meaningful acceptance by credit union customers. Any failure of OSI to successfully penetrate the credit union industry could have a material adverse effect on OSI's business, financial condition and results of operations.


           DEPENDENCE ON THE BANKING AND CREDIT UNION INDUSTRY. Substantially all of OSI's revenues are derived from customers in the banking and credit union industry, primarily small to mid-size banks, and OSI expects it will continue to derive substantially all of its revenues from such customers for the foreseeable future. Unfavorable economic conditions adversely impacting the banking and credit union industry could therefore have a material adverse effect on OSI's business, financial condition and results of operations. For example, the banking and credit union industry has experienced and may continue to experience cyclical fluctuations in profitability, which may affect the willingness or ability of participants in this industry to fund projects such as those for which OSI may be engaged.


           RISKS OF CONSOLIDATION. Merger and acquisition activity among financial institutions, particularly large banks, has been widespread in recent years and is expected to continue in future years. As a result, industry consolidation could have the effect of reducing the number of OSI's current and potential customers. Any significant increase in the level of such consolidation among small to mid-size banks and credit unions could adversely affect OSI's business, financial condition and results of operations.

           LENGTHY AND UNPREDICTABLE SALES CYCLE. OSI's software is used for business-critical purposes, and its implementation involves significant capital commitments by customers. Potential customers generally commit significant resources to an evaluation of available software and require OSI to expend substantial time, effort and money educating them as to the value and operation of OSI's software. Sales of OSI's software products require an extensive education and marketing effort throughout a customer's organization because decisions to license such software generally involve the evaluation of the software by a significant number of customer personnel in various functional areas, each having specific and often conflicting requirements. A variety of factors, including factors over which OSI has little or no control, may cause potential customers to favor a competing vendor or to delay or forego a purchase. In addition, the sales cycles associated with these transactions are subject to a number of uncertainties, including customers' budgetary constraints, the timing of the expiration of customers' current system license agreements or outsourced core processing agreements, the timing of customers' budget cycles and approval processes and customers' willingness to implement a client/server operating environment. As a result of these or other factors, the sales cycle for OSI's products is long, typically ranging between six to nine months. Due to the length of the sales cycle for its software products, OSI's ability to forecast the timing and amount of its sales is limited, and the delay or failure to complete one or more large license transactions could have a material adverse effect on OSI's business, financial condition and results of operations.

           RELIANCE ON AND EXPANSION OF SALES FORCE AND THIRD-PARTY OUTSOURCING AGREEMENTS. OSI relies primarily on its direct sales force for sales of the OSI System. OSI will be required to hire additional sales, customer service and implementation personnel in 1998 and beyond if OSI is to achieve revenue growth in the future. Competition for such personnel is intense, and there can be no assurance that OSI will be able to retain its existing sales, customer service and implementation personnel or will be able to attract, assimilate or retain such additional highly qualified personnel in the future. If OSI is unable to hire such personnel on a timely basis, its business, financial condition and results of operations could be materially adversely affected.

           OSI has entered into exclusive license and marketing arrangements with two providers of outsourcing services to financial institutions, BISYS, Inc. ("BISYS"), a subsidiary of The BISYS Group, Inc. ("BISYS Group"), and Connecticut On-Line Computer Center, Inc. ("COCC"). Accordingly, OSI's success depends in part on the ultimate success of these license and marketing arrangements, including the effort and resources expended by such providers to market outsourcing services using the OSI System.

           RISKS ASSOCIATED WITH RECRUITING AND RETAINING QUALIFIED PERSONNEL. OSI's future success depends to a significant extent on OSI's executive officers and key employees, including OSI's sales force and software professionals, particularly project managers, software engineers and other senior technical personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on OSI's business, financial condition and results of operations. OSI does not maintain any key person life insurance for any of its executive officers or key employees. Competition for qualified personnel in the software industry is intense and OSI competes for such personnel with other software companies that have greater financial and other resources. The future success of OSI will depend in large part on its ability to attract, retain and motivate highly qualified personnel, and there can be no assurance that OSI will be able to do so. OSI has from time to time experienced, and may in the future experience, difficulty in locating and retaining candidates with appropriate qualifications, particularly project managers, software engineers and other senior technical personnel. Any difficulty in hiring needed personnel possessing requisite skills could have a material adverse effect on OSI's business, financial condition and results of operations.

           DEPENDENCE ON THIRD-PARTY TECHNOLOGY. OSI's proprietary software is currently designed, and may in the future be designed, to work on or in conjunction with certain third-party hardware and/or software products, including the Microsoft Windows NT operating system and an Oracle relational database. Although OSI believes that there are alternatives for these products, any significant interruption in the supply of such third-party hardware and/or software could have a material adverse effect on OSI's sales unless and until OSI can replace the functionality provided by these products with products of comparable quality that will be accepted by OSI's customers. In addition, OSI is to a certain extent dependent upon such third-parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes, and OSI must be able to continually maintain its products' compatibility with such third party products. There can be no assurance that OSI would be able to replace the functionality provided by the third-party hardware and/or software currently offered in conjunction with OSI's products in the event that such hardware and/or software becomes obsolete or incompatible with future versions of OSI's products or is otherwise not adequately maintained or updated. The absence of, or any significant delay in the replacement of, that functionality could have a material adverse effect on OSI's business, financial condition and results of operations.


           CONCENTRATION OF CUSTOMERS. Historically, a limited number of customers have accounted for a significant percentage of OSI's revenues in each year. For the year ended December 31, 1997, The Savings Bank of Manchester and the Savings Bank of Utica accounted for 17% and 15% of OSI's total revenues, respectively. For the year ended December 31, 1996, American Federal Bank, Gloversville Federal Savings and Loan Association, Dean Cooperative Bank and Signet Bank accounted for 38%, 22%, 20% and 14% of OSI's total revenues, respectively. Although OSI expects that its reliance on any particular customer will decline as its customer base expands, the failure of OSI to enter into a sufficient number of licensing agreements during a particular period could have a material adverse effect on OSI's business, financial condition and results of operations.


           YEAR 2000 COMPLIANCE. A portion of the growth in OSI's revenues in 1997 and the first half of 1998 resulted from OSI's ability to provide banking applications that resolve the Year 2000 problem. As the overall demand for Year 2000 solutions declines, there can be no assurance that the demand for OSI's products and services will not be materially adversely affected. In addition, purchasing patterns of potential customers may be affected by Year 2000 issues as financial institutions divert financial and human resources to correct or modify their current core data processing systems to meet federal and state mandates for Year 2000 readiness.

           Although OSI believes the OSI System complies with Year 2000 requirements, there can be no assurance that customers will not encounter difficulties with the OSI System arising from Year 2000 issues. In addition, there can be no assurance that Year 2000 issues will not adversely affect third-party network or application software that is integrated with the OSI System.

           OSI is assessing its major internal management systems for Year 2000 readiness. This assessment includes identification of all critical information management systems, testing Year 2000 readiness of such systems and making corrective fixes to non-compliant systems. OSI's plan also includes obtaining compliance verification from third party vendors supplying critical software and information systems to OSI, and communication with significant suppliers to determine their plans to address their own Year 2000 issues. OSI has not completed its assessment, but intends to take any corrective action necessary as a result of such review. All costs associated with OSI's plan for Year 2000 compliance are being expensed as incurred. The total cost associated with internal Year 2000 issues has not been, and is not expected to be, material to OSI's business, financial condition or results of operations. OSI expects to complete its Year 2000 assessment by June 30, 1999. Nevertheless, OSI may not timely identify and remediate all significant Year 2000 problems and remedial efforts may involve significant time and expense. There can be no assurance that any Year 2000 compliance problems of OSI or its customers or suppliers will not have a material adverse effect on OSI's business, financial condition or results of operations.

           POTENTIAL FOR CONTRACT LIABILITY. Failures in a customer's system could result in an increase in service and warranty costs or a claim for substantial damages against OSI. There can be no assurance that the limitations of liability set forth in OSI's contracts would be enforceable or would otherwise protect OSI from liability for damages. OSI maintains general liability insurance coverage, including coverage for errors and omissions in excess of the applicable deductible amount. There can be no assurance that such coverage will continue to be available on acceptable terms or at all or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against OSI that exceeds available insurance coverage, or the occurrence of changes in OSI's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on OSI's business, financial condition and results of operations. Furthermore, litigation, regardless of its outcome, could result in substantial cost to OSI and would divert management's attention from OSI's operations. Any contract liability claim or litigation against OSI could, therefore, have a material adverse effect on its business, financial condition and results of operations. Because many of OSI's projects are business-critical projects for financial institutions, a failure or inability to meet a customer's expectations could result in a large damage claim and could seriously damage OSI's reputation and affect its ability to attract new business.

           RISKS ASSOCIATED WITH CHANGING REGULATORY ENVIRONMENT. While OSI's operations are not directly regulated by banking authorities, OSI's existing and potential customers are subject to extensive federal, state and foreign governmental regulations. Such regulations may adversely affect the banking and credit union industry, limit the number of potential customers for OSI's products and services or otherwise have a material adverse effect on OSI's business, financial condition and results of operations. In addition, governmental regulation in the financial services industry is evolving, particularly with respect to banking technology. There can be no assurance that future changes in such laws or regulations or in their interpretation will not adversely affect the business of OSI or require OSI's products to conform to such laws or regulations.

           PROTECTION OF INTELLECTUAL PROPERTY; INFRINGEMENT OF PROPRIETARY RIGHTS. OSI relies on a combination of copyright, trademark and trade secret laws, nondisclosure agreements and other contractual provisions and technical measures to protect its intellectual property rights. There can be no assurance that these protections will be adequate to prevent OSI's competitors from copying or reverse-engineering OSI's products, or that OSI's competitors will not independently develop technologies that are substantially equivalent or superior to OSI's technology. OSI does not include in its products any mechanism to prevent unauthorized copying and any such unauthorized copying could have a material adverse effect on OSI's business, financial condition and results of operations. OSI has no patents, and existing copyright laws afford only limited protection for OSI's intellectual property rights and will not protect such rights in the event competitors independently develop products similar to those of OSI. In addition, the laws of certain countries in which OSI's products are or may be licensed do not protect OSI's products and intellectual property rights to the same extent as the laws of the United States.

           Although OSI has never been the subject of a material intellectual property dispute, there can be no assurance that a third party will not assert that OSI's technology violates its intellectual property rights in the future. As the number of software products in OSI's target market increases and the functionality of these products further overlap, OSI believes that software developers may increasingly become subject to infringement claims. Any such claims, whether with or without merit, can be time consuming and expensive to defend. There can be no assurance that third parties will not assert infringement claims against OSI in the future with respect to its current or future products or that any such assertion will not require OSI to enter into royalty arrangements (if available) or litigation that could be costly to OSI.


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


                             THE OSI SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

           The Special Meeting will be held at the offices of Hale and Dorr LLP, 60 State Street, 26th Floor, Boston, Massachusetts 02109 on __________________, 1998 at _________ ___.m., local time. At the Special Meeting, stockholders of OSI will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereby and to approve the Merger. The Merger Agreement is attached hereto as Appendix A. See "Terms of the Merger."

RECORD DATE AND OUTSTANDING SHARES


           Holders of record of OSI Common Stock and OSI Preferred Stock at the close of business on ___________, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 2,236,103 shares of OSI Common Stock, 1,000,000 shares of OSI Series A-1 Preferred Stock, 583,333 shares of OSI Series A-2 Preferred Stock, 1,627,917 shares of OSI Series B Preferred Stock, 1,263,889 shares of OSI Series C Preferred Stock and 833,333 shares of OSI Series D Preferred Stock, outstanding and entitled to vote, held of record by a total of 38 stockholders. Each holder of OSI Common Stock is entitled to one vote for each share of OSI Common Stock held as of the Record Date and each holder of OSI Preferred Stock is entitled to the number of votes equal to the number of shares of OSI Common Stock issuable upon a conversion of such OSI Preferred Stock held as of the Record Date.


VOTING OF PROXIES

           The proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the OSI Board for use at the Special Meeting. OSI stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to OSI. All properly executed proxies received by OSI prior to the vote at the Special Meeting that are not properly revoked will be voted at the Special Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated on the proxy, will be voted in favor of approving and adopting the Merger Agreement and the Merger. An OSI stockholder who has given a proxy may revoke it at any time before it is exercised at the Special Meeting by: (i) delivering to the Secretary of OSI (by any means, including facsimile) a written notice, prior to the vote at the Special Meeting bearing a date later than the date of the proxy, stating that the proxy is revoked; (ii) signing and delivering to the Secretary of OSI a proxy relating to the same shares and bearing a later date prior to the vote at the Special Meeting; or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy).

           It is not anticipated that any matter not referred to in this Proxy Statement/Prospectus will be presented for action at the Special Meeting. However, if any other matters are properly brought before the Special Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

VOTE REQUIRED; QUORUM

           Approval and adoption of the Merger Agreement and the Merger by OSI's stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of OSI Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of OSI Preferred Stock, including a majority of the outstanding shares of OSI Series B Preferred Stock and a majority of the outstanding shares of OSI Series C Preferred Stock. Abstentions will thus have the effect of a vote against the Merger Agreement and the Merger. The required quorum for the transaction of business at the Special Meeting is a majority of the shares of OSI Common Stock and OSI Preferred Stock outstanding on the Record Date. Abstentions will be considered present at the Special Meeting for the purpose of determining whether a quorum of OSI's stockholders are present.


           Certain stockholders who are or may be affiliates of OSI, beneficially owning 875,000 shares of OSI Common Stock and 4,747,361 shares of OSI Preferred Stock, or approximately 39.1% and 89.4% of the outstanding shares of OSI Common Stock and OSI Preferred Stock, respectively, have executed voting agreements pursuant to which they have agreed to vote such OSI shares in favor of the adoption and approval of the Merger Agreement and approval of the Merger.

           On the Record Date, directors and executive officers of OSI, and their affiliated entities, as a group beneficially owned ____ shares of OSI Common Stock and _____ shares of OSI Preferred Stock, or approximately ____% and ____% of the outstanding shares of OSI Common Stock and OSI Preferred Stock, respectively on such date.

SOLICITATION OF PROXIES AND EXPENSES


           OSI will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of OSI may solicit proxies from stockholders by telephone, facsimile, telegram, letter or in person.


APPRAISAL RIGHTS


           If the Merger is approved by the required vote of OSI stockholders and is not abandoned or terminated, each holder of OSI Common Stock and OSI Preferred Stock who does not vote in favor of the Merger and also complies with the procedures set forth in Section 262 of the DGCL, a copy of which is attached hereto as Appendix B, will be entitled to be paid the fair value of his, her or its shares pursuant to Section 262 of the DGCL. See "Approval of the Merger-- Appraisal Rights."



RECOMMENDATION OF THE OSI BOARD


           The OSI Board, by unanimous vote, has adopted and approved the Merger Agreement and the transactions contemplated thereby, and has determined that the Merger is in the best interests of OSI and its stockholders and approved the Merger. After careful consideration, the OSI Board unanimously recommends a vote FOR adoption and approval of the Merger Agreement and the Merger.

                             APPROVAL OF THE MERGER

           This section contains forward-looking statements that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify these forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this section. The forward-looking statements reflect the good faith judgment of the management of HNC and OSI based on factors currently known and are subject to risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Proxy Statement/Prospectus. See "Forward-Looking Statements."


HNC'S REASONS FOR THE MERGER

           The HNC Board believes that the following are among the primary reasons for HNC to complete the proposed Merger with OSI:

           - OSI provides fully integrated suites of banking and credit union applications software that support an institution's broad range of core processing requirements, including deposits and loans, teller functions, home/Internet banking and platform automation. OSI's target customers are small to mid-size banks and credit unions, whereas most of HNC's customers for its financial solutions products have historically been larger financial institutions. HNC expects that acquiring OSI will enable HNC to diversify its market focus to include small to mid-size banks and credit unions. HNC believes this market segment to be a strategic one that will give HNC the opportunity to increase its market share and presence by leveraging its product line over a larger number of customers. HNC believes that its existing intelligent decision products (many of which are designed to serve the needs of banks or similar financial institutions) are well positioned to serve OSI's current customer base.

           - By acquiring OSI, HNC will acquire the ability to market an integrated range of core products to banks and credit unions, with the strategy of providing these customers a single source for all their core applications software needs. HNC believes that marketing an integrated suite of products will enable it to compete more effectively with larger software vendors who market integrated solutions suites and should also eventually enable HNC to more effectively sell its existing predictive software solutions as valuable add-ons to OSI's customers' existing software suites.


           - HNC's FTI subsidiary develops and markets general ledger, profitability measurement and decision support software products and related support services to the financial services industry. HNC believes that OSI's products are complementary to those of FTI. OSI and FTI currently have a joint marketing arrangement whereby OSI recommends FTI products to its customers and receives a referral fee from FTI. HNC anticipates that the Merger will provide the opportunity for HNC to create an integrated infrastructure solution that emphasizes predictive customer relationship management by combining FTI's core products (as well as other HNC financial solutions products) with the OSI System.

           - Because FTI and OSI address the same financial institution market with complementary, but not functionally overlapping products, it is expected that the Merger will provide FTI and OSI with the ability to integrate their sales and marketing activities and consulting services. HNC also believes that the Merger will provide FTI and OSI with advantageous cross-selling opportunities.

           - HNC believes that the Merger will afford it the opportunity (subject to permission from appropriate parties) to obtain additional consumer financial data, primarily from the small to mid-size financial services companies that use OSI's products. HNC expects to be able to use this data to develop new predictive models and to create or enhance products for all of its target markets, including products developed for large banks and non-banking markets. HNC also believes that OSI's products, while currently targeted to small to mid-size banks and credit unions, are scalable and thus could eventually be marketed to larger financial customers.

           - HNC believes that the Merger will result in business synergies, including the elimination or sharing of certain administrative and operational expenses. However, HNC believes that cost savings arising from the business synergies immediately following the Merger will be less significant than anticipated long-term economies of scale.

           In the course of its deliberations, the HNC Board reviewed with HNC's management a number of factors relevant to the Merger in addition to the benefits outlined above. The HNC Board considered, among other things: (i) the terms of the Merger; (ii) information concerning HNC's and OSI's respective businesses, prospects, financial positions, results of operations, products, product development and technologies, based in the case of OSI on information provided by OSI and on HNC management's due diligence investigation; (iii) information regarding other companies in the banking applications software industry, including market prices of those companies' stock, market capitalizations, earnings per share, price to earnings ratios, revenues and other results of operations, based on reported historical information and analysts' reports and earnings estimates; (iv) information regarding reported acquisitions of other companies in the application development software industry and other comparable acquisitions; (v) an analysis of the relative value that OSI might contribute to the future business and prospects of HNC; (vi) current financial market conditions and historical market prices, volatility and trading information with respect to HNC Common Stock; (vii) the compatibility of HNC's and OSI's businesses, products, technologies, management and administrative, sales and marketing and technical organizations; (viii) the expectation that the Merger will qualify for pooling of interests treatment for financial reporting purposes; and (ix) the expectation that the Merger will be a reorganization for federal income tax purposes.


           The HNC Board also considered a variety of potentially negative factors concerning the Merger, including: (i) the risk that, despite the intentions and efforts of the parties, the benefits sought to be achieved in the Merger might not be achieved, or that integration of the technologies, products, organizations or other operations of the two companies might not be accomplished smoothly and might require more time, expense and management attention than anticipated; (ii) the potential disruption of HNC's business that might result from employee uncertainty or lack of focus, as well as customer and supplier confusion, following announcement of the Merger; (iii) the need and expense associated with adapting certain HNC products for use with OSI's product line;
(iv) risks associated with addressing OSI's customer base, which represents a new market segment for HNC; (v) the difficulties inherent in integrating a new business, particularly when the business, as in OSI's case, is geographically distant from HNC's headquarters; (vi) the uncertainty of the market's acceptance of HNC's combined product offerings following the Merger; (vii) the estimated charge of $4.5 million to be incurred due to the Merger, primarily in the quarter in which the Merger is effective; (viii) the possibility that the operational efficiencies and other benefits anticipated from the Merger might not be achieved or might not occur as rapidly or to the extent currently anticipated and that OSI's operations might have a dilutive effect on HNC's net earnings for longer periods than anticipated; (ix) the risk that, despite the efforts of OSI and HNC, OSI might not be able to retain its key technical, management and sales personnel; (x) the risk that HNC's ability to increase or maintain revenues might be diminished by intensified competition; (xi) the risk that the public market price of HNC Common Stock might be adversely affected by announcement of the Merger; (xii) the risk that the Merger would not be effected, and the disruption in the business of HNC if the Merger is abandoned; and (xiii) the other risks described above in "Risk Factors." The HNC Board believed that these risks were outweighed by the potential benefits of the Merger.

           In view of the wide variety of factors, both positive and negative, considered by the HNC Board, the HNC Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered.


OSI'S REASONS FOR THE MERGER

           The OSI Board, in voting to approve the Merger Agreement and the Merger, identified a number of potential benefits from the proposed Merger. There can be no assurance that any of these potential benefits will be realized. The potential benefits include:

           - An enhanced ability of OSI to market and sell mission-critical, core processing banking systems to potential customers. This will be due in part to the greater financial resources made available by the combined companies, greater access to the financial institutions market, and the increased credibility of being a subsidiary of a publicly traded company.

           - The potential to add functionality to the OSI System based on HNC's predictive software solutions that would uniquely leverage the OSI System's real time processing capability and significantly differentiate the OSI System from other competitive core processing products. Such predictive software solutions include applications used to detect fraudulent credit card and bank check transactions and to forecast customer profitability.

           - The ability to leverage HNC's distribution channels to augment OSI's current marketing and sales activities, both in the United States and abroad.

           - Opportunities to leverage research and development capabilities by sharing technology and coordinating product development efforts.

           - The ability to cross-sell various of HNC's banking products to OSI's installed customer base.

           - The complementary, and not functionally redundant, nature of OSI's technologies and products to those of HNC.

           - Increased liquidity for OSI's stockholders with respect to their investment in OSI.


           In making its decision to approve the Merger Agreement, the Merger and the other transactions contemplated thereby, and its determination that the Merger is in the best interests of OSI and its stockholders, the OSI Board consulted with its financial advisors regarding the financial aspects of the proposed transaction and with its legal advisors regarding the legal terms of the transaction and the OSI Board's obligations in its consideration of the proposed transaction, as well as with management of OSI. Without assigning any relative or specific weights, the OSI Board considered a number of factors, both from a short term and long term perspective, including, without limitation, the following: (i) information concerning the financial performance, condition, business operations and prospects of each of HNC and OSI, including, without limitation, the long term growth potential of HNC and the business risks associated therewith; (ii) the financial strength, global market presence and greater resources of the combined company and its consequent enhanced ability to realize the potential of the business contributed by OSI; (iii) the current financial market conditions and historical market prices, volatility and trading information with respect to HNC Common Stock; (iv) financial and market information regarding other companies in OSI's industry; (v) the current and prospective environment in which OSI operates, including, without limitation, general economic conditions and the competitive market for OSI's products; (vi) that the product lines of the two companies are primarily complementary and not functionally redundant; (vii) HNC's experience integrating several recent acquired businesses; (viii) HNC's operating philosophy to permit subsidiaries to operate in a relatively autonomous manner; (ix) difficulties in financial markets experienced recently by publicly-traded small--cap technology companies;
(x) the financial and other significant terms of the proposed Merger, including, without limitation, the terms and conditions of the Merger Agreement and the related agreements; and (xi) the fact that, under the DGCL, the OSI stockholders who do not wish to participate in the Merger may dissent therefrom and receive the "fair value" of their shares.


           The OSI Board also considered negative factors relating to the Merger, including, without limitation: (i) the risks that the benefits sought in the Merger would not be fully achieved; (ii) the risk that the Merger would not be consummated; (iii) the effect of the announcement of the Merger on OSI's ability to attract and retain key management, sales and technical personnel;
(iv) the possibility that following the announcement of the transaction, some customers may defer orders or purchasing decisions pending completion of the Merger or seek to terminate their relations with the combined company; and (v) the risks associated with the business of HNC and the combined company after the Merger. See "Risk Factors."

           The foregoing discussion of the information and factors considered by the OSI Board is not intended to be exhaustive, but is believed to include the material factors the OSI Board considered. In addition, in reaching its determination to approve and recommend the Merger, given the wide variety of factors considered in connection with its evaluation of the proposed Merger, the OSI Board did not find it practical to, and did not, quantify or otherwise attempt to assign any relative or specific weights to the foregoing factors, and individual directors may not concur on which factors should have been given greater weight.

           If the stockholders of OSI do not approve and adopt the Merger Agreement, or if the Merger is not consummated for any other reason, the OSI Board currently expects to continue to operate OSI as an ongoing business.

AFTER CAREFUL CONSIDERATION, THE OSI BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE MERGER.

BACKGROUND OF THE MERGER

           HNC's growth strategy includes the ongoing evaluation of acquisitions of businesses, products and technologies as a means to expand its product offerings for existing and new target markets. Among its recent acquisitions is the acquisition in April 1998 of FTI, a company that develops and markets profitability measurement and decision support software products and related support services to the financial services industry. FTI's products are compatible with and complementary to OSI's products. At approximately the same time as HNC's acquisition of FTI, Douglas C. Carlisle, a director of OSI and general partner of a former investor in HNC, brought OSI to the attention of Robert L. North, President and Chief Executive Officer of HNC.

           Commencing in early 1996, OSI has from time to time had discussions with companies in the software, systems integration and financial services industries in an effort to explore the future of the industry and the role of OSI and its products. In the course of such discussions, OSI has considered possible alliances, combinations and transactions with various industry participants.

           In early 1998, OSI also was considering an underwritten public offering of its Common Stock to the public, and on May 7, 1998, held an organizational meeting for the offering with its legal advisors, accountants and investment bankers.

           In mid-April 1998, Douglas K. Anderson, OSI's Chairman of the Board and Chief Executive Officer, received a telephone call from Drew Hyatt, HNC's Executive Director, Corporate Business Strategy, expressing HNC's interest in meeting with OSI's management to explore the possibility of a combination or alliance.

           On May 14, 1998, Mr. North and Mr. Hyatt, and Mr. Anderson, John L. Person, OSI's President and Chief Operating Officer and Richard J. Willemin, OSI's Senior Vice President and Chief Financial Officer, met for the first time at OSI's headquarters. HNC and OSI executed and delivered a Mutual Confidentiality and Non-Disclosure Agreement pursuant to which the parties agreed to maintain the confidentiality of materials provided by, as well as their discussions with, each other. At that meeting they discussed their respective companies in general terms. In addition, the representatives of OSI indicated that OSI was contemplating a registered underwritten public offering of OSI Common Stock in the summer of 1998. As a result of that meeting, HNC management considered the possibility of further discussions with OSI regarding a business combination of the two companies and contacted Credit Suisse First Boston for advice in that regard.

           On May 20, 1998, at a regularly scheduled meeting of the HNC Board, management of HNC made a presentation on a number of possible acquisitions, including OSI. No specific transactions were approved, and HNC's management was authorized to continue to investigate the opportunity presented by OSI.

           On June 10, 1998, OSI filed a registration statement for an initial public offering of its capital stock to be underwritten by BT Alex. Brown and Warburg Dillon Read LLC.

           On June 25, 1998, at a regularly scheduled meeting of the OSI Board, Mr. Anderson advised the OSI Board that he and other members of senior management had discussions with a third party that had expressed interest in a business combination with OSI. Mr. Anderson was authorized to continue discussions regarding a possible business combination while OSI continued to prepare for the initial public offering.

           On July 1, 1998, Michael A. Thiemann, President of HNC's Financial Solutions Group and Mr. Hyatt from HNC, Messrs. Anderson, Person, Willemin and Michael D. Nicastro, OSI's Vice President of Marketing, and representatives of Credit Suisse First Boston and BT Alex. Brown, OSI's financial advisor, met to discuss the potential synergies between HNC's Financial Solutions business and OSI's business and product line.

           On July 8, 1998, during a telephone conference call, representatives of Credit Suisse First Boston discussed matters relative to financial due diligence with Messrs. Anderson and Willemin and representatives of BT Alex. Brown.

           On July 10, 1998, the HNC Board met telephonically to discuss a proposal of HNC's management to acquire OSI and to determine whether further discussions with OSI should be pursued. At that meeting, HNC management made a presentation on OSI's business and status, strategic benefits and opportunities that might arise from a combination with OSI, its potential synergies with HNC's business and market factors indicating the desirability of offering an integrated product suite. In addition, representatives of Credit Suisse First Boston made a presentation on OSI and the proposed

Merger, including OSI's operating history, its key business relationships, their assessment of OSI's pending initial public offering and potential ranges of valuations of OSI that might be applied to a business combination. The HNC Board authorized management to continue discussions with OSI, subject to further HNC Board approval of any definitive agreement.

           On July 15, 1998, HNC presented Mr. Anderson with a proposal for the acquisition of OSI by HNC. HNC proposed that the transaction be a merger of OSI with and into a subsidiary of HNC pursuant to which OSI stockholders would receive shares of HNC Common Stock. On July 16, 1998, Mr. Thiemann of HNC met with Douglas C. Carlisle, a director of OSI, to discuss a potential business combination and the strategic benefits and opportunities of such a transaction. Mr. Anderson later conferred individually with the members of the OSI Board and was instructed not to pursue the proposed transaction, but rather to pursue an independent strategy including an initial public offering. During the end of July and early August, OSI continued to prepare for an underwritten initial public offering of its Common Stock.

           On July 22, 1998, at a regularly scheduled meeting of the HNC Board, HNC management reported that, after preliminary discussions with OSI, HNC had received no further response from OSI's representatives. At that time, HNC management and the HNC Board believed that any potential combination with OSI would not take place because OSI was pursuing its initial public offering.

           On August 5, 1998, due to instability in the public equity markets (particularly the market for initial public offerings for technology companies), Mr. Anderson met with Messrs. North, Thiemann and Hyatt at HNC's headquarters to determine whether HNC was still interested in discussing a potential transaction.

           On August 13, 1998, HNC presented Mr. Anderson with a detailed proposal for the acquisition of OSI pursuant to the same structure as its earlier proposal, and after Mr. Anderson conferred individually with members of the OSI Board, the parties reached an agreement in principle as to the general structure of a transaction. The agreement also provided that in the event that the transaction was not consummated, HNC, at OSI's request, would invest $5,000,000 in OSI stock and would lend OSI $5,000,000.

           The HNC Board met on August 14 to discuss the proposed Merger. The HNC Board approved the agreement in principle and authorized HNC management to pursue further negotiations and due diligence investigation with OSI. Legal counsel for HNC and OSI then commenced preparation and negotiation of definitive documents, and HNC and its counsel, accountants and financial advisor conducted business, legal, financial and technical due diligence and senior management of HNC and OSI discussed future organizational, product and marketing plans as a combined entity.


           Between August 18, 1998 and September 15, 1998, HNC, OSI and their respective legal counsel, financial advisors and independent accountants had numerous meetings and conversations regarding the terms of the Merger Agreement and related documents, including without limitation the terms of the escrow and indemnification agreements of the OSI stockholders after the Merger, the representations, warranties, covenants and conditions to closing to be set forth in the Merger Agreement, the availability of pooling of interests accounting treatment for the proposed Merger, the qualification of the proposed Merger as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the ability of the parties to complete the proposed Merger in compliance with applicable antitrust laws. Concurrently, HNC continued its legal, business and financial due diligence reviews of OSI.


           On September 2, 1998, at a special meeting of the OSI Board, held via teleconference, representatives of BT Alex. Brown and OSI's legal counsel reviewed with the OSI Board the proposed transaction and the terms and structure that were being negotiated, as well as the remaining unresolved transaction issues. OSI's legal counsel reviewed the principal terms of the proposed Merger Agreement and related documents and engaged in a discussion with OSI Board members concerning the directors' fiduciary duties in considering a business combination. BT Alex. Brown reviewed with the OSI Board certain financial analyses relating to the proposed business combination. Representatives of BT Alex. Brown and OSI's legal counsel answered numerous questions from the OSI Board concerning the proposed transaction.

           At special meetings of the OSI Board, held via teleconference, on September 4, September 7, September 9 and September 11, Mr. Anderson reviewed the course of negotiations and OSI's legal counsel summarized the current status of the Merger Agreement and related documents.

           On September 8, 1998, at a special meeting of the HNC Board, management reported on the status of the Merger negotiations. Representatives of Credit Suisse First Boston reported on their due diligence review of OSI's customers and also provided updated information regarding Credit Suisse First Boston's valuation analysis of OSI and the preliminary pro forma impact of the proposed Merger. Legal counsel to HNC also summarized for the HNC Board the principal terms of the transaction as they had been negotiated to date.

           On September 13, 1998, at a special meeting of the OSI Board, held via teleconference, Mr. Anderson and Mr. Willemin reported on the status of the negotiations with HNC and representatives of BT Alex. Brown and OSI's legal counsel reviewed the status of the remaining issues that had been negotiated. After discussion of these matters, the OSI Board unanimously approved the Merger and the Merger Agreement, subject to satisfactory resolution of the remaining issues.


           On September 14, 1998, at a special meeting of the HNC Board, HNC management reported on the status of the negotiations with OSI and counsel to HNC reported on material transaction points. The HNC Board then authorized management to sign the Merger Agreement provided that the Merger Agreement was executed by all parties thereto on September 14, 1998, and directed management to call another meeting of the HNC Board on September 15 to further discuss the matter prior to final authorization if the Merger Agreement were not executed by all parties thereto on September 14. The Merger Agreement was not signed on September 14, 1998. Accordingly, a special meeting of the HNC Board was held on September 15, 1998. At the meeting, the HNC Board unanimously approved the Merger and the Merger Agreement, provided that the maximum number of shares of HNC Common Stock issued in the proposed Merger and/or issuable upon the exercise of options to purchase HNC Common Stock that are assumed in the Merger did not exceed a total of 3,000,000 shares of HNC Common Stock.



           On September 16, 1998, the parties agreed to the maximum number of shares of HNC Common Stock issuable in the proposed Merger, including the shares of HNC Common Stock issuable upon the exercise of options assumed in the Merger. After final approvals by the HNC Board and the OSI Board of the Merger Agreement and the transactions contemplated by the Merger Agreement, the Merger Agreement was signed by the parties and HNC and OSI issued a joint press release announcing the Merger.



MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

           The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of OSI Common Stock and OSI Preferred Stock. This discussion reflects the opinions of Hale and Dorr LLP and Fenwick & West LLP attached as Exhibits 8.01 and 8.02 to the Registration Statement of which this Proxy Statement/Prospectus is a part (the "Exhibit Opinions"). The Exhibit Opinions each include an opinion to the effect that the Merger will constitute a "reorganization" (a "Reorganization") within the meaning of Section 368(a) of the Code. The Exhibit Opinions are based on certain assumptions and subject to certain limitations and qualifications as noted in the opinions. This discussion does not address all income tax considerations that may be relevant to particular OSI stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, stockholders who are foreign persons, stockholders who acquired their shares in connection with previous mergers involving OSI or an affiliate of OSI, stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, or stockholders who exercise their appraisal rights. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of OSI Common Stock or OSI Preferred Stock were or are acquired or shares of HNC Common Stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, OSI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.


           The following discussion is based on the interpretation by HNC's and OSI's respective counsel of the Code, applicable Treasury Regulations, judicial authority and administrative ruling and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judical or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to HNC, OSI and/or their respective stockholders.

           Subject to the limitations and qualifications referred to herein, and as a result of the Merger's qualifying as a Reorganization, HNC's and OSI's respective counsel are of the opinion that:

                     (a) No gain or loss will be recognized by holders of OSI Common Stock or OSI Preferred Stock who hold such stock as a capital asset solely upon their receipt of HNC Common Stock in exchange therefor in the Merger (except to the extent of cash received in lieu of a fractional share thereof);

                     (b) The aggregate tax basis of the HNC Common Stock received in the Merger by an OSI stockholder (including any fractional share of HNC Common Stock not actually received) will be the same as the aggregate tax basis of the OSI Common Stock and/or OSI Preferred Stock surrendered in exchange therefor;

                     (c) The holding period of the HNC Common Stock received in the Merger by an OSI stockholder will include the period during which the stockholder held the OSI Common Stock and/or OSI Preferred Stock of such OSI stockholder surrendered in exchange therefor, provided that the OSI Common Stock and/or OSI Preferred Stock is held by such OSI stockholder as a capital asset at the time of the Merger;

                     (d) Cash payments received by holders of OSI Common Stock or OSI Preferred Stock in lieu of a fractional share of HNC Common Stock will be treated as if such fractional share of HNC Common Stock had been issued in the Merger and then redeemed by HNC. An OSI stockholder receiving such cash generally will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the stockholder's basis in such fractional share; and

                     (e) Neither HNC, Merger Sub nor OSI will recognize material amounts of gain or loss solely as a result of the Merger.

           The parties are not requesting a ruling from the IRS in connection with the Merger. The Exhibit Opinions neither bind the IRS nor preclude the IRS from adopting a position contrary to such opinions. It is not a condition to the Merger that HNC or OSI receive an opinion from their respective counsel that the Merger constitutes a Reorganization.

           A successful IRS challenge to the "Reorganization" status of the Merger would result in an OSI stockholder's recognizing gain or loss with respect to each share of OSI Common Stock or OSI Preferred Stock surrendered equal to the difference between the stockholder's basis in such share of OSI stock and the fair market value, as of the Effective Time of the Merger, of the HNC Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the HNC Common Stock so received would equal its fair market value and such stockholder's holding period of the HNC Common Stock so received would begin the day after the Merger.

ACCOUNTING TREATMENT

           The Merger is intended to be treated as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Under pooling accounting treatment, the recorded assets and liabilities and the operating results of both HNC and OSI are combined as if the two companies were combined for all periods presented and no recognition of goodwill in the combination is required of either party to the Merger. It is a condition to HNC's obligations to consummate the Merger that, among other things, HNC will have been advised in writing, as of the Effective Time, by PricewaterhouseCoopers LLP that, subject to customary qualifications, they concur with management's conclusion that no conditions exist that would preclude HNC from accounting for the Merger as a "pooling of interests," and OSI will have been advised in writing, as of the Effective Time, by PricewaterhouseCoopers LLP that, subject to customary qualifications, they concur with management's conclusion that no conditions exist that would preclude OSI from being a party to a business combination for which the pooling of interests method of accounting would be available.

GOVERNMENT AND REGULATORY APPROVALS


           Transactions such as the Merger are reviewed by the Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until certain information has been furnished to the Department of Justice and the FTC and the specified waiting period requirements of the HSR Act have been satisfied. HNC and OSI each filed their respective notification and report forms under the HSR Act on October 2, 1998. On October 15, 1998, the waiting period requirement under the HSR Act was satisfied.

           At any time before or after the Effective Time, state attorneys general, foreign regulatory agencies or a private person or entity could challenge the Merger under the antitrust laws and seek, among other things, to enjoin the Merger or to cause HNC to divest itself, in whole or in part, of assets or businesses of HNC and/or of OSI. Based on information available to them, HNC and OSI believe that the Merger will not violate federal or state antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or that, if such a challenge is made, HNC and OSI will prevail or will not be required to accept certain conditions, possibly including divestitures or hold-separate agreements, or certain mandatory licensing, in order to consummate the Merger.

           Under the Merger Agreement, conditions to both HNC's and OSI's obligations to consummate the Merger include the absence of any injunction or other legal, contractual or regulatory restraint which would restrict the Merger or require divestiture of assets by HNC or OSI.

APPRAISAL RIGHTS

           When the Merger is effected, stockholders of OSI who comply with the procedures prescribed in Section 262 of the DGCL ("Section 262") will be entitled to a judicial determination of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive from OSI payment of such fair value in cash. Shares of OSI Common Stock and OSI Preferred Stock which are outstanding immediately prior to the Effective Time and with respect to which appraisal shall have been properly demanded in accordance with Section 262 shall not be converted into the right to receive shares of HNC Common Stock in the Merger (the "Merger Consideration") at or after the Effective Time unless and until the holder of such shares withdraws his, her or its demand for such appraisal or becomes ineligible for such appraisal.

           Holders of HNC Common Stock and holders of OSI Options outstanding at the Effective Time are not entitled to appraisal rights in connection with the Merger.


           It is a condition to HNC's obligations under the Merger Agreement that the holders of no more than 5% of the shares of OSI Common Stock (on an as-converted basis) are eligible to exercise appraisal rights under the DGCL.

           The following is a brief summary of the statutory procedures to be followed by a stockholder of OSI in order to dissent from the Merger and perfect appraisal rights under the DGCL. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, THE TEXT OF WHICH IS INCLUDED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. ANY OSI STOCKHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL.



           Written Demand for Appraisal. A written demand for appraisal of shares of OSI Common Stock or OSI Preferred Stock must be delivered to OSI by a stockholder seeking appraisal before the taking of the vote on the Merger. This written demand must be separate from any proxy or vote abstaining from or voting against approval of the Merger. Voting against approval of the Merger, abstaining from voting or failing to vote with respect to approval of the Merger will not constitute a demand for appraisal within the meaning of Section 262.

           OSI stockholders electing to exercise their appraisal rights under
Section 262 must not vote for approval of the Merger. A vote by an OSI stockholder against approval of the Merger is not required in order for that stockholder to exercise appraisal rights. However, if an OSI stockholder returns a signed proxy but does not specify a vote against approval of the Merger or a direction to abstain, the proxy, if not revoked, will be voted for approval of the Merger, which will have the effect of waiving that stockholder's appraisal rights.

           A written demand for appraisal must reasonably inform OSI of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal. Accordingly, a demand for appraisal should be executed by or for the OSI stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificate. If OSI Common Stock or OSI Preferred Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If OSI Common Stock or OSI Preferred Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

           A record owner who holds OSI Common Stock or OSI Preferred Stock as a nominee for others may exercise appraisal rights with respect to the OSI Common Stock and OSI Preferred Stock held for all or less than all beneficial owners of OSI Common Stock and OSI Preferred Stock as to which the holder is the record owner. In such case, the written demand must set forth the number of shares of OSI Common Stock and OSI Preferred Stock covered by such demand. Where the number of shares of OSI Common Stock and OSI Preferred Stock is not expressly stated, the demand will be presumed to cover all shares of OSI Common Stock and OSI Preferred Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the Merger.

           An OSI stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to: Secretary, Open Solutions Inc., 300 Winding Brook Drive, Glastonbury, Connecticut 06033, or deliver such demand to OSI in person at the Special Meeting. The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of OSI Common Stock and OSI Preferred Stock covered by the demand, and should state that the stockholder is thereby demanding appraisal in accordance with Section 262.

           Other Procedures. Within ten days after the Effective Time, OSI must provide notice as to the date of effectiveness of the Merger to all OSI stockholders who have duly and timely delivered demands for appraisal and who have not voted for approval of the Merger Agreement (a "Dissenting Stockholder").

           Within 120 days after the Effective Time, any Dissenting Stockholder is entitled, upon written request, to receive from OSI a statement setting forth the aggregate number of shares not voted in favor of approval of the Merger and the Merger Agreement and with respect to which demands for appraisal have been received by OSI, and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by OSI.

           Within 120 days after the Effective Time, either OSI or any Dissenting Stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of OSI Common Stock and OSI Preferred Stock of all Dissenting Stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which of the OSI stockholders are entitled to appraisal rights and thereafter will appraise the shares of OSI Common Stock and OSI Preferred Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with the fair rate of interest to be paid, if any, upon the amount determined to be fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and the "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court and the appraiser may consider "all factors and elements which reasonably might enter into the fixing of value," including "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merger corporation
 ...." The Delaware Supreme Court has construed Section 262 to mean that
"elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, such court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."


           Stockholders of OSI considering whether to seek appraisal should bear in mind that the fair value of their OSI Common Stock and OSI Preferred Stock determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration to be exchanged in the Merger. Moreover, OSI reserves the right to assert in any appraisal proceeding that, for purposes thereof, the "fair value" of the OSI Common Stock and OSI Preferred Stock is less than the value of the Merger Consideration.


           The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a Dissenting Stockholder, the court may order that all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonably attorneys' fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

           A Dissenting Stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the OSI Common Stock and OSI Preferred Stock subject to such demand or to receive payment of dividends or other distributions on such OSI Common Stock and OSI Preferred Stock, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

           At any time within 60 days after the Effective Time, any Dissenting Stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the Merger Consideration. After this period, a Dissenting Stockholder may withdraw his or her demand for appraisal only with the consent of OSI. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, Dissenting Stockholders' rights to appraisal shall cease and they shall be entitled only to receive the Merger Consideration. Inasmuch as OSI has no obligation to file such a petition, any OSI stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any OSI stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

           A vote for the Merger will constitute a waiver of appraisal rights. A failure to vote against the Merger will not, of itself, under Delaware law, constitute a waiver of appraisal rights. If a stockholder returns a proxy which does not contain instructions as to how it should be voted, such proxy will be voted in favor of the Merger and, accordingly, appraisal rights will be waived. As described above, a vote against the Merger is not sufficient to perfect appraisal rights. A stockholder's failure to make the written demand prior to the Special Meeting under Delaware law as described above, will constitute a waiver of appraisal rights.

           ANY HOLDER WHO FAILS TO COMPLY WITH THE REQUIREMENTS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (SEE APPENDIX B) WILL FORFEIT HIS, HER OR ITS RIGHTS TO DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR HIS, HER OR ITS SHARES.

INTERESTS OF CERTAIN PERSONS IN THE MERGER



           In considering the recommendation of the OSI Board with respect to the Merger, stockholders of OSI should be aware that certain members of the management of OSI and the OSI Board have certain interests in the Merger in addition to the interests of the OSI stockholders generally. In connection with the OSI Board's determination that the Merger is fair to the stockholders of OSI, the OSI Board was aware of these potential conflicts and carefully considered conflict of interest issues relating to the matters described below.


           Mr. Anderson and HNC entered into a letter agreement regarding the terms of his continued employment with OSI which provides that, effective as of the Closing, (i) Mr. Anderson shall continue to work for OSI as its Chief Executive Officer for at least three years after the Effective Time, (ii) HNC shall pay Mr. Anderson his current 1998 cash compensation (including a cash bonus) for the remainder of the calendar year, and thereafter shall pay Mr. Anderson compensation consistent with that paid by HNC to its comparably situated executives, but in no event will his salary be reduced below the 1998 level during the three year period described above and (iii) Mr. Anderson agreed that the salary continuation benefits provided for in his current employment agreement with OSI would be available in the event of any triggering event (as defined in that agreement) that occurs through, but not beyond, the third anniversary of the Effective Time.


           Mr. Person and HNC entered into a letter agreement regarding the terms of his continued employment with OSI which provides that, effective as of the Closing, (i) Mr. Person shall continue to work for OSI as its President and Chief Operating Officer for at least three years after the Effective Time, (ii) HNC shall pay Mr. Person his current 1998 cash compensation (including a cash bonus) for the remainder of the calendar year, and thereafter shall pay Mr. Person compensation consistent with that paid by HNC to its comparably situated executives, but in no event will his salary be reduced below the 1998 level during the three year period described above and (iii) Mr. Person agreed that the salary continuation benefits provided for in his current employment agreement with OSI would be available in the event of any triggering event (as defined in that agreement) that occurs through, but not beyond, the third anniversary of the Effective Time.

           In accordance with the terms of Mr. Willemin's existing agreement with OSI, each outstanding OSI Option held by Mr. Willemin (currently a total of 100,000 OSI Options) will become fully vested and exercisable immediately prior to consummation of the Merger.

           Prior to the Effective Time, OSI expects, in accordance with past practice, to authorize the grant of options to purchase approximately 200,000 shares of OSI Common Stock to certain officers and other employees pursuant to OSI's 1994 Stock Option Plan. OSI does not expect to grant any of such options to any of the executive officers of OSI.

           OSI expects to enter into a consulting agreement with Richard P. Yanak, a director of OSI, with a term commencing as of the Effective Time and extending through 2000. OSI expects to retain Mr. Yanak on a consulting basis to assist OSI in electronic commerce product development, sales and marketing activities and such other services relating to the business of OSI as Mr. Yanak and OSI shall mutually agree upon, on terms to be determined.

           The Merger Agreement provides that, for a period of six years after the Effective Time, HNC shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of OSI and any officers, directors and employees of OSI who are (or were) fiduciaries of OSI employee benefit plans in respect of certain acts or omissions of such persons taken or occurring prior to the Effective Time and in their capacity as an officer, director or fiduciary, and to provide officers' and directors' liability insurance covering OSI's officers and directors for a period of five years after effectiveness of the Merger, subject to a maximum annual insurance premium.

                               TERMS OF THE MERGER

           The following discussion summarizes the terms of the Merger Agreement, the Merger and the transactions contemplated thereby. The following is not, however, a complete statement of all provisions of the Merger Agreement and related agreements. The following description of the Merger, the Merger Agreement and related transactions is qualified in all respects by reference to the complete text of the Merger Agreement which is attached to this Proxy Statement/Prospectus as Appendix A.

EFFECTIVE TIME


           The Merger will become effective upon the filing by OSI of a Certificate of Merger with the Delaware Secretary of State. The Closing of the Merger will occur as soon as practicable, and in all events by the second business day after the satisfaction or waiver of the conditions to the Merger, or on such other day as HNC and OSI may mutually agree. Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Closing Date and the Effective Time will occur on or about ___________, 1998.


MANNER AND BASIS OF CONVERTING OSI SHARES


           Upon the effectiveness of the Merger, each share of OSI Common Stock and each share of OSI Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than dissenting shares as to which appraisal rights have been exercised) will be converted into the right to receive HNC Common Stock, and each OSI Option that is outstanding immediately prior to the Effective Time will be assumed by HNC and converted into an HNC Option. The Merger Agreement uses a conversion formula to compute the number of shares of HNC Common Stock into which each share of OSI Common Stock and OSI Preferred Stock will be converted in the Merger and to compute the number of HNC Options into which each OSI Option will be converted in the Merger. The results of this conversion formula depend on the number of outstanding shares of OSI Common Stock and of each series of OSI Preferred Stock, and on the number of OSI Options, that are outstanding immediately prior to the Effective Time. The steps used in this conversion formula are summarized in more detail below.


           Conversion of OSI Stock

           The Merger Agreement provides that (i) the number of shares of HNC Common Stock that will be issued in the Merger upon the conversion of outstanding shares of OSI Common Stock and OSI Preferred Stock plus (ii) the number of shares of HNC Common Stock that will be subject to all HNC Options that are issued in the Merger upon the conversion of outstanding OSI Options, will not exceed an aggregate total of 2,956,618 shares of HNC Common Stock (such number of shares of HNC Common Stock to be issued in the Merger and issuable upon exercise of HNC Options issued in the Merger is hereinafter referred to as the "HNC Merger Shares").


           The terms of OSI's Certificate of Incorporation provide that, before any Merger consideration is paid to the holders of OSI Common Stock: (i) each outstanding share of OSI Series A-1 Preferred Stock is entitled to receive in the Merger a preferential payment of $1.50 per share plus any declared but unpaid dividends thereon (the "OSI Series A-1 Preference"); (ii) each outstanding share of OSI Series A-2 Preferred Stock is entitled to receive in the Merger a preferential payment of $3.00 per share plus any declared but unpaid dividends thereon (the "OSI Series A-2 Preference"); (iii) each outstanding share of OSI Series B Preferred Stock is entitled to receive in the Merger a preferential payment of $3.00 per share plus any accrued but unpaid dividends thereon (the "OSI Series B Preference"); (iv) each outstanding share of OSI Series C Preferred Stock is entitled to receive in the Merger a preferential payment of $4.50 per share plus any accrued but unpaid dividends thereon (the "OSI Series C Preference"); and (v) each outstanding share of OSI Series D Preferred Stock is entitled to receive in the Merger a preferential payment of $6.00 per share plus any accrued but unpaid dividends thereon (the "OSI Series D Preference"). Each of the above preferential payments is individually referred to herein as an "OSI Series Preference." There are currently no declared or accrued but unpaid dividends on the shares of any series of OSI Preferred Stock and none are expected to be declared or accrued prior to consummation of the Merger.


           After receiving such preferential payments of Merger consideration, each series of OSI Preferred Stock is also entitled to participate pro rata with the holders of the outstanding OSI Common Stock in receiving all remaining Merger consideration that is payable to OSI's stockholders, and, for purposes of this participation right, each share of OSI Preferred Stock is deemed to be the number of shares of OSI Common Stock into which it is convertible under the terms of

OSI's Certificate of Incorporation. Currently, each share of each series of OSI Preferred Stock is convertible into one share of OSI Common Stock.

           The conversion formula used in the Merger Agreement implements the above principles in determining the number of shares of HNC Common Stock into which each outstanding share of OSI Common Stock and OSI Preferred Stock will be converted in the Merger and operates as follows:


           - Determine the Aggregate Series Preference Amount for each Series of OSI Preferred Stock. First, the total dollar value of the aggregate amount of preferential merger payments payable to all of the shares of each series of OSI Preferred Stock is computed. To compute this aggregate dollar amount for each series of OSI Preferred Stock, the OSI Series Preference applicable to that series of OSI Preferred Stock is multiplied by the number of shares of such series that are issued and outstanding immediately prior to the consummation of the Merger. This resulting product is the "Aggregate Preference Amount" for that series of OSI Preferred Stock and represents the dollar value of the aggregate merger preference for that series of OSI Preferred Stock. The "Aggregate Preference Amount" for the OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock and OSI Series D Preferred Stock is hereinafter referred to as the "Aggregate Series A-1 Preference Amount," "Aggregate Series A-2 Preference Amount," "Aggregate Series B Preference Amount," "Aggregate Series C Preference Amount" and "Aggregate Series D Preference Amount," respectively.

           - Compute the Series Merger Shares for each Series of OSI Preferred Stock. Next, the Aggregate Preference Amount for each series of OSI Preferred Stock is divided by $39.475 (the "HNC Average Price Per Share") and the resulting quotient (rounded down to the nearest whole number of shares of HNC Common Stock) is hereinafter called the "Series Merger Shares" for that series of OSI Preferred Stock. The "Series Merger Shares" of a series of OSI Preferred Stock means the total number of shares of HNC Common Stock that will be issued to all the holders of such series of OSI Preferred Stock in order to satisfy their aggregate merger preference rights. The number of "Series Merger Shares" for the OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock and OSI Series D Preferred Stock is hereinafter referred to as the "Series A-1 Merger Shares," "Series A-2 Merger Shares," "Series B Merger Shares," "Series C Merger Shares," and "Series D Merger Shares," respectively. The "HNC Average Price Per Share" of $39.475 is the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq Stock Market for the five trading days ended on September 15, 1998, the date before the Merger Agreement was signed.

           - Compute the Series Conversion Number for each Series of OSI Preferred Stock. Next, the number of Series Merger Shares for each series of OSI Preferred Stock is divided by the number of shares of that series of OSI Preferred Stock that are issued and outstanding immediately prior to the consummation of the Merger, and the resulting quotient is the "Series Conversion Number" for that series of OSI Preferred Stock. The Series Conversion Number for each series of OSI Preferred Stock is the number of shares of HNC Common Stock into which each outstanding share of that series of OSI Preferred Stock will be converted in order to satisfy the merger preference rights of that series of OSI Preferred Stock. The "Series Conversion Number" for the OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock and OSI Series D Preferred Stock is hereinafter referred to as the "Series A-1 Conversion Number," "Series A-2 Conversion Number," "Series B Conversion Number," "Series C Conversion Number" and "Series D Conversion Number," respectively.


           - Compute the Preference Shares. Next, the number of shares of HNC Common Stock equal to the sum of the Series A-1 Merger Shares, the Series A-2 Merger Shares, the Series B Merger Shares, the Series C Merger Shares and the Series D Merger Shares is computed and this aggregate number of shares of HNC Common Stock is referred to as the "Preference Shares." The "Preference Shares" is the total number of shares of HNC Common Stock that will be issued to all holders of OSI Preferred Stock in the Merger in satisfaction of their aggregate merger preference rights.


           - Compute the Participation Shares. Next, the number of Preference Shares is subtracted from the number of HNC Merger Shares, and the remaining number of shares of HNC Common Stock is the "Participation Shares." The Participation Shares represents the total number of the HNC Merger Shares that will be (i) issued upon the conversion of shares of OSI Common Stock in the Merger,
                (ii) issued upon the conversion of shares of OSI Preferred Stock in the Merger (after payment of the full merger preference payments applicable to such shares of OSI Preferred Stock as described above) and (iii) issuable upon the exercise of all HNC Options granted upon the conversion of OSI Options in the Merger (see below).


           - Compute the Participation Number. Next, the number of the Participation Shares is divided by the "Fully Diluted OSI Shares" (as defined below), and this resulting quotient is the "Participation Number." The "Fully Diluted OSI Shares" is the number of shares of OSI Common Stock that is equal to the sum of: (i) the total number of shares of OSI

                Common Stock that are issued and outstanding immediately prior to the consummation of the Merger, plus (ii) the total number of shares of OSI Common Stock that are issuable upon the conversion in full of all shares of OSI Preferred Stock that are issued and outstanding immediately prior to the consummation of the Merger plus (iii) the total number of shares of OSI Common Stock potentially issuable upon exercise in full of all OSI Options that are outstanding immediately prior to the consummation of the Merger (computed without regard to vesting restrictions), plus (iv) the total number of all shares of OSI Common Stock that are potentially issuable upon the conversion, exercise or exchange of any warrants, options (other than OSI Options), convertible securities (other than OSI's Preferred Stock) or other securities of OSI that are outstanding immediately prior to the consummation of the Merger (computed without regard to vesting restrictions).


           - Compute Conversion Rates for OSI Common Stock and OSI Preferred Stock. The above computations determine the number of shares of HNC Common Stock into which each share of OSI Common Stock and each share of OSI Preferred Stock (other than any such shares as to which dissenters' appraisal rights are exercised) will be converted in the Merger (subject to the elimination of fractional shares of HNC Common Stock as described below), as follows:


                    OSI Common Stock: Each share of OSI Common Stock that is issued and outstanding immediately prior to the consummation of the Merger will be converted into a number of shares of HNC Common Stock equal to the PARTICIPATION NUMBER;


                    OSI Series A-1 Preferred Stock: Each share of OSI Series A-1 Preferred Stock that is issued and outstanding immediately prior to the consummation of the Merger will be converted into the right to receive a number of shares of HNC Common Stock equal to the sum of (i) THE SERIES A-1 Conversion NUMBER PLUS (ii) THE PRODUCT OBTAINED BY MULTIPLYING THE PARTICIPATION NUMBER BY THE NUMBER OF SHARES OF OSI COMMON STOCK INTO WHICH SUCH SHARE OF SERIES A-1 PREFERRED STOCK IS THEN CONVERTIBLE;

                    OSI Series A-2 Preferred Stock: Each share of OSI Series A-2 Preferred Stock that is issued and outstanding immediately prior to the consummation of the Merger will be converted into the right to receive a number of shares of HNC Common Stock equal to the sum of the (i) THE SERIES A-2 Conversion NUMBER PLUS (ii) THE PRODUCT OBTAINED BY MULTIPLYING THE PARTICIPATION NUMBER BY THE NUMBER OF SHARES OF OSI COMMON STOCK INTO WHICH SUCH SHARE OF SERIES A-2 PREFERRED STOCK IS THEN CONVERTIBLE;

                    OSI Series B Preferred Stock: Each share of OSI Series B Preferred Stock that is issued and outstanding immediately prior to the consummation of the Merger will be converted into the right to receive a number of shares of HNC Common Stock equal to the sum of (i) THE SERIES B Conversion NUMBER PLUS (ii) THE PRODUCT OBTAINED BY MULTIPLYING THE PARTICIPATION NUMBER BY THE NUMBER OF SHARES OF OSI COMMON STOCK INTO WHICH SUCH SHARE OF SERIES B PREFERRED STOCK IS THEN CONVERTIBLE;

                    OSI Series C Preferred Stock: Each share of OSI Series C Preferred Stock that is issued and outstanding immediately prior to the consummation of the Merger will be converted into the right to receive a number of shares of HNC Common Stock equal to the sum of (i) THE SERIES C Conversion NUMBER PLUS (ii) THE PRODUCT OBTAINED BY MULTIPLYING THE PARTICIPATION NUMBER BY THE NUMBER OF SHARES OF OSI COMMON STOCK INTO WHICH SUCH SHARE OF SERIES C PREFERRED STOCK IS THEN CONVERTIBLE; and



                    OSI Series D Preferred Stock: Each share of OSI Series D Preferred Stock that is issued and outstanding immediately prior to the consummation of the Merger will be converted into the right to receive a number of shares of HNC Common Stock equal to the sum of (i) THE SERIES D Conversion NUMBER PLUS (ii) THE PRODUCT OBTAINED BY MULTIPLYING THE PARTICIPATION NUMBER BY THE NUMBER OF SHARES OF OSI COMMON STOCK INTO WHICH SUCH SHARE OF SERIES D PREFERRED STOCK IS THEN CONVERTIBLE.


           Hypothetical Illustration of Merger Conversion Formula


           This paragraph is intended to illustrate the Merger conversion formula assumes that, immediately prior to the consummation of the Merger, 2,236,013 shares of OSI Common Stock, 1,000,000 shares of OSI Series A-1 Preferred Stock, 583,333 shares of OSI Series A-2 Preferred Stock, 1,736,250 shares of OSI Series B Preferred Stock, 1,375,000 shares of OSI Series C Preferred Stock, 1,250,000 shares of OSI Series D Preferred and OSI Options to purchase a total of 1,887,500 shares of OSI Common Stock (and no other OSI securities) will be issued and outstanding. The above assumptions were based on the number of shares and OSI Options outstanding on September 16, 1998, and assumes that after September 16, 1998 and prior to the consummation of the Merger (i) all outstanding warrants to purchase shares of OSI stock are exercised in full and (ii) an additional 200,000 OSI Options are granted. Based on those assumptions: (a) the Participation Number would be 0.23794, and each such share of OSI Common Stock, OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock and OSI Series D Preferred Stock would be converted in the Merger into the right to receive 0.23794, 0.27594, 0.31394, 0.31394, 0.35194 and
0.38993 shares of HNC Common Stock, respectively (subject to the elimination of fractional shares), and each OSI Option to purchase one share of OSI Common Stock would be converted in the Merger into an option to purchase 0.23794 shares of HNC Common Stock (subject to the elimination of fractional shares) at an exercise price per share of HNC Common Stock equal to the pre-Merger exercise price per share of OSI Common Stock divided by 0.23794. This would result in the issuance by HNC of a total of 2,507,507 shares of HNC Common Stock (subject to the elimination of fractional shares). Based on the closing sale price of the HNC Common Stock as reported by Nasdaq on December ____, 1998, the latest practicable date before the mailing of this Proxy Statement/Prospectus, the value of 2,507,507 shares of HNC Common Stock would be an aggregate of $__________ and the value of the HNC Common Stock to be received by each holder of OSI Common Stock, OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock and OSI Series D Preferred Stock would be $_________, $_________, $_________, $_________,
$_________, $_________, and $_________ per share, respectively.



           THE ABOVE ILLUSTRATION IS BASED ON THE ASSUMPTIONS DESCRIBED ABOVE. ANY CHANGES TO SUCH ASSUMPTIONS WILL ALTER THE CONVERSION RATES AT WHICH SHARES OF OSI COMMON STOCK, OSI PREFERRED STOCK AND OSI OPTIONS WILL BE CONVERTED IN THE MERGER.


           Under the terms of the Merger Agreement, the outstanding shares of OSI Common Stock and OSI Preferred Stock and outstanding OSI Options will be converted in the Merger into the right to receive a total of 2,956,618 shares of HNC Common Stock. The Merger Agreement does not provide for adjustment of such number based on fluctuations in the price of HNC Common Stock. The price of HNC Common Stock may vary significantly between the date hereof and the date on which the OSI stockholders vote with respect to the Merger Agreement. To the extent that the market price for HNC Common Stock increases or decreases before the Effective Time, the market value at the Effective Time of HNC Common Stock to be received by OSI stockholders in the Merger would correspondingly increase or decrease. For example, during the period from October 1, 1998 to __________, 1998, the latest practicable date before the mailing of this Proxy Statement/Prospectus, the sale price of HNC Common Stock ranged from a high of $_______ per share to a low of $__________ per share. Assuming that an aggregate of 2,507,507 shares of HNC Common Stock are issued in the Merger to the OSI stockholders, the total value of the shares of HNC Common Stock issued in the Merger to the OSI stockholders during that same period would have ranged from $____________ to $___________. See "Risk Factors--Risks Related to the Merger--Risks Associated with Right to Receive Fixed Number of Shares."



           No fractional shares of HNC Common Stock will be issued in connection with the Merger. Each holder of OSI Common Stock and each holder of OSI Preferred Stock who would otherwise be entitled to receive a fraction of a share of HNC Common Stock will receive, in lieu of such fractional share, an amount of cash computed based upon $39.475 per share, which is the average of the closing prices per share of HNC Common Stock on the Nasdaq National Market as reported in The Wall Street Journal for the five trading days ended on September 15, 1998.


           Upon the Closing Date, each holder of shares of OSI Common Stock and/or OSI Preferred Stock will be required to surrender the certificate(s) for such shares, duly endorsed to HNC for cancellation as of the Effective Time, together (if requested by HNC) with each OSI stockholder's brief agreement to and acknowledgment of the escrow and indemnification requirements of the Merger Agreement. Promptly after the Effective Time and receipt of such certificates and (if requested) such agreement and acknowledgment, HNC or its transfer agent will issue to each tendering holder of such an OSI stock certificate a certificate for the number of shares of HNC Common Stock to which such holder is entitled pursuant to the Merger (less the shares of HNC Common Stock to be placed in escrow under the Merger Agreement and Escrow Agreement, as described below), plus a check for the amount of cash in lieu of any fractional shares. See "--Indemnification and Escrow." At or about the Closing Date, HNC will deliver the certificates representing the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement.

           No certificates representing shares of HNC Common Stock will be issued to any holder of OSI Common Stock or OSI Preferred Stock who fails to surrender his, her or its OSI stock certificates. No dividends or distributions payable to holders of record of HNC Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any OSI stock certificate unless and until such holder surrenders such OSI stock certificate to HNC. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any OSI stock certificate, any dividends or distributions on HNC Common Stock will be delivered to the person entitled thereto, without interest.


           After the Effective Time, there will be no further registration of transfers on the stock transfer books of OSI of any shares of capital stock of OSI that were outstanding immediately prior to the Effective Time. If, after the Effective Time, OSI stock certificates are presented for any reason, they will be canceled and exchanged as provided in the Merger Agreement. Until certificates representing shares of OSI Common Stock and/or OSI Preferred Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to the Merger Agreement, such certificates will be deemed, for all purposes, to evidence ownership of the number of shares of HNC Common Stock into which such shares of OSI Common Stock and/or OSI Preferred Stock will have been converted pursuant to the Merger.


ASSUMPTION AND CONVERSION OF OSI STOCK OPTIONS


           Upon the Effective Time, each OSI Option that is outstanding immediately prior to the Effective Time will be assumed by HNC and converted into an HNC Option to purchase a number of shares of HNC Common Stock determined by multiplying the number of shares of OSI Common Stock that are subject to such OSI Option immediately prior to the Effective Time by the Participation Number, at an exercise price per share of HNC Common Stock equal to the exercise price per share of OSI Common Stock that was in effect for such OSI Option immediately prior to the Effective Time divided by the Participation Number. The terms, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Code (if applicable) or as a nonqualified stock option, and all other terms and conditions of each OSI Option (including without limitation the provisions of the OSI option plan that form part of the terms and conditions of such OSI Option) that is converted into an HNC Option in the Merger will (except as otherwise provided in the terms of such OSI Options), to the extent permitted by law and otherwise reasonably practicable, be unchanged and continue in effect after the Effective Time. Pre-Merger employment or other service with OSI will be credited to each holder of an OSI Option for purposes of applying any vesting schedule based on the duration of such holder's employment or other service that is contained in the OSI Option issued to such holder that is converted into an HNC Option in the Merger in order to determine the number of shares of HNC Common Stock that are exercisable under such HNC Option at any point in time.


STOCK OWNERSHIP IMMEDIATELY FOLLOWING THE MERGER


           Based upon the capitalization of OSI as of the close of business on September 16, 1998 (including the number of shares of OSI Common Stock and OSI Preferred Stock outstanding and the number of shares issuable upon exercise of outstanding OSI Options), and assuming that after September 16, 1998 and prior to consummation of the Merger (i) all warrants to purchase OSI stock that were outstanding on September 16, 1998 are exercised in full and (ii) options to purchase 200,000 shares of OSI Common Stock are granted by OSI, then upon consummation of the Merger (assuming no OSI stockholders exercise appraisal rights), an aggregate of approximately 2,507,507 shares of HNC Common Stock will be issued in the Merger and HNC will assume OSI Options to purchase up to approximately 449,111 additional shares of HNC Common Stock (in each case subject to the elimination of fractional shares). Since OSI's capitalization is subject to change prior to the Effective Time, these numbers may vary from the figures that actually result from the Merger.


EFFECTS OF THE MERGER


           When the Merger is completed, Merger Sub will cease to exist, and all of the business, assets, liabilities and obligations of Merger Sub will be transferred to and assumed by OSI by operation of law, with OSI continuing in existence as the Surviving Corporation. Pursuant to the Merger Agreement, the Certificate of Incorporation of OSI, as amended and restated in the Merger Agreement, will become the Certificate of Incorporation of the Surviving Corporation and the Bylaws of OSI, as amended in the Merger Agreement, will become the Bylaws of the Surviving Corporation. The officers of the Surviving Corporation immediately after the Effective Time will be the individuals who are the officers of Merger Sub immediately prior to the Effective Time. The members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be Douglas K. Anderson and three persons nominated by HNC, who are currently anticipated to be Robert L. North, Raymond V. Thomas and Michael A. Thiemann. There will be no change in the Board of Directors or officers of HNC as a result of the Merger.



  REPRESENTATIONS AND WARRANTIES

           Under the Merger Agreement, OSI has made various representations and warranties to HNC regarding its business, including representations and warranties regarding: (i) its corporate good standing; (ii) its subsidiaries;
(iii) its due authorization of the Merger Agreement and transactions contemplated thereby; (iv) its capitalization, including outstanding stock and stock options; (v) voting arrangements and registration rights; (vi) no conflict with charter documents, corporate documents and other agreements; (vii) absence of litigation; (viii) taxes; (ix) the accuracy of certain financial information regarding OSI; (x) its title to property; (xi) the absence of certain changes to OSI's business or financial condition; (xii) certain contracts and commitments;
(xiii) the absence of default, consent requirements or restrictions with respect to material agreements; (xiv) intellectual property rights; (xv) its compliance with laws; (xvi) related party transactions and agreements; (xvii) employees, labor matters and employee benefit plans; (xviii) documents and information made available; (xix) brokers or finders; (xx) books and records; (xxi) insurance;
(xxii) environmental matters; (xxiii) voting agreements and proxies; (xxiv) the vote required of OSI's stockholders to approve the Merger Agreement and the Merger; (xxv) board approval of the Merger; (xxvi) accounting matters; (xxvii) actions that would affect qualification of the Merger as a tax-free reorganization; and (xxviii) the accuracy of the Merger Agreement, its exhibits and schedules, an OSI letter containing additional disclosure, certificates to be delivered by OSI to HNC, and the information supplied or to be supplied by or on behalf of OSI for inclusion or incorporation by reference in the Registration Statement and/or this Proxy Statement/Prospectus.

           Under the Merger Agreement, HNC and Merger Sub have also made various representations and warranties to OSI regarding their businesses, including representations and warranties regarding: (i) their corporate good standing;
(ii) due authorization of the Merger Agreement and transactions contemplated thereby; (iii) capitalization, including outstanding stock and stock options;
(iv) no conflict with charter documents, corporate documents and certain other agreements; (v) brokers or finders; (vi) absence of litigation; (vii) actions that would effect qualification of the Merger as a tax-free reorganization; and
(viii) no material adverse change. Under the Merger Agreement, HNC has also made representations and warranties to OSI regarding: (i) filings with the Commission and (ii) validity of shares to be issued in the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

           Until the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms, OSI has agreed to advise HNC promptly in writing (i) of any event that would render any representation or warranty of OSI contained in the Merger Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in OSI's business, results of operations, or financial condition. OSI has also agreed that it will carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date of the Merger Agreement and will promptly bring to the attention of HNC in writing any material deterioration in its relationship with any key customer, key supplier or key employee. Until the earlier of the Effective Time or the termination of the Merger Agreement, HNC has agreed to advise OSI promptly in writing of any event that would render any representation or warranty of HNC contained in the Merger Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

           Further, OSI has agreed it will continue to conduct its business and maintain its business relationships in the ordinary and usual course and that neither OSI nor any of its subsidiaries will, without the prior written consent of the President or Chief Financial Officer of HNC, take certain actions, including but not limited to the following: (i) borrow or lend any money, other than certain reasonable and ordinary employee expense advances; (ii) enter into any transaction or agreement not in the ordinary course of OSI's business; (iii) grant any lien or other encumbrance on any of OSI's assets; (iv) sell, transfer or dispose of any of OSI's assets except in the ordinary course of OSI's business; (v) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible; (vi) pay any bonus, increased salary or special remuneration to any officer, director, employee or consultant (except for certain normal salary increases and bonus payments consistent with OSI's past practices), enter into any new employment or consulting agreement with any such person, or enter into any indemnification agreement or agreements to advance expenses of defending any claim, suit or proceeding with any such person; (vii) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any stockholder or securityholder of OSI or make any other cash payment to any stockholder or securityholder of OSI that is unusual, or not made in the ordinary course of OSI's business consistent with its past practices; (viii) amend or terminate any contract, agreement or license to which OSI or any of its subsidiaries is a party except for certain contracts amended or terminated in the ordinary course of OSI's business or contracts that would not, if so amended or terminated, have any material impact on OSI's business or financial condition; (ix) guarantee or act as a surety for any obligation of any third party; (x) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or securities exchangeable for, or convertible into, shares of its capital stock, except that OSI may issue shares of OSI Common Stock issuable upon the exercise of OSI Options that were outstanding on September 16, 1998 (the date of the Merger Agreement), in accordance with their terms as now in effect and may grant stock options under the OSI 1994 Option Plan (but not under the OSI 1998 Stock Incentive Plan) in the ordinary course of OSI's business to OSI employees and consultants in amounts, at exercise prices and on such terms and to such persons, as are consistent with OSI's past practices; (xi) split or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities; (xii) merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity or enter into any negotiations, discussions or agreement for such purpose; (xiii) amend its Certificate of Incorporation or Bylaws; (xiv) license any of its technology or intellectual property rights except for licenses of products made in the ordinary course of OSI's business, or acquire any intellectual property rights (or any license thereto) from any third party except for any such license obtained in the ordinary course of OSI's business; (xv) modify or change the exercise or conversion rights or exercise or purchase prices of any capital stock of OSI, any OSI stock options, warrants or other OSI securities, or accelerate or otherwise modify the right to exercise any option, warrant or other right to purchase any capital stock or other securities of OSI or accelerate or otherwise modify the vesting or release of, any shares of capital stock or other securities of OSI from any repurchase options or rights of refusal held by OSI or any other party or any other restrictions unless such accelerations/modifications are expressly required and mandated by the terms of a formal written agreement or plan that was entered into prior to the execution of the Merger

Agreement and not in contemplation of the Merger or other transactions contemplated by the Merger Agreement; (xvi) purchase or otherwise acquire, or sell or otherwise dispose of any shares of HNC Common Stock, other HNC securities or any securities whose value is derived from or determined with reference to, in whole or in part, the value of HNC Common Stock or other HNC securities; and (xvii) agree to do any of the above.

           OSI has made additional covenants, including covenants relating to:
(i) the submission of the Merger and related agreements or transactions for approval by the OSI stockholders; (ii) the preparation of this Proxy Statement/Prospectus and other necessary documents and securities and regulatory filings; (iii) obtaining third party consents; (iv) giving HNC notice of litigation; (v) providing HNC with access to OSI's business and financial information; (vi) taking efforts to cause satisfaction of conditions precedent to the Merger; (vii) identifying of OSI's affiliates; (viii) accounting for the Merger as a pooling of interests; (ix) certain HNC-related investments and agreements; (x) identifying holders of OSI dissenting shares; (xi) termination of registration and voting rights; (xii) securing invention assignment and confidentiality agreements; (xiii) OSI employee option and benefit plans; (xiv) encouraging the exercise of warrants; (xv) closing of the Merger; and (xvi) actions that would affect qualification of the Merger as a tax-free reorganization.

NON-SOLICITATION

           Pursuant to the Merger Agreement, OSI has agreed that, until the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms, OSI will not, and will not authorize, encourage or permit any officer, director, employee, stockholder, affiliate or agent of OSI or any other person on OSI's or their behalf to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction; (iii) furnish any information regarding OSI to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction; (iv) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction; (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than HNC) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between OSI and any third party that is related to, provides for or concerns any Alternative Transaction. Until the earlier of the Effective Time or the termination of the Merger Agreement, OSI will promptly disclose to HNC any inquiries or proposals for Alternative Transactions received by OSI from any third parties, which disclosure shall include the identity of the party making the inquiry or proposal and the terms of the proposal. The term "Alternative Transaction" means
(i) any commitment, agreement or transaction involving or providing for the possible disposition of all or any substantial portion of OSI's business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, tender offer and/or any other form of business combination or (ii) any initial public offering of capital stock or other securities of OSI pursuant to a registration statement filed under the Securities Act.

CONDITIONS TO THE MERGER

           The obligations of OSI under the Merger Agreement to effect the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of a number of conditions, including the following: (i) the representations and warranties of HNC and Merger Sub in the Merger Agreement (as qualified in a separate disclosure letter from HNC to OSI) being true and accurate on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for representations or warranties made as of a specified date, which need be true and accurate only as of such date); (ii) HNC shall have performed and complied in all material respects with all of its covenants contained in Article 6 of the Merger Agreement; (iii) the principal terms of the Merger Agreement and the Merger shall have been duly and validly approved and adopted by OSI's stockholders and the HNC Board; (iv) the principal terms of the Merger shall have been approved and adopted by Merger Sub's Board of Directors and HNC, as Merger Sub's sole stockholder; (v) no litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the Merger or any of the other material transactions contemplated by the Merger Agreement, and there shall not be issued, enacted or adopted, or threatened in writing by any governmental authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any court, arbitrator, governmental authority or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or involves a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Merger or any other material transaction contemplated by the Merger Agreement; (vi) there shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any regulatory authority having jurisdiction, as may be required to lawfully consummate the Merger; (vii) all applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted; (viii) the Registration Statement shall have been declared effective by the Commission and no stop order affecting the issuance of the shares of HNC Common Stock or HNC Options in the Merger shall be in effect; (ix) OSI shall have received an opinion from HNC's counsel as to certain matters; (x) the shares of HNC Common Stock issuable in the Merger and the shares of HNC Common Stock issuable upon the exercise of HNC Options issued in the Merger shall be authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance; and (xi) there shall not have been any material adverse change in the financial condition, properties, assets, liabilities, business, results of operations or operations of HNC and its subsidiaries, taken as a whole, except that (A) a change arising or resulting, directly or indirectly, from general industry, economic or stock market conditions, (B) a change that is proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of HNC to, the Merger Agreement, the Merger or any of the transactions contemplated by the Merger Agreement and (C) a decrease in the market price of HNC Common Stock, by itself, will not be considered such a material adverse change.



           The obligations of HNC under the Merger Agreement to effect the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of a number of conditions, including the following: (i) the representations and warranties of OSI in the Merger Agreement (as qualified in a separate disclosure letter from OSI to HNC) that are qualified as to materiality shall be true and correct, and those that are not qualified as to materiality shall be true and correct in all material respects, in each case, on and as of the Closing) with the same force and effect as if they had been made at the Closing Date (except for any such representations or warranties made as of a specified date, which need be true and accurate only as of such date); (ii) OSI shall have performed and complied in all material respects with all of its covenants contained in
Article 5 of the Merger Agreement; (iii) there shall not have been any material adverse change in the financial condition, properties, assets, liabilities, business, results of operations or operations of OSI and its subsidiaries, taken as a whole, except that (A) a change arising or resulting, directly or indirectly, from general industry, economic or stock market conditions and (B) a change that is proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of OSI to, the Merger Agreement, the Merger or any of the transactions contemplated by the Merger Agreement, will not be considered such a material adverse change;
(iv) there shall not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Merger or any other material transaction contemplated by the Merger Agreement or any related agreement; (v) no litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing any of the transactions contemplated by the Merger Agreement, or which could be reasonably expected to have a material adverse effect on OSI; (vi) there shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any regulatory authority having jurisdiction, as may be required to lawfully consummate the Merger; (vii) all applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted; (viii) HNC shall have received an opinion from OSI's counsel as to certain matters; (ix) HNC shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by the Merger Agreement to provide for the continuation in full force and effect of any and all material contracts, agreements and leases of OSI and its subsidiaries after the Merger and the preservation of OSI's intellectual property rights and other assets and properties after the Merger and for HNC to consummate the Merger and the other transactions contemplated by the Merger Agreement and related agreements; (x) the principal terms of the Merger Agreement, the Merger and the related agreements shall have been duly and validly approved and adopted by the OSI Board and the valid and affirmative vote of OSI's stockholders, as described in the Merger Agreement and required by the DGCL and OSI's Certificate of Incorporation and Bylaws; (xi) the number of the outstanding shares of OSI Common Stock and OSI Preferred Stock (if any) that have not affirmatively voted in favor of the Merger and are eligible to exercise or perfect any statutory appraisal rights of dissenting stockholders under applicable law will not exceed 5% of the shares of OSI Common Stock outstanding on the Record Date (computed assuming full conversion of the OSI Preferred Stock into OSI Common Stock on such Record Date); (xii) each director, executive officer and 10% or greater stockholder of OSI and each affiliate of OSI who is to receive HNC Common Stock in the Merger will have executed and delivered to HNC an OSI Affiliate Agreement agreeing to certain covenants regarding the disposition of OSI securities and HNC securities; (xiii) HNC shall have received from each of Douglas K. Anderson, Graham H. Gurney, John L. Person, Clifford I. Waggoner and Richard J. Willemin fully executed Non-Competition Agreements; (xiv) HNC shall have received a fully executed Escrow Agreement; (xv) the Registration Statement shall have been declared effective by the Commission and no stop order affecting the issuance of the shares of HNC Common Stock or HNC Options in the Merger shall be in effect; (xvi) each of Douglas K. Anderson and John L. Person shall have continued to be full-time employees of OSI prior to and through the Effective Time and shall have accepted offers of continued at will employment with OSI following the Effective Time, pursuant to written offer letters in which such persons commit to continue to be full-time employees for two years after the Effective Time; (xvii) the directors of OSI in office immediately prior to the Effective Time of the Merger (other than such director designated in the Merger Agreement to be a director of OSI immediately after the Effective
Time) shall have resigned as directors of the Surviving Corporation in writing effective as of the Effective Time; (xviii) HNC shall have been advised in writing, as of the Effective Time, by its independent accountants, PricewaterhouseCoopers LLP, that, subject to customary qualifications, they concur with HNC management's conclusion that no conditions exist that would preclude HNC from accounting for the Merger as a pooling of interests, and OSI will have been advised in writing, as of the Effective Time, by its independent accountants, PricewaterhouseCoopers LLP, that, subject to customary qualifications, they concur with management's conclusion that no conditions exist that would preclude OSI from being a party to a business combination for which the pooling of interests method of accounting would be available; (xix) OSI's warrants and other securities (other than the OSI Options or OSI Preferred Stock), will have been exercised in full in accordance with their current terms and conditions, so that no OSI securities, other than OSI Options, OSI Common Stock and OSI Preferred Stock, will be outstanding immediately prior to the Effective Time; (xx) each of BISYS Group and COCC shall have executed and delivered to OSI a written release and waiver agreement, waiving and terminating certain rights; and (xxi) certain investors of OSI shall have executed and delivered to OSI written agreements confirming the waiver and/or termination of certain of their rights upon consummation of the Merger under their agreements with OSI.


TERMINATION, AMENDMENT AND WAIVER

           The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of HNC and OSI. In addition, either HNC or OSI, by giving written notice to the other, may terminate the Merger Agreement (i) if a court of competent jurisdiction or other governmental authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) if the Merger shall not have been consummated by midnight Pacific time on March 31, 1999, provided that the right to terminate the Merger Agreement pursuant to the provision described in this clause (ii) will not be available to any party whose failure to perform in any material respect any of its obligations under the Merger Agreement results in the failure of any condition set forth in the Merger Agreement or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty made under the Merger Agreement by such party, if the other party has performed in all material respects its obligations under the Merger Agreement and the representations and warranties of such other party to the Merger Agreement are true and correct in all material respects as of the Termination Date. Further, either HNC or OSI may terminate the Merger Agreement at any time prior to the Closing if the other has committed (or, in the case of a termination by OSI, Merger Sub has committed) a material breach of (i) any of its representations and warranties under the Merger Agreement; or (ii) any of its covenants under the Merger Agreement, and has not cured such material breach within 30 days after the party seeking to terminate the Merger Agreement has given the other party written notice of the material breach and its intention to terminate the Merger Agreement. Termination of the Merger Agreement by a party (the "Terminating Party") in accordance with the Merger Agreement shall not give rise to any obligation or liability on the part of the Terminating Party on account of such termination, except to the extent otherwise expressly provided in the Merger Agreement.

           Any term or provision of the Merger Agreement may be amended, and the observance of any term of the Merger Agreement may be waived, only by a writing signed by the party to be bound thereby. The waiver by a party of any breach of the Merger Agreement or default in the performance of the Merger Agreement will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Merger Agreement may be amended by the parties at any time before or after approval of the Merger Agreement by the stockholders of OSI, but, after such approval, no amendment will be made which by applicable law requires the further approval of the stockholders of OSI without obtaining such further approval. At any time prior to the Effective Time, each of OSI and HNC, by action taken by its Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it in the Merger Agreement or any document delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions for its benefit in the Merger Agreement. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions of the Merger Agreement will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

LIQUIDATED DAMAGES


           Under the Merger Agreement, both HNC and OSI have agreed to consummate the Merger if all the conditions precedent to such party's obligations to consummate the Merger under the Merger Agreement have been satisfied or waived prior to the Termination Date and the other party elects to consummate the Merger. Under the Merger Agreement, HNC has agreed with OSI that if (a) HNC breaches the above-mentioned covenant and refuses to consummate the Merger, or (b) HNC does not consummate the Merger and terminates the Merger Agreement solely due to OSI's failure to satisfy, by the Termination Date, certain closing conditions related to obtaining certain confirmations, releases and waivers from several OSI stockholders of certain rights under investors' rights agreements OSI entered into with such stockholders in connection with their investments in OSI stock, then HNC will: (a) if requested to do so by OSI within 30 days after such a termination of the Merger Agreement by HNC, purchase 625,000 shares of OSI Common Stock at a price of $8.00 per share for cash on certain terms (which include giving HNC the right to elect one representative to the OSI Board and granting HNC certain registration rights), and (b) if requested to do so by OSI within 30 days after such a termination of the Merger Agreement by HNC, lend OSI the principal sum of $5 million, or such lesser sum as OSI may request (which loan would mature no later than one year after it was advanced, would be secured by OSI's assets and would bear interest at 2% above the prime rate charged by a designated national bank). The above-described equity investment in and/or loan to OSI by HNC would constitute liquidated damages and OSI's sole and exclusive right and remedy for any breach by HNC of its obligations under the above-mentioned covenant of the Merger Agreement or any failure by HNC to consummate the Merger for any of the reasons described above in this paragraph.


INDEMNIFICATION AND ESCROW


           In connection with the Merger, HNC, Douglas K. Anderson, as the Representative and State Street Bank and Trust Company of California, N.A. or a similar institution, as the Escrow Agent will enter into the Escrow Agreement. Pursuant to the Escrow Agreement, upon the Closing of the Merger, HNC will withhold 5% of the shares of HNC Common Stock to be issued to OSI stockholders in the Merger (the "Escrow Shares") and will deliver certificates representing such Escrow Shares to the Escrow Agent, together with related stock transfer powers, to be held by the Escrow Agent as security for the OSI stockholders' indemnification obligations under the Merger Agreement and the Escrow Agreement. Pursuant to these indemnification obligations, the OSI stockholders will indemnify and hold harmless HNC and the Surviving Corporation and their respective officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control HNC or the Surviving Corporation ("Indemnified Persons") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs ("Damages") directly or indirectly incurred, resulting or and arising out of: (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by OSI in the Merger Agreement or in the related documents and certificates delivered pursuant to the Merger Agreement;
(ii) any failure of any information pertaining to OSI and contained in the Registration Statement or this Prospectus/Proxy Statement to be true, correct and complete; or (iii) any legal, auditors', investment bankers' and financial advisors' fees and other expenses incurred by OSI with respect to the Merger Agreement, the Merger and the transactions contemplated thereby in excess of $2,200,000 ("Excess Transaction Expenses"). Such Damages do not include any overhead costs of HNC personnel not involving out-of-pocket expense and the amount of Damages incurred by an Indemnified Person will be reduced dollar for dollar by the amount of any insurance proceeds actually received by HNC (or any subsidiary of HNC) on account of such Damages and the amount of U.S. federal or state tax savings that have been demonstrated to be actually recognized or recognizable by HNC for tax periods beginning on or after the Effective Time and that are directly attributable to Damages otherwise recoverable under the Merger Agreement. With the exception of OSI's obligations for Excess Transaction Expenses, the indemnification obligations will not apply unless and until the aggregate Damages exceeds a cumulative aggregate of $250,000, in which event OSI stockholders will be liable to indemnify for all Damages

(inclusive of the first $250,000 of Damages). Satisfaction of the indemnification obligations of the holders of OSI Common Stock and OSI Preferred Stock will be effected solely by the forfeiture of the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement. However, these limitations do not restrict HNC's rights against (i) any person (including any OSI stockholder) with respect to any fraudulent conduct or any fraudulent misrepresentations or omission by such person or (ii) any OSI stockholder, with respect to any failure of such OSI stockholder to have good, valid and marketable title to any issued and outstanding shares of OSI Common Stock or OSI Preferred Stock held (or asserted to have been held) by such OSI stockholder, free and clear of all liens, claims and encumbrances, or to have the full right, capacity and authority to vote such person's shares of stock of OSI stock in favor of the Merger and any other transaction contemplated by the Merger Agreement. The Escrow Shares will be held by the Escrow Agent until the first anniversary of the Effective Time (the "Escrow Release Date"). OSI stockholders may be required to submit an IRS Form W-9 or W-8 backup withholding statement to the Escrow Agent in order to have their shares of HNC Common Stock released from escrow upon its expiration. Within seven business days after the Escrow Release Date, the Escrow Agent will release from escrow for delivery to each former OSI stockholder the certificates representing such holder's Escrow Shares minus (i) any Escrow Shares delivered to HNC in satisfaction of claims for Damages and minus (ii) any Escrow Shares that may be subject to delivery to HNC with respect to any then pending but unresolved claims for Damages. Any Escrow Shares held as a result of pending but unresolved claims for Damages will be released to the former OSI stockholders or released to HNC for cancellation, as the case may be, within seven business days after resolution of each specific claim involved. If the Representative contests a claim for Damages, such contested claim will be resolved either by settlement or binding arbitration.



RELATED AGREEMENTS


           OSI Affiliate Agreement. To help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes, each person determined by OSI to be an affiliate of OSI shall enter into an Affiliate Agreement, pursuant to which such stockholder shall agree not to dispose of, or take any action that would reduce its risk of ownership or investment in, any securities of HNC (i) during the 30-day period immediately preceding the Effective Time or (ii) until such time after the Effective Time as HNC has publicly released a report including the combined financial results of HNC and OSI for a period of at least 30-days of combined operations of HNC and OSI after the Merger. OSI will use its diligent efforts to cause each person or entity who may become an affiliate of OSI to execute and deliver an Affiliate Agreement to HNC promptly after such person or entity becomes an affiliate of OSI.



           Voting Agreement. Pursuant to the Voting Agreements, OSI stockholders that beneficially own an aggregate of 875,000 shares of OSI Common Stock and 4,747,361 shares of OSI Preferred Stock have agreed (i) not to offer, sell, transfer or dispose of or encumber any shares of their OSI Common Stock or OSI Preferred Stock until the Effective Time or the valid termination of the Merger Agreement in accordance with its terms; (ii) to vote all their shares of OSI Common Stock or OSI Preferred Stock in favor of the Merger, the Merger Agreement and the actions contemplated thereby and the actions required in furtherance thereof; (iii) to vote all their shares of OSI Common Stock or OSI Preferred Stock against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of OSI under the Merger Agreement or would preclude fulfillment of a condition precedent under the Merger Agreement to OSI's or HNC's or Merger Sub's obligation to consummate the Merger; (iv) to vote all their shares of OSI Common Stock or OSI Preferred Stock against the following actions (other than the Merger and the transactions contemplated thereby): (A) any Alternative Transaction, (B) any extraordinary corporate transaction involving OSI or any subsidiary of OSI (such as a merger, consolidation or other business combination), (C) any sale, lease or transfer of a material amount of assets of the OSI or any subsidiary of OSI, other than in the ordinary course of business, (D) any reorganization, recapitalization, dissolution or liquidation of OSI or any subsidiary of OSI, (E) any change in a majority of the board of directors of OSI, (F) any amendment to OSI's Certificate of Incorporation, (G) any material change in the capitalization of OSI or its corporate structure, (H) a registered public offering of OSI's capital stock pursuant to a registration statement filed under the Securities Act, or (I) any other action which is intended, or could be reasonably expected to, impede interfere with, delay, postpone, discourage or adversely affect the Merger or any transactions contemplated thereby; (iv) to vote all their shares of OSI Common Stock or OSI Preferred Stock in favor of the termination, effective immediately prior to the effectiveness of the Merger, of any rights of first refusal, rights of notice, rights of co-sale, information rights, registration rights, preemptive rights or similar rights held by such OSI stockholders under any agreement, arrangement or understanding with respect to such OSI stockholder's holdings of OSI Common Stock or OSI Preferred Stock; (v) not to enter into any agreement or understanding to vote or give instructions in any manner inconsistent with the terms of the Voting Agreement; (vi) to deliver irrevocable proxies with respect to those stockholders' holdings of OSI Common Stock and OSI Preferred Stock; (vii) to take such actions to waive and terminate all appraisal rights, rights of first refusal, registration rights, and other similar rights, as well as terminate all agreements under which such rights were granted; and (viii) not to, nor allow any agent or representative of such stockholders to, solicit, approve, initiate discussions or take any other action in opposition to or in competition with the Merger. Holders of a total of approximately 39.1% and 89.4% of the outstanding shares of OSI Common Stock and OSI Preferred Stock, respectively, who are or may be affiliates of OSI, have signed Voting Agreements.

           Non-Competition Agreement. Douglas K. Anderson, Graham H. Gurney, John L. Person, Clifford I. Waggoner and Richard J. Willemin will enter into Non-Competition Agreements providing that, for three years following the Effective Time, they will not directly or indirectly engage in any business that is competitive with or substantially similar to the business engaged in by OSI, or presently proposed to be conducted by OSI.

                    UNAUDITED PRO FORMA CONSOLIDATED COMBINED
                              FINANCIAL INFORMATION



           The following unaudited pro forma consolidated combined financial information assumes a business combination between HNC and OSI that is accounted for as a pooling of interests and is based on the companies' respective historical financial statements and the notes thereto. The unaudited pro forma consolidated combined balance sheet gives effect to the acquisition of OSI as if it had occurred on September 30, 1998. The unaudited pro forma consolidated combined statements of operations give effect to the acquisition of OSI as if it had occurred at the beginning of the periods presented, combining HNC's historical results for the nine month periods ended September 30, 1997 and 1998 and each of the three years in the period ended December 31, 1997 with the corresponding historical OSI results for those respective periods. The pro forma information does not reflect transaction costs of approximately $4.5 million expected to be incurred to complete the Merger.

           The unaudited pro forma consolidated combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition of OSI had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.


           The unaudited pro forma consolidated combined financial information is based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of HNC and the historical financial statements and the related notes thereto of OSI included elsewhere in this Proxy Statement/Prospectus.

                                HNC SOFTWARE INC.


                    UNAUDITED PRO FORMA CONSOLIDATED COMBINED
                                  BALANCE SHEET
                               SEPTEMBER 30, 1998
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                         HISTORICAL                         PRO FORMA (1)
                                                                  ------------------------            -------------------------
                                                                    HNC              OSI     NOTES    ADJUSTMENTS      COMBINED
                                                                  --------         -------   -----    -----------      --------
                                                                  ASSETS
Current assets:
   Cash and cash equivalents..................................     $40,746          $5,603    (2)      $(4,500)         $41,849
   Investments available for sale.............................      48,725              --                  --           48,725
   Accounts receivable, net...................................      50,391           2,290                  --           52,681
   Current portion of deferred income taxes...................       8,873              --                  --            8,873
   Other current assets.......................................       4,711             505                  --            5,216
                                                                  --------         -------             -------         --------
      Total current assets....................................     153,446           8,398              (4,500)         157,344



Property and equipment, net...................................      14,597           1,758                  --           16,355
Deferred income taxes, less current portion...................      18,180              --                  --           18,180
Long-term investments available for sale......................      61,125              --                  --           61,125
Other assets..................................................      11,226             589                  --           11,815
                                                                  --------         -------             -------         --------
                                                                  $258,574         $10,745             $(4,500)        $264,819
                                                                  ========         =======             =======         ========


       LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK, MINORITY INTEREST AND STOCKHOLDERS' EQUITY (DEFICIT)


Current liabilities:
   Accounts payable...........................................      $5,892            $997             $    --           $6,889
   Accrued liabilities........................................       9,567           1,213                  --           10,780
   Deferred revenue...........................................       7,881           2,451                  --           10,332
   Other current liabilities..................................         104              --                  --              104
                                                                   -------          ------             -------          -------
      Total current liabilities...............................      23,444           4,661                  --           28,105

   Convertible Subordinated Notes.............................     100,000              --                  --          100,000
   Other non-current liabilities..............................          30             111                  --              141
                                                                   -------          ------             -------          -------
      Total liabilities.......................................     123,474           4,772                  --          128,246
                                                                   -------          ------             -------          -------

Mandatorily redeemable convertible preferred stock and
   warrants...................................................          --          16,140    (3)      (16,140)              --
Minority interest in consolidated subsidiary..................         157              --                  --              157
                                                                   -------         -------             -------         --------
Stockholders' equity (deficit):
   Preferred stock, $0.01 par value - 1,417 shares
      authorized:  1,417 and 0 shares issued and
      outstanding.............................................          --              14    (3)          (14)              --
   Common stock, $0.01 par value - 19,055 shares
      authorized: 2,236 and 0 shares issued and
      outstanding.............................................          --              22    (3)          (22)              --
   Preferred stock, $0.001 par value - 4,000 shares
      authorized:  no shares issued and outstanding...........          --              --                  --               --
   Common stock, $0.001 par value - 50,000 shares
      authorized: 25,809 and 28,022 shares issued and
      outstanding.............................................          26              --    (3)            2               28
   Paid-in capital............................................     131,502           4,312    (3)       16,174          151,988
   Accumulated other comprehensive income.....................         (23)             --                  --              (23)
   Retained earnings (accumulated deficit)....................       3,438         (14,515)   (2)       (4,500)         (15,577)
                                                                  --------         -------             -------         --------
Total stockholders' equity (deficit)..........................     134,943         (10,167)             11,640          136,416
                                                                  --------         -------             -------         --------
                                                                  $258,574         $10,745             $(4,500)        $264,819
                                                                  ========         =======             =======         ========




See accompanying notes to unaudited pro forma consolidated combined financial information.

                                HNC SOFTWARE INC.


                    UNAUDITED PRO FORMA CONSOLIDATED COMBINED
                             STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                      (in thousands, except per share data)



                                                                     HISTORICAL                                    PRO FORMA (1)
                                                              ---------------------------
                                                                HNC                 OSI            NOTES           COMBINED
                                                              -------              ------          -----           --------
Revenues:
   License and maintenance..................................  $97,480              $5,805                         $103,285
   Installation and implementation..........................   10,717               3,196                           13,913
   Contracts and other......................................   11,165                 475                           11,640
   Service bureau...........................................    6,610                  --                            6,610
                                                             --------             -------                         --------
      Total revenues........................................  125,972               9,476                          135,448
                                                             --------             -------                         --------
Operating expenses:
   License and maintenance..................................   22,168               1,685                           23,853
   Installation and implementation..........................    7,692               2,679                           10,371
   Contracts and other......................................    8,437                 689                            9,126
   Service bureau...........................................    4,050                  --                            4,050
   Research and development.................................   23,466               1,564                           25,030
   Sales and marketing......................................   25,245               2,577                           27,822
   Contract termination.....................................       --               1,265                            1,265
   Public offering costs....................................       --               1,055                            1,055
   General and administrative...............................   10,847               2,180                           13,027
   In-process research and development......................   22,783                  --                           22,783
   Acquisition related amortization.........................      906                  --                              906
                                                             --------             -------                         --------
     Total operating expenses..............................   125,594              13,694                          139,288
                                                             --------             -------                         --------
Operating income (loss).....................................      378              (4,218)                          (3,840)

Interest and other income...................................    4,912                 251                            5,163
Interest expense............................................   (3,205)                 (4)                          (3,209)
Minority interest in income of consolidated subsidiary......     (114)                 --                             (114)
                                                             --------             -------                         --------
        Loss before income tax provision....................    1,971              (3,971)                          (2,000)
Income tax provision........................................    6,562                  --                            6,562
                                                             --------             -------                         --------
           Net loss.........................................  $(4,591)            $(3,971)                         $(8,562)
                                                             =========            =======                         ========

Earnings per share:
      Basic net loss per common share.......................   $(0.18)             $(1.80)        (4)               $(0.31)
                                                               ======              ======                           ======
      Diluted net loss per common share.....................   $(0.18)             $(1.80)        (4)               $(0.31)
                                                               ======              ======                           ======

Shares used in computing basic net loss per common share....   25,217               2,207         (4)               27,472
                                                               ======               =====                           ======
Shares used in computing diluted net loss per common share..   25,217               2,207         (4)               27,472
                                                               ======               =====                           ======




See accompanying notes to unaudited pro forma consolidated combined financial information.

                               HNC SOFTWARE INC.


                    UNAUDITED PRO FORMA CONSOLIDATED COMBINED
                             STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                      HISTORICAL                                    PRO FORMA(1)
                                                                --------------------------
                                                                 HNC                 OSI              NOTES         COMBINED
                                                               -------              ------            -----         --------
Revenues:
   License and maintenance...................................  $64,347              $2,045                          $66,392
   Installation and implementation...........................    7,203               1,159                            8,362
   Contracts and other.......................................    6,202                 105                            6,307
   Service bureau............................................    3,902                  --                            3,902
                                                                 -----               -----                            -----
      Total revenues.........................................   81,654               3,309                           84,963
                                                                ------               -----                           ------

Operating expenses:
   License and maintenance...................................   13,987               1,054                           15,041
   Installation and implementation...........................    3,551               1,649                            5,200
   Contracts and other.......................................    4,415                  55                            4,470
   Service bureau............................................    2,986                  --                            2,986
   Research and development..................................   15,376               1,512                           16,888
   Sales and marketing.......................................   15,477               1,454                           16,931
   General and administrative................................    8,369               1,121                            9,490
                                                                 -----               -----                            -----
      Total operating expenses...............................   64,161               6,845                           71,006
                                                                ------               -----                           ------

Operating income (loss)......................................   17,493              (3,536)                          13,957

Interest and other income....................................    1,511                 128                            1,639
Interest expense.............................................      (63)                 (7)                             (70)
                                                                  ----                 ---                             ----

        Income (loss) before income tax provision............   18,941              (3,415)                          15,526
Income tax provision.........................................    4,643                  --                            4,643
                                                                 -----               -----                            -----
           Net income (loss).................................  $14,298             $(3,415)                         $10,883
                                                               =======             =======                          =======

Earnings per share:
      Basic net income (loss) per common share...............    $0.59              $(1.59)        (4)                $0.42
                                                                 =====              ======                            =====
      Diluted net income (loss) per common share.............    $0.56              $(1.59)        (4)                $0.39
                                                                 =====              ======                            =====

Shares used in computing basic net income (loss)
   per common share..........................................   24,213               2,152         (4)               26,145
                                                                ======               =====                           ======
Shares used in computing diluted net income (loss)
   per common share..........................................   25,574               2,152         (4)               27,701
                                                                ======               =====                           ======




See accompanying notes to unaudited pro forma consolidated combined financial information.

                               HNC SOFTWARE INC.


                    UNAUDITED PRO FORMA CONSOLIDATED COMBINED
                             STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                      HISTORICAL                                   PRO FORMA (1)
                                                               ---------------------------
                                                                 HNC                 OSI           NOTES           COMBINED
                                                               -------              ------         -----           --------
Revenues:
   License and maintenance...................................  $89,643              $4,505                          $94,148
   Installation and implementation...........................   10,702               1,959                           12,661
   Contracts and other.......................................    7,772                 185                            7,957
   Service bureau............................................    5,618                  --                            5,618
                                                                 -----               -----                            -----
      Total revenues.........................................  113,735               6,649                          120,384
                                                               -------               -----                          -------

Operating expenses:
   License and maintenance...................................   19,937               1,801                           21,738
   Installation and implementation...........................    5,174               2,416                            7,590
   Contracts and other.......................................    5,438                  93                            5,531
   Service bureau............................................    4,320                  --                            4,320
   Research and development..................................   21,151               1,902                           23,053
   Sales and marketing.......................................   22,049               2,132                           24,181
   General and administrative................................   12,626               1,569                           14,195
                                                                ------               -----                           ------
      Total operating expenses...............................   90,695               9,913                          100,608
                                                                ------               -----                          -------

Operating income (loss)......................................   23,040              (3,264)                          19,776

Interest and other income....................................    2,003                 218                            2,221
Interest expense.............................................      (81)                 (9)                             (90)
Minority interest in income of consolidated subsidiary.......      (43)                 --                              (43)
                                                                 -----               -----                            -----

        Income (loss) before income tax provision............   24,919              (3,055)                          21,864
Income tax provision.........................................    7,354                  --                            7,354
                                                                 -----               -----                            -----
           Net income (loss).................................  $17,565             $(3,055)                         $14,510
                                                               =======             =======                          =======

Earnings per share:
      Basic net income (loss) per common share...............    $0.72              $(1.42)        (4)                $0.55
                                                                 =====              ======                            =====
      Diluted net income (loss) per common share.............    $0.68              $(1.42)        (4)                $0.52
                                                                 =====              ======                            =====

Shares used in computing basic net income (loss)
   per common share..........................................   24,275               2,155         (4)               26,278
                                                                ======               =====                           ======
Shares used in computing diluted net income (loss)
   per common share..........................................   25,681               2,155         (4)               27,939
                                                                ======               =====                           ======





See accompanying notes to unaudited pro forma consolidated combined financial information.

                               HNC SOFTWARE INC.


                    UNAUDITED PRO FORMA CONSOLIDATED COMBINED
                             STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                   HISTORICAL                                PRO FORMA (1)
                                                          ---------------------------
                                                             HNC                 OSI         NOTES           COMBINED
                                                          -------               -----        -----           --------
Revenues:
   License and maintenance..............................  $48,890                $879                          $49,769
   Installation and implementation......................    6,691                 140                            6,831
   Contracts and other..................................   11,128                  --                           11,128
   Service bureau.......................................    4,730                  --                            4,730
                                                            -----               -----                            -----
      Total revenues....................................   71,439               1,019                           72,458
                                                           ------               -----                           ------

Operating expenses:
   License and maintenance..............................   13,725               1,100                           14,825
   Installation and implementation......................    2,714                 937                            3,651
   Contracts and other..................................    7,694                  --                            7,694
   Service bureau.......................................    3,365                  --                            3,365
   Research and development.............................   13,808               1,060                           14,868
   Sales and marketing..................................   11,923               1,051                           12,974
   General and administrative...........................    8,551                 645                            9,196
                                                            -----               -----                            -----
      Total operating expenses..........................   61,780               4,793                           66,573
                                                           ------               -----                           ------

Operating income (loss).................................    9,659              (3,774)                           5,885

Interest and other income...............................    2,178                 139                            2,317
Interest expense........................................     (478)                 (3)                            (481)
                                                             -----              ------                            -----

        Income (loss) before income tax benefit.........   11,359              (3,638)                           7,721
Income tax benefit......................................     (534)                 --                             (534)
                                                             ----               -----                             ----
           Net income (loss)............................  $11,893             $(3,638)                          $8,255
                                                          =======             =======                           ======

Earnings per share:
      Basic net income (loss) per common share..........    $0.50              $(1.73)        (4)                $0.33
                                                            =====              ======                            =====
      Diluted net income (loss) per common share........    $0.47              $(1.73)        (4)                $0.31
                                                            =====              ======                            =====

Shares used in computing basic net income (loss)
   per common share.....................................   23,552               2,103         (4)               25,077
                                                           ======               =====                           ======
Shares used in computing diluted net income (loss)
   per common share.....................................   25,363               2,103         (4)               26,943
                                                           ======               =====                           ======





See accompanying notes to unaudited pro forma consolidated combined financial information.

                                HNC SOFTWARE INC.

                    UNAUDITED PRO FORMA CONSOLIDATED COMBINED
                             STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                             HISTORICAL                                   PRO FORMA (1)
                                                      ---------------------------
                                                        HNC                  OSI        NOTES             COMBINED
                                                      -------               -----       -----             --------
Revenues:
   License and maintenance..........................  $24,561                $220                          $24,781
   Installation and implementation..................    4,648                  48                            4,696
   Contracts and other..............................    9,146                  --                            9,146
   Service bureau...................................    5,349                  --                            5,349
                                                        -----               -----                            -----
      Total revenues................................   43,704                 268                           43,972
                                                       ------               -----                           ------

Operating expenses:
   License and maintenance..........................    7,903                 381                            8,284
   Installation and implementation..................    1,425                 319                            1,744
   Contracts and other..............................    6,894                  --                            6,894
   Service bureau...................................    3,025                  --                            3,025
   Research and development.........................    6,998                 661                            7,659
   Sales and marketing..............................    7,276                 398                            7,674
   General and administrative.......................    5,101                 399                            5,500
                                                        -----               -----                            -----
      Total operating expenses......................   38,622               2,158                           40,780
                                                       ------               -----                           ------

Operating income (loss).............................    5,082              (1,890)                           3,192

Interest and other income...........................      912                  17                              929
Interest expense....................................     (428)                (22)                            (450)
                                                         -----                ----                            ----

        Income (loss) before income tax benefit.....    5,566              (1,895)                           3,671
Income tax benefit..................................     (511)                 --                             (511)
                                                         ----               -----                             ----
           Net income (loss)........................   $6,077             $(1,895)                          $4,182
                                                       ======             =======                           ======

Earnings per share:
      Basic net income (loss) per common share......    $0.38              $(0.98)        (4)                $0.24
                                                        =====              ======                            =====
      Diluted net income (loss) per common share....    $0.28              $(0.98)        (4)                $0.18
                                                        =====              ======                            =====

Shares used in computing basic net income (loss)
   per common share.................................   15,195               1,936         (4)               16,100
                                                       ======               =====                           ======
Shares used in computing diluted net income (loss)
   per common share.................................   21,510               1,936         (4)               22,667
                                                       ======               =====                           ======




See accompanying notes to unaudited pro forma consolidated combined financial information.

                                HNC SOFTWARE INC.

               NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED
                              FINANCIAL INFORMATION

(1) The unaudited pro forma consolidated combined financial statements of HNC and OSI give retroactive effect to the proposed OSI acquisition which will be accounted for as a pooling of interests and, as a result, such statements are presented as if the companies had been combined for all periods presented.

           There were no material differences between the accounting policies of HNC and OSI. Certain amounts have been reclassified to conform to the pro forma presentation.


(2) Transaction costs expected to be incurred to complete the Merger approximate $4.5 million and consist primarily of investment banking, legal and accounting fees, and printing, mailing and registration expenses. Due to the non-recurring nature of these costs, they have not been reflected in the pro forma statement of operations.


(3) These pro forma adjustments reflect the assumed exchange of all outstanding shares of OSI Preferred Stock and OSI Common Stock for an aggregate of approximately 2,507,507 shares of HNC Common Stock to effect the OSI acquisition.


(4) Pro forma share and per share amounts are based upon weighted average options and warrants, using the treasury stock method, and shares outstanding during each period. Based on the capitalization of OSI on September 16, 1998, and assuming the issuance of options to purchase 200,000 shares of OSI Common Stock before consummation of the Merger, and that all warrants to purchase OSI capital stock that were outstanding on September 16, 1998 are exercised in full prior to consummation of the Merger, as a result of the Merger, each outstanding share of OSI Common Stock will be converted into the right to receive 0.23794 shares of HNC Common Stock and each outstanding share of OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock and OSI Series D Preferred Stock will be converted into the right to receive 0.27594, 0.31394, 0.31394, 0.35194 and 0.38993 shares of HNC Common Stock, respectively. In addition, based on the same assumptions, each OSI Option will be assumed by HNC and the number of shares underlying such options will be converted into an option to purchase a number of shares of HNC Common Stock equal to the number of shares of OSI Common Stock subject to such OSI Option multiplied by 0.23794.

               HNC SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



           The following selected historical consolidated financial data of HNC for each of the three years in the period ended December 31, 1997 and as of December 31, 1996 and 1997 have been derived from the audited HNC historical consolidated financial statements, and should be read in conjunction with such financial statements and the notes thereto included elsewhere in this Registration Statement. The selected historical consolidated financial data for HNC for the years ended December 31, 1993 and 1994 and as of December 31, 1993, 1994 and 1995 have been derived from audited HNC historical consolidated financial statements and should be read in conjunction with such financial statements and the notes thereto, which are on file with the Commission. The consolidated statement of operations data of HNC for the nine-month periods ended September 30, 1997 and 1998 and the consolidated balance sheet data of HNC at September 30, 1998 are unaudited but have been prepared on the same basis as the audited consolidated financial statements of HNC and, in the opinion of management of HNC, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the nine-month periods ended September 30, 1997 and 1998 are not necessarily indicative of results to be expected for any future periods.




                                                                                                    NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                 ------------------------------------------------  ------------------
                                                   1993      1994      1995      1996      1997      1997      1998
                                                 --------  --------  --------  --------  --------  --------  --------
STATEMENT OF OPERATIONS DATA: (1)
    Total revenues............................   $ 16,167  $ 29,838  $ 43,704  $ 71,439  $113,735  $ 81,654  $125,972
    Operating income..........................      1,034     2,881     5,082     9,659    23,040    17,493       378
    Net income (loss).........................        875     3,142     6,077    11,893    17,565    14,298    (4,591)
    Basic net income (loss) per common
      share(2)(3).............................       0.02      0.28      0.38      0.50      0.72      0.59     (0.18)
    Diluted net income (loss) per common
      share(2)(3).............................       0.02      0.17      0.28      0.47      0.68      0.56     (0.18)
    Shares used in computing basic net........
      income (loss) per common share..........      8,591     8,642    15,195    23,552    24,275    24,213    25,217
    Shares used in computing diluted net......
      income (loss) per common share(4).......      9,289    18,142    21,510    25,363    25,681    25,574    25,217




                                                                                  AS OF DECEMBER 31,                 SEPTEMBER 30,
                                                                  -------------------------------------------------  -------------
                                                                    1993       1994      1995      1996      1997         1998
                                                                  --------   --------  --------  --------  --------  -------------
BALANCE SHEET DATA:
   Cash, cash equivalents and investments available for sale..    $  4,679   $  7,827  $ 44,975  $ 34,849  $ 42,946     $150,596
   Total assets...............................................      10,944     20,663    63,113    98,293   119,877      258,574
   Long-term obligations, less current portion................       1,470      1,212     1,659       683       239      100,030
   Total stockholders' (deficit) equity.......................      (5,553)       841    50,861    84,970   103,860      134,943


(1) The selected consolidated financial data gives retroactive effect to the acquisitions of Risk Data, Retek and CompReview for all periods presented, accounted for as poolings of interests.


(2) The computations for basic net income per common share for 1993, 1994 and 1995 include reductions of consolidated net income in the amounts of $717, $717 and $348, respectively, related to the accretion of dividends on mandatorily redeemable convertible Preferred Stock, which converted into HNC Common Stock upon the closing of HNC's initial public offering on June 26, 1995. The computation of diluted net income per common share for 1993 does not include the assumed conversion of all outstanding shares of mandatorily redeemable convertible Preferred Stock into 7,675 shares of HNC Common Stock or an increase to net income per common share related to the elimination of dividend accretion on such Preferred Stock as the impact would be antidilutive.


(3) Prior to the acquisition of CompReview by HNC on November 28, 1997, CompReview had elected subchapter S corporation status for income tax purposes; therefore, its income was included in the tax returns of its stockholders, and no income tax provision was recorded for CompReview other than certain minimum state taxes on subchapter S corporations. As a result of the acquisition, beginning November 29, 1997, CompReview became subject to corporate income taxes on its taxable income.


(4) For the nine month period ended September 30, 1998, common stock equivalents of approximately 1,387 shares were not used to calculate diluted net loss per share because of their anti-dilutive effect. The conversion of HNC's 4.75% Convertible Subordinated Notes for the nine month period ended September 30, 1998 of 1,700 shares was not used to calculate diluted net loss per share as its effect would be anti-dilutive.

  HNC SELECTED HISTORICAL CONSOLIDATED QUARTERLY OPERATING RESULTS (UNAUDITED)
                                 (IN THOUSANDS)



                                                                                                     NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31, 1997 (1)                     SEPTEMBER 30, 1998(1)
                               -----------------------------------------------------------     ----------------------------------
                                FIRST       SECOND        THIRD       FOURTH        TOTAL       FIRST       SECOND         THIRD
                               QUARTER      QUARTER      QUARTER      QUARTER       YEAR       QUARTER      QUARTER       QUARTER
                               -------      -------      -------      -------     --------     -------      -------       -------
 Revenues...................   $24,072      $27,593      $29,989      $32,081     $113,735     $35,081      $43,141       $47,750

 Operating income (loss) ...     5,120        6,002        6,371        5,547       23,040       2,804      (11,529)        9,103

 Net income (loss) .........     4,212        4,959        5,127        3,267       17,565       2,015      (12,716)        6,110



                                                          YEAR ENDED DECEMBER 31, 1996 (1)
                                           ------------------------------------------------------------------
                                              FIRST       SECOND         THIRD         FOURTH         TOTAL
                                             QUARTER      QUARTER       QUARTER        QUARTER        YEAR
                                           ---------     ---------     ---------      ---------     ---------
    Revenues.............................  $  13,877     $  16,697     $  19,115      $  21,750     $  71,439

    Operating income.....................        351         1,801         3,117          4,390         9,659

    Net income...........................        258         1,504         2,984          7,147        11,893



-------------

(1) The unaudited selected consolidated quarterly operating results give retroactive effect to the acquisitions of Risk Data, Retek and CompReview for all periods presented, accounted for as poolings of interests.

                    HNC MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF FINANCIAL CONDITION AND RESULTS OF OPERATION


           This Proxy Statement/Prospectus (including without limitation the following section regarding Management's Discussion and Analysis of Financial Condition and Results of Operations) contains forward-looking statements regarding HNC and its business, financial condition, results of operations and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Proxy Statement/Prospectus. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, possible changes in legislation and other statements regarding matters that are not historical are forward-looking statements.



           Although forward-looking statements in this Proxy Statement/Prospectus reflect the good faith judgment of HNC's management, such statements can only be based on facts and factors currently known by HNC. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include without limitation those discussed in "Risk Factors" above as well as those discussed elsewhere in this Proxy Statement/Prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement/Prospectus. HNC undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Proxy Statement/Prospectus. Readers are urged to carefully review and consider the various disclosures made in this Proxy Statement/Prospectus, which attempt to advise interested parties of the risks and factors that may affect HNC's business, financial condition, results of operations and prospects.


OVERVIEW

           HNC develops, markets and supports predictive software solutions for leading service industries. These predictive software solutions employ proprietary neural-network predictive decision engines, profiles, traditional statistical modeling, business models, expert rules and context vectors to convert existing data and business experiences into meaningful recommendations and actions. HNC was founded in 1986 to provide software tools and contracted technology services using neural-network technology.


           In August 1996, HNC completed its acquisition of Risk Data in a transaction accounted for as a pooling of interests. Risk Data is based in Irvine, California and develops, markets and supports proprietary software decision products for use in the insurance industry. In 1996, HNC formed Aptex Software Inc. ("Aptex"), a majority-owned subsidiary located in San Diego, California that develops, markets and supports electronic text analysis technology in products designed for the Internet and other environments. In November 1996, HNC completed its acquisition of Retek in a transaction accounted for as a pooling of interests. Retek is based in Minneapolis, Minnesota and develops, markets and supports management decision software products for retailers and their vendors. In November 1997, HNC completed its acquisition of CompReview, in a transaction accounted for as a pooling of interests. CompReview is located in Costa Mesa, California and develops, markets and supports a software product and related services designed to assist in the management and containment of the medical costs of workers' compensation and automobile accident medical claims. CompReview provides its product and services primarily to insurance companies, managed care organizations, third party administrators and large self-insured employers. In March 1998, HNC acquired PCS, a company that develops, markets and supports fully integrated distribution center management software products that address the distribution needs of the retail, manufacturing and wholesale industries. In April 1998, HNC acquired FTI, which develops and markets profitability measurement and decision support software products and related support services to banks and other similar financial institutions. In June 1998, HNC acquired the ATACS product line of Bedford Associates, Inc., which is a wholly-owned subsidiary of British Airways plc. ATACS is a fraud management software solution for wireline, wireless and Internet telecommunication service providers. In June 1998, Risk Data merged with and into CompReview to form HNC Insurance Solutions. HNC anticipates that from time to time it will consider acquisitions of other businesses in order to expand the markets served by HNC and to acquire complementary technologies, products and personnel. See "Risk Factors--Risks Relating to HNC--Recent and Future Acquisitions" and "Business of HNC--HNC's Strategy."

           After giving retroactive effect to HNC's acquisitions of Risk Data, Retek and CompReview, HNC experienced compound annual growth in total revenues of 63% from 1993 through 1997. See "Risk Factors--Risks Relating to HNC--Risks Associated with Managing Growth." This revenue growth resulted primarily from increased license fees for the Retek Merchandising System, CRLink, Falcon, MIRA and ProfitMax products and, to a lesser extent, from increased license fees for the Active Retail Intelligence, Retek Data Warehouse, PMAdvisor, CompCompare, Capstone and AREAS products. Because of the long sales and development cycle associated with HNC's products, HNC has not received significant revenues to date from the SelectCast, SelectProfile, SelectResponse, SelectResource, VeriComp or PMAdvisor products. See "Risk Factors--Risks Relating to HNC--Lengthy and Unpredictable Sales Cycle."


           HNC markets many of its predictive software solutions as an ongoing service that includes software licenses, decision model updates, application consulting and on-line or on-site support and maintenance. HNC's pricing for the CRLink, Falcon, MIRA, ProfitMax, PMAdvisor, CompCompare and ProviderCompare products typically includes an annual or monthly usage fee and a one to seven year contract commitment. In 1995, 1996 and 1997, annual license and maintenance revenues from these contracts represented 61.2%, 56.1% and 55.2% of HNC's total revenues, respectively. In the first nine months of 1997 and 1998, annual license and maintenance revenues from these contracts represented 55.0% and 51.8% of HNC's total revenues, respectively.


POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

           HNC's revenues and operating results have varied significantly in the past and may do so in the future. Factors affecting HNC's revenues and operating results include: the degree of acceptance of HNC's products by the markets and industries served by HNC; the historical tendency of HNC to receive, during a given fiscal period, a small number of relatively large customer orders, such that failure to recognize revenue from any such order in that fiscal period may disproportionately and adversely affect HNC's revenues and operating results for that fiscal period; customer cancellation of long-term contracts that yield recurring revenues or customers' ceasing their use of HNC products for which HNC receives recurring, usage-based fees and disputes with customers regarding fees payable to HNC; the lengthy sales cycle of most of HNC's products; HNC's ability to successfully and timely develop, introduce and market new products and product enhancements; the timing of new product announcements and introductions by HNC and its competitors; changes in the mix of distribution channels; changes in the level of operating expenses; HNC's ability to achieve progress and fulfill its obligations under percentage-of-completion contracts; HNC's success in completing certain pilot installations within contracted fee budgets; competitive conditions in the industry; domestic and international economic conditions; and market conditions in HNC's targeted markets. In addition, license agreements entered into during a quarter may not meet HNC's revenue recognition criteria, with the result that, even if HNC meets or exceeds its forecast of aggregate licensing and other contracting activity for a given fiscal period, it is possible that HNC's revenues for that fiscal period would not meet expectations. Furthermore, HNC's operating results may be affected by factors unique to certain of its product lines. For example, although in the past a large portion of HNC's revenues were derived from contracts providing for periodic, recurring fees, HNC now derives a substantial and increasing portion of its revenues from products (particularly products for the retail industry) priced as "perpetual" license transactions in which HNC receives a one-time license fee that is recognized upon delivery of the software and acceptance by the customer. Thus, failure to complete a perpetual license transaction during a fiscal quarter would have a disproportionate adverse impact on HNC's operating results for that quarter.


           HNC expects that fluctuations in its operating results will continue for the foreseeable future. Consequently, HNC believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance. Because HNC's expense levels are based in part on its expectations regarding future revenues and are fixed to a large extent in the short term, HNC may be unable to adjust its spending in time to compensate for any unexpected revenue shortfall. Accordingly, HNC may not be able to maintain profitability on a quarterly or annual basis in the future. Due to the foregoing factors, it is possible that in some future quarter HNC's operating results will be below the expectations of public market analysts and investors. In that event, the price of HNC Common Stock and, in turn, the price of HNC's 4.75% Convertible Subordinated Notes due 2003, would likely be materially adversely affected.


RESULTS OF OPERATIONS


           Total Revenues. HNC's revenues are comprised of license and maintenance revenues, installation and implementation revenues, contracts and other revenues and service bureau revenues. Total revenues increased by 54% from $81.7 million in the nine months ended September 30, 1997, compared to total revenues of $126.0 million in the same period in 1998. Total revenues increased by 63.5% to $71.4 million in 1996 and by 59.2% to $113.7 million in 1997.

International operations and export sales represented 12.6%, 17.7% and 16.8% of total revenues in 1995, 1996 and 1997, respectively, and 18.9% and 24.8% of total revenues in the first nine months of 1997 and 1998, respectively. For the nine months ended September 30, 1998, approximately 7% of HNC's sales were denominated in currencies other than HNC's functional currency, which is the US dollar. These foreign currencies are primarily those of Western Europe, Canada and Australia. The retail product line currently has more sales in international markets than the healthcare/insurance and financial services product lines combined. HNC believes that international sales represent a significant opportunity for revenue growth and expects international sales to increase as a percent of total revenue.


           License and Maintenance Revenues. HNC's license and maintenance revenues are derived from annual license fees, monthly license fees, perpetual license fees and annual maintenance fees. HNC typically licenses many of its products for an annual or monthly usage fee under long-term contracts that include software licenses, decision model updates, application consulting, and on-line or on-site support and maintenance. HNC's revenue from periodic software license and maintenance agreements is generally recognized ratably over the respective license or agreement periods. Revenue from certain short-term periodic software license and maintenance agreements with guaranteed minimum license fees is recognized as related services are performed. Transactional fees are recognized as revenue based on system usage or when fees based on system usage exceed the monthly minimum license fees. Revenue from perpetual licenses of HNC's software for which there are no significant continuing obligations and collection of the related receivables is probable is recognized on delivery of the software and acceptance by the customer.


           License and maintenance revenues increased by 51% from $64.3 million in the nine months ended September 30, 1997, compared to $97.5 million in the comparable period in 1998. The increase in license and maintenance revenues was due primarily to the growth of license fee revenues from the financial solutions segment of approximately $14.3 million and the retail solutions segment of approximately $11.9 million. The increase in the financial solutions industry revenue during the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997, is attributable primarily to an increase in sales of the Falcon, FTI (the recently acquired company), AREAS and ProfitMax. The increase in license and maintenance revenues in the retail solutions segment in the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997, was primarily due to an increase in sales of the Retek suite of products. Contributing to the increase in license and maintenance revenues were increases in the insurance solutions segment of approximately $4.2 million and license and maintenance revenues in the telecommunications solutions segment from the recently acquired ATACS product line of approximately $2.2 million.



           License and maintenance revenues increased by 99.1% to $48.9 million in 1996 and by 83.4% to $89.6 million in 1997. The increase from 1995 to 1996 was due primarily to the growth of license fees in all markets, particularly from the Retek Merchandising System, CRLink and Falcon, and, to a lesser extent, MIRA and CompCompare. The increase from 1996 to 1997 was due primarily to the growth of license fee revenues from the Retek Merchandising System and CRLink. Also contributing to the increase were increased license fees from other retail products, such as ARI and Retek Data Warehouse, financial services products such as Falcon, ProfitMax and Capstone, and other healthcare/insurance products, such as PMAdvisor and MIRA.

           Installation and Implementation Revenues. Revenues from software installations and implementations are generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Amounts received in advance of performance under the contracts are recorded as deferred revenue and are generally recognized within one year from receipt.


           Installation and implementation revenues increased by 49% from $7.2 million in the nine months ended September 30, 1997 compared to $10.7 million in the nine months ended September 30, 1998. The increase in installation and implementation revenues was due primarily to the financial solutions segment of approximately $2.4 million and the retail solutions segment of approximately $900,000. The increase in the financial solutions industry revenue during the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997, is attributable primarily to an increase in installations of the Capstone, Falcon and ProfitMax product lines. Installation and implementation revenues increased by 44.0% to $6.7 million in 1996 and by 59.9% to $10.7 million in 1997. Substantially all of the increase from 1995 to 1996 was due primarily to growth in the installations of Retek Data Forecasting as this product moved from development into production. The increase from 1996 to 1997 was due primarily to growth in the installations of Capstone and ProfitMax.


           Contracts and Other Revenues. Contracts and other revenues are derived primarily from new product development contracts with commercial customers and research contracts with the United States Government. HNC typically contracts with one or two commercial partners for pilot development and installation of its new products and with the United States Government for additional research funds. Revenues from contract services are generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Revenue from hardware product sales, which is included in contracts and other revenues, is recognized upon shipment to the customer.


           Contracts and other revenues increased by 80% from $6.2 million in the nine months ended September 30, 1997, compared to $11.2 million for the same period in 1998. The increase in contracts and other revenues was due primarily to an increase in consulting contracts with commercial customers of approximately $4.3 million during the nine months ended September 30, 1998. Contracts and other revenues increased by 21.7% to $11.1 million in 1996 and decreased by 30.2% to $7.8 million in 1997. The increase in 1996 was primarily the result of greater revenues from commercial new product pilot installation contracts with customers in support of HNC's development of ProfitMax, SelectCast, Falcon Sentry and Capstone. The decrease in 1997 was primarily the result of products such as ProfitMax, Retek Data Forecasting and Capstone moving from development into production.

           During 1997, HNC had fewer new product development projects and new product pilot installations than during 1996. There can be no assurance that any of these product development projects or pilot installations will be successful or be completed within anticipated time schedules or that the customers who serve as pilot installation sites will be satisfied with these products or agree to license them. If HNC's new product development efforts are unsuccessful, are not completed on a timely basis or are not well received by pilot customers, HNC may be compelled to delay or discontinue the release of production versions of these products or bear increased expense to bring these pilot products to market, either of which would have a material adverse effect on HNC's business, financial condition and results of operations.

           Service Bureau Revenues. Service bureau revenues are derived from HNC's service bureau operations, which provide CRLink's functionality to customers that do not wish to obtain a license, that use this service until they can implement their own internal CRLink operation or that use this service when their volumes peak to high levels. Service bureau customers typically subscribe for services under month-to-month agreements. Service bureau fees are recognized as revenue when the processing services are performed.


           Service bureau revenues increased by 69% from $3.9 million in the nine months ended September 30, 1997, compared to $6.6 million in the same period in 1998. This increase was attributable to an increase in the number of customers utilizing HNC's CRLink service bureau operations. Service bureau revenues decreased by 11.6% to $4.7 million in 1996 and increased by 18.8% to $5.6 million in 1997. The decrease in 1996 was primarily a result of the significant increase in license revenues as HNC's sales efforts were focused on licensing CRLink to customers rather than marketing service bureau services. The increase in 1997 was primarily due to an increase in the number of customers utilizing service bureau operations.


           Gross Margin. The following table sets forth the gross margin for each of HNC's revenue categories for each of the comparison periods.


                                                                                    NINE MONTHS
                                        YEAR ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                                   --------------------------------           ----------------------
                                   1995          1996          1997           1997              1998
                                   ----          ----          ----           ----              ----
License and maintenance........... 67.8%         71.9%        77.8%           78.3%            77.3%

Installation and implementation... 69.3          59.4         51.7            50.7             28.2

Contracts and other............... 24.6          30.9         30.0            28.8             24.4

Service bureau.................... 43.4          28.9         23.1            23.5             38.7



           License and Maintenance Gross Margin. License and maintenance costs primarily represent HNC's expenses for personnel engaged in customer support, travel to customer sites and documentation materials. Gross margins for the nine months ended September 30, 1997 and 1998 were 78.3% and 77.3%, respectively. The primary reason for the decrease in gross margins was increased staffing and associated costs in client services to support an increased volume of business. HNC's gross margin on license and maintenance revenues was 67.8%, 71.9% and 77.8% in 1995, 1996 and 1997, respectively. In 1996, the improvement in gross margin was the result of HNC's ability to move from price discounts for early adopters of its products to full pricing for products sold to subsequent customers as well as a higher volume of international licenses, which generate relatively higher margins than domestic operations due, in part, to lower overhead expenses as a result of less corporate infrastructure. Gross margin improved in 1997 due primarily to license fees increasing at a higher rate than the costs associated with providing these licenses. This increase was primarily attributable to increased pricing producing higher margins in the retail and healthcare/insurance markets.



     Installation and Implementation Gross Margin. Installation and implementation costs consist primarily of personnel-related costs, travel and equipment. Installation and implementation gross margins for the first nine months of 1997 and 1998 were 50.7% and 28.2%, respectively. The decrease in gross margins was a result of a shift in the mix of implementations within the financial solutions segment due primarily to an increase in Capstone implementations, which have substantially lower margins than implementations of the Falcon line of products. HNC's gross margin on installation and implementation revenues was 69.3%, 59.4% and 51.7% in 1995, 1996 and 1997, respectively. In 1996, the decrease in the gross margin was due primarily to new installations of Retek Data Forecasting, which have substantially lower margins than installations of Falcon products, which represented a majority of installations in 1995. Gross margin decreased in

1997 due primarily to an increase in Capstone implementations, which have substantially lower margins than implementations of Falcon products.


     Contracts and Other Gross Margin. Contracts and other costs consist primarily of personnel-related costs. Gross margins for the nine months ended September 30, 1997 and 1998 were 28.8% and 24.4%, respectively. This increase is attributable to an increase in consulting contracts with commercial customers in the retail industry. Due to the increase in demand for retail consulting services, the retail solutions segment utilized a significant amount of contract labor, which in turn caused a decrease in gross margins. HNC's gross margin on contracts and other revenues was 24.6%, 30.9% and 30.0% in 1995, 1996 and 1997, respectively. The improvement in gross margin during 1996 was due primarily to HNC's increased ability to better price its new pilot projects. The slight decrease in gross margin for 1997 was due to the decrease in new product development contracts, while government projects with substantially lower margins remained relatively constant in absolute dollars.



     Service Bureau Gross Margin. Service bureau costs consist primarily of the personnel and facilities costs of operating the service bureaus. Gross margins for the first nine months of 1997 and 1998 were 23.5% and 38.7%, respectively. The increase in gross margin was the result of an increased volume of service bureau customers combined with relatively fixed costs. HNC's gross margin on service bureau revenues was 43.4%, 28.9% and 23.1% in 1995, 1996 and 1997, respectively. The decrease in 1996 was a result of the loss of a customer in early 1996 for which HNC was able to recognize higher than usual margins during 1995. The decrease in 1997 was attributable to an increase in fixed costs and in labor costs required to support the service bureau business that outpaced the increase in revenue. This was the result of a more static customer base and higher fixed costs associated with the infrastructure necessary to run the service bureau operation.



     Research and Development Expenses. Research and development expenses consist primarily of salaries and other personnel-related expenses, subcontracted development services, depreciation for development equipment and supplies. Research and development expenses for the first nine months of 1997 were $15.4 million or 19% of total revenues compared to $23.5 million or 19% of total revenues for the first nine months of 1998. The insurance solutions segment accounted for approximately $4.4 million of the increase during the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997. The retail solutions segment accounted for approximately $2.6 million of the increase during the nine months ended September 30, 1998. The financial solutions segment accounted for approximately $1.6 million of the increase during the nine months ended September 30, 1998. The increase in these expenses in absolute dollars was due primarily to increases in staffing and related costs to support increased product development activities, primarily related to enhancements to the insurance solutions and retail solutions products and, to a lesser extent, the financial solutions products. Research and development expenses also increased in absolute dollars due to increased efforts required to support the research and development functions of businesses acquired by HNC in late fiscal 1997 and in fiscal 1998. Research and development expenses increased from $7.0 million in 1995 to $13.8 million in 1996 and to $21.2 million in 1997, representing 16.0%, 19.3% and 18.6% of total revenues in 1995, 1996 and 1997, respectively. Research and development expenses increased in absolute dollars due to the development costs associated with new releases of several products in the retail and financial services product lines. The increased research and development expenses in absolute dollars and as a percentage of revenues in 1996 was primarily the result of greater staffing to support more new product development programs, primarily for ProfitMax, Capstone, CompCompare, ProviderCompare and the Retek Merchandising System. The 1996 costs also included the initial product development costs of HNC's Aptex business unit, which did not have a significant impact on revenues. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on HNC's product development process, technological feasibility is not established until completion of a working model. Costs incurred by HNC between completion of the working model and the point at which a product is ready for general release have been insignificant. As a result, no significant software development costs were capitalized through June 30, 1998. HNC anticipates that research and development expenses will increase in dollar amount and could increase as a percentage of total revenues for the foreseeable future.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and benefits, commissions, travel, entertainment and promotional expenses. Sales and marketing expenses were $15.5 million or 19% of total revenues in the first nine months of 1997 compared to $25.2 million or 20% of total revenues in the first nine months of 1998. The retail solutions segment accounted for approximately $4.8 million of the increase during the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997. The financial solutions segment accounted for approximately $3.6 million of the increase during the nine months ended September 30, 1998. The insurance solutions segment accounted for approximately $800,000 of the increase during the nine months ended September 30, 1998. The increases in sales and marketing expenses were due primarily to increases in staffing related to HNC's expansion of its direct sales and marketing staff, including opening sales offices in Canada, Germany, South Africa, France and Japan. Contributing to the increases were increased expenses for trade shows, advertising, corporate marketing programs and other expenses to support the recently acquired businesses. Sales and marketing expenses increased from $7.3 million in 1995 to $11.9 million in 1996 and to $22.0 million in 1997, representing 16.6%, 16.7% and 19.4% of total revenues in 1995, 1996 and 1997, respectively. The increases were primarily a result of increased staffing as HNC built its direct sales and marketing staff, opened sales offices in Japan and in several locations in Europe, and increased expenses for trade shows, advertising and other marketing programs. HNC expects sales and marketing expenses to continue to increase for the foreseeable future. Such expenses could also increase as a percentage of total revenues as HNC continues to develop a direct sales force in Europe and other international markets, expand its domestic sales and marketing organization and increase the breadth of its product lines.



           General and Administrative Expenses. General and administrative expenses consist primarily of personnel costs for finance, contract administration, human resources and general management, as well as acquisition, insurance and professional services expenses. General and administrative expenses were $8.4 million or 10% of total revenues in the first nine months of 1997, compared to $10.8 million or 9% of total revenues in the first nine months of 1998. Acquisition related costs of $673,000 and $123,000 were included in general and administrative expenses in the first nine months of 1998 and in the first nine months of 1997, respectively. These costs related to the acquisition of CompReview in November 1997 and the acquisition of PCS in the first quarter of 1998 and the acquisitions of FTI and ATACS in the second quarter of 1998. Excluding acquisition costs, the retail solutions segment accounted for approximately $900,000 of the increase during the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997. Excluding acquisition costs, the financial solutions segment accounted for approximately $600,000 of the increase during the nine months ended September 30, 1998. The increase in absolute dollars was due primarily to increased staffing and related expenses, including recruiting costs, to support higher levels of sales and development activity across HNC resulting in part from HNC's recent acquisitions. The decrease of general and administrative expenses as a percentage of total revenues was the result of general and administrative expenses increasing at a lower rate than revenues in the same fiscal periods. General and administrative expenses increased from $5.1 million in 1995 to $8.6 million in 1996 and to $12.6 million in 1997, representing 11.7%, 10.3% and 9.8% of total revenues, respectively. General and administrative expenses included $1.2 million of acquisition expenses related to the acquisitions of Risk Data and Retek in 1996 and $1.4 million of acquisition expenses primarily related to the acquisition of CompReview in 1997. Excluding acquisition expenses, general and administrative expenses were $5.1 million, $7.4 million and $11.2 million in 1995, 1996 and 1997, respectively. The primary reason for these increases in absolute dollars was increased staffing to support HNC's growth and additional expenses associated with being a public company.



        In-process Research and Development Expenses. In connection with the acquisitions of PCS, FTI and ATACS, acquired in-process research and development expenses were $22.8 million for the nine months ended September 30, 1998.



        Practical Control Solutions, Inc. PCS is a worldwide supplier of fully integrated distribution center management software products that address the distribution needs of the retail, wholesale and manufacturing industries. PCS' products may be classified into two categories: Nautilus, an off-the-shelf warehouse management software system designed with all the tools needed to control the course of warehouse operations and Nautilus CBT, an operational tutorial database which guides the user through Nautilus operations. Certain products were complete in certain areas and under development in others. The classification of the technology as complete or under development was made in accordance with the guidelines of Statement of Financial Accounting Standards No. 86 ("SFAS 86"), Statement of Financial Accounting Standards No. 2 ("SFAS 2") and Financial Accounting Standards Board Interpretation No. 4 ("FIN4"). At the time of acquisition, PCS had a number of new software products under development, including Nautilus Versions 6.0 and 7.0 and Nautilus CBT. Nautilus Version 6.0 and Nautilus CBT were both nearly complete but had not reached technological feasibility as of the acquisition date and approximately $280,000 of development costs were assumed to be incurred through to their scheduled completion in mid-1998. Nautilus 7.0 was in an early stage of development as of the acquisition date. HNC assumed that it would incur approximately $974,000 of additional development costs through to technological feasibility, which was assumed to be in early 1999.



     All in-process research and development (R&D) projects continue to progress, in all material respects, consistently with the assumptions that HNC provided to the independent appraiser for use in the valuation of the in-process R&D. The inability of HNC to complete this technology within the expected timeframes could materially impact future revenues and earnings, which could have a material adverse effect on HNC's business, financial condition and results of operations.



     Financial Technologies, Inc. FTI has been a leading provider of management accounting software for financial institutions since 1982. Since 1994, FTI has focused on profitability measurement and other decision support systems. FTI's products are generally classified into six categories: ProfitVision, MarketVision, RiskVision, DataVision, Decision Support Products and Financial Platform Products. FTI had various new products under development in each of these categories, none of which had reached technological feasibility as of the acquisition date. The classification of each new technology as complete or under development was made in accordance with the guidelines of SFAS 86, SFAS 2 and FIN4. Each new product under development has varying release dates for completion ranging from July 1998 through December 1999. The valuation was based on the assumption that the estimated cost to complete all products under development, measured as of the acquisition date, would be approximately $2.1 million, of which $1.2 million would be incurred through December 1998 and an additional $900,000 would be incurred during 1999. The valuation approach also assumed that these products would generate revenues through the year 2002. The inability of HNC to complete this technology within the expected timeframes could materially impact future revenues and earnings, which could have a material adverse effect on HNC's business, financial condition and results of operations.



     In-process research and development projects continue to progress, in all material respects, consistently with management's original assumptions that were provided to the independent appraiser and used to value the in-process R&D.



     Advanced Telecommunications Abuse Control System. ATACS is a fraud management software solution for the wireline, wireless and Internet telecommunication service provider industries. The system detects fraudulent traffic thereby avoiding significant financial losses to traditional telecommunication carriers and Internet Service Providers. ATACS' Version 4.2 includes significant enhanced features from its prior version, including new enhancements to Velocity, Message Handlers and a subsystem to support fraud detection of on-line transactions. ATACS Version 4.1 was completed and producing revenues prior to the acquisition date while Version 4.2, which includes new technology that allows the system to function on three interface platforms, was under development and had not yet reached technological feasibility as of the acquisition date. Although Version 4.2 has as its foundation technology from the completed as well as in-process technology, HNC believes that it will have changed significantly so as to be considered new research and development efforts. The classification of each research and development project as complete or under development was made in accordance with the guidelines of SFAS 86, SFAS 2 and FIN4. The valuation approach assumed that the cost to reach technological feasibility would be approximately $250,000 and the release would be completed by July 1998.


        In-process research and development projects continue to progress, in all material respects, consistently with HNC's original assumptions that were provided to the independent appraiser and used to value the in-process R&D.


        Valuation Approach. HNC used an independent appraisal firm to assist it with its valuation of the fair market value of the purchased assets of PCS, FTI and ATACS. Fair market value is defined as the estimated amount at which an asset might be expected to be exchanged between a willing buyer and willing seller assuming the buyer continues to use the assets in their current operations. HNC provided assumptions by product line of revenue, cost of goods sold and operating expense to the appraiser to assist in the valuation. The appraisal considered three traditional approaches to valuation: the cost approach, the market approach and the income approach. The incomplete technology represents a mix of near and mid-term prospects for the business and imparts a level of uncertainty to its prospects. It is the nature of the business to be constantly developing new software for future product releases. A reasonable expectation of return on the incomplete technology would be higher than that of completed technology due to these inherent risks. As a result, the earnings associated with incomplete technology were discounted at a rate of 40.0%, 18.0% and 22.5% for PCS, FTI and ATACS, respectively.



        Acquisition Related Amortization Expenses. Acquisition related amortization expenses were $906,000 or 1% of total revenues in the first nine months of 1998. These expenses represent the amortization of intangible assets purchased in conjunction with HNC's acquisitions of PCS and FTI and the asset purchase of ATACS during the first nine months of 1998.



           Operating Income. The above factors resulted in operating income of $17.5 million, constituting 21.4% of total revenues in the first nine months of 1997 and operating income of $378,000, constituting 0.3% of total revenues in the first nine months of 1998. Operating income was $5.1 million, constituting 11.6% of total revenues in 1995, $9.7 million, constituting 13.5% of total revenues in 1996, and $23.0 million, constituting 20.3% of total revenues in 1997. HNC does not expect that operating income will continue to increase significantly as a percentage of total revenues.



           Other Income (Expense) Net. Other income for the first nine months of 1997 was $1.4 million compared to $1.6 million in the first nine months of 1998. Other income is comprised primarily of interest income earned on cash and investment balances, net of interest expense related to the 4.75% Convertible Subordinated Notes due 2003. The increase is the result of increased interest income related to the increase in investments, partially offset by the interest expense related to the Notes. Interest and other income, net of interest expense, increased from $484,000 in 1995 to $1.7 million in 1996 and to $1.9 million in 1997. The increase in 1996 was primarily attributable to increased interest income in 1996 from higher cash and investment balances, which consisted primarily of the proceeds from HNC's initial public offering in June 1995 and secondary public offering in December 1995. The increase in 1997 was primarily due to a decrease in interest expense of approximately $397,000 primarily related to the repayment of Risk Data's bank notes payable during the third quarter of 1996, offset by a decrease in interest income of approximately $165,000.



           Income Tax (Benefit) Provision. The income tax provisions of $4.6 million and $6.6 million during the first nine months of 1997 and 1998, respectively, are based on management's estimates of the effective tax rates to be incurred by HNC during those respective full fiscal years. The income tax provision of $4.6 million during the first nine months of 1997 was lower than 1997 taxes at statutory rates primarily as a result of CompReview's subchapter S corporation status prior to the acquisition, which resulted in CompReview's tax liability being borne by its former stockholders. As of the date of the acquisition, CompReview's tax status was changed to C corporation. In the future, HNC expects that the effective tax rate will be reflective of the tax rate of other California-based companies. The income tax provision of $6.6 million for the nine month period ended September 30, 1998 includes the tax effects of the permanent differences generated by the one-time write-offs of in-process research and development related to the purchases of both PCS and FTI during the nine months ended September 30, 1998.

           The income tax benefit of $511,000 in 1995 was primarily attributable to the recognition of a $2.2 million deferred tax asset based on anticipated future utilization of all of HNC's remaining net operating loss carryforwards and research and development credit carryforwards. The income tax benefit of $534,000 in 1996 was primarily attributable to the recognition of a $2.7 million deferred tax asset based on anticipated future utilization of all of the remaining net operating loss carryforwards and research and development credit carryforwards relating to Risk Data and Retek. That deferred tax asset had previously been offset by a valuation allowance. Based on HNC's pre-tax income in the second and third quarters of 1995 and its estimates of future taxable income, significant growth in backlog and the market acceptance of two new products introduced in 1995, the Company believed it was more likely than not that its deferred tax assets would be realized and therefore recorded the full benefit of its deferred tax assets during the third quarter of 1995. Based on pre-tax income generated in the third and fourth quarters of fiscal 1996 at both Risk Data and Retek and estimates of future taxable income, it was management's assessment that it was more likely than not that HNC would realize the deferred tax assets in future periods; therefore, HNC released the valuation allowances provided on the deferred tax assets of these two subsidiaries during the fourth quarter of 1996. However, if the Company's revenues and operating results fall below prior levels and expectations, the realizability of the Company's deferred tax assets may be adversely impacted and this may adversely impact the Company's financial position and results of operations. The 1997 income tax provision of $7.4 million, or 29.5% of pre-tax income, was lower than 1997 taxes at statutory rates primarily as a result of CompReview's subchapter S corporation status prior to the acquisition, which resulted in most of CompReview's tax liability being borne by its former stockholders.


LIQUIDITY AND CAPITAL RESOURCES


           Net cash provided by operating activities during the first nine months of 1998 was $13.5 million, which primarily represented net income before non-cash charges for purchased research and development and depreciation and amortization of approximately $24.0 million, offset in part by an increase in accounts receivable. Net cash used in investing activities was $96.7 million during the first nine months of 1998, primarily due to net purchases of investments of $127.0 million. Net cash provided by financing activities of $106.0 million during the first nine months of 1998 was primarily related to proceeds from the issuance of HNC's 4.75% Convertible Subordinated Notes (the "Notes") due 2003 of $100.0 million issued in conjunction with HNC's debt offering in March 1998 and net proceeds of $9.7 million from the issuance of HNC Common Stock. This was partially offset by costs of approximately $2.8 million related to the issuance of the above-mentioned Notes.


           The $21.0 million of net cash provided by operating activities in 1997 represented net income before depreciation and amortization of approximately $22.4 million, further increased by a decrease in deferred income taxes of $6.9 million and offset by an increase in accounts receivable of $11.1 million. Net cash used in investing activities was $7.7 million in 1997 primarily due to $9.6 million expended for property and equipment during 1997, including $6.0 million for computer equipment to support the increased staffing across HNC, and $1.9 million for furniture and fixtures primarily related to the relocation of HNC's Minneapolis facility, offset by approximately $1.9 million of proceeds from sales and maturities of investments available for sale net of purchases of such investments. Net cash used in financing activities was $3.2 million in 1997 primarily due to $6.8 million in distributions to the former CompReview stockholders offset by $4.0 million in net proceeds from issuances of common stock.


           At September 30, 1998, HNC had $150.6 million in cash, cash equivalents and investments available for sale. As of December 31, 1997, HNC had $42.9 million in cash, cash equivalents and investments. HNC believes that its current cash, cash equivalents and investments available for sale balances, borrowings under its credit facility and net cash provided by operating activities, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. HNC expects to invest approximately $2.0 million in capital assets, including computer equipment and building improvements throughout the remainder of 1998. Management intends to invest HNC's cash in excess of current operating requirements in short-term, interest-bearing, investment-grade securities. A portion of HNC's cash could also be used to acquire or invest in complementary businesses or products or otherwise to obtain the right to use complementary technologies or data. The proceeds from the Notes will be used for general corporate purposes, including working capital or to acquire complementary businesses, products or technologies. From time to time, in the ordinary course of business, HNC evaluates potential acquisitions of such businesses, products, technologies or data. HNC has no present understandings, commitments or agreements with respect to any material acquisition of businesses, products, technologies or data, other than the Merger.



           The objectives of HNC's investment policy are the safety and preservation of invested funds and liquidity of investments that is sufficient to meet cash flow requirements. HNC's policy is to place its cash, cash equivalents and investments available for sale with high credit quality financial institutions and commercial companies and government agencies in order to limit the amount of credit exposure. It is also HNC's policy to maintain certain concentration limits, to invest only in certain "allowable securities" as determined by HNC's management and to invest only in securities denominated in U.S. dollars. HNC's investment portfolio shall not have an average portfolio maturity of beyond one year and shall maintain certain liquidity positions. Investments are prohibited in certain industries and speculative activities.


YEAR 2000 COMPLIANCE


           It is generally anticipated that many organizations will experience operational difficulties at the beginning of the Year 2000 as a result of the fact that many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Significant uncertainty exists in the software and other industries concerning the scope and magnitude of problems associated with the century change. As early as 1997, HNC had begun the process of planning and updating, in some cases, its earlier versions of existing software products. More recent versions of these same products as well as new products were developed with Year 2000 date processing in mind. To track performance of completing any remaining compliance work as well as to assess the Year 2000 issue more broadly, HNC developed a Year 2000 project plan.

           HNC initiated a company-wide Year 2000 Project (Y2k Project) during 1998 to more formally monitor compliance of its Year 2000 exposure for each major business unit and has divided the project into three major sections that address its critical date sensitive components: software products, information technology ("IT") infrastructure, and non-IT systems. The Y2k Project consists of (i) assessing the current state of readiness for all critical components,
(ii) developing project plans that track the status of work performed toward completing planned solutions and (iii) developing contingency plans.

           In August 1998, IT directors of all significant business units were asked to inventory all major components and provide the current state of readiness as well as an indication as to when readiness would otherwise be expected. In addition, each major business unit was asked to provide project plan status reports that indicate how compliance would be achieved, as well as to quantify the extent and timing of the effort and to identify when testing of the solution would be completed. Finally, each major business unit was asked to consider various scenarios that might impact successful implementation of their Year 2000 solutions and to develop alternative or back-up plans to mitigate the risk of not being ready on time.

           HNC has completed the initial stage of its Y2k Project by taking inventory of its major software products, identifying the state of readiness for each and developing project plans for completing and implementing designed solutions. Based on HNC's assessment to date, HNC believes that the current version of each of its major software products is Year 2000 compliant. However, there can be no assurance that all of HNC's customers will install the Year 2000 compliant version of HNC's products in a timely manner, which could lead to failure of customer systems and product liability claims against HNC.

           HNC also expects to complete its review of the remaining major components of its IT infrastructure, such as its applications developed in-house or purchased from a supplier, by the end of 1998.

           HNC is reviewing its major non-IT system components for Year 2000 compliance and intends to take appropriate action based on the results of such review. Non-IT systems include hardware and other electronic systems, excluding application systems, used in the operation of HNC's business. The assessment and project plans of non-IT Year 2000 solutions are currently expected to be available by the end of 1998.

           HNC's plan for the Year 2000 calls for compliance verification of third parties that supply software and information systems to HNC for both IT and non-IT systems and communication with significant suppliers to determine the readiness of third parties' remediation of their own Year 2000 issues. As part of its assessment, HNC is evaluating the level of validation it will require of third parties to ensure their Year 2000 readiness. To date, HNC has not encountered any material Year 2000 issues concerning its computer systems.

           During the first quarter of 1999, HNC expects to have significantly completed its assessment of the most reasonably likely worst case scenarios as well as identifying potential contingency plans should HNC's Y2k Project not be fully completed in time.

           All costs associated with carrying out HNC's plan for Year 2000 compliance are being expensed as incurred. The total cost associated with preparation for the Year 2000 has not been, and is not expected to be, material to HNC's business, financial condition or results of operations. Nevertheless, HNC may not timely identify and remediate all significant Year 2000 problems and remedial efforts may involve significant time and expense. Failure to identify such problems could, for example, impair HNC's internal product development efforts and internal management systems. There can be no assurance that any Year 2000 compliance problems of HNC or its customers or suppliers will not have a material adverse effect on HNC's business, financial condition and results of operations.

           The inability of HNC to complete its assessment and any necessary modifications to recently acquired products could have a material adverse effect on HNC's business, financial condition and results of operations. Even if HNC's products are Year 2000 compliant, HNC may in the future be subject to claims based on Year 2000 issues in the products of other companies, or issues arising from the integration of multiple products within a system. The costs of defending and resolving Year 2000-related disputes, and any liability of HNC for Year 2000-related damages, including consequential damages, could have a material adverse effect on HNC's business, financial condition and results of operations. Further, HNC's products are generally used with enterprise systems involving complex software products developed by other vendors, which may not be Year 2000 compliant. In particular, many of HNC's customers are financial institutions, insurance companies and other companies with insurance and financial services businesses, all of which use legacy computer systems that are expected to be particularly susceptible to Year 2000 compliance issues. If HNC's customers are unable to use their information systems because of the failure of such noncompliant systems or software or for any other reason, there would be a decrease in the volume of transactions that HNC's customers process using HNC's products. As a result, HNC's recurring revenue in the form of usage-based transactional fees from customers in the insurance and financial solutions markets would decline, which would have a material adverse effect on HNC's business, financial condition and results of operations. Such failure could also affect the perceived performance of HNC's products, which could have a negative effect on HNC's competitive position. In addition, HNC believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by HNC, which could result in a material adverse effect on HNC's business, financial condition and results of operations.



           HNC is also reviewing its major internal corporate systems for Year 2000 compliance and intends to take appropriate action based on the results of such review. HNC's plan for the Year 2000 calls for compliance verification of external vendors supplying software and information systems to HNC and communication with significant suppliers to determine the readiness of third parties' remediation of their own Year 2000 issues. As part of its assessment, HNC is evaluating the level of validation it will require of third parties to ensure their Year 2000 readiness. To date, HNC has not encountered any material Year 2000 issues concerning its computer systems. HNC plans to complete its Year 2000 research and testing and create any necessary contingency plans by the end of 1998. All costs associated with carrying out HNC's plan for Year 2000 compliance are being expensed as incurred. The total cost associated with preparation for the Year 2000 has not been, and is not expected to be, material to HNC's business, financial condition or results of operations. Nevertheless, HNC may not timely identify and remediate all significant Year 2000 problems and remedial efforts may involve significant time and expense. Failure to identify such problems could, for example, impair HNC's internal product development efforts and internal management systems. There can be no assurance that any Year 2000 compliance problems of HNC or its customers or suppliers will not have a material adverse effect on HNC's business, financial condition and results of operations.


NEW ACCOUNTING PRONOUNCEMENTS


           During the first quarter of 1998, HNC adopted Statement of Position No. 97-2 ("SOP 97-2"), "Software Revenue Recognition," as amended by Statement of Position No. 98-4 "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition". SOP 97-2 provides guidance for software revenue recognition. The adoption of SOP 97-2 did not have a significant impact on HNC's financial position or results of operations.


           In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("FAS 131"), "Disclosures about Segments of an Enterprise and Related Information," which HNC is required to adopt for its 1998 annual financial statements. This statement establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under FAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. HNC has not determined the impact of the adoption of this new accounting standard on its consolidated financial statement disclosures.

           In June 1998, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") which HNC will be required to adopt for its 2000 annual financial statements. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. HNC has not determined the impact of the adoption of this new accounting standard on its consolidated financial position or results of operations.



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


                                 BUSINESS OF HNC

           HNC develops, markets and supports predictive software solutions for leading service industries. These predictive software solutions employ proprietary neural-network predictive decision engines, profiles, traditional statistical modeling, business models, expert rules and context vectors to convert existing data and business experiences into meaningful recommendations and actions. Just as manufacturing organizations have implemented manufacturing resource planning ("MRP") software to automate routine transactions, leading service industries such as the health-care/insurance, financial services and retail industries are using predictive software solutions to improve profitability, competitiveness and customer satisfaction.

INDUSTRY BACKGROUND

           Today's competitive business environment has forced many service companies to increase business efficiency while improving their flexibility and responsiveness to changing market conditions. Businesses continually seek new ways to make better decisions by collecting and analyzing data. Consequently, service companies have made, and continue to make, significant investments in computer systems designed to gather and electronically store ever increasing amounts of data. In most cases, these computerized systems automate manual tasks and activities, resulting in the conversion of significant amounts of corporate data from paper to electronic form. However, these systems generally do not synthesize data in ways that help businesses make better real-time decisions.

           Historically, the development of predictive software solutions was inhibited by the lack of computing standards and effective computational intelligence techniques. The emergence of client-server standards, including relational database management systems, the Windows operating system and network communications protocols, has fostered the increased transmission and dissemination of electronically stored data within and among businesses. MRP software systems were developed to automate production, accounting, human resources and distribution transactions for primarily manufacturing organizations. These systems manage and store large amounts of diverse business information, providing continuous and simultaneous availability of information to geographically dispersed employees, customers and suppliers. However, MRP systems generally do not provide businesses with the functionality and flexibility needed to utilize this data to simulate operations and make real-time decisions and recommendations in diverse and rapidly changing business environments.

           Several service industries have a particular need to leverage large volumes of real-time transactional and operational data in order to address systemic issues that have historically affected profitability, competitiveness and customer satisfaction. These industries and issues include:

      - HEALTHCARE/INSURANCE INDUSTRY. Workers' compensation fraud and abuse is currently receiving widespread attention in the healthcare/insurance industry. Conning & Co. recently estimated that 10%-25% of the dollar amount of filed workers' compensation claims in the United States are fraudulent. This translates to more than $5 billion lost each year to workers' compensation fraud.

      - FINANCIAL SERVICES INDUSTRY. Based on reports from Visa and Mastercard, Faulkner & Gray estimates that United States credit card credit losses and chargeoffs were $18 billion in 1996.

      - RETAIL INDUSTRY. Rapid changes in consumer buying patterns have caused merchants to place increased emphasis on predicting consumer demand and managing retail inventories. The change from mass to individual retail marketing has multiplied the number of promotional offers and stock-keeping units ("SKUs") required to address market opportunities. The U.S. Department of Commerce estimates that the inventory carrying costs for retail inventories nationwide were $316 billion at the end of March 1997.

           Historically, many companies in the healthcare/insurance, financial services and retail industries have developed specialized in-house applications to address these issues. Such applications are generally designed to access large volumes of operational and transactional data stored on mainframe computers. However, such systems are expensive, costly to support and maintain, and do not offer flexible and enterprise-wide access to data. Furthermore, most of these systems are not designed to meet the need for real-time recommendations and actions. The widespread adoption of distributed client-server computing has provided organizations with a much greater ability to access and manipulate stored information but also has created the need for third-party vendors of packaged applications software solutions that provide the same degree of functionality and reliability as traditional in-house applications. These vendors are able to provide a higher degree of



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

functionality and reliability than traditional in-house applications by combining the domain knowledge from their customers and partners with expertise in computational intelligence and client-server technologies.

THE HNC SOLUTION

           HNC's predictive software solutions enable leading service industries, such as the healthcare/insurance, financial services and retail industries, to analyze and act upon operational and transactional data in real time. HNC's products provide the following benefits:

           Core predictive software technology. HNC's software includes a variety of computational intelligence technologies such as proprietary neural-network predictive decision engines, profiles, traditional statistical modeling, business models, expert rules and context vectors, that can be customized to specific business applications. Neural networks can be adapted to changing environments and applications quickly and have proven to be accurate and effective in real-time operating environments. HNC's decision engine also includes a user-defined rule-based technology. The neural networks and rulebases are delivered through software that allows HNC's products to adapt to many customer-specific business needs without extensive custom programming. Adaptable functions include workflow queuing management, policy and procedure guidelines, input data modification, flexible graphical user interface ("GUI") display, decision criteria and report formats.

           Quick payback for customers. HNC's software solutions are designed for quick customer payback. HNC typically installs its products in two to six months, and customer payback periods for installation and first year usage fees are typically less than one year. Payback is rapid because the software products address applications that have a significant profit impact. HNC personnel focus not only on the technical integration, but also on delivering direct benefits to the customer throughout the service contract period.

           Transaction-based, real-time decision capability. HNC's software can operate in real time, providing an immediate, situation-specific response to each customer transaction. For example, the Falcon system for credit/debit card fraud detection can monitor millions of transactions each day, identify fraudulent transactions in progress and permit the card issuing bank to withhold an authorization before the perpetrator completes a purchase. The Falcon system differs from traditional modeling implementations, which operate in a batch or off-line mode on a collection of historical transactions.

           Flexible client-server solutions. HNC's solutions can be integrated into a customer's existing environment or architecture. HNC's products are available on industry-standard, client-server platforms, including Windows and UNIX clients, NetWare, Windows NT, UNIX and CICS servers and IBM, Oracle, Sybase and Informix databases. HNC's application products represent a complete software solution, including decision models, deployment software, communications interfaces and GUIs. HNC also supplies systems integration, ongoing performance analysis, model rebuilding and application consulting services to help ensure ongoing success for the customer. HNC believes that this flexible combination of products, services and deployment platforms represents an advance that enables successful predictive software system deployment in many mission-critical applications.

           Turnkey, customized and user-developed model options. The choice of data source is important to customers because data are the fundamental building blocks used to create accurate predictive models. HNC provides various models built on industry-specific or customer-specific data to meet individual application requirements. Customers and data suppliers provide HNC with historical transaction data for turnkey models, trend analyses and product updates. This combination of proprietary turnkey (from data and individual consumer profiles), customized and user-developed models allows HNC to offer products that solve a broad range of predictive application problems.

HNC'S STRATEGY

           HNC's objective is to be the leading supplier of predictive software solutions by leveraging its core computational intelligence technology across a series of product families targeted at specific service industries. HNC's strategy for achieving this objective contains the following key elements:

           Maintain and strengthen HNC's position at the core of its customers' applications infrastructure. Customers rely heavily on HNC's predictive software solutions to anticipate and react to rapidly changing business conditions. HNC's core computational intelligence technology serves as a platform upon which service businesses can deploy and combine HNC's



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

products to manage and respond to operational and transactional data in real time. Therefore, HNC attempts to establish a strong position within the applications infrastructure of its customers. For example, HNC's first predictive solution product, Falcon, is a credit/debit card fraud detection system for monitoring individual credit card accounts. By adapting the core technology developed for Falcon, HNC later introduced ProfitMax, a transaction-based, real-time credit authorization system that manages the profitability of credit card portfolios. HNC believes that the opportunity exists for similar penetration within each of its core vertical markets, including opportunities such as retail banking within the financial services industry. As another example, HNC's context vectoring technology could profile visitors to a financial institution's Web site and send proactive direct e-mails regarding financial products.

           Leverage core predictive technologies to enter new market segments. Historically, HNC has applied its core predictive technology to the domain knowledge of companies it has acquired to introduce new products. For example, in August 1996, HNC acquired Risk Data, a developer of decision systems in the workers' compensation industry. By combining Risk Data's industry expertise with HNC's fraud detection technology, HNC is developing a VeriComp module that applies predictive technology to employer fraud in the workers' compensation industry. In addition, HNC is evaluating opportunities in other data-intensive industries, such as telecommunications, where predictive software may have the ability to improve business performance and profitability.


           Earn recurring revenues through long-term contracts. HNC markets many of its predictive software solutions as an ongoing service that includes software licenses, decision model updates, application consulting and on-line or on-site support and maintenance. Since many of HNC's applications are enhanced by periodic model updates, customers derive significant value from HNC's ongoing services. In addition, the mission-critical nature of many of HNC's predictive software solutions creates customer demand for long-term support commitments. Accordingly, HNC's customers typically pay for this package of software and service with a monthly usage fee and a one to seven year contract commitment.


           Use strategic relationships to support direct distribution. In each of its primary markets, HNC uses strategic relationships with system integrators and third-party service providers to support its direct distribution efforts. These partners provide varying levels of distribution support, from lead generation to resale of HNC's products. HNC maintains such strategic relationships with Electronic Data Systems Corporation ("EDS"), Intracorp and Marsh McLennan, Inc. in healthcare/insurance, First Data Corporation and EDS in financial services, and Andersen Consulting and KPMG Peat Marwick LLP in retail.

           Growth through acquisitions. HNC acquired Risk Data, Retek and CompReview in 1996 and 1997, thereby significantly expanding its product offerings in its target markets. In 1998, HNC acquired PCS, FTI and the ATACS product line and entered into the Merger Agreement with OSI. HNC expects to continue to review acquisitions of businesses, products and technologies as a means to expand its product offerings for existing and new target markets.


MARKETS AND PRODUCTS

           HNC has a broad family of predictive software products that provide specific solutions for each of the healthcare/insurance, financial services and retail markets. Revenues from each of HNC's three target markets accounted for more than one-quarter of HNC's total revenues in 1997. Revenues from three products, CRLink, Retek Merchandising System and Falcon, accounted for 57.9% and 51.1% of HNC's total revenues in 1997 and the first nine months of 1998, respectively. See "Risk Factors--Risks Relating to HNC--Product Concentration."


           Healthcare/Insurance

           HNC offers and is developing products in the healthcare/insurance market. These products are targeted to insurance carriers, insurance providers, managed care organizations, state insurance funds, third-party administrators and large, self-insured employers. HNC has developed predictive software solutions that address the containment of the medical costs of workers' compensation and automobile accident insurance claims, workers' compensation loss reserving, workers' compensation fraud, managed care effectiveness and provider effectiveness. These solutions, CRLink, MIRA, CompCompare, ProviderCompare, PMAdvisor, VeriComp and AUTOADVISOR allow users the ability to reduce fraud losses and streamline operations.



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

                   HNC HEALTHCARE/INSURANCE INDUSTRY PRODUCTS

         PRODUCT                           PRODUCT DESCRIPTION
         -------                           -------------------
CRLink                        CRLink operates as the bill review engine that
                              links all of the critical components of an
                              effective cost containment program to help clients
                              control the cost of workers' compensation,
                              personal injury and other casualty risks.

MIRA MIRA uses statistical predictive methods to automatically determine workers' compensation loss reserves based on historical data gathered from insurance carriers, third-party administrators and state insurance funds throughout the United
                              States.

CompCompare                   CompCompare enables clients to compare claims
                              costs or the effectiveness of managed care
                              programs by using benchmarking data from HNC's
                              proprietary workers' compensation database.

ProviderCompare               ProviderCompare  is a physician  profiling  product that
                              provides  on-line access to HNC's proprietary workers'
                              compensation  database.  ProviderCompare  enables clients
                              to generate a detailed comparative analysis, such as treatment costs, among providers within the same specialty.

PMAdvisor                     PMAdvisor enables claim payors to verify that the
                              number of visits and type of treatment for claims
                              involving physical medicine (primarily
                              chiropractic and physical therapy) are appropriate
                              for the diagnosis and severity of the injury and
                              to identify chiropractic and physical therapy
                              claims that exceed appropriate treatment
                              guidelines.

VeriComp VeriComp is a workers' compensation claimant system designed to assist in identifying claimant behavior that is likely to indicate the presence of fraud or abuse.

AUTOADVISOR                   AUTOADVISOR integrates the medical repricing
                              software with a managed care component for the
                              auto medical claims market.

           Financial Services

           The increasing volume of electronic financial transactions requires mission-critical decision-making in real time for applications such as credit card charge authorization, that carry a substantial risk of consumer and merchant fraud. HNC's Falcon and ProfitMax product lines are targeted at bank and private label card issuers and payment processors. Falcon employs a client/server architecture that consists of an interface into the customer's legacy system, a decision engine, a cardholder profile database, a case management database and a fraud workstation.


           HNC estimates that loan underwriting costs in the United States currently exceed $2.5 billion each year. Competitive pressures including cost reduction, rapid loan approval and the growth of on-line banking have compelled lenders to turn to software solutions that can automate loan origination in order to lower costs, improve customer service and provide remote access to lending services. HNC's predictive software solution for the loan origination markets, Capstone, allows lenders such as banks and private label card issuers, home equity lenders, auto lenders and mortgage lenders to automate the loan approval decision process.


                    HNC FINANCIAL SERVICES INDUSTRY PRODUCTS

             PRODUCT                                       PRODUCT DESCRIPTION
             -------                                       -------------------
Falcon Product Line         Falcon  products  are  neural  network-based   solutions  that  examine  transaction,
Falcon                      cardholder  and merchant  data to detect a wide range of credit and debit card fraud.
Falcon Expert               Using predictive  software  techniques,  Falcon captures  relationships  and patterns
Falcon Select               that often are missed by traditional methods of detecting suspicious transactions.
Falcon Debit
Falcon Retail
Falcon Sentry
Eagle

Capstone Product Line       Capstone  is  an  intelligent,   high-performance  new  account  decision  processing
Capstone for Payment        solution.   Based  on  expert  rules,  Capstone  allows  users  to  automate  lending
    Cards                   decisions and design, test, implement and track lending policies.
Capstone for
   Consumer Lending
Capstone for Mortgage
   Lending

ProfitMax Product Line      ProfitMax provides transaction-based, real-time authorization and action decisions
ProfitMax                   from within a complete infrastructure for managing the profitability of credit card
ProfitMax Bankruptcy        portfolios. ProfitMax uses neural networks, expert rules and HNC's cardholder behavior profiling technology to analyze the expected profitability of each account in an issuer's portfolio using the issuer's definition of financial profit.
                            ProfitMax Bankruptcy uses the basic ProfitMax structure to predict the likelihood of cardholder bankruptcy even before the cardholder is delinquent.

SelectProfile               SelectProfile  is a predictive  customer  relationship  management  service that uses
                            transaction  data  to  automatically   segment  cardholders  for  targeted  marketing
                            programs.



           Retail

           Although retailers have made significant investments in customer information, point-of-sale and quick-response ordering systems, these applications often do not include the forecasting ability required to maximize profitability and respond to competition through timely "in-store" replenishment, electronic networking and quick response initiatives. HNC has developed a group of products that effectively addresses inventory control, merchandise management and financial control management. These software solutions allow retailers to build forecasting and marketing models to carry out day-to-day buying and selling activities, thereby reducing carrying costs for inventories and improving purchasing, promotion and logistics efficiencies. The target markets for HNC's retail products are department stores, mass merchandisers and specialty retail chains in multi-store and multi-warehouse environments with gross sales in excess of $200 million.

                          HNC RETAIL INDUSTRY PRODUCTS


             PRODUCT                                                             PRODUCT DESCRIPTION
             -------                                                             -------------------
Retek Merchandising                 The Retek Merchandising System provides inventory control, merchandise management and
System                              financial control and addresses the definition and management of merchandise at the
                                    SKU level and reporting and financial control through stock ledgers.

Retek Data Warehouse                Retek Data Warehouse provides the transaction infrastructure needed for retailers to plan, buy, move, sell and pay for their merchandise.

Active Retail                       Active Retail Intelligence identifies performance exceptions and recommends the
Intelligence                        appropriate corrective action.

Retek Demand                        Retek Demand Forecasting provides forecasts to retailers' supply chain planning
Forecasting                         allocation and replenishment functions and uses predictive causal techniques with automated forecasting and multi-dimensional on-line analysis.

Falcon                              Retail Falcon Retail provides proactive detection of private label card application and transaction fraud.

Retek Trade Management              Retek's  trade and import  system  manages the global  procurement  process with landed
                                    costing,  letter  of  credit,   transportation  tracking,  customs  clearance,  payment
                                    tracking and expense  allocation.  Retek Trade  Management  provides status updates and alerts as product moves through the supply
                                    chain, and automates the routine tasks and
                                    paper-intensive nature of the import
                                    process.

Retek Warehouse                     This distribution management system is scaled to handle distribution  arrangements from
   Management                       the  single  distribution  center  to  multiple-facility  management.  Retek  Warehouse
                                    Management  manages  appointments,   trailers/yards,   receiving,   inventory  control,
                                    distribution planning,  picking,  shipping, and manifest mailing systems. Designed as a flexible,  table-driven system,  it allows retailers  to configure system parameters to optimize their operating environment.


Retek Collaborative                 Retek's collaborative supply chain management system enables the retailer to integrate
Supply                              with their supply chain via the Internet to share a common plan and forecast and to manage  the  profitability  of that plan  in-season.  This  delivers  improved  product availability and reduced lost sales, without increasing stock levels and associated markdown.

Retek Sales Audit                   Retek Sales Audit  provides  retailers  the  capability to balance sales and tenders at stores to match  cash to bank  deposits.  Sales  Audit  accepts  transaction  data from popular  Point-of-Sale  applications  and moves the data  through a series of processes that  culminate in clean data that can be accepted into a number of systems,  including financial, loss prevention,  data warehouse and merchandising  applications.  Data that is found to be inaccurate is brought to the attention of the retailer's  sales auditors who use the  intuitive  features  of the  Retek  Sales  Audit  system  to  correct  the problems.  ReSA  provides  Flash Sales  reporting  capability  that  captures the daily sales  snapshot  regardless  of whether all  transactions  have passed  validation.  In addition,  ReSA also supports  multiple  currencies.  Retek Sales Audit lets  retailers easily clean their POS data to balance sales and tenders, and cash to bank deposits.

Retek Invoice Matching              Retek Invoice Matching streamlines the invoice matching process by automatically confirming receipt of merchandise and alerting the retailer to unmatched or partially-matched invoices using a cross-reference number.

Retek Store Systems--RF             Store Systems--RF improves store performance by linking employees in real time with corporate head office applications and information, using easy to maintain, pre-integrated turnkey solutions.  Retek Store Systems provides back-office functionality to store employees through handheld RF (radio frequency) devices linked to corporate databases through a high speed intranet.


EMERGING MARKET OPPORTUNITIES

           HNC's experience and technology capabilities in the healthcare/insurance, financial services and retail markets often lead to new product ideas and concepts. HNC also evaluates new market opportunities that arise through its commercial and government contract work. As contracts are completed, the end products are evaluated for commercialization. For example, contracts for the Advanced Research Projects Agency, United States Army Research Laboratory, United States Air Force, Office of Naval Research, DataTimes Corporation and Tracor Applied Sciences, Inc. generated a context-based text analysis technology called MatchPlus. This core text analysis technology has been under development at HNC for the last four years for Department of Defense applications. During 1996, HNC formed Aptex to commercialize HNC's MatchPlus text analysis technology for emerging markets. Aptex has developed a strategic partnership with InfoSeek Corporation, an Internet search and navigation service, to deliver products using this text analysis technology to the Internet market. To date, three new Internet products have been launched: SelectCast, SelectResponse and SelectResource.

           Substantially all of HNC's revenues in recent years have been attributable to sales of predictive software solutions and services, and these products and services are currently expected to continue to account for a substantial amount of HNC's future revenues. The market for predictive software solutions is still emerging. The rate at which businesses have adopted HNC's products has varied significantly by market and by product within each market, and HNC expects to continue to experience such variations with respect to its target markets and products in the future. HNC has introduced products for the healthcare/insurance, financial services and retail markets. HNC has recently announced several new products, including PMAdvisor, VeriComp, SelectCast, SelectResponse, SelectResource and SelectProfile. To date, none of these products has achieved any significant degree of market acceptance, and there can be no assurance that such products will ever be widely accepted. Although businesses in HNC's target markets have recognized the advantages of using predictive software solutions to automate the decision-making process, many have developed decision automation systems internally rather than licensing them from outside vendors. There can be no assurance that the markets for HNC's products will continue to develop or that HNC's products will be widely accepted, if at all. If the markets for HNC's new or existing products fail to develop, or develop more slowly than anticipated, HNC's sales would be negatively impacted, which would have a material adverse effect on HNC's business, financial condition and results of operations.



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

CUSTOMER SERVICE AND SUPPORT

           A high level of continuing maintenance, service and support is critical to maintaining the performance of HNC's predictive software solutions. Service and support are also essential to HNC's objective of developing long-term relationships with, and obtaining recurring revenues from, customers. HNC's service and support activities are related to system installation, performance validation and ongoing consultation on the optimal use of HNC products.

           Model and Rule Updates. Most HNC product license agreements include periodic data, model and/or rule updates to maintain system performance. HNC technical personnel generally assist the customer with installation of updates. HNC makes commitments to update models and rules at varying intervals, from fixed times (such as quarterly and annually) to unscheduled times, provided the customer has met its commitments to provide data to HNC.

           Education. HNC offers comprehensive education and training programs to its customers. HNC provides on-site training services associated with many of its products. Fees for education and training services are generally included in usage-priced products, but may be charged separately in other cases.

           Consulting. HNC's consultants are available to work with customers' user application groups and information systems organizations. Customers that buy consulting services are usually planning large implementations or want to optimize performance of HNC's products in their operating environments. Fees for consulting are generally included in usage-priced products, but may be charged separately in other cases.

PRICING


           HNC generally establishes prices in one of two ways: usage-based fees and fixed-fee licenses with maintenance. HNC generally employs usage-based pricing for its healthcare/insurance products, Falcon and ProfitMax. Under the usage-based pricing structure, HNC generally provides a fixed-term software license, software maintenance, model updates (in the case of HNC-supplied models) and ongoing consulting services in exchange for recurring revenue based on usage. Usage-based term contracts typically include annual price index adjustments. In 1995, 1996, 1997 and the first nine months of 1998, annual license and maintenance revenues from these contracts represented 61.2%, 56.1%, 55.2% and 51.1% of HNC's total revenues, respectively. HNC generally employs fixed-fee license pricing for Capstone and all of HNC's retail products except Falcon Retail. Under the fixed-fee license pricing structure, HNC generally licenses the product for the customer's internal use on a perpetual basis. In most cases, the user can separately contract for maintenance services on an annual basis. HNC typically offers early adopter pricing for its usage-based products to customers that agree to be part of pilot or other early product life cycle installations. Early adopter pricing might include reduced-fee perpetual licenses, reduced-fee services or both.


           HNC often contracts for installation services associated with its predictive software solutions. HNC provides user-specific proposals priced at either fixed-fee levels or on a time and materials basis. In nearly all cases, travel expenses are billed separately at cost.

           HNC offers contract consulting services. Because of the complexity associated with predictive software solutions, users often request that HNC help them to develop models or analyze problems. Also, from time to time HNC accepts engagements not associated with current product offerings in order to become more familiar with a new application area and determine the potential for new product development. Although consulting services are included with many of HNC's usage-based products, customers may request additional consulting, often associated with custom modeling.

SALES AND MARKETING

           HNC sells and markets its software and services in North America and internationally through its direct sales organization, joint marketing and distribution agreements. HNC's worldwide sales and marketing organization consisted of 131 employees as of June 30, 1998. The domestic sales staff is based at HNC's corporate headquarters in San Diego and in United States field offices in California, Colorado, Connecticut, Georgia, Minnesota, New York, Pennsylvania, Texas and Virginia. Internationally, HNC has field sales offices in Australia, Canada, France, Germany, Japan, Singapore, South Africa and the United Kingdom. To support its sales force, HNC conducts comprehensive marketing programs, which include direct mail, public relations, advertising, seminars, trade shows and ongoing customer communication programs. The sales staff is generally product-based, and each representative is assigned a geographic territory.



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           HNC has licensed First Data Resources, Inc. ("First Data") and EDS to
act as service bureaus to provide an alternate channel of distribution for end-users to utilize the Falcon product. First Data also licenses ProfitMax as a service bureau. HNC generally assists its service bureau partners in the sales effort, often employing HNC's direct sales force in the process. HNC sales representatives earn a commission for service bureau sales in their territory. These service bureaus pay HNC monthly usage fees based on the volume of transactions processed.


           HNC also uses representative agents for certain products in certain territories outside of North America. HNC has agents covering Australia, Austria, France, Germany, Italy, New Zealand, Spain and Switzerland. In 1995, 1996, 1997 and the first nine months of 1998, international operations and export sales (including sales in Canada) represented 12.6%, 17.7%, 16.8% and 24.8% of HNC's total revenues, respectively. International sales result primarily from Falcon product sales and sales of retail products. HNC intends to continue to expand its operations outside the United States and to enter additional international markets which will require significant management attention and financial resources. HNC has committed and continues to commit significant time and development resources to customizing certain of its products for selected international markets and to developing international sales and support channels. There can be no assurance that HNC's efforts to develop products, databases and models for targeted international markets or to develop additional international sales and support channels will be successful. The failure of such efforts, which can entail considerable expense, could have a material adverse effect on HNC's business, financial condition and results of operations.


           International sales are subject to additional inherent risks, including longer payment cycles, unexpected changes in regulatory requirements, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, the burdens of complying with a variety of foreign laws, greater difficulty or delay in accounts receivable collection, potentially adverse tax consequences and political and economic instability. HNC's international sales are currently denominated predominantly in United States dollars and a small portion are denominated in British pounds sterling. An increase in the value of the United States dollar relative to foreign currencies could make HNC's products more expensive, and therefore potentially less competitive, in foreign markets. In the future, to the extent HNC's international sales are denominated in local currencies, foreign currency translations may contribute to significant fluctuations in HNC's business, financial condition and results of operations. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, HNC's business, financial condition and results of operations could be materially adversely affected.

           Due in part to the mission-critical nature of certain of HNC's applications, potential customers perceive high risk in connection with adoption of HNC's products. As a result, customers have been cautious in making decisions to acquire HNC's products. In addition, because the purchase of HNC's products typically involves a significant commitment of capital and may involve shifts by the customer to a new software and/or hardware platform, delays in completing sales can arise while customers complete their internal procedures to approve large capital expenditures and test and accept new technologies that affect key operations. For these and other reasons, the sales cycle associated with the purchase of HNC's products is typically lengthy, unpredictable and subject to a number of significant risks over which HNC has little or no control, including customers' budgetary constraints and internal acceptance reviews. The sales cycle associated with the licensing of HNC's products can typically range from 60 days to 18 months. As a result of the length of the sales cycle and the typical size of customers' orders, HNC's ability to forecast the timing and amount of specific sales is limited. A lost or delayed sale could have a material adverse effect on HNC's business, financial condition and results of operations.

TECHNOLOGY

           HNC seeks to develop innovative products by combining industry and application knowledge with its core neural-network technology to address specific market needs. HNC's systems also employ rule-based technology to implement customer strategy, policy and procedures. These technologies are incorporated in computer software and hardware architectures, including client-server hardware, relational databases and object-oriented programming. HNC intends to continue to develop state-of-the-art technologies to enhance its current products and broaden development opportunities.

           Neural-Network Technology. Neural networks have predictive power that can be improved with experience as the historical database increases in size. The term "neural network" refers to a family of nonlinear, statistical modeling techniques, sometimes called "computational intelligence." These techniques distinguish themselves through a process of automated "learning" or "training" that replaces the time-consuming manual techniques of traditional nonlinear, statistical modeling. The neural-network architecture itself consists of groups of "processing elements," or equations with several inputs and a single output. The output of each element becomes either the input to another element or part of the



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dependent output. Each input receives a "weight" or value, in the equation, which is adjusted during the training process. The actual result from each training record is compared with the answer from the neural network, and the weights are adjusted to reduce the error between the two. This process can become computationally intensive, as millions of training data records must be processed hundreds or thousands of times. HNC has developed proprietary high-speed and parallel-processor boards to accelerate training and execution of its neural-network software. HNC believes that the rapid model development afforded by its technology provides a competitive advantage in the development of predictive software solutions.

           Rule-Based Technology. HNC's systems also employ rule-based technology to implement customer strategy, policy and procedures. The rules are implemented as part of predictive processes. HNC believes that its combination of neural networks and rule bases in a single decision engine represents a significant competitive advantage over more traditional approaches to decision automation.

           Context Vector Technology. Context vector technology that originated at HNC and is being commercialized at Aptex is a way to explore, analyze and model unstructured textual data. Context vector technology automatically discovers the underlying structure of free form symbolic data. This structure enables modeling from data elements previously considered impossible to include in predictive software applications. Context vector technology also models behavior. Just as relationships are discovered in unstructured data, observing electronic transaction behavior identifies patterns. Compatibility predictions can be made between information, behavior, people and products. When combined with other HNC technologies, such as neural networks and rule-based systems, HNC believes that context vectors can improve the performance of existing applications while opening new market opportunities. Context vector technology has been demonstrated to increase banner advertising click rates on the Internet, automate e-mail responses and discover unknown relationships in credit card transaction data.

           HNC's success depends upon its ability to enter new markets by successfully developing new products for such markets on a timely and cost-effective basis. HNC's products often require customer data for decision model development and system installation. As a result, completion of new products (particularly new products for markets not previously served by HNC) may be delayed while HNC extracts sufficient amounts of statistically relevant data and develops the models. During this development process, HNC relies on its potential customers in the new market to provide data and to help train HNC personnel in the use and meaning of the data in the specific industry. These relationships also assist HNC in establishing a market presence and credibility in the new market. These potential customers, most of which have significantly greater financial and marketing resources than HNC, may compete with HNC in the future or otherwise discontinue their relationships with or support of HNC, either during development of HNC's products or thereafter. The failure by HNC to obtain adequate third-party support for new product development would have a material adverse effect on HNC's ability to enter new markets and, consequently, on HNC's business, financial condition and results of operations. See "Risk Factors--Risks Relating to HNC--Risks Associated with Technological Change and Delays in Developing New Products."

RESEARCH AND DEVELOPMENT


           HNC believes that its future success depends in part on its ability to maintain and improve its core technologies, enhance its existing products and develop new products that meet an expanding range of markets and customer requirements. HNC intends to expand its existing product offerings and to introduce new predictive software solutions. In the development of new products and enhancements to existing products, HNC uses its own tools extensively. Until 1996, HNC relied primarily on internal development of its products. Based on timing and cost considerations, however, HNC has acquired, and in the future may consider acquiring, technology or products from third parties. For example, HNC acquired technology and products in connection with its acquisitions of Risk Data and Retek in 1996, CompReview in 1997 and PCS, FTI and ATACS in 1998.


           HNC performs all quality assurance and develops documentation internally. HNC intends to continue to support industry standard operating environments, client-server architectures and network protocols. HNC's specialists in neural network model development, software engineering, user interface design, product documentation and quality improvement are responsible for maintaining and enhancing the performance, quality and usability of all HNC predictive software solutions. The marketing services organization is responsible for authoring and updating all user documentation and other publications. See "Risk Factors--Risks Relating to HNC--Risks Associated with Technological Change and Delays in Developing New Products."



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           HNC strategically targets its long-term research projects. In addition to funds allocated by HNC for research, HNC receives research contracts from a range of commercial sources and the United States Government. Government and commercial contract customers have included the Advanced Research Projects Agency, United States Air Force, Office of Naval Research and Tracor Applied Sciences, Inc. HNC believes that these contracts augment its ability to maintain existing technologies and investigate new technologies that may or may not become part of its products. The United States Government typically retains certain intellectual property rights and licenses in the technologies HNC develops under research contracts directly or indirectly sponsored by the government, and in some cases can terminate HNC's rights in such technologies if HNC fails to commercialize them on a timely basis. Historically, these contracts have not resulted in development of products contributing to HNC's revenues in the fiscal year in which the research contract is performed, or in the subsequent fiscal year.


           The market for HNC's predictive software solutions is characterized by rapidly changing technology and improvements in computer hardware, network operating systems, programming tools, programming languages, operating systems and database technology. HNC's success will depend upon its ability to continue to develop and maintain competitive technologies, enhance its current products and develop, in a timely and cost-effective manner, new products that meet changing market conditions, including evolving customer needs, new competitive product offerings, emerging industry standards and changing technology. For example, the rapid growth of the Internet environment creates new opportunities, risks and uncertainties for businesses, such as HNC, which develop software solutions that now may have to be designed to operate in Internet, intranet and other on-line environments. HNC may not be able to develop and market, on a timely basis, or at all, product enhancements or new products that respond to changing technologies. HNC has previously experienced significant delays in the development and introduction of new products and product enhancements, primarily due to difficulties with model development, which has in the past required multiple iterations, as well as difficulties with acquiring data and adapting to particular operating environments. The length of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. Any significant delay in the completion of new products, or the failure of such products, if and when installed, to achieve any significant degree of market acceptance, would have a material adverse effect on HNC's business, financial condition and results of operations. Any failure by HNC to anticipate or to respond adequately to changing technologies, or any significant delays in product development or introduction, could cause customers to delay or decide against purchases of HNC's products and would have a material adverse effect on HNC's business, financial condition and results of operations.


INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS


           HNC relies on a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary rights. HNC currently owns eleven issued United States patents and has four United States patent applications pending. HNC has applied for additional patents for its Falcon technology in Canada, Europe and Japan and for its MIRA product in Australia, Canada and Europe. HNC's issued United States patents expire at dates that range from December 2008 to February 2016. There can be no assurance that patents will be issued with respect to pending or future patent applications or that HNC's patents will be upheld as valid or will prevent the development of competitive products. HNC seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. As part of its confidentiality procedures, HNC generally enters into invention assignment and proprietary information agreements with its employees and independent contractors and nondisclosure agreements with its distributors, corporate partners and licensees, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise to obtain and use HNC's products or technology without authorization, or to develop similar technology independently. In addition, to ensure that customers will not be adversely affected by an interruption in HNC's business, HNC places source code for certain of its products into escrow, which may increase the likelihood of misappropriation or other misuse of HNC's intellectual property. Moreover, effective protection of intellectual property rights may be unavailable or limited in certain foreign countries in which HNC has done and may do business. Also, HNC has developed technologies under research projects conducted under agreements with various United States Government agencies or subcontractors to such agencies. Although HNC has acquired certain commercial rights to such technologies, the United States Government typically retains ownership of certain intellectual property rights and licenses in the technologies developed by HNC under such contracts, and in some cases can terminate HNC's rights in such technologies if HNC fails to commercialize them on a timely basis. In addition, under certain United States Government contracts, the results of HNC's research may be made public by the government, which could limit HNC's competitive advantage with respect to future products based on such research.



           In the past, HNC has received communications from third parties asserting that HNC trademarks infringe such other parties' trademarks, or that data used by HNC is copyrighted by such third party, none of which has resulted in litigation or losses to HNC. In November 1998, Nestor filed a complaint against HNC alleging that HNC is infringing a United States patent issued to Nestor and that a United States patent issued to HNC is invalid and seeking damages and injunctive and declaratory relief. The complaint also seeks treble compensatory damages, punitive damages and injunctive relief for alleged violations of the Sherman Antitrust Act and the Rhode Island Antitrust Act. See " Business of HNC--Legal Proceedings." Given HNC's ongoing efforts to




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


develop and market new technologies and products, HNC may be subject to claims from other third parties asserting that HNC's products infringe, or may infringe, their intellectual property rights. If as a result of any such claims HNC were precluded from using certain technologies or intellectual property rights, licenses to such disputed third-party technology or intellectual property rights might not be available on reasonable commercial terms, if at all. Furthermore, HNC may initiate claims or litigation against third parties for infringement of HNC's proprietary rights or to establish the validity of HNC's proprietary rights. Litigation, either as plaintiff or defendant, could result in significant expense to HNC and divert the efforts of HNC's technical and management personnel from productive tasks, whether or not such litigation is resolved in favor of HNC. In the event of an adverse ruling in any such litigation, HNC might be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology, and a court might invalidate HNC's patents, trademarks or other proprietary rights. In the event of a successful claim against HNC and the failure of HNC to develop or license a substitute technology, HNC's business, financial condition and results of operations would be materially and adversely affected.


           As the number of software products increases and the functionality of these products further overlaps, HNC believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend and could materially and adversely affect HNC's business, financial condition and results of operations.

COMPETITION


           The market for predictive software solutions is intensely competitive and subject to rapid change. Competitors, many of which have substantially greater financial resources than HNC, vary in size and in the scope of the products and services they offer. HNC encounters competition from a number of sources, including (i) other application software companies, including enterprise software vendors, (ii) management information systems departments of customers and potential customers, including financial institutions, insurance companies and retailers, (iii) third party professional services organizations, including without limitation, consulting divisions of public accounting firms,
(iv) hardware suppliers that bundle or develop complementary software, (v) network and service providers that seek to enhance their value-added services,
(vi) neural-network tool suppliers and (vii) managed care organizations. In the healthcare/insurance market, HNC has experienced competition primarily from NCCI, Corporate Systems, Inc. and CSC Incorporated. In the workers' compensation and medical cost administration market, HNC has experienced competition from MediCode, Medata, Inc. and Embassy Software with regard to software licensing, and Intracorp and Corvel Corporation in the service bureau operations market. Additionally, HNC has faced competition from ADP in the automobile accident medical claims market. In the financial services market, HNC has experienced competition from Fair, Isaac & Co., Inc., Cogensys (a subsidiary of Policy Management Systems Corporation), Fannie Mae, Freddie Mac, IBM, Nestor, Inc., NeuralTech Inc., Neuralware Inc., PMI Mortgage Services Co., VISA International and others. In the retail market, HNC has experienced competition from JDA Software Group, Inc., SAP AG, PeopleSoft, Inc., IBM, Manugistics Group, Inc. and others. HNC expects to experience additional competition from other established and emerging companies, as well as other technologies. For example, HNC's Falcon product competes against other methods of preventing credit card fraud, such as card activation programs, credit cards that contain the cardholder's photograph, smart cards and other card authorization techniques. Increased competition, whether from other products or new technologies, could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect HNC's business, financial condition and results of operations.


           HNC believes that most of its products are currently priced at a premium when compared to its competitors' products. The market for HNC's products is highly competitive, and HNC expects that it will face increasing pricing pressures from its current competitors and new market entrants. In particular, increased competition could reduce or eliminate such premiums and cause further price reductions. In addition, such competition could adversely affect HNC's ability to obtain new long-term contracts and renewals of existing long-term contracts on terms favorable to HNC. Any reduction in the price of HNC's products could materially adversely affect HNC's business, financial condition and results of operations.

           HNC believes that the principal competitive factors affecting its market include technical performance (for example, accuracy in detecting credit card fraud or evaluating workers' compensation claims), access to unique proprietary databases and product attributes such as adaptability, scalability, ability to integrate with products produced by other vendors, functionality, ease-of-use, product reputation, quality, performance, price, customer service and support, the effectiveness of sales and marketing efforts and HNC reputation. Although HNC believes that its products currently compete favorably with respect to such factors, there can be no assurance that HNC can maintain its competitive position



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against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.


           Some of HNC's current competitors, and many of HNC's potential competitors have significantly greater financial, technical, marketing and other resources than HNC and broader integrated product lines. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than HNC and may possess marketing advantages due to their ability to market integrated suites of related products that are vital to the customer's computing infrastructure. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of HNC's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly gain significant market share. Also, HNC relies upon its customers to provide data, expertise and other support for the ongoing updating of HNC's models. HNC's customers, most of which have significantly greater financial and marketing resources than HNC, may compete with HNC in the future or otherwise discontinue their relationships with or support of HNC. There can be no assurance that HNC will be able to compete successfully against current and future competitors or that competitive pressures faced by HNC will not materially adversely affect its business, financial condition and results of operations.


EMPLOYEES


           As of September 30, 1998, HNC had 927 employees, including 449 in product development and support, 143 in customer service, 125 in sales and marketing, 84 in service bureau and 126 in finance, administration and MIS. Most of these employees are located in the United States. None of HNC's employees are represented by a labor union. HNC has experienced no work stoppages and believes that its employee relationships are generally good.

           HNC's success depends to a significant degree upon the continued service of members of HNC's senior management and other key research, development, sales and marketing personnel. Accordingly, the loss of any of HNC's senior management or key research, development, sales or marketing personnel could have a material adverse effect on HNC's business, financial condition and results of operations. Only a small number of employees have employment agreements with HNC, and there can be no assurance that such agreements will result in the retention of these employees for any significant period of time. In addition, the untimely loss of a member of the management team or a key employee of a business acquired by HNC could have a material adverse effect on HNC's business, financial condition and results of operations, particularly if such loss occurred before HNC has had adequate time to familiarize itself with the operating details of that business and provide a suitably experienced replacement for such employee. In the past, HNC has experienced difficulty in recruiting a sufficient number of qualified sales and technical employees. In addition, competitors may attempt to recruit HNC's key employees. There can be no assurance that HNC will be successful in attracting, assimilating and retaining such personnel. The failure to attract, assimilate and retain key personnel could have a material adverse effect on HNC's business, financial condition and results of operations.


PROPERTIES

           HNC's principal administrative, sales, marketing, support, research and development facilities are located in approximately 63,000 square feet of space in San Diego, California. HNC and its subsidiaries also lease an aggregate of approximately 117,000 square feet of additional office space in Minneapolis, Minnesota; Costa Mesa, California; Irvine, California; Cincinnati, Ohio; and Atlanta, Georgia. HNC and its subsidiaries also maintain numerous field offices in the United States and in foreign countries. HNC believes that its current facilities are adequate to meet its needs for the foreseeable future. HNC believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.


LEGAL PROCEEDINGS

           On November 25, 1998, Nestor filed a complaint against HNC in the United States District Court for the District of Rhode Island. In the complaint, Nestor alleges that HNC has violated the federal Sherman Antitrust Act and the Rhode Island Antitrust Act and tortiously interfered with prospective contractual business relationships of Nestor in connection with HNC's marketing of its Falcon credit card fraud detection product. The complaint also alleges that HNC has infringed a United States patent held by Nestor. Nestor seeks to recover unspecified compensatory damages, treble damages and punitive damages and to obtain certain injunctive relief arising from these claims. The complaint also seeks a declaratory judgment that a United States patent held by HNC is invalid and unenforceable due to alleged inequitable conduct of HNC in obtaining such patent and that Nestor's products do not infringe such patent. Although HNC is in the early stages of analyzing Nestor's complaint, HNC believes that the complaint is without merit and that HNC has good and valid defenses to Nestor's claims. HNC intends to defend the action rigorously.



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                     OSI SELECTED HISTORICAL FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected financial data set forth below as of December 31, 1996 and 1997, and for the three years ended December 31, 1997 are derived from OSI's audited financial statements, which appear elsewhere in this Proxy Statement/Prospectus. The selected financial data set forth below as of December 31, 1994 and 1995, and for the year ended December 31, 1994 are derived from OSI's audited financial statements which are not included in this Proxy Statement/Prospectus. The selected financial data set forth below as of and for the year ended December 31, 1993 are derived from OSI's unaudited financial statements which are not included in this Proxy Statement/Prospectus. The selected financial data set forth below as of September 30, 1998, and for the nine months ended September 30, 1997 and 1998 are derived from OSI's unaudited financial statements, which appear elsewhere in this Proxy Statement/Prospectus. In the opinion of OSI management, the unaudited financial statements have been prepared on a basis consistent with the financial statements which appear elsewhere in this Proxy Statement/Prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for these unaudited periods. The operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year ending December 31, 1998. The data set forth below should be read in conjunction with "OSI Management's Discussion and Analysis of Financial Condition and Results of Operations" and OSI's financial statements, including the notes thereto, included elsewhere in this Proxy Statement/Prospectus.




                                                                                          NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                        -----------------------------------------------   ------------------
                                         1993      1994      1995      1996      1997      1997      1998
                                        -------   -------   -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:
 Revenues:
   License and maintenance ...........  $    --   $    --   $   220   $   879   $ 4,505   $ 2,045   $ 5,805
   Installation and implementation ...       --        --        48       140     1,959     1,159     3,196
   Hardware and other ................       95        --        --        --       185       105       475
                                        -------   -------   -------   -------   -------   -------   -------
      Total revenues .................       95        --       268     1,019     6,649     3,309     9,476
  Operating expenses:
    License and maintenance ..........       --        --       381     1,100     1,801     1,054     1,685
    Installation and implementation ..       --        --       319       937     2,416     1,649     2,679
    Hardware and other ...............       25        --        --        --        93        55       689
    Sales and marketing ..............       60       136       398     1,051     2,132     1,454     2,577
    Product development ..............      436       985       661     1,060     1,902     1,512     1,564
    General and administrative .......       50        84       399       645     1,569     1,121     2,180
    Contract termination .............       --        --        --        --        --        --     1,265
    Public offering costs.............       --        --        --        --        --        --     1,055
                                        -------   -------   -------   -------   -------   -------   -------
      Total operating expenses .......      571     1,205     2,158     4,793     9,913     6,845    13,694
                                        -------   -------   -------   -------   -------   -------   -------
  Loss from operations ...............     (476)   (1,205)   (1,890)   (3,774)   (3,264)   (3,536)   (4,218)
  Interest income (expense), net .....      (37)       14        (5)      136       209       121       247
                                        -------   -------   -------   -------   -------   -------   -------
  Net loss ...........................  $  (513)  $(1,191)  $(1,895)  $(3,638)  $(3,055)  $(3,415)  $(3,971)
                                        =======   =======   =======   =======   =======   =======   =======
  Net loss per common share (basic and
    diluted) .........................  $ (0.25)  $ (0.61)  $ (0.98)  $ (1.73)  $ (1.42)  $ (1.59)  $ (1.80)
  Weighted average common shares used
    to compute net loss per share ....    2,079     1,955     1,936     2,103     2,155     2,152     2,207






                                                                                       DECEMBER 31,               SEPTEMBER 30,
                                                              ---------------------------------------------------
                                                                1993       1994      1995       1996       1997       1998
                                                              --------   --------  --------   --------   --------   --------
BALANCE SHEET DATA:
  Cash and cash equivalents ................................  $      2   $    652  $  3,914   $  4,438   $  7,596   $  5,603
  Working capital (deficit) ................................      (100)       660     3,570      4,901      6,198      3,736
  Total assets .............................................        67        771     4,354      7,546     11,302     10,745
  Long-term debt, less current portion .....................       730        250        --         --         58         --
  Mandatorily redeemable convertible preferred stock and
     warrants...............................................        --         --     5,092     10,573     15,551     16,140
  Stockholders' equity (deficit) ...........................      (764)       521    (1,253)    (4,779)    (7,826)   (10,167)

                    OSI MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

           OSI is a leading provider of client/server core processing software and related services to small to mid-size banks and credit unions. OSI established operations in May 1992, and released its first major product, The Complete Banking Solution, in the second quarter of 1995. OSI released a second major product, The Complete Credit Union Solution, in the first quarter of 1998. These two products (the "OSI System") are fully-integrated suites of banking and credit union applications that operate in a Windows NT environment using an Oracle relational database. The OSI System supports an institution's entire core processing requirements, including deposits and loans, teller functions, home/Internet banking and platform automation.


           As of September 30, 1998, 42 banks, including four banks utilizing outsourcing services provided by OSI's outsourcing partners, and one credit union utilized the OSI System. An additional 41 banks, including one credit union, were in various stages of implementation, including 13 banks owned by three bank holding companies and nine banks utilizing outsourcing services provided by OSI's outsourcing partners.


           OSI currently markets its products in the United States directly and, through an alliance with Unisys PAAG ("Unisys"), in Asia (except Japan), South Africa and certain other countries. OSI has established software license and marketing agreements with BISYS and COCC under which these third parties use the OSI System to provide core processing services to banks and credit unions on an outsourced basis. Under the agreement with BISYS, software license fees are paid to OSI over a three-year period following BISYS' implementation of each OSI System. OSI recognized $181,013 under the BISYS agreement in the nine months ended September 30, 1998, comprised primarily of consulting related revenue and to a lesser extent installation and software license revenues. Under the agreement with COCC, software license fees are paid, and revenues are recognized, upon implementation of each OSI System. Under this agreement, once cumulative software license fees total a stipulated amount, COCC is released from any further obligation to pay license fees. This release is subject to a one-time payment in December 2002 if the asset base of COCC's customers has exceeded a specified amount. Under both the BISYS and COCC agreements, OSI is also entitled to annual support and maintenance payments on each installed OSI System. OSI recognized revenue of $320,728 under the COCC agreement in the nine months ended September 30, 1998. Of this amount OSI recognized $250,000 for the delivery of the OSI System source code to COCC. The $70,728 of remaining revenue consisted primarily of training fees and third-party software license revenues. OSI will earn an additional $250,000 for implementation assistance on the first three COCC customers. Apart from these fees, OSI does not expect to recognize significant revenues from its agreements with Unisys and COCC until 1999 at the earliest.


           OSI's revenues are primarily derived from two sources: (i) license and maintenance revenues and (ii) installation and implementation fees. OSI derives other revenues from computer hardware product sales, consulting revenues and marketing referral commissions. License and maintenance revenues primarily include revenues from software licenses for the OSI System and customer support and maintenance fees for providing on-going support and product updates. Software license fees are generally based on the bank's asset size and the number of accounts and typically are payable upon delivery of the software. OSI also derives software license revenues from the sale of third-party software sublicensed by OSI. Customer support and maintenance fees are established as a percentage of the list price for the software license and are paid annually. Support and maintenance agreements generally have a term of 12 months and are renewable annually. As of September 30, 1998, all users of the OSI System were covered by support and maintenance agreements. OSI derives installation and implementation revenues from implementation planning, system installation, data conversion and training of customer personnel, fees for which are based on customer size and the magnitude and complexity of the project.


            Effective January 1, 1997 OSI adopted AICPA Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). Under SOP 97-2, OSI recognizes software license revenue when a noncancelable license agreement has been executed, fees are fixed and determinable, the software has been delivered, and accepted by the customer if acceptance is required by the contract and other than perfunctory, and collection is considered probable. Prior to 1997, OSI recognized software license revenue in accordance with AICPA Statement of Position 91-1, "Software Revenue Recognition" ("SOP 91-1"). Under SOP 91-1, OSI recognized software license revenue when the software was delivered, collectibility was probable and no other significant post-delivery obligations remained.

           In December 1997, OSI revised its standard end user license agreement to eliminate certain customer acceptance provisions that required the deferral of software license revenue recognition until after implementation was completed, which generally lagged software delivery by three to four months. The anticipated impact of the revised end user license agreement on future results will be to eliminate the deferral of software license revenue pending completion of implementation. OSI expects that its future licensing arrangements will generally be governed by the revised license agreement, although licenses sold under the previous agreement will continue to affect revenue recognition through 1998 and certain new agreements may contain acceptance or other provisions that have the effect of deferring software license revenue recognition. Such differences in the timing of revenue recognition will impact the comparability of OSI's historical revenues and operating results to future results of operations.


           OSI is assessing its major internal management systems for Year 2000 readiness. This assessment includes identification of all critical information management systems, testing the Year 2000 readiness of such systems and making corrective fixes to non-compliant systems. OSI's plan also includes obtaining compliance verification from third party vendors supplying critical software and information systems to OSI, and communication with significant suppliers to determine their plans to address their own Year 2000 issues. OSI has not completed its assessment, but intends to take any corrective action necessary as a result of such review. All costs associated with OSI's plan for Year 2000 compliance are being expensed as incurred. The total cost associated with internal Year 2000 issues has not been, and is not expected to be, material to OSI's business, financial condition or results of operations. OSI expects to complete its Year 2000 assessment by June 30, 1999. Nevertheless, OSI may not timely identify and remediate all significant Year 2000 problems and remedial efforts may involve significant time and expense. Although OSI believes the OSI System complies with Year 2000 requirements, there can be no assurance that customers will not encounter difficulties with the OSI System arising from Year 2000 issues. In addition, there can be no assurance that Year 2000 issues will not adversely affect third-party network or application software that is integrated with the OSI System. Finally, there can be no assurance that any Year 2000 compliance problems of OSI or its customers or suppliers will not have a material adverse effect on OSI's business, financial condition or results of operations.


RESULTS OF OPERATIONS

           The following table sets forth certain financial data as a percentage of revenues for the periods indicated.



                                                                          NINE MONTHS
                                        YEAR ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                     --------------------------      --------------------
                                      1995      1996      1997        1997          1998
                                     ------    ------    ------      ------        ------
Revenues:

  License and maintenance .........    81.9%     86.2%     67.8%        61.8%        61.3%
  Installation and implementation..    18.1      13.8      29.4         35.0         33.7
  Hardware and other ..............      --        --       2.8          3.2          5.0
                                     ------    ------    ------       ------       ------
     Total revenues ...............   100.0     100.0     100.0        100.0        100.0
Operating expenses:
  License and maintenance .........   142.0     107.9      27.1         31.9         17.9
  Installation and implementation..   119.1      92.0      36.3         49.8         28.3
  Hardware and other ..............      --        --       1.4          1.7          7.3
  Sales and marketing .............   148.6     103.0      32.1         43.9         27.2
  Product development .............   246.3     104.0      28.6         45.7         16.5
  General and administrative ......   149.0      63.3      23.6         33.9         22.9
  Contract termination ............      --        --        --           --         13.3
  Public offering costs............      --        --        --           --         11.1
                                     ------    ------    ------       ------       ------
     Total operating expenses .....   805.0     470.2     149.1        206.9        144.5
Loss from operations ..............  (705.0)   (370.2)    (49.1)      (106.9)       (44.5)
Interest income (expense), net ....    (1.7)     13.3       3.2          3.7          2.6
                                     ------    ------    ------       ------       ------
Net loss ..........................  (706.7)%  (356.9)%   (45.9)%     (103.2)%      (41.9)%
                                     ======    ======    ======       ======       ======



   Nine Months Ended September 30, 1998 and September 30, 1997

           Revenues. Revenues increased 186.3% to $9.5 million for the nine months ended September 30, 1998 from $3.3 million for the nine months ended September 30, 1997. License and maintenance revenues increased 183.9% to $5.8 million for the nine months ended September 30, 1998 from $2.0 million for the nine months ended September 30, 1997. This increase was primarily due to increased software license revenue from increased sales of the OSI System and, to a lesser extent, an increase in the installed base of customers under support and maintenance agreements. OSI's installed customer base was 42, including four banks utilizing outsourcing services provided by OSI's outsourcing partners, at September 30, 1998 compared with 18 at September 30, 1997. In addition, during the nine months ended September 30, 1998, OSI recognized revenues of $250,000 upon delivery of source code to COCC for the OSI System pursuant to the agreement with COCC. For the nine months ended September 30, 1998 and 1997, software license revenues included $969,705 and $477,648, respectively, related to third-party software products, primarily Oracle's relational database management software, which were sold by OSI with the OSI System under various sublicense agreements.


           Installation and implementation revenues increased 175.7% to $3.2 million for the nine months ended September 30, 1998 from $1.2 million for the nine months ended September 30, 1997. This increase in revenues was primarily due to implementation fees on a larger number of completed or in-process installations.



           Hardware and other revenue increased 350.3% to $474,450 for the nine months ended September 30, 1998 from $105,353 for the nine months ended September 30, 1997. This increase in other revenue was primarily due to increased hardware product sales, commission and consulting revenues.

           OSI's backlog at September 30, 1998 was approximately $9.8 million, which represented the unrecognized portion of contractually committed software license and implementation fees.

           Cost of revenues. Cost of license and maintenance revenues consists primarily of sublicense fees paid on third-party software products that are sold with the OSI System, including Oracle's relational database product, amortization of capitalized software development costs, personnel and other costs to produce media and documentation, and personnel and facility expenses associated with customer support and product maintenance activities. OSI amortizes capitalized software development costs over a three-year period. Through March 1998, cost of revenues also included royalties paid to Banking Spectrum Services, Inc. ("Spectrum"), a shareholder of OSI, and Banking Spectrum, Inc. (together with Spectrum, "Banking Spectrum") to license certain software products and for consulting and support services. In March 1998, OSI entered into an agreement with Banking Spectrum that released it from paying future royalties to Banking Spectrum. (See Note 13 of Notes to OSI's Financial Statements). Cost of installation and implementation fees primarily consists of personnel and related facility expenses associated with implementation, data conversion and training activities. Cost of other revenue consists primarily of computer hardware and consulting personnel costs.

           Cost of license and maintenance. Cost of license and maintenance revenues increased 59.8% to $1.7 million for the nine months ended September 30, 1998 from $1.0 million for the nine months ended September 30, 1997. This increase was primarily due to an increase in the number of Oracle relational database licenses required to support a greater number of new installations, increased amortization of capitalized software development costs and the hiring of additional personnel in the customer support department. Cost of license and maintenance revenues as a percent of license and maintenance revenues decreased to 29.0% for the nine months ended September 30, 1998 from 51.6% for the nine months ended September 30, 1997. This decline was primarily due to a larger license and maintenance fee revenue base over which to spread costs.

           Cost of installation and implementation. Cost of installation and implementation revenues increased 62.5% to $2.7 million for the nine months ended September 30, 1998 from $1.6 million for the nine months ended September 30, 1997. This increase is primarily due to the hiring of additional personnel in the implementation, data conversion and training departments. Cost of installation and implementation revenues as a percentage of installation and implementation revenues decreased to 83.8% for the nine months ended September 30, 1998 from 142.2% for the nine months ended September 30, 1997. This decrease was primarily due to a larger installation and implementation revenue base and productivity gains achieved in the implementation and training functions. OSI anticipates that the dollar amount of installation and implementation costs will increase in future periods as OSI expands its implementation and training staff to accommodate future growth.

           Hardware and other. Cost of hardware and other expenses primarily include the cost of hardware purchased from third parties for resale to identified customers, consulting expenses and personnel costs associated with the professional services department. Hardware and other expenses increased 1,159.8% to $689,263 for the nine months ended September 30, 1998 from $54,713 for the nine months ended September 30, 1997. This increase was primarily due to the increase in hardware purchases, additional consulting expenses and additional personnel in the professional services department. Hardware and other expenses as a percentage of hardware and other revenues increased to 145.3% for the nine months ended September 30, 1998 from 51.9% for the nine months ended September 30, 1997. The increase was primarily due to the ramping up of the professional services department and expenses increasing faster than revenues generated by such department.



           Sales and marketing. Sales and marketing expenses primarily include personnel costs associated with OSI's sales and marketing activities, including sales commissions, travel and related overhead, and expenses incurred in connection with trade shows, advertising, product literature and other promotional activities. Sales and marketing expenses increased 77.2% to $2.6 million for the nine months ended September 30, 1998 from $1.5 million for the nine months ended September 30, 1997. This increase was primarily due to an increase in sales department personnel, increase in advertising and promotion, increase in travel and entertainment expenses and increase in sales commissions paid on higher revenues. Sales and marketing expenses as a percentage of total revenues decreased to 27.2% for the nine months ended September 30, 1998 from 43.9% for the nine months ended September 30, 1997. This decrease was primarily due to a larger revenue base over which to spread costs. OSI anticipates that the dollar amount of its sales and marketing expenses will increase in future periods as OSI expands its sales force and increases advertising and promotional expenditures.


           Product development. Product development expenses consist of personnel and related overhead expenses for programmers and outside consultants involved in developing and maintaining new and existing software products. OSI accounts for software development costs under Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"). Product development expenses are charged to expenses as incurred until technological feasibility is established. Thereafter, costs are capitalized until the product is released to the market. OSI defines technological feasibility as the point in time at which OSI has a working model of the related product. Capitalized software costs are amortized over three years. Product development expenses increased 3.4% to $1.6 million for the nine months ended September 30, 1998 from $1.5 million for the nine months ended September 30, 1997. This increase was primarily due to increased expenses associated with additional staffing offset by decreased consulting expense and increased capitalized software (excluding a purchased ATM software system). OSI capitalized software development costs of $251,028 and $301,077 ($235,000 represents the purchase of an ATM software system in August 1997) for the nine months ended September 30, 1998 and 1997, respectively, in accordance with SFAS 86. Product development expenses as a percentage of total revenues decreased to 16.5% for the nine months ended September 30, 1998 from 45.7% for the nine months ended September 30, 1997. This decrease was primarily due to a larger revenue base over which to spread costs. OSI anticipates that product development costs will increase in absolute terms in future periods as OSI continues its development work on future releases of the OSI System.



           General and administrative. General and administrative expenses primarily include personnel costs associated with the executive, administrative and finance staff, as well as outside professional fees and other administrative costs. General and administrative costs increased 94.5% to $2.2 million for the nine months ended September 30, 1998 from $1.1 million for the nine months ended September 30, 1997. This increase was primarily due to the addition of personnel to support OSI's growth, increased professional services, increased computer supplies and communication costs. OSI believes that the dollar amount of its general and administrative costs will continue to increase in future periods to accommodate anticipated growth. General and administrative expenses as a percentage of total revenues decreased to 22.9% for the nine months ended September 30, 1998 from 33.9% for the nine months ended September 30, 1997. This decrease was primarily due to a larger revenue base over which to spread costs.



           Contract termination. In January 1994, OSI entered into an agreement with Banking Spectrum to license certain software products and for consulting and support services. Pursuant to the agreement OSI agreed to pay Banking Spectrum a royalty based on the licensing of software products and related services, ranging from three percent to 17% of net revenues, based on Banking Spectrum's involvement in the sale of such products and services. In March 1998, OSI and Banking Spectrum entered into an agreement that terminated their previous agreement. The agreement released OSI from any future royalty payments to Banking Spectrum in exchange for a cash payment of $100,000 to Banking Spectrum and fully vested options to shareholders of Spectrum to purchase 275,000 shares of Common Stock at an exercise price of $0.45 per share. The stock options were estimated by management to have a fair value of approximately $1.6 million. Net of amounts previously accrued, OSI recorded a contract termination expense of approximately $1.3 million for the nine months ended September 30, 1998.



           Public Offering Costs. In the three-month period ended September 30, 1998, OSI charged against income $1.1 million relating to costs incurred during the second and third quarter relating to an initial public offering. No costs were incurred after OSI entered into a definitive agreement to be acquired by HNC.




           Interest income (expense), net. For the nine months ended September 30, 1998, OSI's average cash balance was higher than in 1997 resulting in higher interest income, which was partially offset by interest expense relating to an equipment loan.

   Years Ended December 31, 1997 and 1996

           Revenues. Total revenues increased 552.3% to $6.6 million in 1997 from $1.0 million in 1996. License and maintenance revenues increased 412.5% to $4.5 million in 1997 from $879,138 in 1996. This increase was primarily due to increased sales of the OSI System and, to a lesser extent, an increase in the installed base of customers under support and maintenance agreements. For the years ended December 31, 1997 and 1996, license revenue included $1.0 million and $187,940, respectively, related to third party software products, primarily Oracle's relational database. Installation and implementation revenues increased 1,296.8% to $2.0 million in 1997 from $140,255 in 1996. This increase in installation and implementation revenues was primarily due to a larger number of completed or in-process installations.

           Cost of license and maintenance. Cost of license and maintenance revenues increased 63.7% to $1.8 million in 1997 from $1.1 million in 1996. This increase was primarily due to an increase in the number of Oracle relational database software licenses required for the increased number of new installations, increased royalties paid to Banking Spectrum and increased staffing in the customer support department. Cost of license and maintenance revenues as a percent of license and maintenance revenues decreased to 40.0% in 1997 from 125.1% in 1996. This decrease was primarily due to a larger revenue base over which to spread costs, including larger software license fees and support and maintenance revenue.

           Cost of installation and implementation. Cost of installation and implementation revenues increased 157.8% to $2.4 million in 1997 from $937,541 in 1996. This increase was primarily attributable to increased staffing in the implementation, data conversion, and training departments to support OSI's growth. Cost of installation and implementation revenues as a percentage of installation and implementation revenues decreased to 123.4% in 1997 from

668.5% in 1996. This decrease was primarily due to a larger installation and implementation revenue base and productivity gains achieved in the implementation and training functions as a result of a larger number of installations.

           Sales and marketing. Sales and marketing expenses increased 102.9% to $2.1 million in 1997 from $1.1 million in 1996. This increase was primarily due to an increase in sales and marketing personnel, increased sales commissions paid on higher revenues and increased advertising and promotion expenses and increased travel and entertainment expenses. Sales and marketing expenses as a percentage of total revenues decreased to 32.1% in 1997 from 103.1% in 1996. This decrease was primarily due to a larger revenue base over which to spread costs.

           Product development. Product development expenses increased 79.4% to $1.9 million in 1997 from $1.1 million in 1996. This increase was primarily due to increased staffing and consulting fees incurred in connection with continued development of OSI's software products. During 1997 and 1996, OSI capitalized software development costs of $455,078 and $153,209, respectively, in accordance with SFAS 86. Amounts capitalized in 1997 included $240,000 related to the acquisition of automated teller machine ("ATM") management software from a third party. Product development expenses as a percentage of total revenues decreased to 28.6% in 1997 from 104.0% in 1996. This decrease was primarily due to a larger revenue base over which to spread costs.

           General and administrative. General and administrative expenses increased 143.2% to $1.6 million in 1997 from $645,334 in 1996. This increase was primarily due to the hiring of additional accounting and executive personnel required to support OSI's growth. General and administrative expenses as a percentage of total revenues decreased to 23.6% in 1997 from 63.3% in 1996. This decrease was primarily due to a larger revenue base over which to spread costs.

           Interest income (expense), net. During 1997, OSI's average cash balance was higher than in 1996, resulting in higher interest income, which was partially offset by interest expense relating to an equipment loan.

   Years Ended December 31, 1996 and 1995

           Revenues. Total revenues increased 280.2% to $1.0 million in 1996 from $268,141 in 1995. License and maintenance revenues increased 300.3% to $879,138 in 1996 from $219,620 in 1995. This increase was primarily due to increased sales of the OSI System and, to a lesser extent, an increase in the installed base of customers under support and maintenance agreements. For the years ended December 31, 1996 and 1995, license revenue included $187,940 and $91,632, respectively, related to third-party software products, primarily Oracle's relational database. Installation and implementation revenues increased 189.1% to $140,255 in 1996 from $48,521 in 1995. This increase in service fees was primarily due to the increase in the number of installations in 1996.

           Cost of revenues. Cost of license and maintenance revenues increased 188.9% to $1.1 million in 1996 from $380,793 in 1995. This increase was due to increased license fees paid to third-party software providers, primarily Oracle, increased royalties paid to Banking Spectrum and increased system documentation personnel. Cost of installation and implementation revenues increased 193.7% to $937,541 in 1996 from $319,213 in 1995. This increase was primarily attributable to increased staffing in the implementation, data conversion and training functions required to support the growth in customer installations as noted above.

           Sales and marketing. Sales and marketing expenses increased 163.7% to $1.1 million in 1996 from $398,496 in 1995. This increase was primarily due to an increase in the number of sales personnel, increased travel and entertainment expenses and increased advertising and promotions. Sales and marketing expenses as a percentage of total revenues decreased to 103.1% in 1996 from 148.6% in 1995. This decrease was primarily due to a larger revenue base over which to spread costs.

           Product development. Product development expenses increased 60.5% to $1.1 million in 1996 from $660,510 in 1995. Product development expense increased primarily due to increased staffing and consulting fees required to support continued development of OSI's software products. During 1996 and 1995, OSI capitalized software development costs of $153,209 and $119,514, respectively, in accordance with SFAS 86. Product development expenses as a percentage of total revenues decreased to 104.0% in 1996 from 246.3% in 1995. This decrease was primarily due to a larger revenue base over which to spread costs.

           General and administrative. General and administrative expenses increased 61.5% to $645,334 in 1996 from $399,576 in 1995. The increase in expenses was primarily due to an increase in OSI's telephone and communication expenses, increased computer and office supplies and increased travel and entertainment expenses. General and administrative expenses as a percentage of total revenues decreased to 63.3% in 1996 from 149.0% in 1995. This decrease was primarily due to a larger revenue base over which to spread costs.

           Interest income (expense), net. During 1995, OSI was funding operations with bridge loans from existing investors until a December 1995 preferred stock sale. The interest on the bridge loans exceeded the interest income earned on the operating account balance during 1995.

SELECTED QUARTERLY RESULTS OF OPERATIONS

           The following table sets forth unaudited quarterly results of operations of OSI for each of the quarters in the year ended December 31, 1997 and the nine months ended September 30, 1998. In management's opinion, this unaudited information has been prepared on the same basis as the audited Financial Statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with OSI's Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Prospectus.


                                                                 THREE MONTHS ENDED
                                      --------------------------------------------------------------------------------------
                                      MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,    MAR. 31,     JUNE 30,     SEPT. 30,
                                       1997         1997          1997        1997         1998        1998          1998
                                      -------      -------      -------      -------     -------      -------      --------
                                                                   (IN THOUSANDS)
Revenues:
  License and maintenance .........   $   732      $   571      $   742      $ 2,460     $ 1,413      $ 1,938      $ 2,454
  Installation and implementation..       244          389          526          800         891        1,137        1,168
  Hardware and other ..............         6           26           73           80          30          360           85
                                      -------      -------      -------      -------     -------      -------      -------
     Total revenues ...............       982          986        1,341        3,340       2,334        3,435        3,707
Operating expenses:
  License and maintenance .........       345          302          408          747         523          499          663
  Installation and implementation..       600          498          551          768         688          871        1,120
  Hardware and other ..............         6            8           40           38         109          384          196
  Sales and marketing .............       458          496          500          678         784          778        1,015
  Product development .............       472          523          517          390         444          475          645
  General and administrative ......       324          416          381          447         643          703          834
  Contract termination ............        --           --           --           --       1,265           --           --
  Public offering costs ...........        --           --           --           --          --           --        1,055
                                      -------      -------      -------      -------     -------      -------      -------
     Total operating expenses .....     2,205        2,243        2,397        3,068       4,456        3,710        5,528
Income (loss) from operations .....    (1,223)      (1,257)      (1,056)         272      (2,122)        (275)      (1,821)
Interest income, net ..............        44           31           46           88          95           86           66
                                      -------      -------      -------      -------     -------      -------      -------
Net income (loss) .................   $(1,179)     $(1,226)     $(1,010)     $   360     $(2,027)     $  (189)     $(1,755)
                                      =======      =======      =======      =======     =======      =======      =======



           The following table sets forth unaudited quarterly results of operations as a percentage of revenues for each of the quarters in the year ended December 31, 1997 and the nine months ended September 30, 1998.



                                                               THREE MONTHS ENDED
                                      --------------------------------------------------------------------------------------
                                      MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,    MAR. 31,     JUNE 30,     SEPT. 30,
                                        1997        1997         1997         1997        1998         1998          1998
                                      ------       ------       ------       ------      ------       ------       --------
Revenues:
  License and maintenance .........     74.5%        57.9%        55.3%        73.6%       60.5%        56.4%      66.2%
  Installation and Implementation..     24.9         39.5         39.2         24.0        38.2         33.1       31.5
  Hardware and other ..............      0.6          2.6          5.5          2.4         1.3         10.5        2.3
                                      ------       ------       ------       ------      ------       ------      -----
  Total revenues ..................    100.0        100.0        100.0        100.0       100.0        100.0      100.0
Operating expenses:
  License and maintenance .........     35.2         30.6         30.4         22.4        22.4         14.5       17.8
  Installation and Implementation..     61.0         50.5         41.1         23.0        29.5         25.4       30.2
  Hardware and other ..............      0.6          0.8          3.0          1.1         4.7         11.1        5.3
  Sales and marketing .............     46.7         50.3         37.3         20.3        33.6         22.7       27.4
  Product development .............     48.0         53.1         38.5         11.7        19.0         13.8       17.4
  General and administrative ......     32.9         42.1         28.4         13.3        27.5         20.5       22.5
  Contract termination ............       --           --           --           --        54.2           --         --
  Public offering costs ...........       --           --           --           --          --           --       28.5
                                      ------       ------       ------       ------      ------       ------      -----
     Total operating expenses .....    224.4        227.4        178.7         91.8       190.9        108.0      149.1
Income (loss) from operations .....   (124.4)      (127.4)       (78.7)         8.2       (90.9)        (8.0)     (49.1)
Interest income, net ..............      4.4          3.1          3.4          2.6         4.1          2.5        1.8
                                      ------       ------       ------       ------      ------       ------      -----
Net income (loss) .................   (120.0)%     (124.3)%      (75.3)%       10.8%      (86.8)%       (5.5)%    (47.3)%
                                      ======       ======       ======       ======      ======       ======      =====


           OSI's revenues and operating results have varied substantially from quarter to quarter. OSI's quarterly operating results may continue to fluctuate due to a number of factors, including the timing, size and nature of OSI's licensing transactions, lengthy and unpredictable sales cycles, the timing of introduction and market acceptance of new products or product enhancements by OSI or its competitors, product and price competition, the relative proportions of revenues derived from license fees and services, changes in OSI's operating expenses, software bugs or other product quality problems, personnel changes and fluctuations in economic and financial market conditions. Accordingly, OSI believes that period-to-period comparisons of its results of operations are not necessarily meaningful and the results of operations for any quarter are not necessarily indicative of future results of operations.

           Revenues of $3.3 million for the three months ended December 31, 1997 included software license and implementation revenues of $1.6 million associated with two larger banks (assets greater than $1 billion) that were implemented in that quarter.

LIQUIDITY AND CAPITAL RESOURCES


           OSI has financed its operations primarily from the sale of preferred stock and from a credit line for equipment purchases. OSI had net working capital of $3.7 million at September 30, 1998, including cash and cash equivalents totaling $5.6 million.


           Cash used in operating activities was $1.2 million, $1.0 million, $3.9 million and $1.7 million for the nine months ended September 30, 1998 and for the years ended December 31, 1997, 1996 and 1995, respectively. Cash used in operations during each of these periods was primarily due to net losses and an increase in accounts receivable partially offset in each period by increases in short-term liabilities, including deferred revenues. In 1996, the cash used in operating activities was also attributable to expenditures for deferred project costs. In 1997, cash flow from operations was favorably impacted by a reduction in deferred project costs.

           Cash used in investing activities was $1.1 million, $812,334, $850,083 and $212,037 for the nine months ended September 30, 1998, and for the years ended December 31, 1997, 1996 and 1995, respectively. Cash used during such periods was to acquire property and equipment and for capitalized software development costs. OSI currently has no significant capital spending or purchase commitments, but expects to continue to engage in capital spending in the ordinary course of business.

           Cash provided by financing activities was $342,119, $5.0 million, $5.3 million and $5.2 million for the nine months ended September 30, 1998, and for the years ended December 31, 1997, 1996 and 1995, respectively. During 1997, 1996 and 1995, OSI received $5.0 million, $5.5 million, and $5.1 million, respectively, of net proceeds from the sale of preferred stock. In addition, OSI received $60,000 and $120,000 in proceeds during 1996 and 1995, respectively, from a subscription note receivable.

           In 1995, OSI received and repaid $1.0 million in bridge loans from existing investors. In September 1996, OSI entered into a $250,000 equipment line of credit with a bank. The equipment line allowed for draw downs through September 1997 with the outstanding borrowings on the equipment line converting to a $104,002, nine percent term loan payable in 36 months beginning in October 1997. As of September 30, 1998, OSI had no outstanding balance under this term loan.


           OSI believes that cash and cash equivalents on hand will, in light of anticipated future cash flows, be sufficient to meet OSI's working capital requirements for the next twelve months.

                                 BUSINESS OF OSI

           OSI is a leading provider of client/server core processing software and related services to small to mid-size banks and credit unions. OSI has developed The Complete Banking Solution and The Complete Credit Union Solution (the "OSI System"), which are fully-integrated suites of banking and credit union applications that operate in a Microsoft Windows NT environment with an Oracle relational database. OSI's software supports all of an institution's core processing requirements, including deposits and loans, teller functions, home/ Internet banking and platform automation. OSI's open and flexible client/server architecture is designed to enable its customers to reduce their core processing and operational costs and leverage customer information to improve retention and identify potential cross-selling opportunities. The OSI System interfaces to third-party applications that are commonly used in banks and credit unions, including check processing, ATMs and general ledger applications. The OSI System enables banks and credit unions to enhance customer satisfaction and compete more effectively in the financial services industry.

INDUSTRY BACKGROUND

           Currently, there are over 20,000 banking and depository institutions in the United States with assets of up to $3 billion, including small to mid-size commercial banks, thrifts and credit unions. OSI believes that these institutions, which have traditionally competed on personalized service, are facing increasing competitive pressures to improve their efficiencies in the areas of customer service, operations and marketing. In addition, the evolving requirements of the electronic marketplace demand that banks expand their traditional services to include ATMs, telephone banking and home banking through personal computers and the Internet. Banks and depository institutions of all sizes are also experiencing increased competitive pressures from non-bank competitors which, as a result of the deregulation of the financial services industry, can offer products and services traditionally marketed by banks.

           In responding to these trends, small to mid-size banks and credit unions are increasingly seeking to implement information technology systems that will enable them to increase the efficiency of their operations, offer a broader array of services and provide enhanced levels of customer service. These institutions have traditionally fulfilled their information technology needs through legacy computer systems, operated either by the institution or a service bureau on an outsourced basis. These systems, which operate in large mainframe or minicomputer environments, are designed primarily to batch process a large number of transactions and create centralized financial records. Nightly batch sessions are typically required to update each customer's account with the business day's transactions. As a result, banks utilizing legacy systems typically do not offer their customers real-time processing of transactions, a feature that is becoming an increasingly important operating requirement. Moreover, legacy systems typically store data in non-relational, sequentially indexed files. In this environment, retrieval of customer or other information can be burdensome and time consuming and limits an institution's flexibility in meeting changing customer service requirements. The centralized processing and proprietary architecture of these systems is not designed to easily support analysis for decision-making or integrate with other business applications used throughout the enterprise. Financial institutions relying on legacy systems often find it difficult to conform their business processes and reporting to the architecture of the system and are not able to easily adapt the system to their evolving needs.

           The need to improve customer service levels, enhance operating efficiencies and lower costs has contributed to the growing acceptance of the client/server model of computing based on open, industry-standard operating environments and relational databases. In a client/server environment, servers provide shared access to data and applications, while client devices such as personal computers and workstations provide the user interface and local processing functions. Client/server systems can improve information sharing by providing access at each desktop to critical customer and transaction data and business applications, which had historically been restricted or difficult to access in legacy environments. Client/server applications enable organizations to streamline core business practices and reporting and to make faster, more informed decisions. The client/server model is also scalable as capacity can be increased by upgrading the server or linking multiple servers. In addition, the client/server model offers flexibility in that additional functionality can easily be provided through third-party applications.

           OSI believes that, until recently, the adoption of client/server systems in many banks and credit unions has lagged other industries due to the limited number of suppliers of open client/server systems designed specifically to address the core processing requirements of such institutions. In part, this has been attributable to the industry's long-standing reliance on legacy systems and the high-volume processing requirements of larger banks. Among smaller banking institutions, which OSI believes are best positioned to benefit from the implementation of client/server systems, the adoption of such systems has been hampered by the absence of cost effective client/server systems designed specifically for use by such institutions. OSI believes that fewer than 200 small to mid-size banks and credit unions in the United States have implemented open client/server core processing systems.

           OSI believes that banks and credit unions today are seeking information technology solutions that combine the performance, reliability and security associated with legacy-based systems with the flexibility, ease-of-use, scalability and reduced cost of ownership associated with client/server systems. Banks and credit unions require systems that can be easily integrated with other applications used in the enterprise, provide real-time transaction processing and comply with applicable regulatory requirements. Banks and credit unions also require core processing systems that are able to accommodate new and emerging technologies, such as ATMs, telephone banking and home banking via personal computers and the Internet. In addition, these institutions require systems that are Year 2000 compliant. Banks and credit unions are also seeking information technology solutions that offer quick and effective access to customer and account data in order to offer better, more customized services, monitor trends and performance and cross-sell services and products. A client/server core processing solution must be able to meet all of these requirements to enable banks and credit unions to achieve a competitive advantage in their markets through improved customer service, lower costs and enhanced access to customer information.

THE OSI SOLUTION

           The OSI System enables financial institutions to process transactions and access critical customer and account data through a suite of open, distributed application modules that operate in a Microsoft Windows NT environment with an Oracle relational database. OSI's solutions are designed to provide its customers with the following benefits:

      - Fully-Integrated Solution. The OSI System supports all of an institution's core processing requirements, including those of its branch offices. The OSI System accommodates telephone banking and home banking via personal computers and the Internet, and provides ATM management capabilities. All components of the OSI System utilize a common relational database and operating system. This architecture allows a bank to provide its customers with real-time information concerning their accounts and to create real-time management reports. The OSI System also eliminates potential errors arising from the maintenance of multiple databases and enables institutions to change their business processes without requiring the modification of the underlying data model.

      - Enhanced Customer Service Through Real-Time Processing. The OSI System allows a bank's customers and employees to access and process information on a real-time basis, which enables a bank's customers to receive up to the minute account and transaction information from any branch, telephone, home or Internet location. The OSI System also enables bank employees to quickly identify customers and gather accurate and current information about the entire customer relationship. Availability of this information enables institutions to improve their level of customer service and provide them with incremental opportunities for marketing additional products and services.

      - Open Architecture. The OSI System operates in an open environment using the Microsoft Windows NT operating system and the Oracle relational database management system, which are installed on non-proprietary hardware. The flexible, open architecture of the OSI System facilitates the use of popular, off-the-shelf third-party software and the addition of more processing capability as the institution's requirements increase.

      - Reduced Cost of Ownership. The OSI System can reduce the overall cost of ownership of a financial institution's core system. By integrating core banking functions, which have historically run on separate systems, into one seamless environment, the OSI System enables its customers to achieve operational efficiencies. The OSI System can also reduce the costs that would otherwise be associated with the ongoing maintenance of legacy systems. In addition, the time and expense required to adapt the OSI System to accommodate changing business processes and regulatory requirements is less than that required with a typical legacy system. The ability of the OSI System to operate across a broad range of popular hardware provides customers with increased flexibility and the ability to select the most cost-effective system.

STRATEGY

           OSI's objective is to be the leading supplier of enterprise-wide client/server software for small to mid-size banks and credit unions. OSI's strategy for achieving this objective includes the following:

      - Focus on Small to Mid-Size Banks and Credit Unions. OSI will continue to focus on providing core processing solutions to small to mid-size banks and credit unions, which OSI defines as institutions with assets up to $3 billion. OSI believes that the client/server model of computing is particularly well-suited for institutions in this market. These institutions, unlike larger banks, typically do not require extensive customization in connection with the implementation of a banking system which makes it easier for them to realize the benefits of client/server core processing systems in a cost-effective manner. OSI believes that the demand for client/server systems in this market is increasing as a result of these factors.

      - Expand Distribution Through Outsourcing Solutions. A number of small to mid-size banks and credit unions outsource their core processing systems to third-party service providers. These third-party service providers typically choose one or more significant banking solutions on which they base their outsourcing services. OSI has established strategic relationships with BISYS, a major national outsourcing provider, and COCC, a major regional outsourcing provider, under which these third parties provide outsourced processing services to the financial services industry using the OSI System. OSI plans to continue to jointly market the OSI System with its outsourcing partners to expand its installed customer base.

      - Leverage Customer Base. OSI intends to continue to leverage its installed customer base by expanding the range of complementary products and services available to its customers. OSI generates recurring revenues by entering into maintenance arrangements with its customers that provide for annual service fees. As the asset size or number of accounts of a financial institution increases, or as additional application modules or services are provided, customers typically pay incremental license and maintenance fees. OSI plans to continue to expand its professional services offerings to its installed base of customers as they implement additional application modules.

      - Maintain Product Leadership. OSI believes that the open client/server architecture of the OSI System provides it with competitive advantages over other core processing systems. For example, the OSI System offers on-line, real-time transaction processing capabilities that are not available in many competitive systems, and OSI recently announced the introduction of a home/Internet banking module supporting the Open Financial Exchange ("OFX") standard, which enables customers to access bank services using personal computers and the Internet. OSI's open architecture enables it to utilize leading, non-proprietary software and hardware to provide comprehensive functionality. OSI intends to extend its technological leadership by continuing to add new applications, integrate new technologies and expand the functionality of its system.

TECHNOLOGY

           OSI developed the OSI System to enable customers to realize the advantages of client/server architectures. The OSI System is designed to offer the following benefits: (i) flexible functionality, scalability, and high performance, (ii) lower total cost of ownership, (iii) the ability to operate either in real-time or batch processing mode and (iv) integration with third-party applications and emerging technologies. OSI believes that the OSI System achieves these objectives through an open architecture that is based on leading technologies in the areas of operating systems, relational databases, graphical user interfaces and report generation tools.

           The foundation of the OSI System is an enterprise-wide relational database. The OSI System uses relational database software from the industry's leading supplier, Oracle Corporation. The OSI System's functionality is implemented through application modules, each of which performs a specific core processing function, that share the data in the relational database. This approach allows for database normalization and business modeling. Through database normalization, data is organized in tables that are easily accessible through a variety of query tools as well as the application modules. The OSI System's data model consists of over 600 tables, which OSI believes is substantially greater than the number of tables in the data models of competing solutions. As a result, a higher degree of independence between a customer's business processes and underlying data is achieved and the OSI System is more scalable and adaptable to changing business needs. New application modules may be developed or existing modules may be altered as required without having to change the underlying data model.

           The OSI System is based on a single, enterprise-wide database as opposed to a distributed database in which the database is spread among two or more components, typically resident on different computers. The principal benefit of an architecture using a single enterprise-wide database is that it permits real-time processing so that, for example, transactions are immediately reflected in a bank or credit union customer's account. This contrasts with a batch processing approach in which all accounts are updated only at scheduled intervals, typically at the end of the business day. The OSI System may be configured to operate in either batch mode or a hybrid batch/real-time mode for those banks or credit unions that do not require or desire real-time processing.

           The OSI System is a 32-bit Microsoft Windows NT application that operates in an open systems environment. The system does not require any proprietary hardware components and is currently deployed on a wide range of client and server platforms. The system features multi-level security that takes advantage of the features of the underlying operating system and relational database as well as offers some that are indigenous to the system. The OSI System also interfaces to a broad range of third-party applications and peripherals that are commonly used in banks and credit unions.

PRODUCTS

           The OSI System is an enterprise-wide solution that addresses the core processing requirements of small to mid-size banks and credit unions and other financial institutions. The OSI System consists of software application modules that operate on a fully-integrated basis and is designed to be Year 2000-compliant. OSI recently released its OSI/ATM Server, the OSI home/Internet banking module and a 32-bit version of the OSI System. In addition, OSI markets third-party applications that are commonly used in banks and credit unions. Current prices for the base OSI System software license range from approximately $140,000 to $1.5 million, depending on asset size and number of customer accounts.

Application Modules

           The following table describes certain application modules of the OSI
System:

APPLICATION                                                                           DESCRIPTION
-----------                                                                           -----------
Customer Service.........................................      Provides a quick and  comprehensive  view of each customer relationship;  maintains  customer's picture and signature for  recognition;  supports opening and maintenance of all types of accounts and provides a measure of an  individual customer's  profitability;  enables tellers to complete an
                                                               entire   transaction   on-line  in  the  presence  of  the
                                                               customer.

Comprehensive Lending....................................      Provides  comprehensive  management of all loans,  whether mortgage, consumer or commercial,  including establishment
                                                               of  escrow,   insurance  and  tax  accounts;  can  provide
                                                               loan-loss reserve  calculations  based on risk ratings and loan  classifications;  includes "what if" loan calculator and amortization schedule.

Depository System........................................      Supports  all  forms  of  deposit  instruments,  including
                                                               passbook  and   statement   savings,   club  accounts  and
                                                               checking   accounts,   share   drafts   (credit   unions),
                                                               certificates  of deposit and time deposits and  repurchase agreements.

Teller Application.......................................      Provides  a teller  with  real-time  access to the  bank's database  and a complete  profile  of the  bank's  clients
                                                               (including a  customer's  picture and  signature);  easily navigated  by the teller and does not require  transaction codes.

General Ledger Interface.................................      Easy-to-use   module  designed  to  manage  interfaces  to
                                                               popular general ledger systems.



Bank and Branch Operations...............................      A comprehensive and secure administrative  management tool for determining  user  accessibility,  security,  hours of operation, cash boxes and authorization structures.

End of Day Production....................................      Identifies  and  schedules  all  end  of  day  processing, including  updating of interest,  fees and other  charges,
                                                               and  produces  daily   production   reports  and  customer
                                                               statements.

Executive Information....................................      Enables management to monitor bank's  performance  through on-line  queries  of any  product  or  branch;  tools  can generate  new reports  in graphical  or tabular form based upon ad hoc information requests.

External File Manager....................................      Manages  all data that must be entered  into the  database from external  sources,  including  check  clearings,  ACH
                                                               (automatic  clearing  house),  loan  origination  and  ATM transaction files.

Payroll..................................................      Enables updating of all payroll accounts  provided through an ACH format or from outside payroll systems.


Product Manager..........................................      Enables bank to design and promote new loan,  checking and
                                                               deposit   products   and  to   monitor   current   product
                                                               offerings; uses fill-in-the-blank, easy-to-follow  screens with  user  defined  fees and rate  schedules  that  allow for unlimited tiering.


IRS/Year-End Reporting...................................      Supports  year-end  IRS  reporting  information  for  both standard and specialized forms.

Forms Integration........................................      Integrates  generation  of  forms,  includes  new  account documents,  disclosures,  signature  cards and  passbooks;
                                                               eliminates need to inventory pre-printed forms.

   OSI/ATM Server

           The OSI/ATM Server is an ATM management system that provides banks with the capability to directly manage their own ATM network or interface with regional ATM networks. The OSI/ATM Server enables customers to reduce costs associated with ATM systems and provides features such as real-time, single balance update capabilities, support for multiple ATM transactions and processing and authorization options. In addition, the OSI/ATM Server enables banks to define their own operating parameters without the need for program modifications. The system, which operates on Stratus computers, is designed to provide fault-tolerant reliability. The OSI/ATM Server is fully integrated with the OSI System. Current list prices for the OSI/ATM Server module range from approximately $45,000 to $90,000.

   Home/Internet Banking Module

           OSI's home/Internet banking module enables customers to remotely access an online banking system through which a customer can transfer funds from transaction accounts, make balance inquiries, generate instant statements and monitor account activity. OSI's system supports the OFX standard, which enables the system to interface to bank services that use a variety of devices to originate customer transactions. Through the OFX standard, the OSI System can also be integrated with commonly-used personal financial management products, such as Microsoft's Money 98 and Intuit's Quicken. Current list prices for the home/Internet banking module range from approximately $50,000 to $100,000.

   Third-Party Applications

           The open architecture of the OSI System facilitates the integration of third-party applications, and OSI offers various third-party applications for use with the OSI System. Such applications include: asset/liability management, check and statement imaging, collection management, disaster recovery planning, general ledger, voice response, loan origination and on-line ATM interface.

SALES AND MARKETING


           OSI markets its software and services primarily through its direct sales force. As of September 30, 1998, OSI employed 25 sales and marketing personnel.


           OSI's marketing program includes direct mail, networking, telemarketing, advertising in industry specific trade journals and periodicals, seminars and trade shows. OSI maintains an Internet web site from which prospective customers can retrieve and view product information. OSI has established an alliance with Unisys PAAG under which Unisys has exclusive rights to market the OSI System in Asia (except Japan), South Africa and certain other countries. OSI has established strategic relationships with Oracle Corporation, Compaq Computer Corporation and Stratus Computer, Inc. providing for joint marketing efforts.

           Historically, a significant portion of all banks and credit unions have chosen to satisfy their information technology needs through service bureaus. To address this market, OSI has entered into software license and marketing agreements with BISYS and COCC under which these third parties provide outsourced core processing services to the financial services industry using the OSI System.


           Pursuant to a Software License and Marketing and Distribution Agreement with BISYS, OSI has granted BISYS the exclusive right in the United States, subject to certain exceptions (including OSI's right to use regional providers of outsourcing services), to use the OSI System to provide outsourcing of core processing services to banks and credit unions. The OSI System may not be sublicensed by BISYS, and all proprietary rights to the OSI System remain with OSI. This right becomes non-exclusive if BISYS fails to obtain a specified number of customer contracts, or pay the minimum required license and maintenance fees in each of these first three years. BISYS has agreed that OSI shall be its exclusive provider of client/server core processing systems for BISYS during the term of the Agreement. Royalty payments under the Agreement are consistent with those paid by other outsourcing providers of the OSI System. OSI has agreed to provide BISYS with pricing and other terms at least as favorable as those granted by OSI to other outsourcing providers. Pursuant to the agreement, the parties engage in joint marketing of each other's products and services and refer potential customers to each other. As of September 30, 1998, BISYS had entered into outsourcing agreements with nine institutions.



           OSI has also entered into a License and Marketing Agreement with COCC under which OSI has granted COCC certain exclusive rights to use the OSI System to provide outsourced core processing services to banks and credit unions in the New England states and New York. COCC must meet certain customer milestones to maintain its exclusivity. OSI receives license fees with respect to outsourced data processing agreements entered into by COCC, subject to a cumulative maximum payment, as stipulated in the agreement. As of September 30, 1998, COCC had entered into outsourcing agreements with four institutions.


CUSTOMERS


     OSI's customers are primarily small to mid-size banks and credit unions, typically with fewer than ten branches, that serve the banking needs of their local communities. These banks are often the primary local providers of savings accounts and consumer, mortgage and commercial loans in the markets they serve. The majority of OSI's customers are located in the Northeast region, although OSI is expanding its presence in other regions. As of September 30, 1998, 42 banks and one credit union utilized the OSI System. An additional 41 banks, including one credit union, were in various stages of implementation, including 13 banks owned by three bank holding companies and nine banks utilizing outsourcing services provided by OSI's outsourcing partners. The average asset size of OSI's current customer base is approximately $192 million.



     No customer accounted for 10% or more of total revenues in the nine months ended September 30, 1998. Sales to The Savings Bank of Manchester and The Savings Bank of Utica accounted for approximately 17% and 15% of total revenues, respectively, in the year ended December 31, 1997. Sales to American Federal Bank, Gloversville Federal Savings and Loan Association, Dean Cooperative Bank and Signet Bank accounted for approximately 38%, 22%, 20% and 14% of total revenues, respectively, in the year ended December 31, 1996. Sales to Seneca Falls Savings Bank and The Simsbury Savings Bank accounted for approximately 56% and 43% of total revenues, respectively, in the year ended December 31, 1995. OSI anticipates that no customer will account for more than 10% of revenues in the year ending December 31, 1998.

SERVICES


           OSI provides comprehensive implementation and training services to customers who purchase the OSI System. An implementation team works with the customer through all phases of the project, including software installation, data conversion, education and training. Full implementation of the OSI System typically occurs over a 14 to 24 week period, depending on the complexity of the conversion. OSI also provides post-implementation customer support and maintenance. As of September 30, 1998, OSI had 69 employees dedicated to implementation, training, support and maintenance.


      - Implementation. OSI assigns to each customer a project manager who coordinates all activities related to the implementation of the OSI System. OSI also assigns conversion programmers who convert a bank's current account data to the relational database in the OSI System. Data conversion activities include data mapping, program development, testing, data auditing and a complete trial conversion prior to the final implementation date.

      - Training. OSI offers a comprehensive education and training program to its customers. OSI offers training classes at its headquarters in Connecticut and hands-on application training at the customer site prior to installation of the OSI System. In addition, on-site training for ancillary products is available upon request. OSI also assists customers desiring to adapt the OSI System to particular needs, including customer-specific software features, reports or regulatory requirements.

      - Support and Maintenance. Support and maintenance personnel provide immediate telephone response service during normal working hours, supplemented by on-call support 24 hours a day, seven days a week. OSI also provides product support services through the Internet, electronic mail and facsimile. In addition, OSI offers remote product support services whereby OSI's support team directly connects to a customer's server to troubleshoot or perform routine maintenance. OSI enters into maintenance agreements with its customers pursuant to which they pay an annual maintenance fee, based on a percentage of the license fee, over the term of the software license. See "OSI Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

PRODUCT DEVELOPMENT

           OSI plans to continue to invest significant resources to maintain and enhance its current product and service offerings. OSI's principal product development focus is on: (i) enhanced functionality of the OSI System through the development of new features and improvements to existing applications modules, (ii) software updates as new versions of the Windows NT operating system and Oracle relational database are released and (iii) tools to automate the process of converting a customer's legacy data to the OSI System.


           As of September 30, 1998, OSI employed a staff of 32 employees engaged in product development. OSI's product development expenditures were approximately $1.6 million, $1.9 million, $1.1 million and $660,510 for the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996 and 1995, respectively.


COMPETITION

           The financial services software market is intensely competitive and subject to rapid technological change. Competitors vary in size and in the scope and breadth of products and services offered. OSI encounters competition in the U.S. from a number of competitors which offer alternative client/server systems to banks and credit unions, including M&I Eastpoint, Phoenix International Ltd., Inc. and Prologic Corporation, and a number of competitors, including Fiserv, Inc., NCR Corporation, EDS, Marshall & Ilsley Corporation, Jack Henry & Associates, Inc., ALLTEL Corporation and Kirchman Corporation, all of which offer legacy core processing systems or outsourcing alternatives to banks and credit unions. OSI also competes against a number of smaller, regional competitors. In addition to these competitors, OSI competes internationally with Misys plc Banking Division (including Midas-Kapiti International, Inc., Kindle Banking Systems and ACT Financial Systems), Sanchez Computer Associates, Inc. and Financial Network Services, among others. OSI also competes with other core processing alternatives, including in-house applications, which were either developed internally or purchased from third-party vendors, and outsourcing, either as a part of a total outsourcing solution or through a service bureau arrangement. Furthermore, OSI expects additional competition from other established and emerging companies as the client/server application software market continues to expand. There can be no assurance that OSI will be able to compete successfully against either its existing or future competitors.

           In general, OSI competes on the basis of product architecture and functionality, service and support, including the range and quality of technical support, training and implementation services, and product pricing in relation to performance and support.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

           OSI relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. OSI seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. OSI's license agreements contain provisions which limit the number of users, state that title remains with OSI and protect confidentiality. OSI presently has no patents or patent applications pending.


           Despite OSI's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of OSI's products or to obtain and use information that OSI regards as proprietary. Policing unauthorized use of OSI's products is difficult, particularly overseas, and while OSI is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect OSI's proprietary rights to the extent of the laws of the United States. Nevertheless, OSI believes that due to the rapid pace of technological change in the information technology and software industries, factors such as the technological and creative skills of its employees, new product developments, frequent product enhancements and the timeliness and quality of support services are more important to establishing and maintaining a competitive advantage in the industry.


           OSI does not believe that any of its products infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by OSI with respect to current or future products. Any such claim could result in costly litigation, cause product shipment delays or require OSI to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to OSI or at all, which could have a material adverse effect upon OSI's business, financial condition and results of operations.

EMPLOYEES


           As of September 30, 1998, OSI had a total of 143 employees, of which 32 were engaged in product development and system documentation, 69 were engaged in implementation, training, support and maintenance, 25 were engaged in sales and marketing and 17 were engaged in finance and administration and other functions. None of OSI's employees is represented by a labor union. OSI has not experienced any work stoppages and considers relations with its employees to be good.


FACILITIES


           OSI currently leases approximately 25,000 square feet of space in its headquarters facility in Glastonbury, Connecticut. A lease for 15,000 square feet expires in 2003, a lease for 7,000 square feet expires in 2001 and a lease for 3,000 square feet expires in July 1999. OSI plans to lease approximately 5,000 additional square feet at this facility during 1999.

                                MANAGEMENT OF HNC

EXECUTIVE OFFICERS AND DIRECTORS


           The names, ages and positions of HNC's executive officers and directors as of December 7, 1998 are as follows:



NAME                               AGE                                      POSITION
----                               ---                                      --------
Robert L. North                    63      President, Chief Executive Officer and Director
Raymond V. Thomas                  55      Vice President, Finance and Administration, Chief Financial Officer and
                                           Secretary
John Mutch                         42      President, HNC Insurance Solutions Group
Michael A. Thiemann                42      President, HNC Financial Solutions Group
John Buchanan                      41      President, Retek Information Systems, Inc.
Todd V. Gutschow                   37      Vice President, Technology and New Markets
Edward K. Chandler (1)             40      Director
Oliver D. Curme (2)                44      Director
Thomas F. Farb (1)                 41      Director
Charles H. Gaylord, Jr. (2)        53      Director
Alex W. Hart                       __      Director


------------

(1)    Member of Audit Committee

(2)    Member of Compensation Committee

           Mr. North has been President and Chief Executive Officer and a director of HNC since June 1987. Mr. North is also a director of Peerless Systems Corporation. Mr. North holds Bachelor of Science and Master of Science degrees in Electrical Engineering from Stanford University.

           Mr. Thomas has been Vice President, Finance and Administration and Chief Financial Officer of HNC since February 1995 and Secretary of HNC since May 1995. From May 1993 to February 1995, he served as Executive Vice President and Chief Financial Officer of Golden Systems, Inc., a power supply manufacturer, and from September 1994 to February 1995 he also served as Chief Operating Officer. From April 1991 to May 1993, Mr. Thomas served as Senior Vice President of Finance and Administration and Chief Financial Officer of Vitesse Semiconductor Corporation, a semiconductor manufacturer. Mr. Thomas holds a Bachelor of Science degree in Industrial Management from Purdue University and attended the Wharton School of Business at the University of Pennsylvania.


           Mr. Mutch joined HNC in July 1997 as Vice President, Marketing, and has served as President of HNC Insurance Solutions Group since September 1998. He was a founder of MVenture Holdings, Inc., a private equity fund that invests in start-up technology companies, and served as a General Partner from June 1994 to July 1997. From December 1986 to June 1994, Mr. Mutch held a variety of positions with Microsoft Corporation, including Director of Organization Marketing. He holds a Bachelor of Science degree in Applied Economics from Cornell University and a Masters degree in Business Administration from the University of Chicago.

           Mr. Thiemann joined HNC in June 1989. Mr. Thiemann has served as President of the HNC Financial Solutions Group since April 1998. He ran HNC's Aptex text analysis division from January 1996 to September 1996 and was President and Chief Executive Officer of Aptex Software Inc. from September 1996 to April 1998. From May 1993 to January 1996, he served as Executive Vice President, Sales and Marketing of HNC. He also served as Executive Vice President and General Manager, Decision Systems of HNC from January 1993 to May 1993, Vice President and General Manager, Decision Systems of HNC from February 1990 to January 1993 and Vice President, New Business Development of HNC from June 1989 to February 1990. Mr. Thiemann holds a Bachelor of Arts degree in Art, a Bachelor of Science degree in Electrical Engineering and a Masters degree in Electrical Engineering from Stanford University and a Masters degree in Business Administration from Harvard University.


           Mr. Buchanan has been President of Retek since February 1993. In November 1996, Retek became a wholly-owned subsidiary of HNC. Mr. Buchanan holds a Bachelor of Commerce degree in Finance and Computer Systems from the University of Otago.

           Mr. Gutschow is a co-founder of HNC and has been Vice President, Technology and New Markets since January 1998. He served as Vice President, Technology Development of HNC from October 1990 to January 1998. He was also Secretary of HNC from January 1993 to May 1995. Mr. Gutschow holds a Bachelor of Arts degree in Physics from Harvard University and attended the University of California at San Diego.


           Mr. Chandler has been a director of HNC since August 1991. Since July 1991, he has been President of Prairie-EKC, Inc., a partner of the general partner of PCE 1991 Limited Partnership, a venture capital firm. Since November 1996, Mr. Chandler has also been a Managing Director of Graystone Venture Partners, LLC, a venture capital firm. Mr. Chandler holds a Bachelor of Arts degree in Economics from Yale University and a Masters degree in Business Administration from Harvard University.

           Mr. Curme has been a director of HNC since June 1987. Since January 1988, he has been a general partner of the general partner of Battery Ventures, L.P., a national venture capital firm. Mr. Curme also serves as a director of several privately held technology companies. Mr. Curme is also a director of InfoSeek Corporation, an Internet search and navigation service company. He holds a Bachelor of Science degree in Biochemistry from Brown University and a Masters degree in Business Administration from Harvard University.

           Mr. Farb has been a director of HNC since November 1987. Since April 1994, he has been Senior Vice President, Chief Financial Officer and Treasurer of Interneuron Pharmaceuticals, Inc., a publicly-held diversified pharmaceutical company, and an officer of several of its subsidiaries. From October 1992 to March 1994, Mr. Farb served as Vice President of Corporate Development, Chief Financial Officer and Controller of Cytyc Corporation, a medical device and diagnostics company. Mr. Farb also serves as a director of Redwood Trust, Inc., a California-based publicly-held Real Estate Investment Trust. He holds a Bachelor of Arts degree in Sociology from Harvard College.

           Mr. Gaylord has been a director of HNC since May 1995. He is currently a private technology investor and a director of Stac Inc., a publicly-held software company. From December 1993 to September 1994, Mr. Gaylord served as Executive Vice President of Intuit Inc., a publicly-held personal and small business finance software company, following Intuit's acquisition of ChipSoft, Inc., a tax preparation software company. Prior to that acquisition, from June 1990 to December 1993, he served first as President and Chief Executive Officer and a director of ChipSoft and then as Chairman of the Board of Directors and Chief Executive Officer. He holds Bachelor of Science and Master of Science degrees in Aerospace Engineering from Georgia Institute of Technology and a Masters degree in Business Administration from Harvard University.


           Mr. Hart has been a director of HNC since October 1998. He is currently an independent consultant to the financial services industry and serves as a director of Sanchez Computer Associates, Inc., a publicly-held banking software company, and a number of privately-held companies. From March 1994 to October 1997, Mr. Hart was Chief Executive Officer of Advanta Corporation, a diversified financial services company. From November 1988 to February 1994, he was President and Chief Executive officer of MasterCard International, a financial services company. Mr. Hart holds a ______ degree in ______ from Harvard University, a ______ degree from the Graduate School of Bank Marketing at the University of Colorado and a ______ degree from Harvard Business School.


COMMITTEES OF THE BOARD OF DIRECTORS


           Standing committees of the HNC Board include an Audit Committee and a Compensation Committee. The HNC Board does not have a nominating committee or a committee performing similar functions.



           Messrs. Chandler and Farb are the current members of the Audit Committee. The Audit Committee met four times during 1997. The Audit Committee meets with HNC's independent accountants to review the adequacy of HNC's internal control systems and financial reporting procedures; reviews the general scope of HNC's annual audit and the fees charged by the independent accountants; reviews and monitors the performance of non-audit services by HNC's auditors, reviews the fairness of any proposed transaction between HNC and any officer, director or other affiliate of HNC (other than transactions subject to the review of the Compensation Committee), and after such review, makes recommendations to the full HNC Board; and performs such further functions as may be required by any stock exchange or over-the-counter market upon which HNC Common Stock may be listed.


           Messrs. Curme and Gaylord are the current members of the Compensation Committee. The Compensation Committee met twice during 1997. The Compensation Committee recommends compensation for officers and employees of HNC, grants (or delegates authority to grant) options and stock awards under HNC's employee benefit plans, and reviews and recommends adoption of and amendments to stock option and employee benefit plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


           The Compensation Committee of the HNC Board consists of Messrs. Curme and Gaylord, neither of whom has any interlocking relationships as defined by the Commission.

DIRECTOR COMPENSATION


           HNC reimburses its Board members for reasonable expenses associated with their attendance at HNC Board meetings. With the exception of Thomas F. Farb, who receives a fee from HNC of $1,000 for each HNC Board meeting he attends, none of the members of the HNC Board receives a fee for attending meetings. Members of the HNC Board who are not employees, consultants or independent contractors of HNC, or any parent, subsidiary or affiliate of HNC, are eligible to participate in HNC's 1995 Directors Stock Option Plan (the "Directors Plan"). During 1997, Messrs. Chandler, Curme, Farb and Gaylord were each granted an option pursuant to the Directors Plan to purchase 10,000 shares of HNC Common Stock at an exercise price of $39.875 per share.


EXECUTIVE COMPENSATION

           The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to HNC and its subsidiaries during each of 1995, 1996 and 1997 to (i) HNC's Chief Executive Officer and (ii) HNC's four other most highly compensated executive officers who were serving as executive officers at the end of 1997 (the "HNC Named Executive Officers"). This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, if any, whether paid or deferred. HNC does not grant stock appreciation rights and has no long-term compensation benefits other than stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                                                   LONG-TERM
                                                                                                                  COMPENSATION
                                                                 ANNUAL  COMPENSATION                               AWARDS
                                               -----------------------------------------------------------------  ------------
                                                                                                                   SECURITIES
                                                                                                   OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION (1)                YEAR          SALARY             BONUS            COMPENSATION(2)    OPTIONS
-------------------------------                ----          ------             -----            ---------------    -------
Robert L. North                                1997          $196,008           $85,700               $4,763          70,000
President and Chief Executive Officer          1996           175,000            85,700                4,472          70,000
                                               1995           174,428            64,100                1,797         100,000

Raymond V. Thomas                              1997           129,584            42,400                  729          20,000
Vice President, Finance and                    1996           125,004            42,400                  438          20,000
Administration, Chief Financial Officer        1995           104,389            46,750               87,750(4)      110,000
and Secretary

Todd W. Gutschow                               1997           115,415            20,565                1,336          20,000
Vice President, Technology Development         1996           105,415            19,875                1,323          40,000
                                               1995           115,332            20,167                   62              --

Michael A. Thiemann                            1997           151,591           114,153(3)             1,919              --
President, Aptex Software Inc.                 1996           146,667           109,170(3)             1,799              --
                                               1995           111,351           202,823(3)               201              --

Lee E. Martin(5)                               1997            79,583           385,739(3)               264          10,000
Vice President, North American Sales           1996            75,000           251,966(3)               205          10,000
                                               1995            74,719           236,026(3)               200              --


(1)        Principal position as of December 31, 1997.

(2) Unless otherwise indicated below, represents premiums for group term life and disability insurance.

(3)        Includes commissions.

(4) Represents premiums for group term life insurance and disability insurance in the amount of $360 and reimbursements for relocation expenses in the amount of $87,390.


(5)        Mr. Martin is no longer an executive officer of HNC.

           The following table sets forth further information regarding option grants pursuant to the HNC 1995 Equity Incentive Plan during 1997 to each of the HNC Named Executive Officers. In accordance with the rules of the Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.


                              OPTION GRANTS IN 1997


                                                       INDIVIDUAL GRANTS
                              -------------------------------------------------------------------
                               NUMBER OF                                                                POTENTIAL REALIZABLE
                              SECURITIES     PERCENTAGE OF TOTAL                                       VALUE AT ASSUMED ANNUAL
                              UNDERLYING      OPTIONS GRANTED TO                                        RATES OF STOCK PRICE
                                OPTIONS          EMPLOYEES IN       EXERCISE PRICE     EXPIRATION   APPRECIATION FOR OPTION TERM(2)
                                                                                                    -------------------------------
           NAME               GRANTED(1)             1997             PER SHARE          DATE            5%                 10%
           ----               ----------     --------------------  ----------------    ----------   -----------          ----------
Robert L. North...........      70,000               3.3%              $31.25           1/24/07     $1,375,707           $3,486,312
Raymond V. Thomas.........      20,000               1.0                31.25           1/24/07        393,059              996,089
Todd W. Gutschow..........      20,000               1.0                31.25           1/24/07        393,059              996,089
Michael A. Thiemann.......          --               --                   --              --                --                   --
Lee E. Martin.............      10,000               --                 31.25           1/24/07        196,529              498,045



(1) The options shown in the table were granted at fair market value, are incentive stock options (to the extent permitted under the Code) and will expire ten years from the date of grant, subject to earlier termination upon termination of the optionee's employment.

(2) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent HNC's estimate or projection of future HNC Common Stock prices or values.


           The following table sets forth certain information concerning the exercise of options by each of the HNC Named Executive Officers during 1997, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1997. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and $43.00 per share, which was the closing price of HNC Common Stock as reported on the Nasdaq National Market on December 31, 1997, the last day of trading for 1997.


             AGGREGATE OPTION EXERCISES IN 1997 AND YEAR-END VALUES

                                                              NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN-THE-MONEY
                                                            UNEXERCISED OPTIONS AT YEAR END (1)        OPTIONS AT YEAR END (2)
                                                            -----------------------------------        -----------------------
                           SHARES ACQUIRED     VALUE
         NAME              ON EXERCISE (1)  REALIZED (1)      EXERCISABLE        UNEXERCISABLE    EXERCISABLE         UNEXERCISABLE
         ----              ---------------  ------------      -----------        -------------    -----------         -------------
Robert L. North...........        97,834        $2,834,215        280,398              154,602    $11,465,135          $2,919,615
Raymond V. Thomas.........         3,000            72,750         70,916               72,084      2,836,640           1,870,860
Todd W. Gutschow..........            --                --         23,497               41,667        544,095             616,881
Michael A. Thiemann.......         4,167           103,445             --                   --             --                  --
Lee E. Martin.............         1,476            49,372          7,741               19,688        258,279             349,188

-----------

(1) "Value Realized" represents the fair market value of the shares of HNC Common Stock underlying the option on the date of exercise less the aggregate exercise price of the option.

(2) These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and the closing price of HNC Common Stock on December 31, 1997, the last day of trading for 1997.

                            SECURITY OWNERSHIP OF HNC


           The following table sets forth certain information with respect to the beneficial ownership of HNC Common Stock as of August 31, 1998 and as adjusted to reflect the issuance of HNC Common Stock in the Merger by: (i) each stockholder known by HNC to be the beneficial owner of more than 5% of HNC Common Stock; (ii) each director of HNC; (iii) each HNC Named Executive Officer; and (iv) all current directors and executive officers of HNC as a group.



                                                             SHARES BENEFICIALLY        SHARES BENEFICIALLY OWNED
                                                             OWNED BEFORE MERGER               AFTER MERGER
                                                           ------------------------     -------------------------
NAME OF BENEFICIAL OWNER                                   NUMBER(1)     PERCENT(1)     NUMBER(2)      PERCENT(2)
------------------------                                   ---------     ----------     ---------      ----------
Capital Research and Management Co. (3).................   2,968,700         11.5%      2,968,700        10.5%
Robert L. North (4).....................................     391,253          1.5         391,253         1.4
Todd W. Gutschow (5)....................................     271,189          1.1         271,189         1.0
Edward K. Chandler (6)..................................     105,284          *           105,284           *
Raymond V. Thomas (7)...................................      90,833          *            90,883           *
Michael A. Thiemann (8).................................      40,167          *            40,167           *
Charles H. Gaylord, Jr. (9).............................      50,000          *            50,000           *
Lee E. Martin (10)......................................      20,673          *            20,673           *
Oliver D. Curme (11)....................................      12,500          *            12,500           *
Thomas F. Farb (12).....................................       7,550          *             7,550           *
Alex W. Hart............................................
All current executive officers and directors as a
group (11 persons) (13).................................   1,026,276          4.0%      1,026,276         3.6%

---------------

*Less than 1%

(1) Based upon a total of 25,784,351 shares of HNC Common Stock outstanding as of August 31, 1998. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of HNC Common Stock subject to options that are currently exercisable or exercisable within 60 days of August 31, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


(2) Assumes that an aggregate of 2,507,507 shares of HNC Common Stock are issued in the Merger to the OSI stockholders, based on the following:
           If, immediately before the Effective Time, there are outstanding 2,236,013 shares of OSI Common Stock, 1,000,000 shares of OSI Series A-1 Preferred Stock, 583,333 shares of OSI Series A-2 Preferred Stock, 1,736,250 shares of OSI Series B Preferred Stock, 1,375,000 shares of OSI Series C Preferred Stock, 1,250,000 shares of OSI Series D Preferred Stock and options to purchase an aggregate of 1,887,500 shares of OSI Common Stock, then the Merger conversion formula provides that each then outstanding share of OSI Common Stock, OSI Series A-1 Preferred Stock, OSI Series A-2 Preferred Stock, OSI Series B Preferred Stock, OSI Series C Preferred Stock and OSI Series D Preferred Stock would be converted into the right to receive 0.23794, 0.27594, 0.31394, 0.31394, 0.35194 and 0.38993
           shares of HNC Common Stock, respectively.



(3) Based upon a Schedule 13G dated July 10, 1998 filed by a group comprised of Capital Research and Management Co. ("CRMC") and SMALLCAP World Fund, Inc. ("SCWF"). CRMC reported that it is an investment advisor to various investment companies, including SCWF. CRMC reported sole dispositive power with respect to 2,968,700 shares of HNC Common Stock. SCWF reported shared voting power with respect to 1,595,000 shares of HNC Common Stock. The address of CRMC and SCWF is 333 South Hope Street, Los Angeles, California 90071.



(4) Includes 77,137 shares of HNC Common Stock held of record by the Robert L. North & Dixie L. North Revocable Inter Vivos Trust, of which Mr. North is a trustee. Also includes 314,116 shares of HNC Common Stock subject to options exercisable within 60 days of August 31, 1998. Mr. North is the President and Chief Executive Officer and a director of HNC.



(5) Includes 239,523 shares of HNC Common Stock held by the Todd and Mari Gutschow Family Trust, of which Mr. Gutschow is a trustee, and 31,666 shares of HNC Common Stock subject to options exercisable within 60 days of August 31, 1998. Mr. Gutschow is Vice President, Technology and New Markets of HNC.



(6) Includes 30,000 shares of HNC Common Stock subject to options exercisable within 60 days of August 31, 1998. Mr. Chandler is a director of HNC.



(7) Represents 90,833 shares of HNC Common Stock subject to options exercisable within 60 days of August 31, 1998. Mr. Thomas is Vice President, Finance and Administration, Chief Financial Officer and Secretary of HNC.



(8) Includes 40,167 shares of HNC Common Stock held by the Thiemann Family Trust dated July 1, 1996, of which Mr. Thiemann is a trustee. Mr. Thiemann is the President of the HNC Financial Solutions Group.

(Footnotes continued from previous page)


(9) Represents 20,000 shares of HNC Common Stock held of record by the Gaylord Family Trust UTD 12/31/93, Charles H. Gaylord, Jr. and Lynn
           M. Gaylord trustees, and 30,000 shares of HNC Common Stock subject to options exercisable within 60 days of August 31, 1998. Mr. Gaylord is a director of HNC.



(10) Includes 9,708 shares of HNC Common Stock subject to options exercisable within 60 days of August 31, 1998. Mr. Martin was an executive officer of HNC until February 1998.



(11) Includes 12,500 shares of HNC Common Stock subject to options exercisable within 60 days of August 31, 1998. Mr. Curme is a director of HNC.



(12) Represents 7,500 shares of HNC Common Stock subject to options exercisable within 60 days of August 31, 1998. Mr. Farb is a director of HNC.



(13) Includes 574,115 shares of HNC Common Stock subject to options exercisable within 60 days of August 31, 1998, including the options described in footnotes (3) through (8), (10) and (11).

                           CERTAIN TRANSACTIONS OF HNC



           From January 1, 1995 to the present, there are no currently proposed transactions in which the amount involved exceeds $60,000 to which HNC or any of its subsidiaries was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of HNC Common Stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except for: (i) payments set forth under "Executive Compensation" above; (ii) the transactions described below; and (iii) indemnification agreements entered into by HNC with each of its directors and executive officers that provide the maximum indemnity available to directors and executive officers under Section 145 of the DGCL and HNC's Bylaws, as well as certain additional procedural protections. Such indemnity agreements provide generally that HNC will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be indemnified, and require HNC to indemnify such individuals to the fullest extent permitted by law.



           Aptex Software, Inc. ("Aptex") is a partially-owned subsidiary of HNC formed to exploit HNC's text analysis technology in certain markets. From January 1996 to September 1996, Michael A. Thiemann, formerly HNC's Executive Vice President and currently President of HNC's Financial Solutions Group, managed the Aptex business unit. From Aptex's incorporation in September 1996 to July 1998, Mr. Thiemann was President, Chief Executive Officer and a director of Aptex. During his employment as an executive officer of Aptex, Mr. Thiemann was compensated under an employment agreement that provided for at least $150,000 annual base salary, plus the opportunity to earn a cash bonus of $50,000 each year, based on certain mutually agreed on financial objectives. In addition, apart from his compensation from Aptex, Mr. Thiemann received certain sales commissions from HNC. Mr. Thiemann resigned all of his positions with Aptex as of July 1, 1998.



           Mr. Thiemann purchased a total of 1,000,000 shares of Aptex Common Stock in September 1996 for $30,000 in cash, pursuant to a Restricted Stock Purchase Agreement (the "Stock Purchase Agreement") and Aptex's 1996 Equity Incentive Plan. The Stock Purchase Agreement provided that, upon termination of Mr. Thiemann's employment with Aptex, Aptex would be entitled to repurchase any unvested shares, at Mr. Thiemann's purchase price. On January 1, 1997, 25% of the shares vested free of Aptex's repurchase right and an additional 1/48 of the shares vested monthly thereafter. At the time of his resignation, there were 375,000 unvested shares, all of which Aptex repurchased for an aggregate of $11,250. HNC intends to purchase Mr. Thiemann's remaining 625,000 shares of Aptex Common Stock at a price of $5.25 per share, for an aggregate of $3,281,250.

                                MANAGEMENT OF OSI

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

           The executive officers, directors and certain other key employees of OSI, their respective ages as of September 21, 1998 and their positions with OSI are as follows:


     EXECUTIVE OFFICERS AND DIRECTORS             AGE                              POSITION
     --------------------------------             ---                              --------

     Douglas K. Anderson...................       48       Chairman of the Board and Chief Executive Officer
     John L. Person........................       64       President and Chief Operating Officer
     Graham H. Gurney......................       58       Senior Vice President of Sales and Director
     Clifford I. Waggoner..................       57       Senior Vice President, Chief Technology Officer and
                                                           Director
     Richard J. Willemin...................       47       Senior Vice President and Chief Financial Officer
     Carlos P. Naudon......................       48       Vice Chairman of the Board
     Douglas C. Carlisle...................       41       Director
     David M. Clarke.......................       47       Director
     Samuel F. McKay.......................       59       Director
     William W. Neville....................       44       Director
     Richard P. Yanak......................       63       Director

     KEY EMPLOYEES

     Charles J. Beer.......................       40       Vice President of Application Development
     John J. DeMita........................       54       Vice President of Professional Services
     John L. Messier.......................       35       Vice President of Conversion Services
     Michael D. Nicastro...................       39       Vice President of Marketing
     Debra D. Rooney.......................       31       Controller


           Mr. Anderson has served as Chairman of the Board and Chief Executive Officer of OSI since December 1997 and as a director since July 1994. Mr. Anderson served as President of OSI from October 1995 to December 1997. From December 1986 to October 1995, Mr. Anderson was employed by the Savings Bank of Manchester and was responsible for all bank operations and information technology, most recently as Executive Vice President. Prior to joining the Savings Bank of Manchester, Mr. Anderson was employed for 14 years by Unisys Corporation.

           Mr. Person has served as President and Chief Operating Officer of OSI since December 1997, and served as Executive Vice President and Chief Operating Officer of OSI from May 1997 to December 1997. From August 1996 to May 1997, Mr. Person was Managing Director of Compression Engines, LLC, a software company. From October 1994 to May 1997, Mr. Person served as President of Enanti Corporation, a contact management software company. From July 1992 to October 1994, Mr. Person served as President of HP Films, a film production company. Mr. Person also served as President of Newtrend MISER Group, a company specializing in banking software.

           Mr. Gurney co-founded OSI in 1992, and has served as Senior Vice President of Sales of OSI since June 1996 and as a director since 1992. From September 1984 to October 1987, Mr. Gurney served as regional district manager for the New York district of Sperry Corporation, a computer hardware and software company. From October 1987 to June 1992, Mr. Gurney served as the Eastern regional sales director for Sharebase Corporation, a relational database company. Mr. Gurney was employed in various positions for 15 years in the financial services computing industry.

           Mr. Waggoner co-founded OSI in 1992, has served as Senior Vice President and Chief Technology Officer of OSI since October 1995 and as a director since 1992. Mr. Waggoner served as President of OSI from May 1992 to October 1995. From June 1987 to May 1992, Mr. Waggoner was Vice President and Principal of Linc Systems Corporation, a software services company. Prior to joining Linc Systems Corporation, Mr. Waggoner was employed for 17 years by Electronic Data Systems Corporation.

           Mr. Willemin has served as Senior Vice President and Chief Financial Officer of OSI since April 1998. From March 1997 to April 1998, Mr. Willemin served as Chief Financial Officer of Summit Medical, Inc., a supplier of clinical database software. From September 1996 to February 1997, Mr. Willemin served as Chief Financial Officer of Datalogix International, Inc., a supplier of manufacturing and logistics software. From June 1994 to August 1996, Mr. Willemin served as Vice President and Chief Financial Officer of NEIC, a transaction processing company in the health care industry. From March 1992 to June 1994, Mr. Willemin served as interim Chief Financial Officer during periods of transition for several companies, including Saratoga Springs Water Company, a beverage manufacturer and distributor, and Canyon Ranch Spa Cuisine, a mail order health food company.


           Mr. Naudon has served as Vice Chairman of the Board of OSI since October 1995 and as a director since September 1994, and served as Managing Director from March 1995 to October 1995. Since May 1992, Mr. Naudon has served as Chairman of the Board of BSI Administrative Services Inc., a benefits plan administration company. In addition, since January 1984, Mr. Naudon has served as President, Chief Executive Officer and director of Spectrum and Banking Spectrum, Inc., each a banking consulting company.


           Mr. Carlisle has served as a director of OSI since March 1994. Since 1984, Mr. Carlisle has served as a general partner of Menlo Ventures VI, L.P. ("Menlo Ventures"), a venture capital fund that invests in emerging growth technology companies. Mr. Carlisle is a director of Carrier Access Corporation.

           Mr. Clarke has served as a director of OSI since April 1998. Since September 1993, Mr. Clarke has served as Vice President, Private Equity, of the Aetna Investment Management Group of Aetna Life Insurance Company ("Aetna"). From September 1977 to September 1993, Mr. Clarke held various other positions in the Private Bond Investment Group of Aetna.

           Mr. McKay has served as a director of OSI since December 1995. Since April 1994, Mr. McKay has served as a general partner of Axiom Venture Partners, L.P. ("Axiom"), a venture capital firm. Previously, Mr. McKay was general partner of Connecticut Seed Ventures, L.P. Mr. McKay is a director of Anika Therapeutics, Inc., Sabre Communications Corporation, Costar Corporation and Nightingale Corp.

           Mr. Neville has served as a director of OSI since June 1998. Since June 1997, Mr. Neville has served as President of BISYS. From June 1995 to June 1997, Mr. Neville served as Senior Vice President and Eastern regional General Manager of BISYS. From June 1992 to June 1995, Mr. Neville served as Vice President and General Manager of the New England region of BISYS.

           Mr. Yanak has served as a director of OSI since May 1996. Since October 1996, Mr. Yanak has served as Senior Advisor of NYCE Corporation, an electronic banking services company. From December 1987 to October 1996, Mr. Yanak served as President and Chief Executive Officer of NYCE Corporation.

           Mr. Beer has served as Vice President of Application Development of OSI since October 1996, and served as Director of Application Development of OSI from June 1992 to October 1996. Previously, Mr. Beer served as Assistant Vice President of Development of American Savings Bank.

           Mr. DeMita has served as Vice President of Professional Services of OSI since September 1996. From December 1995 to September 1996, Mr. DeMita served as Vice President of Production of NYCE Corporation, an electronic banking services company. From July 1992 to October 1995, Mr. DeMita served as President of Hardcopy Media Inc., a printing company and owned and operated Alpha Graphics, a printing franchise company. Previously, Mr. DeMita served as President of American Business Information Services, a subsidiary of American Savings Bank.

           Mr. Messier has served as Vice President of Conversion Services of OSI since December 1997, and served as Manager of Customer Support of OSI from July 1995 to December 1997. From February 1990 to July 1995, Mr. Messier served as a Product Support Specialist and Senior Project Manager at Fiserv, Inc., a financial services technology company.

           Mr. Nicastro has served as Vice President of Marketing of OSI since October 1996, and served as Director of Marketing and Customer Services of OSI from September 1994 to October 1996. From February 1985 to September 1994, Mr. Nicastro held various product management positions with the Data Services Division of NCR Corporation. In addition, Mr. Nicastro served in various positions at Bristol Savings Bank and Citicorp.

           Ms. Rooney has served as Controller of OSI since May 1997. From August 1989 to April 1997, Ms. Rooney was employed by Price Waterhouse LLP, an independent public accounting firm, most recently as Audit Manager in its Technology Industry Group. Ms. Rooney is a certified public accountant.



           Pursuant to an Amended and Restated Investors' Rights Agreement dated as of August 22, 1997 among OSI and certain stockholders of OSI, such stockholders were granted the right (which terminates at the Effective Time) to designate representatives on the OSI Board. Under this agreement, Messrs. Carlisle, McKay, Clarke and Neville were elected the representatives of Menlo Ventures, Axiom, Aetna and BISYS, respectively.



           Pursuant to a Software License and Marketing and Distribution Agreement dated as of August 20, 1997 between OSI and BISYS, BISYS was granted the right (which continues until termination of the agreement) to nominate a candidate to the OSI Board.


           Each officer serves at the discretion of the OSI Board and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers of OSI.

COMMITTEES OF THE BOARD OF DIRECTORS


           The OSI Board has a Compensation Committee composed of Messrs. Carlisle, McKay and Yanak, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to OSI and administers and grants stock options pursuant to OSI's stock option plans, and an Audit Committee composed of Messrs. Clark, McKay and Naudon, which reviews the results and scope of the audit and other services provided by OSI's independent public accountants. The OSI Board does not have a nominating committee or a committee performing similar functions.


DIRECTOR COMPENSATION


           Directors do not currently receive any compensation for their services on the OSI Board, other than reimbursement for out-of-pocket expenses.

EXECUTIVE COMPENSATION

           The following table sets forth the total compensation paid or accrued for the year ended December 31, 1997 for OSI's Chief Executive Officer and its three other most highly compensated executive officers in 1997 who were serving as executive officers on December 31, 1997 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "OSI Named Executive Officers"):



                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                         ANNUAL COMPENSATION                    COMPENSATION
                                            --------------------------------------------        ------------
                                                                               OTHER            SECURITIES
          NAME AND PRINCIPAL                                                   ANNUAL            UNDERLYING           ALL OTHER
              POSITION                         SALARY           BONUS       COMPENSATION         OPTIONS(1)         COMPENSATION
          ------------------------          -----------       ----------    ------------        ------------        ------------
Douglas K. Anderson...............           $175,000          $30,000        $   --             195,000(2)          $40,000(2)
  Chairman of the Board
  and Chief Executive
  Officer

Graham H. Gurney..................            100,000           15,400(3)         --                  --                  --
  Senior Vice President of
  Sales

Clifford I. Waggoner..............            106,000            3,000            --                  --                  --
  Senior Vice President
  and Chief Technology
  Officer

John L. Person(4).................             88,218           15,000         2,800(5)          100,000               4,936(6)
  President and Chief
  Operating Officer

----------

(1) Represents the number of shares covered by options to purchase shares of OSI Common Stock granted during the year ended December 31, 1997.

(2) In exchange for the surrender of the right to receive 175,000 shares of OSI Common Stock originally granted on October 2, 1995, Mr. Anderson received an option to purchase 175,000 shares of OSI Common Stock at an exercise price of $0.45 per share and supplemental compensation of $40,000 in 1997 and $60,000 in 1998.

(3)        Represents sales commissions.

(4)        Mr. Person joined OSI in May 1997.

(5)        Represents automobile allowance.

(6)        Represents reimbursement for relocation expenses.

     The following table sets forth grants of stock options to each of the OSI Named Executive Officers during the year ended December 31, 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                        --------------------------------------------------------------------          POTENTIAL REALIZABLE VALUE
                                       PERCENT OF                                                       AT ASSUMED ANNUAL RATES
                         NUMBER OF        TOTAL                                                             OF STOCK PRICE
                        SECURITIES       OPTIONS                                                        APPRECIATION FOR OPTION
                        UNDERLYING     GRANTED TO     EXERCISE      FAIR MARKET                                 TERM(3)
                          OPTIONS     EMPLOYEES IN      PRICE        VALUE PER    EXPIRATION    ------------------------------------
NAME                    GRANTED(1)     FISCAL YEAR    PER SHARE      SHARE(2)        DATE           0%           5%            10%
----                   ------------  -------------- ------------  -------------  ------------   ---------     ---------    ---------
Douglas K. Anderson...     175,000       36.3%         $0.45          $1.50           7/21/07   $183,750      $299,309      $476,600
                            20,000        4.2%          0.45           1.50           7/21/07     21,000        34,207        54,469
Graham H. Gurney......          --         --             --             --                --         --            --            --
Clifford I. Waggoner..          --         --             --             --                --         --            --            --
John L. Person........     100,000       20.7%          0.45           1.50           5/07/07    105,000       171,034       272,343


----------

(1) Mr. Anderson's option to purchase 175,000 shares vested with respect to 84,722 shares immediately upon grant and the remaining shares underlying the option vest in twenty-six equal monthly installments. Twenty-five percent of Mr. Person's option and Mr. Anderson's option to purchase 20,000 shares vest on the first anniversary of the date of grant and the remaining shares underlying the options vest in thirty-six equal monthly installments.

(2) The fair market value of the OSI Common Stock on the grant date was determined in good faith by the OSI Board, based upon factors such as the terms upon which OSI issued securities to third parties in financing transactions, the illiquid nature of OSI's securities, and the financial condition, results of operations and business prospects of OSI at each of the dates of grant. OSI Common Stock is not publicly traded.


(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (0%, 5% and 10%) on the fair value of the OSI Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not reflect OSI's estimate of future stock price growth. Actual gains, if any, on stock option exercises and OSI Common Stock holdings are dependent on the timing of such exercise and the future performance of the OSI Common Stock.

           The following table sets forth certain information concerning the number and value of unexercised options held by each of the OSI Named Executive Officers on December 31, 1997. None of the OSI Named Executive Officers exercised any stock options during the year ended December 31, 1997.

                          FISCAL YEAR-END OPTION VALUES

                                       NUMBER OF SHARES                     VALUE OF UNEXERCISED
                                    UNDERLYING UNEXERCISED                  IN-THE-MONEY OPTIONS
                                  OPTIONS AT FISCAL YEAR-END                AT FISCAL YEAR-END(1)
                                 ------------------------------         ------------------------------
NAME                             EXERCISABLE      UNEXERCISABLE         EXERCISABLE      UNEXERCISABLE
----                             -----------      -------------         -----------      -------------
Douglas K. Anderson.........        130,555            94,445             $536,248          $384,002
Graham H. Gurney............         81,272            30,208              342,314           126,874
Clifford I. Waggoner........         19,792            30,208               83,126           126,874
John L. Person..............             --           100,000                   --           405,000

----------

(1) Represents the difference between the exercise price and the fair value of the OSI Common Stock at fiscal year end.

EMPLOYMENT AGREEMENTS

     Pursuant to a Key Employee Agreement dated October 2, 1995, as amended on July 21, 1997, OSI agreed to employ Douglas K. Anderson as President and Chief Executive Officer. OSI also agreed to maintain a policy on the life of Mr. Anderson with a death benefit of $300,000 payable to a beneficiary named by Mr. Anderson. Under the agreement, Mr. Anderson retained 175,000 shares of OSI Common Stock initially issued to him and surrendered the right to receive 175,000 shares in exchange for the grant of an incentive stock option to purchase 175,000 shares of OSI Common Stock at an exercise price of $0.45 per share and supplemental compensation of $40,000 in 1997 and $60,000 in 1998. OSI also granted to Mr. Anderson an additional option to purchase 20,000 shares of OSI Common Stock at an exercise price of $0.45 per share. On March 2, 1998, by action of the OSI Board, OSI agreed to pay Mr. Anderson an annual base salary of not less than $225,000 and a bonus of $50,000 in 1998 based on the achievement of certain performance targets. OSI also agreed to provide, under certain circumstances, for 24 months of salary continuation and acceleration of options upon termination of Mr. Anderson's employment. See "Approval of the Merger--Interests of Certain Persons in the Merger."

Pursuant to employment agreements dated January 2, 1993, as amended on January 2, 1994, OSI agreed to employ each of Graham H. Gurney and Clifford
I. Waggoner. OSI agreed to pay each of Messrs. Gurney and Waggoner an annual base salary of $100,000. The agreements also include a covenant by each of Messrs. Gurney and Waggoner not to compete with the business of OSI, or to solicit any employee or client of OSI, during the two-year period following his employment termination, and contain customary confidentiality and invention assignment provisions.


           Pursuant to a letter agreement dated April 10, 1997, OSI agreed to employ John L. Person as Executive Vice President and Chief Operating Officer and to grant Mr. Person an incentive stock option to purchase 100,000 shares of OSI Common Stock at an exercise price of $0.45 per share. On March 2, 1998, by action of the OSI Board, OSI agreed to pay Mr. Person an annual base salary of $190,000 and a bonus of up to $35,000 based on the achievement of certain performance targets. OSI also agreed to provide, under certain circumstances, 12 months salary continuation and acceleration of options upon termination of Mr. Person's employment. See "Approval of the Merger--Interests of Certain Persons in the Merger."


           Pursuant to a letter agreement dated February 27, 1998, OSI agreed to employ Richard J. Willemin as Senior Vice President and Chief Financial Officer. OSI agreed to pay Mr. Willemin an annual base salary of $150,000 and to grant Mr. Willemin an incentive stock option to purchase 100,000 shares of OSI Common Stock at an exercise price of $2.75 per share. OSI also agreed that in the event of a change in control of OSI the vesting of all such options will be accelerated. See "Approval of the Merger--Interests of Certain Persons in the Merger."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


           The current members of the Compensation Committee of the OSI Board are Messrs. Carlisle, McKay and Yanak. No executive officer of OSI has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of the OSI Board.

           From January 1997 to June 1998, Mr. Naudon served as a member of the Compensation Committee of the OSI Board. Mr. Naudon is President, Chief Executive Officer, a director and majority shareholder of Spectrum, a shareholder of OSI. In January 1994, OSI entered into an agreement with Banking Spectrum to license certain software products and for consulting and support services. Pursuant to the agreement, OSI agreed to pay Banking Spectrum a royalty based on the licensing of software products and related services, ranging from three percent to 17% of net revenues, based on Banking Spectrum's involvement in the sale of such products and services. In March 1998, OSI and Banking Spectrum entered into a distribution agreement and a termination agreement. The March 1998 distribution agreement provides that OSI shall have a fully-paid license to distribute twenty copies of an electronic regulatory reference product developed by Banking Spectrum. The March 1998 termination agreement releases OSI from any future royalty payments to Banking Spectrum in exchange for a cash payment of $100,000 and grants to affiliates of Banking Spectrum fully-vested options to purchase 275,000 shares of OSI Common Stock at an exercise price of $0.45 per share. The stock options were estimated by management to have a fair value of approximately $1.6 million, and OSI recorded a contract termination expense of approximately $1.3 million (net of amounts previously accrued) for the three months ended March 31, 1998. On September 14, 1994, OSI issued 83,333 shares of OSI Series A-2 Preferred Stock at $3.00 per share for $50,000 cash and a $200,000 promissory note from Banking Spectrum.

           Messrs. Carlisle and McKay were appointed to the OSI Board as the designee of Menlo Ventures and Axiom, respectively. Mr. Carlisle is a general partner of MV Management VI, L.P. ("MVM"). MVM is a general partner of Menlo Ventures and Menlo Entrepreneurs Fund VI, L.P. ("Menlo Entrepreneurs"). Mr. McKay is Chief Executive Officer of Axiom Venture Associates, Inc. ("Axiom Associates"), the general partner of Axiom.

           On February 3, 1994, OSI issued an aggregate of 1,000,000 shares of OSI Series A-1 Preferred Stock at $1.50 per share for an aggregate purchase price of $1.5 million to Menlo Ventures and Menlo Entrepreneurs. In addition, OSI issued warrants to purchase 333,333 shares of OSI Series A-2 Preferred Stock with an exercise price of $3.00 per share. These warrants were exercised on September 13, 1994 for $999,999. On September 1, 1995, OSI issued demand notes with an interest rate of 10% per annum to Menlo Ventures and Menlo Entrepreneurs in an aggregate original principal amount of $500,000. On November 15, 1995, OSI issued demand notes with an interest rate of 10% per annum to Menlo Ventures and Menlo Entrepreneurs in an aggregate original principal amount of $500,000. Each of the notes was repaid on December 27, 1995.

           On December 27, 1995, OSI issued an aggregate of 1,543,334 shares of OSI Series B Preferred Stock at $3.00 per share for an aggregate purchase price of $4,630,000 to certain investors, including Menlo Ventures, Menlo Entrepreneurs, Axiom and CII. In addition, OSI issued warrants to purchase 192,916 shares of OSI Series B Preferred Stock at $4.00 per share. Warrants to purchase 84,583 shares of OSI Series B Preferred Stock were exercised by Menlo Ventures and Menlo Entrepreneurs on March 6, 1998 for $338,332. OSI granted each of Axiom and Menlo the right (which terminates at the Effective Time) to designate one nominee for election to the OSI Board.

           On October 23, 1996, OSI issued 1,222,222 shares of OSI Series C Preferred Stock at $4.50 per share for an aggregate purchase price of $5,500,000 to Aetna, Menlo Ventures, Menlo Entrepreneurs, Axiom and CII. In addition, OSI issued warrants to purchase 152,778 shares of OSI Series C Preferred Stock at $6.00 per share. Warrants to purchase 41,667 shares of OSI Series C Preferred Stock were exercised by Menlo Ventures and Menlo Entrepreneurs on March 6, 1998 for $250,002.

                            SECURITY OWNERSHIP OF OSI


           The following table sets forth certain information regarding the beneficial ownership of the OSI Common Stock and OSI Preferred Stock as of August 31, 1998, by (i) each person or entity known to OSI to own beneficially more than 5% of the OSI Common Stock or any series of OSI Preferred Stock, (ii) each of the directors of OSI, (iii) each of the OSI Named Executive Officers, and (iv) all current directors and executive officers of OSI as a group.



        SHARES OF OSI COMMON STOCK AND OSI PREFERRED STOCK BENEFICIALLY OWNED(1)



                                            COMMON STOCK          SERIES A-1 PREFERRED STOCK    SERIES A-2 PREFERRED STOCK
                                            ------------          ---------------------------   ---------------------------
                                                                                PERCENTAGE OF                 PERCENTAGE OF
                                       NUMBER OF   PERCENTAGE OF   NUMBER OF     OUTSTANDING     NUMBER OF     OUTSTANDING
                                        SHARES      OUTSTANDING      SHARES     OSI SERIES A-1     SHARES     OSI SERIES A-2
                                     BENEFICIALLY    OSI COMMON   BENEFICIALLY    PREFERRED     BENEFICIALLY    PREFERRED
       NAME OF BENEFICIAL OWNER        OWNED(1)        STOCK        OWNED(1)        STOCK         OWNED(1)        STOCK
       ------------------------        --------        -----        --------        -----         --------        -----

  5% STOCKHOLDERS
  MV Management VI, L.P.(2).........   2,469,583        52.5%      1,000,000        100.00%        333,333         57.1%
  The BISYS Group, Inc.(3)..........   1,250,000        35.9%             --           --               --         --
  Axiom Venture Partners, L.P.(4)...     875,000        28.1%             --           --               --         --
  Aetna Life Insurance Company(5)...     750,000        25.1%             --           --               --         --
  Carlos P. Naudon(6)...............     550,042        22.0%             --           --           30,000          5.1%
  Connecticut Innovations,
   Incorporated(7)..................     479,167        17.7%             --           --          166,667         28.6%
  Graham H. Gurney(8)...............     441,688        19.0%             --           --               --         --
  Lorraine H. Rothstein.............     440,000        19.7%             --           --               --         --
    157 Arbour Circle
    Basking Ridge, NJ 07920
  Ellen A. Dugan....................     430,000        19.2%             --           --               --         --
    33 Country Oaks
    Lebanon, NJ 08833
  Clifford I. Waggoner(9)...........     380,208        16.8%             --           --               --         --
  Douglas K. Anderson(10)...........     348,055        14.5%             --           --               --         --
  Mark L. Villamar..................      39,066         1.7%             --           --           33,333          5.7%
    c/o Open Solutions Inc.
    300 Winding Brook Drive
    Glastonbury, CT  06033
  OTHER DIRECTORS AND EXECUTIVE
  OFFICERS
  Douglas C. Carlisle(2)............   2,469,583        52.5%      1,000,000        100.00%        333,333         57.1%
  David M. Clarke(5)................     750,000        25.1%             --           --               --         --
  Samuel F. McKay(4)................     875,000        28.1%             --           --               --         --
  William W. Neville................          --        --                --           --               --         --
  John L. Person(11)................      35,416         1.6%             --           --               --         --
  Richard J. Willemin...............          --        --                --           --               --         --
  Richard P. Yanak(12)..............      12,083         *                --           --               --         --
  All executive officers and
  directors as a group (11
  persons)(13)......................   5,862,075        84.6%      1,000,000        100.00%        363,333         62.3%



                                         SERIES B PREFERRED STOCK  SERIES C PREFERRED STOCK   SERIES D PREFERRED STOCK
                                         ------------------------  ------------------------   ------------------------
                                                    PERCENTAGE OF              PERCENTAGE OF              PERCENTAGE OF
                                        NUMBER OF    OUTSTANDING   NUMBER OF    OUTSTANDING   NUMBER OF    OUTSTANDING
                                          SHARES     OSI SERIES B    SHARES     OSI SERIES C    SHARES     OSI SERIES D
                                       BENEFICIALLY   PREFERRED   BENEFICIALLY   PREFERRED   BENEFICIALLY   PREFERRED
       NAME OF BENEFICIAL OWNER          OWNED(1)       STOCK       OWNED(1)       STOCK       OWNED(1)       STOCK
       ------------------------          --------       -----       --------       -----       --------       -----

  5% STOCKHOLDERS
  MV Management VI, L.P.(2).........       761,250       46.8%         375,000        29.7%           --         --
  The BISYS Group, Inc.(3)..........            --        --                --        --       1,250,000       100.00%
  Axiom Venture Partners, L.P.(4)...       750,000       43.8%         125,000         9.8%           --         --
  Aetna Life Insurance Company(5)...            --        --           750,000        55.7%           --         --
  Carlos P. Naudon(6)...............            --        --                --        --              --         --
  Connecticut Innovations,
   Incorporated(7)..................       187,500       11.4%         125,000         9.8%           --         --
  Graham H. Gurney(8)...............            --        --                --        --              --         --
  Lorraine H. Rothstein.............            --        --                --        --              --         --
    157 Arbour Circle
    Basking Ridge, NJ 07920
  Ellen A. Dugan....................            --        --                --        --              --         --
    33 Country Oaks
    Lebanon, NJ 08833
  Clifford I. Waggoner(9)...........            --        --                --        --              --         --
  Douglas K. Anderson(10)...........            --        --                --        --              --         --
  Mark L. Villamar..................            --        --                --        --              --         --
    c/o Open Solutions Inc.
    300 Winding Brook Drive
    Glastonbury, CT  06033
  OTHER DIRECTORS AND EXECUTIVE
  OFFICERS
  Douglas C. Carlisle(2)............       761,250       46.8%         375,000        29.7%           --         --
  David M. Clarke(5)................            --        --           750,000        55.7%           --         --
  Samuel F. McKay(4)................       750,000       43.8%         125,000         9.8%           --         --
  William W. Neville................            --        --                --        --              --         --
  John L. Person(11)................            --        --                --        --              --         --
  Richard J. Willemin...............            --        --                --        --              --         --
  Richard P. Yanak(12)..............            --        --                --        --              --         --
  All executive officers and
  directors as a group (11
  persons)(13)......................     1,511,250       88.3%       1,250,000        91.8%           --         --


----------

     * Less than 1%

     (Footnotes continued on next page)

----------

      (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of OSI Common Stock subject to options, warrants or convertible securities that are currently exercisable or exercisable within 60 days of August 31, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options, warrants or convertible securities for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

      (2) Consists of (i) 985,221 shares of OSI Common Stock issuable upon conversion of OSI Series A--1 Preferred Stock held by Menlo Ventures and 14,779 shares of OSI Common Stock issuable upon conversion of OSI Series A--1 Preferred Stock held by Menlo Entrepreneurs, (ii) 328,407 shares OSI Common Stock issuable upon conversion of OSI Series A-2 Preferred Stock held by Menlo Ventures and 4,926 shares of OSI Common Stock issuable upon conversion of OSI Series A--2 Preferred Stock held by Menlo Entrepreneurs, (iii) 750,000 shares of OSI Common Stock issuable upon conversion of OSI Series B Preferred Stock held by Menlo Ventures and 11,250 shares of OSI Common Stock issuable upon conversion of OSI Series B Preferred Stock held by Menlo Entrepreneurs and (iv) 369,375 shares of OSI Common Stock issuable upon conversion of OSI Series C Preferred Stock held by Menlo Ventures and 5,625 shares of OSI Common Stock issuble upon conversion of OSI Series C Preferred Stock held by Menlo Entrepreneurs. MVM is a general partner of Menlo Ventures and Menlo Entrepreneurs. Mr. Carlisle, a director of OSI, is a general partner of MVM. Mr. Carlisle disclaims beneficial ownership of the shares held by Menlo Ventures and Menlo Entrepreneurs, except to the extent of his pecuniary interests therein. The address of MV Management VI, L.P. is 3000 Sand Hill Road, Building 4, Suite 100, Menlo Park, CA 94025

      (3) Consists of (i) 833,333 shares of OSI Common Stock issuable upon conversion of OSI Series D Preferred Stock, (ii) 416,667 shares of OSI Series D Preferred Stock issuable upon the exercise of warrants which are exercisable within 60 days after August 31, 1998 and (iii) 416,667 shares of OSI Common Stock issuble upon conversion of such preferred stock. The address of The BISYS Group, Inc. is 11 Greenway Plaza, Houston, TX 77046.


      (4) Consists of (i) 666,667 shares of OSI Common Stock issuable upon conversion of OSI Series B Preferred Stock, (ii) 111,111 shares of OSI Common Stock issuable upon conversion of OSI Series C Preferred Stock, (iii) 83,333 shares of OSI Series B Preferred Stock issuable upon the exercise of warrants which are exercisable within 60 days after August 31, 1998, (iv) 83,333 shares of OSI Common Stock issuble upon conversion of such OSI Series B Preferred Stock, (v) 13,889 shares of OSI Series C Preferred Stock issuable upon the exercise of warrants which are exercisable within 60 days after August 31, 1998 and (vi) 13,889 shares of OSI Common Stock issuable upon the conversion of such OSI Series C Preferred Stock. Mr. McKay, a director of OSI, is Chief Executive Officer of Axiom Associates, the general partner of Axiom. Mr. McKay shares voting and investment power with respect to such shares with two other executive officers of Axiom Associates. Mr. McKay disclaims beneficial ownership of the shares held by Axiom, except to the extent of his pecuniary interest therein. The address of Axiom Venture Partners, L.P. is City Place II, 17th Floor, Hartford, CT 06103.



      (5) Consists of (i) 666,667 shares of OSI Common Stock issuable upon conversion of OSI Series C Preferred Stock, (ii) 83,333 shares of OSI Series C Preferred Stock issuable upon the exercise of warrants which are exercisable within 60 days after August 31, 1998 and (iii) 83,333 shares of OSI Common Stock issuable upon the conversion of such OSI Series C Preferred Stock. Mr. Clarke, a director of OSI, is Vice President, Private Equity of Aetna. The address of Aetna Life Insurance Company is 151 Farmington Avenue, Hartford, CT 06106.



      (6)  Consists of (i) 251,762 shares of OSI Common Stock held by Spectrum,
           (ii) 23,520 shares of OSI Common Stock issuable upon the exercise of options held by Spectrum which are exercisable within 60 days after August 31, 1998, (iii) 14,375 shares of OSI Common Stock issuable upon conversion of OSI Series A--2 Preferred Stock, (iv) 205,695 shares of OSI Common Stock issuable upon the exercise of options held by Mr. Naudon which are exercisable within 60 days after August 31, 1998, (v) 10,000 shares of OSI Common Stock held by The Enrique S. Naudon Trust, (vi) 10,000 shares of OSI Common Stock held by The Ignacio S. Naudon Trust, (vii) 10,000 shares of OSI Common Stock held by The Huguette Rivet Trust, (viii) 9,065 shares of OSI Common Stock held by The Eric P. Steingass Trust and (ix) 15,625 shares of OSI Common Stock issuable upon conversion of OSI Series A--2 Preferred Stock held by Allister & Naudon Profit Sharing Pension Plan. Mr. Naudon, a director of OSI, is President and Chief Executive Officer, and a director and the majority shareholder of Spectrum, a trustee of the Allister & Naudon Profit Sharing Plan, and Susan Steingass, his spouse, is a trustee of The Enrique S. Naudon Trust, The Ignacio S. Naudon Trust, The Huguette Rivet Trust and The Eric P. Steingass Trust. The address of Carlos P. Naudon is c/o Banking Spectrum Service, Inc., 57 West 38th Street, New York, NY 10018.

      (7) Consists of (i) 166,667 shares of OSI Common Stock issuable upon conversion of OSI Series A--2 Preferred Stock, (ii) 166,667 shares of OSI Common Stock issuable upon conversion of OSI Series B Preferred Stock, (iii) 111,111 shares of OSI Common Stock issuable upon conversion of OSI Series C Preferred Stock, (iv) 20,883 shares of OSI Series B Preferred Stock issuable upon the exercise of warrants which are exercisable within 60 days after August 31, 1998, (v) 20,833 shares of OSI Common Stock issuable upon the conversion of such OSI Series B Preferred Stock, (vi) 13,889 shares of OSI Series C Preferred Stock issuable upon the exercise of warrants which are exercisable within 60 days after Adjust 31,1998 and (vii) 13,889 shares of OSI Common Stock issuable upon the conversion of such OSI Series C Preferred Stock. CII is the State of Connecticut's technology development corporation. The address of Connecticut Innovations, Incorporated is 999 West Street, Rocky Hill, CT 06067.

      (8) Includes 91,688 shares of OSI Common Stock subject to options held by Mr. Gurney which are exercisable within 60 days after August 31, 1998. The address of Graham H. Gurney is c/o Open Solutions Inc., 300 Winding Brook Drive, Glastonbury, CT 06033.

      (9) Includes 30,208 shares of OSI Common Stock issuable upon the exercise of options held by Mr. Waggoner which are exercisable within 60 days after August 31, 1998. The address of Clifford I. Waggoner is c/o Open Solutions Inc., 300 Winding Brook Drive, Glastonbury, CT 06033.

      (10) Includes 173,055 shares of OSI Common Stock issuable upon the exercise of options held by Mr. Anderson which are exercisable within 60 days after August 31, 1998. The address of Douglas K. Anderson is c/o Open Solutions Inc., 300 Winding Brook Drive, Glastonbury, CT 06033.

      (11) Consists of OSI Common Stock issuable upon the exercise of options held by Mr. Person which are exercisable within 60 days after August 31, 1998.

      (12) Consists of OSI Common Stock issuable upon the exercise of options held by Mr. Yanak which are exercisable within 60 days after August 31, 1998.


      (13) Includes (i) 1,000,000 shares of OSI Common Stock issuable upon conversion of OSI Series A--1 Preferred Stock, (ii) 583,333 shares of OSI Common Stock issuable upon conversion of OSI Series A--2 Preferred Stock, (iii) 1,627,917 shares of OSI Common Stock issuable upon conversion of OSI Series B Preferred Stock, (iv) 1,263,889 shares of OSI Common Stock issuable upon conversion of OSI Series C Preferred Stock, (v) 833,333 shares of OSI Common Stock issuable upon conversion of OSI Series D Preferred Stock, (vi) 108,333 shares of OSI Series B Preferred Stock issuable upon the exercise of warrants which are exercisable within 60 days after August 31, 1998, (vii) 108,333 shares of OSI Common Stock issuable upon the conversion of such OSI Series B Preferred Stock, (viii) 111,111 shares of OSI Series C Preferred Stock issuable upon the exercise of warrants which are exercisable within 60 days after August 31, 1998, (ix) 111,111 shares of OSI Common Stock issuable upon the conversion of such OSI Series C Preferred Stock, (x) 416,667 shares of OSI Series D Preferred Stock issuable upon the exercise of warrants which are exercisable within 60 days after August 31, 1998, (xi) 416,667 shares of OSI Common Stock issuable upon the conversion of such OSI Series D Preferred Stock and (xii) 571,665 shares of OSI Common Stock issuable upon the exercise of options which are exercisable within 60 days after August 31, 1998.

                           CERTAIN TRANSACTIONS OF OSI




           In July 1992 and January 1994, OSI entered into Professional Services Agreements (the "Prism Agreements") with Prince-Roth Information Systems Management, Inc. T/A ("PRISM"). Under the PRISM Agreements, PRISM provided data processing technical services to OSI, and OSI deferred payment for such services under the agreements until June 1995 and June 1996, respectively. Pursuant to the terms of the PRISM Agreements, Messrs. Gurney and Waggoner each received an aggregate of approximately $132,000. Spouses of the shareholders of PRISM are shareholders of OSI.




           On May 12, 1995, OSI issued 166,667 shares of OSI Series A-2 Preferred Stock at $3.00 per share for an aggregate purchase price of $500,000 to CII. CII is a holder of more than five percent of the OSI Preferred Stock.


           On December 27, 1995, OSI issued an aggregate of 1,543,334 shares of OSI Series B Preferred Stock at $3.00 per share for an aggregate purchase price of $4,630,000 to certain investors, including Menlo Ventures, Menlo Entrepreneurs, Axiom and CII. In addition, OSI issued warrants to purchase 192,916 shares of OSI Series B Preferred Stock at $4.00 per share. Warrants to Ventures and Menlo Entrepreneurs on March 6, 1998 for $338,332. OSI granted each of Axiom and Menlo the right (which terminates at the Effective Time) to designate one nominee for election to the OSI Board. Mr. McKay, a director of OSI, is Chief Executive Officer of Axiom Associates, the general partner of Axiom.

           On October 31, 1996, OSI issued 1,222,222 shares of OSI Series C Preferred stock at $4.50 per share for an aggregate purchase price of $5,500,000 to Aetna, Menlo Ventures, Menlo Entrepreneurs, Axiom and CII. In addition, OSI issued warrants to purchase 152,778 shares of OSI Series C Preferred Stock at $6.00 per share. Warrants to purchase 41,667 shares of OSI Series C Preferred Stock were exercised by Menlo Ventures and Menlo Entrepreneurs on March 6, 1998 for $250,002. OSI granted Aetna the right (which terminates at the Effective
Time) to designate one nominee for election to the OSI Board. Mr. Clarke, a director of OSI, is Vice President, Private Equity, of Aetna.

           On August 22, 1997, OSI issued 833,333 shares of OSI Series D Preferred Stock at $6.00 per share for an aggregate purchase price of $5,000,000 to the BISYS Group. In addition, OSI issued a warrant to purchase 416,667 shares of OSI Series D Preferred Stock at $6.00 per share. Concurrent with such preferred stock offering, OSI entered into a Software License and Marketing and Distribution Agreement with BISYS. See "Business of OSI--Sales and Marketing." BISYS is a subsidiary of BISYS Group. As of June 30, 1998, OSI had recognized an aggregate of $115,658 of revenue under such agreement. Pursuant to such agreement, BISYS shall pay OSI a license fee for each BISYS customer utilizing the OSI System pursuant to an outsourcing arrangement equal to 30% of the license fee OSI would receive if such customer was a direct customer of OSI (the "OSI License Fee"), and an annual maintenance fee for each BISYS customer utilizing the OSI System equal to 5% of the OSI License Fee during the first and second year, 7% of the OSI License Fee during the third year and 10% of the OSI License Fee for each year thereafter. OSI may also receive fees from BISYS for rendering additional services under the Software License and Marketing and Distribution Agreement. The agreement also provides that OSI may engage BISYS to develop additional software applications for the OSI System at a cost equal to the lesser of 25% of BISYS's development costs and $250,000. In addition, pursuant to such agreement, BISYS was granted the right (which continues until termination of the agreement) to nominate a candidate to the OSI Board. Mr. Neville, a director of OSI, is President of BISYS.



           For additional information regarding transactions involving directors of OSI, see "Management of OSI -- Compensation Committee Interlocks and Insider Participation."



           OSI has adopted a policy providing that all material transactions between OSI and its officers, directors and other affiliates must (i) be approved by a majority of the members of the OSI Board and by a majority of the disinterested members of the OSI Board and (ii) be on terms no less favorable to OSI than could be obtained from unaffiliated third parties.

                        DESCRIPTION OF HNC CAPITAL STOCK


           The authorized capital stock of HNC consists of 50,000,000 shares of HNC Common Stock and 4,000,000 shares of HNC Preferred Stock. As of August 31, 1998, there were outstanding 25,784,351 shares of HNC Common Stock held by 178 stockholders of record and options to purchase 6,074,418 shares of HNC Common Stock.


HNC COMMON STOCK


           Subject to preferences that may apply to any HNC Preferred Stock outstanding at the time, the holders of outstanding shares of HNC Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the HNC Board may from time to time determine. Each stockholder is entitled to one vote for each share of HNC Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in HNC's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The HNC Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of HNC, the assets legally available for distribution to stockholders are distributable ratably among the holders of the HNC Common Stock and any participating HNC Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding HNC Preferred Stock and payment of other claims of creditors. Each outstanding share of HNC Common Stock is fully paid and nonassessable. HNC Common Stock is traded on the Nasdaq National Market under the symbol "HNCS."


PREFERRED STOCK


           The HNC Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of additional shares of HNC Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders. The HNC Board may authorize the issuance of HNC Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of HNC Common Stock. Thus, the issuance of HNC Preferred Stock could have the effect of delaying, deferring or preventing a change in control of HNC. HNC has no current plan to issue any shares of HNC Preferred Stock.


DELAWARE GENERAL CORPORATION LAW SECTION 203


           As a publicly held corporation organized under the laws of the State of Delaware, HNC is subject to Section 203 of the DGCL, which restricts certain business combinations between HNC and an "interested stockholder" (in general, a stockholder owning 15% or more of HNC's outstanding voting stock) or its affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the HNC Board approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which the stockholder becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of HNC outstanding at the time the transaction commences (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of HNC) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the HNC Board and authorized at an annual or special meeting of HNC's stockholders, not by written consent, but by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.


EXISTING SHELF REGISTRATIONS

           Pursuant to registration rights agreements entered into in connection with the acquisitions of CompReview, Retek, PCS and FTI, HNC has registered the shares of HNC Common Stock that were issued in these acquisitions on shelf registration statements on Form S-3 pursuant to Rule 415 under the Securities Act. An aggregate of 2,975,581 shares of HNC Common Stock are registered on these shelf registration statements. Sales of these shares of HNC Common Stock may be made pursuant to such shelf registration statements only during certain time periods after advance notice to HNC. HNC is not obligated to maintain the effectiveness of the such shelf registration statements after November 28, 1998 for the

CompReview shelf registration, November 29, 1998 for the Retek shelf registration, March 31, 1999 for the PCS shelf registration and April 6, 1999 for the FTI shelf registration. Pursuant to the registration rights agreements, however, HNC has the right to defer a requested sale of shares, in which case the time period during which the shelf registration statement must be kept effective must be extended by a period of time equal to the period of deferral.

TRANSFER AGENT AND REGISTRAR

           The Transfer Agent and Registrar for HNC Common Stock is BankBoston, N.A.

                        DESCRIPTION OF OSI CAPITAL STOCK



           The authorized capital stock of OSI consists of 19,055,417 shares of OSI Common Stock and 5,944,583 shares of OSI Preferred Stock. As of September 16, 1998, there were outstanding (i) 2,236,013 shares of OSI Common Stock held by 27 stockholders or record, (ii) 5,944,983 shares of OSI Preferred Stock held by 13 stockholders of record, (iii) options to purchase an aggregate of 1,687,500 shares of OSI Common Stock and (iv) warrants to purchase 108,333 shares of OSI Series B Preferred Stock, 111,111 shares of OSI Series C Preferred Stock and 416,667 shares of OSI Series D Preferred Stock.


COMMON STOCK


           Holders of OSI Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of OSI Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of OSI Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the OSI Board out of funds legally available therefor, subject to any preferential dividend rights of outstanding OSI Preferred Stock. Upon the liquidation, dissolution or winding up of OSI, the holders of OSI Common Stock are entitled to receive ratably the net assets of OSI available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding OSI Preferred Stock. Holders of OSI Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of OSI Common Stock are fully paid and nonassessable.


PREFERRED STOCK

           As of September 30, 1998, of the 5,944,583 authorized shares of OSI Preferred Stock, 1,000,000 shares have been designated Series A-1 Preferred Stock, of which a total of 1,000,000 shares are outstanding, 583,333 shares have been designated Series A-2 Preferred Stock, of which a total of 583,333 shares are outstanding, 1,736,250 shares have been designated Series B Preferred Stock, of which a total of 1,627,917 shares are issued and outstanding, 1,375,000 shares have been designated Series C Preferred Stock, of which a total of 1,263,889 shares are issued and outstanding, and 1,250,000 shares have been designated Series D Preferred Stock, of which a total of 833,333 shares are issued and outstanding.


           The holders of OSI Preferred Stock are entitled to non-cumulative dividends, prior and in preference to any payment of any dividend on the OSI Common Stock, payable when, as and if declared by the OSI Board in its sole discretion. In the event of any liquidation, dissolution or winding up of OSI, the holders of OSI Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of OSI to the holders of OSI Common Stock, an amount equal to their original purchase price plus an amount equal to all declared but unpaid dividends thereon (such total being the "Preference Amount"). If there are insufficient assets to permit the payment in full of such Preference Amounts, then the assets of OSI are to be distributed ratably to the holders of OSI Preferred Stock in the proportion to the Preference Amount each holder is otherwise entitled to receive. After the full Preference Amount has been paid on all outstanding shares of OSI Preferred Stock, any remaining funds and assets of OSI legally available for distribution to the stockholders are to be distributed ratably among the holders of OSI Preferred Stock and OSI Common Stock held by each (assuming conversion of all such OSI Preferred Stock). The holders of OSI Preferred Stock are entitled to convert the OSI Preferred Stock at any time into shares of OSI Common Stock, with automatic conversion occurring upon the closing of an underwritten public offering meeting certain specified conditions, at specified conversion prices. Such conversion prices are subject to adjustment in the event of stock splits, stock dividends, or other issuances of OSI capital stock, with certain enumerated exceptions.



           Each holder of OSI Preferred Stock is entitled to the number of votes equal to the number of shares of OSI Common Stock issuable upon conversion of such OSI Preferred Stock, generally voting together with the OSI Common Stock as a single class. At each election of directors in which there are shares of OSI Preferred Stock outstanding, the holders of OSI Preferred Stock, voting together as a class, are entitled to elect four members to the OSI Board. Furthermore, the holders of OSI Preferred Stock, together with the holders of OSI Common Stock, voting together as a separate class, are entitled to elect one member to the OSI Board, or such additional number of members approved by a majority of the holders of OSI Preferred Stock and OSI Common Stock, each voting as a separate class.


           The consent of a simple majority of the outstanding OSI Preferred Stock, as well as certain simple majority votes of certain series of OSI Preferred Stock, are required before OSI may: (i) sell, encumber or otherwise dispose of all or substantially all of OSI's property or business, or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction in which more than 50% of the voting power of OSI is disposed of; (ii) alter or change the rights, preferences or privileges of the OSI Preferred Stock; (iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of OSI Preferred Stock; (iv) create shares of any class or series of stock having preferences superior to, or on a parity with, the OSI Preferred Stock with respect to voting, dividends or liquidation; (v) effect a reclassification or recapitalization of the outstanding capital stock of OSI;
(vi) amend the OSI Certificate of Incorporation, to provide limits on director liability or indemnification other than to the maximum extent permitted by law; or (vii) change the size of the OSI Board from nine. So long as any shares of OSI Series B Preferred Stock or OSI Series C Preferred Stock are outstanding, OSI cannot cause an automatic conversion of OSI Preferred Stock upon an underwritten public offering without first obtaining the approval of the holders of two-thirds of the outstanding shares of each of the OSI Series B Preferred Stock and OSI Series C Preferred Stock.


WARRANTS


           As of September 30, 1998, OSI had outstanding warrants to purchase 108,333 shares of OSI Series B Preferred Stock at an exercise price of $4.00 per share, warrants to purchase 111,111 shares of OSI Series C Preferred Stock at an exercise price of $6.00 per share and a warrant to purchase 416,667 shares of OSI Series D Preferred Stock at an exercise price of $6.00 per share. The warrants to purchase OSI Series B Preferred Stock expire on December 27, 2000. The warrants to purchase OSI Series C Preferred Stock expire on October 23, 2001. The warrant to purchase OSI Series D Preferred Stock expires on August 22, 2002. All of these warrants will have been exercised by the Effective Time.

          COMPARISON OF RIGHTS OF OSI STOCKHOLDERS AND HNC STOCKHOLDERS

           After consummation of the Merger, the holders of OSI Common Stock and OSI Preferred Stock who receive HNC Common Stock under the terms of the Merger Agreement will become stockholders of HNC. Because OSI and HNC are both Delaware corporations, OSI stockholders' rights will continue to be governed by the DGCL. Additionally, as stockholders of OSI, their rights are presently governed by the OSI Certificate of Incorporation, as amended and restated ("OSI Charter"), and the OSI Bylaws. As stockholders of HNC, their rights following the consummation of the Merger will instead by governed by the HNC Certificate of Incorporation, as amended ("HNC Charter") and the HNC Bylaws. Certain differences between the rights of HNC stockholders and OSI stockholders under the charters and bylaws of HNC and OSI, respectively, are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the HNC Charter and Bylaws, the OSI Charter and Bylaws and the relevant provisions of the DGCL.

SIZE OF THE BOARD OF DIRECTORS


           The DGCL permits the board of directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation following approval of such change by the stockholders. The OSI Bylaws specify a seven member board, or a board of such greater number as may be approved by the OSI stockholders pursuant to the OSI Charter and the Amended and Restated Investors Rights Agreement executed as part of the August 22, 1997 OSI Series D Preferred Stock financing. The HNC Bylaws provide that the HNC Board shall consist of one or more members, and further provides that the current number of directors shall be six. Such number may be changed by resolution of the HNC Board. The HNC Bylaws do not grant HNC stockholders the right to change the authorized number, or the range, of directors. Former OSI stockholders would therefore not retain their right to approve changes in the size of the board of directors.


"BLANK CHECK" PREFERRED STOCK AND COMMON STOCK RIGHTS


           The HNC Charter permits the HNC Board to issue up to 4,000,000 shares of HNC Preferred Stock and to determine the rights, preferences, privileges and restrictions, including voting rights, of those authorized but unissued shares of HNC Preferred Stock, commonly referred to as "blank check" Preferred Stock, without any further vote or action by the HNC stockholders. The issuance of HNC Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding HNC voting stock. Although the HNC Board has no present intention of issuing such HNC Preferred Stock, it could do so in the future without stockholder approval. The OSI Charter does not permit the OSI Board to issue any "blank check" Preferred Stock.


PERCENTAGE OF VOTING STOCK; INFLUENCE OVER AFFAIRS


           Upon completion of the Merger, the percentage ownership of HNC by each former OSI stockholder will be substantially less than such stockholder's current percentage ownership of OSI. For example, based on the number of shares of OSI Common Stock, OSI Preferred Stock and OSI Options outstanding as of September 16, 1998, and assuming that, after September 16, 1998 and prior to consummation of the Merger, all warrants to purchase OSI stock that were outstanding on September 16, 1998 are exercised in full, and that OSI grants OSI Options to purchase an additional 200,000 shares of OSI Common Stock, the shareholders of OSI would own approximately ____% of the shares of HNC Common Stock outstanding immediately following the Merger. Accordingly, former OSI stockholders will have a significantly smaller voting influence over the affairs of HNC than they currently enjoy over the affairs of OSI. See "Risk Factors -- Risks Relating to the Merger --Reduction of Ownership Interest of Current Stockholders."


TRANSACTIONS WITH INTERESTED STOCKHOLDERS

           HNC, as a publicly held corporation, is subject to Section 203 of the DGCL ("Section 203"). Section 203 prevents an "Interested Stockholder" of a corporation (generally defined to mean any beneficial owner of more than 15% of the corporation's voting stock) from engaging in any "Business Combination" (as defined in Section 203) with the constituent corporation for a period of three years following the date on which such Interested Stockholder became an Interested Stockholder, unless: (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder;
(ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares held by directors who are also officers, and employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) following the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Business Combination is (x) approved by the Board of Directors of the corporation, and (y) authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not then owned by the Interested Stockholder.


           OSI is not publicly held and accordingly is not subject to Section 203 of the DGCL.


                                 OTHER BUSINESS

           The OSI Board does not intend to bring any other business before the Special Meeting, and, so far as is known to the OSI Board, no matters are to be brought before the Special Meeting except as specified in the notice of the Special Meeting. As to any business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                                  LEGAL MATTERS

           The validity of the shares of HNC Common Stock to be issued in the Merger and certain other legal matters will be passed upon for HNC by Fenwick & West LLP, Palo Alto, California. Certain legal matters in connection with the Merger will be passed upon for OSI by Hale and Dorr LLP, Boston, Massachusetts, and Shipman & Goodwin LLP, Hartford, Connecticut.

                                HNC SOFTWARE INC.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                 PAGE
                                                                                                 ----
HNC SOFTWARE INC.

        Report of Independent Accountants..................................................       F-2
        Consolidated Balance Sheet as of December 31, 1996 and 1997........................       F-3
        Consolidated Statement of Income and Comprehensive Income for the
          years ended December 31, 1995, 1996 and 1997.....................................       F-4
        Consolidated Statement of Cash Flows for the years ended December 31, 1995,
          1996 and 1997....................................................................       F-5
        Consolidated Statement of Changes in Stockholders' Equity for the years ended
        December 31, 1995, 1996 and 1997...................................................       F-6
        Notes to Consolidated Financial Statements.........................................       F-7
        Consolidated Balance Sheet (unaudited) at September 30, 1998.......................      F-21
        Consolidated Statement of Operations and Comprehensive Income (Loss) (unaudited)
          for the nine months ended September 30, 1997 and 1998............................      F-22
        Consolidated Statement of Cash Flows (unaudited) for the nine months ended
          September 30, 1997 and 1998......................................................      F-23
        Consolidated Statement of Changes in Stockholders' Equity for the nine
          months ended September 30, 1998..................................................      F-24
        Notes to Consolidated Financial Statements (unaudited).............................      F-25


OPEN SOLUTIONS INC.

        Report of Independent Accountants..................................................      F-30
        Balance Sheet at December 31, 1996, 1997 and September 30, 1998 (unaudited)........      F-31
        Statement of Operations for the years ended December 31, 1995, 1996 and
          1997 and for the nine months ended September 30, 1997 (unaudited) and
          September 30, 1998 (unaudited)...................................................      F-32
        Statement of Cash Flows for the years ended December 31, 1995, 1996 and
          1997 and for the nine months ended September 30, 1997 (unaudited) and
          September 30, 1998 (unaudited)...................................................      F-33
        Statement of Changes in Stockholders' Equity (Deficit) for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended
             September 30, 1998 (unaudited)................................................      F-34
        Notes to Financial Statements......................................................      F-35


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of HNC Software Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and comprehensive income, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of HNC Software Inc. and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




Price Waterhouse LLP

San Diego, California
January 29, 1998,
except as to Note 11
which is as of February 13, 1998

                                HNC SOFTWARE INC.

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                                    DECEMBER 31,
                                                                             -------------------------
                                                                                 1996          1997
                                                                             ----------     ----------
Current assets:
  Cash and cash equivalents................................................    $  8,121     $   18,068
  Investments available for sale...........................................      26,728         24,878
  Accounts receivable, net.................................................      21,856         32,980
  Current portion of deferred income taxes.................................       6,383         11,310
  Other current assets.....................................................       2,553          2,802
                                                                               --------     ----------
          Total current assets.............................................      65,641         90,038
Deferred income taxes, less current portion................................      22,966         15,322
Property and equipment, net................................................       6,339         12,102
Other assets...............................................................       3,330          2,415
                                                                               --------     ----------
                                                                               $ 98,276     $  119,877
                                                                               ========     ==========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.........................................................    $  4,368     $    5,728
  Accrued liabilities......................................................       4,433          5,933
  Deferred revenue.........................................................       3,377          3,883
  Other current liabilities................................................         445            191
                                                                               --------     ----------
          Total current liabilities........................................      12,623         15,735
Non-current liabilities....................................................         683            239

Minority interest in consolidated subsidiary...............................          --             43

Commitments and contingencies (Notes 5 and 10)

Stockholders' equity:
  Preferred stock, $0.001 par value -- 4,000 shares authorized:
     no shares issued or outstanding.......................................          --             --
  Common stock, $0.001 par value-- 50,000 shares authorized:
     24,012 and 24,538 shares issued and outstanding, respectively.........          24             25
  Paid-in capital..........................................................      83,991         95,919
  Accumulated other comprehensive income...................................          (5)          (113)
  Retained earnings........................................................         960          8,029
                                                                               --------     ----------
          Total stockholders' equity.......................................      84,970        103,860
                                                                               --------     ----------
                                                                               $ 98,276     $  119,877
                                                                               ========     ==========

           See accompanying notes to consolidated financial statements

                                HNC SOFTWARE INC.

            CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              YEAR ENDED DECEMBER 31,
                                                                    ------------------------------------------
                                                                         1995           1996           1997
                                                                    -------------  -------------   -----------
Revenues:
  License and maintenance........................................     $  24,561      $  48,890      $   89,643
  Installation and implementation................................         4,648          6,691          10,702
  Contracts and other............................................         9,146         11,128           7,772
  Service bureau.................................................         5,349          4,730           5,618
                                                                      ---------      ---------      ----------
          Total revenues.........................................        43,704         71,439         113,735
                                                                      ---------      ---------      ----------
Operating expenses:
  License and maintenance........................................         7,903         13,725          19,937
  Installation and implementation................................         1,425          2,714           5,174
  Contracts and other............................................         6,894          7,694           5,438
  Service bureau.................................................         3,025          3,365           4,320
  Research and development.......................................         6,998         13,808          21,151
  Sales and marketing............................................         7,276         11,923          22,049
  General and administrative.....................................         5,101          8,551          12,626
                                                                      ---------      ---------      ----------
          Total operating expenses...............................        38,622         61,780          90,695
                                                                      ---------      ---------      ----------
Operating income.................................................         5,082          9,659          23,040
Interest and other income........................................           912          2,178           2,003
Interest expense.................................................          (428)          (478)            (81)
Minority interest in income of consolidated subsidiary...........            --             --             (43)
                                                                      ---------      ---------      ----------
          Income before income tax (benefit) provision...........         5,566         11,359          24,919
Income tax (benefit) provision...................................          (511)          (534)          7,354
                                                                      ---------      ---------      ----------
          Net income.............................................     $   6,077      $  11,893      $   17,565
                                                                      =========      =========      ==========
Other comprehensive income:
  Foreign currency translation adjustments.......................            --             54            (165)
  Unrealized gain (loss) on securities available for sale........            92           (151)             57
                                                                      ---------      ---------      ----------
  Total other comprehensive income...............................            92            (97)           (108)
                                                                      ---------      ---------      ----------
Comprehensive income.............................................         6,169         11,796          17,457
                                                                          -----         ------          ------
Earnings per share:
  Basic net income per common share..............................     $    0.38         $ 0.50         $  0.72
                                                                      =========      =========      ==========
  Diluted net income per common share............................     $    0.28         $ 0.47         $  0.68
                                                                      =========      =========      ==========
Unaudited pro forma data (Note 1):
  Income before income tax provision.............................     $   5,566      $  11,359      $   24,919
  Income tax provision...........................................         1,032          1,628           9,502
                                                                      ---------      ---------      ----------
          Net income.............................................     $   4,534      $   9,731      $   15,417
                                                                      =========      =========      ==========
  Basic pro forma net income per common share....................                                   $     0.64
                                                                                                    ==========
  Diluted pro forma net income per common share..................                                   $     0.60
                                                                                                    ==========
Shares used in computing basic net income per common share
  and unaudited basic pro forma net income per common
  share (Notes 1 and 8)..........................................        15,195         23,552          24,275
                                                                      =========      =========      ==========
Shares used in computing diluted net income per common share and unaudited diluted pro forma net income per common share
  (Notes 1 and 8)................................................        21,510         25,363          25,681
                                                                      =========      =========      ==========

          See accompanying notes to consolidated financial statements.

                                HNC SOFTWARE INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                            ---------------------------------------
                                                                                1995          1996          1997
                                                                            ------------  ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................................   $    6,077    $   11,893    $   17,565
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.........................................        1,874         3,605         4,833
    Tax benefit from stock option transactions............................          800           896         3,848
    Changes in assets and liabilities:
      Accounts receivable, net............................................       (1,658)      (10,978)      (11,124)
      Other assets........................................................         (674)       (1,207)         (295)
      Deferred income taxes...............................................       (1,551)       (1,324)        6,909
      Accounts payable....................................................        1,172         2,167         1,360
      Accrued liabilities.................................................        1,756           625        (2,348)
      Deferred revenue....................................................        1,337         1,472           375
      Other liabilities...................................................           22          (441)         (116)
                                                                             ----------    ----------    ----------
         Net cash provided by operating activities........................        9,155         6,708        21,007
                                                                             ----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investments available for sale..............................      (28,666)      (26,113)      (26,517)
  Maturities of investments available for sale............................        4,182        18,125        24,666
  Proceeds from sales of investments available for sale...................        2,467         3,707         3,716
  Acquisitions of property and equipment..................................       (2,246)       (3,978)       (9,593)
                                                                             ----------    ----------    ----------
         Net cash used in investing activities............................      (24,263)       (8,259)       (7,728)
                                                                             ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuances of common stock.............................       33,726         1,935         4,039
  Proceeds from issuances of notes payable to stockholders................        1,000            --            --
  Repayments of notes payable to stockholders.............................           --        (1,000)           --
  Proceeds from bank line of credit.......................................        1,085           309            --
  Repayments of bank line of credit.......................................         (265)       (2,504)           --
  Repayments of debt from asset purchases.................................           --        (4,710)           --
  Capital lease payments..................................................         (502)         (553)         (408)
  Proceeds from issuances of bank notes payable...........................           --         1,999            --
  Repayments of bank notes payable........................................         (687)       (1,999)           --
  Distributions to CompReview stockholders................................       (3,845)       (5,908)       (6,798)
                                                                             ----------    ----------    ----------
         Net cash provided by (used in) financing activities..............       30,512       (12,431)       (3,167)
                                                                             ----------    ----------    ----------
Effect of exchange rate changes on cash...................................           --            54          (165)
                                                                             ----------    ----------    ----------
Net increase (decrease) in cash and cash equivalents......................       15,404       (13,928)        9,947
Cash and cash equivalents at beginning of period..........................        6,645        22,049         8,121
                                                                             ----------    ----------    ----------
Cash and cash equivalents at end of period................................   $   22,049    $    8,121    $   18,068
                                                                             ==========    ==========    ==========
SIGNIFICANT NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Assets purchased through issuance of debt...............................   $       --    $    4,710    $       --
                                                                             ==========    ==========    ==========
  Acquisitions of property and equipment under capital leases.............   $      411    $      344    $       --
                                                                             ==========    ==========    ==========
  Conversion of preferred stock...........................................   $   13,518    $       --    $       --
                                                                             ==========    ==========    ==========
  Accretion of dividends on mandatorily redeemable convertible preferred
    stock.................................................................   $      348    $       --    $       --
                                                                             ==========    ==========    ==========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid...........................................................   $      390    $      448    $      101
                                                                             ==========    ==========    ==========
  Income taxes paid.......................................................   $      190    $      165    $      547
                                                                             ==========    ==========    ==========

           See accompanying notes to consolidated financial statements

                                HNC SOFTWARE INC.

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)



                                                                  CONVERTIBLE PREFERRED STOCK
                                                    -----------------------------------------------------
                                                             SERIES A                    SERIES E                 COMMON STOCK
                                                    -------------------------   -------------------------  ------------------------
                                                       SHARES        AMOUNT        SHARES       AMOUNT        SHARES        AMOUNT
                                                    ------------  ------------  ------------ ------------  ------------  ----------
BALANCE AT DECEMBER 31, 1994.....................        380          $ --          1,282        $  1          8,656         $  9
Common stock options exercised...................                                                                207
Accretion of dividends...........................
Issuance of common stock in initial public
 offering, net of issuance costs.................                                                              2,376            2
Conversion of convertible preferred stock into
 common stock....................................       (380)           --         (1,282)         (1)         8,956            9
Issuance of common stock in follow-on public
 offering, net of issuance costs.................                                                              1,116            2
Issuance of common stock at inception of Retek
 (Note 1)........................................                                                              1,367            1
Tax benefit from stock option transactions.......
Other comprehensive income.......................
Stock warrant exercised..........................                                                                100
Distributions to CompReview stockholders.........
Net income.......................................
                                                        ----          ----         ------        ----         ------         ----
BALANCE AT DECEMBER 31, 1995.....................         --            --             --          --         22,778           23
Common stock options exercised...................                                                              1,140            1
Common stock issued under Employee Stock
 Purchase Plan...................................                                                                 94
Tax benefit from stock option transactions.......
Tax benefit from Retek taxable pooling (Note
 7)..............................................
Other comprehensive income.......................
Distributions to CompReview stockholders.........
Net income.......................................
                                                        ----          ----         ------        ----         ------         ----
BALANCE AT DECEMBER 31, 1996.....................         --            --             --          --         24,012           24
Common stock options exercised...................                                                                475            1
Common stock issued under Employee Stock
 Purchase Plan...................................                                                                 51
Tax benefit from stock option transactions.......
Other comprehensive income.......................
Distributions to CompReview stockholders.........
CompReview contribution to capital...............
Net income.......................................
                                                        ----          ----         ------        ----         ------         ----
BALANCE AT DECEMBER 31, 1997.....................         --          $ --             --        $ --         24,538         $ 25
                                                        ====          ====         ======        ====         ======         ====

                                                                     ACCUMULATED    (ACCUMULATED
                                                                        OTHER           DEFICIT)         TOTAL

                                                         PAID-IN     COMPREHENSIVE     RETAINED      STOCKHOLDERS'

                                                         CAPITAL        INCOME          EARNINGS         EQUITY
                                                      ------------      ------      ---------------  ----------
BALANCE AT DECEMBER 31, 1994.....................       $ 10,980       $    --         $ (10,149)     $      841
Common stock options exercised...................             85                                              85
Accretion of dividends...........................           (348)                                           (348)
Issuance of common stock in initial public
 offering, net of issuance costs.................         14,329                                          14,331
Conversion of convertible preferred stock into
 common stock....................................         10,618                           2,892          13,518
Issuance of common stock in follow-on public
 offering, net of issuance costs.................         19,184                                          19,186
Issuance of common stock at inception of Retek
 (Note 1)........................................             (1)                                             --
Tax benefit from stock option transactions.......            800                                             800
Other comprehensive income.......................                           92                                92
Stock warrant exercised..........................            124                                             124
Distributions to CompReview stockholders.........                                         (3,845)         (3,845)
Net income.......................................                                          6,077           6,077
                                                        --------       -------         ---------      ----------
BALANCE AT DECEMBER 31, 1995.....................         55,771            92            (5,025)         50,861
Common stock options exercised...................          1,095                                           1,096
Common stock issued under Employee Stock
 Purchase Plan...................................            839                                             839
Tax benefit from stock option transactions.......          7,889                                           7,889
Tax benefit from Retek taxable pooling (Note
 7)..............................................         18,397                                          18,397
Other comprehensive income.......................                          (97)                              (97)
Distributions to CompReview stockholders.........                                         (5,908)         (5,908)
Net income.......................................                                         11,893          11,893
                                                        --------       -------         ---------      ----------
BALANCE AT DECEMBER 31, 1996.....................         83,991            (5)              960          84,970
Common stock options exercised...................          2,845                                           2,846
Common stock issued under Employee Stock
 Purchase Plan...................................          1,193                                           1,193
Tax benefit from stock option transactions.......          4,192                                           4,192
Other comprehensive income.......................                         (108)                             (108)
Distributions to CompReview stockholders.........                                         (6,798)         (6,798)
CompReview contribution to capital...............          3,698                          (3,698)             --
Net income.......................................                                         17,565          17,565
                                                        --------       -------         ---------      ----------
BALANCE AT DECEMBER 31, 1997.....................       $ 95,919       $  (113)        $   8,029      $  103,860
                                                        ========       =======         =========      ==========

           See accompanying notes to consolidated financial statements

                                HNC SOFTWARE INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- HNC AND ITS SIGNIFICANT ACCOUNTING POLICIES


     Headquartered in San Diego, California, HNC Software Inc. ("HNC") develops, markets and supports predictive software solutions in client/server environments. HNC provides innovative predictive software systems in the healthcare/insurance, financial services and retail markets.

Acquisitions

     On August 30, 1996, HNC completed an acquisition of all of the outstanding shares of Risk Data Corporation ("Risk Data"). Risk Data is an insurance information technology services firm that develops, markets and supports analytical benchmarking and risk management software products primarily for insurance carriers, state insurance funds and third party administrators primarily in the workers' compensation insurance field. Under the terms of the acquisition, accounted for as a pooling of interests, HNC exchanged 1,891 shares of common stock for all of the then outstanding shares of Risk Data preferred and common stock.

     On November 29, 1996, HNC completed an acquisition of all of the outstanding shares of Retek Distribution Corporation ("Retek"). Retek develops, markets and supports inventory management system software primarily for customers in the retail industry. Under the terms of the acquisition, accounted for as a pooling of interests, HNC exchanged 1,367 shares of common stock for all of the then outstanding shares of Retek common stock.

     On November 28, 1997, HNC completed an acquisition of all of the outstanding shares of CompReview, Inc. ("CompReview"). CompReview develops, markets and supports cost containment software for workers' compensation insurance carriers and for insurers that handle automobile accident personal injury claims. Under the terms of the acquisition, accounted for as a pooling of interests, HNC exchanged 4,886 shares of common stock for all of the then outstanding shares of CompReview common stock.

     The consolidated financial statements and related notes give retroactive effect to all three acquisitions for all of the periods presented. The consolidated balance sheet as of December 31, 1996 and 1997 includes the accounts of Risk Data, Retek and CompReview as of December 31, 1996 and 1997. The consolidated statements of income, of cash flows and of changes in stockholders' equity for each of the three years in the period ended December 31, 1997 include the results of Risk Data, Retek and CompReview for each of the years then ended. The term "HNC" as used in these consolidated financial statements refers to HNC and its subsidiaries, including Risk Data, Retek and CompReview.

                                HNC SOFTWARE INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     No adjustments to conform the accounting methods of the acquired companies to the accounting methods of HNC were required. Certain amounts have been reclassified with regard to presentation of the financial information of the acquired companies. Revenues and net income (loss) for each of the previously separate companies for the periods prior to their respective acquisition dates are as follows:


                                                                    SIX MONTHS            NINE MONTHS
                                                                       ENDED                 ENDED
                                     YEAR ENDED DECEMBER 31,         JUNE 30,            SEPTEMBER 30,
                          --------------------------------------                   ------------------------
                            1995           1996          1997          1996           1996           1997
                          ---------     ---------     ----------     ---------     ---------      ---------
                                                                    (UNAUDITED)           (UNAUDITED)
 Revenues:
   HNC...............     $  25,174     $  53,833     $  113,735     $  16,478     $  31,423      $  62,683
   Risk Data.........         4,577            --             --         2,600            --             --
   Retek.............           921            --             --         3,377         5,635             --
   CompReview........        13,032        17,606             --         8,119        12,631         18,971
                          ---------     ---------     ----------     ---------     ---------      ---------
                          $  43,704     $  71,439     $  113,735     $  30,574     $  49,689      $  81,654
                          =========     =========     ==========     =========     =========      =========
 Net income (loss):
   HNC...............     $   4,457     $   6,376     $   17,565     $   1,780     $     975      $   7,597
   Risk Data.........        (1,952)           --             --        (2,184)           --             --
   Retek.............          (382)           --             --            43            93             --
   CompReview........         3,954         5,517             --         2,123         3,679          6,702
                          ---------     ---------     ----------     ---------     ---------      ---------
                          $   6,077     $  11,893     $   17,565     $   1,762     $   4,747      $  14,299
                          =========     =========     ==========     =========     =========      =========

     Transaction costs of $563, $515 and $1,440 were incurred to complete the acquisitions of Risk Data, Retek and CompReview, respectively. Transaction costs were deferred and charged to income when the related transactions were consummated. Transaction costs consisted primarily of investment banker, legal and accounting fees, and printing, mailing and registration expenses.

Principles of Consolidation

     The consolidated financial statements include the accounts of HNC and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

     During 1996, HNC established Aptex Software Inc. ("Aptex"), a majority owned subsidiary, in order to develop, market and support certain text analysis technology that is being used to develop products for the Internet market. The minority stockholders' interest in Aptex's financial position and results of operations is presented as a minority interest in HNC's consolidated financial statements.

Financial Statement Preparation

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash Equivalents

     Cash equivalents are highly liquid investments and consist of investments in money market accounts and commercial paper purchased with maturities of three months or less.

                                HNC SOFTWARE INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Investments

     Management determines the appropriate classification of its investments in marketable debt and equity securities at the time of purchase and re-evaluates such designation as of each balance sheet date. HNC classifies all securities as "available for sale" and carries them at fair value with unrealized gains or losses related to these securities included in stockholders' equity in HNC's consolidated balance sheet.

Property and Equipment

     Property and equipment are recorded at cost. HNC computes depreciation and amortization using either the straight-line method over the estimated useful lives of the assets of three to seven years or an accelerated method over the estimated useful lives of the assets of five to seven years. HNC amortizes leasehold improvements over the shorter of their estimated useful lives or the remaining term of the related lease. Repair and maintenance costs are charged to expense as incurred.

Software Costs

     Software costs are recorded at cost and amortized over their estimated useful lives of 36 to 42 months. Software costs are comprised of purchased software and other rights that are stated at the lower of cost or net realizable value. At December 31, 1996 and 1997, software costs of $2,561 and $2,581, respectively, were included in other assets in the consolidated balance sheet net of accumulated amortization of $642 and $1,451, respectively.

     Development costs for software to be licensed or sold that are incurred from the time technological feasibility is established until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. Through December 31, 1997, no significant amounts were expended subsequent to reaching technological feasibility.

Long-Lived Assets

     HNC investigates potential impairments of long-lived assets, certain identifiable intangibles and associated goodwill when events or changes in circumstances have made recovery of an asset's carrying value unlikely. An impairment loss would be recognized if the sum of the expected future net cash flows were less than the carrying amount of the asset. No such impairments of long-lived assets existed through December 31, 1997.

Stock-Based Compensation

     HNC measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net income and earnings per share as if the fair value-based method had been applied in measuring compensation expense.

Revenue Recognition

     HNC's revenue from periodic software license and maintenance agreements is generally recognized ratably over the respective license periods. Revenue from certain short-term periodic software license and maintenance agreements with guaranteed minimum license fees is recognized as related services are performed. Transactional fees are recognized as revenue based on system usage or when fees based on system usage exceed the monthly minimum license fees. Revenue from perpetual licenses of HNC's software for which there are no significant continuing obligations and collection of the related receivables is probable is recognized on delivery of the software and acceptance by the customer. Revenue from hardware product sales, which is included in contracts and other revenue, is recognized upon shipment to the customer.

                                HNC SOFTWARE INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     HNC's revenue from software installation and implementation and from contract services is generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Amounts received under contracts in advance of performance are recorded as deferred revenue and are generally recognized within one year from receipt. Contract losses are recorded as a charge to income in the period such losses are first identified. Unbilled accounts receivable are stated at estimated realizable value.

     Service bureau fees are from review and repricing of customers' medical bills and are assessed to customers on the basis of volume of bills processed and are recognized as revenue when the processing services are performed.

Income Taxes

     HNC's current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities as well as the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount "more likely than not" to be realized in future tax returns. Tax rate changes are reflected in income during the period such changes are enacted.

Net Income Per Common Share

     HNC adopted Statement of Financial Accounting Standard No. 128 ("FAS 128"), "Earnings per Share," for fiscal 1997 and retroactively restated all prior periods to conform with FAS 128 as required. Basic net income per common share is computed as net income less accretion of dividends on mandatorily redeemable convertible preferred stock divided by the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed as net income divided by the weighted average number of common shares and potential common shares, using the treasury stock method, outstanding during the period and assumes conversion into common stock at the beginning of each period of all outstanding shares of convertible preferred stock (Note 8).

Unaudited Pro Forma Data

     Prior to the acquisition of CompReview by HNC on November 28, 1997, CompReview had elected subchapter S corporation status for income tax purposes; therefore, its income was included in the tax returns of its stockholders, and no income tax provision was recorded for CompReview other than certain minimum state taxes on subchapter S corporations. As a result of the acquisition, beginning November 29, 1997, CompReview became subject to corporate income taxes on its taxable income. For comparative purposes, the consolidated statement of income includes unaudited pro forma adjusted data with respect to the merged companies' income tax provision as if CompReview had been subject to corporate income taxes on its taxable income for all periods presented.

Foreign Currency Translation

     The financial statements of HNC's international operations are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. Cumulative translation gains and losses are excluded from results of operations and recorded as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's local currency) are included in the consolidated statement of income and are not material.

                                HNC SOFTWARE INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Diversification of Credit Risk

     HNC's financial instruments that are subject to concentrations of credit risk consist primarily of cash equivalents, investments available for sale and accounts receivable, which are generally not collateralized. HNC's policy is to place its cash, cash equivalents and investments available for sale with high credit quality financial institutions and commercial companies and government agencies in order to limit the amount of its credit exposure. HNC's software license and installation agreements and commercial development contracts are primarily with large customers in the healthcare/insurance, financial services and retail industries. HNC maintains reserves for potential credit losses.

     HNC has one major product or product line in each of its three target markets. In the healthcare/insurance market, revenues from one product accounted for 29.8%, 24.6% and 23.0% of HNC's total revenues for 1995, 1996 and 1997, respectively. During those same periods, one product in the retail market accounted for 2.2%, 13.6% and 18.9%, respectively, of HNC's total revenues, and one product line in the financial services market accounted for 28.0%, 20.9% and 16.0%, respectively, of HNC's total revenues. Revenues from international operations and export sales, primarily to Western Europe and Canada, represented approximately 12.6%, 17.7% and 16.8% of total revenues in 1995, 1996 and 1997, respectively. Export sales were $4,595, $7,310 and $7,896 in 1995, 1996 and 1997, respectively.

Disclosures About Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents and accrued liabilities approximate fair value because of the short-term maturities of these financial instruments. The carrying amounts of capital lease obligations approximate their fair values based on interest rates currently available to HNC for borrowings with similar terms and maturities.

Reincorporation and Stock Split

     In May 1995, HNC's stockholders approved an Agreement and Plan of Merger whereby HNC merged with and into a newly incorporated Delaware corporation ("HNC Delaware"), which is the surviving corporation. In conjunction with the merger, each share of HNC's common stock, preferred stock and options and warrants to purchase HNC's common stock was exchanged for one-half share of HNC Delaware's common stock, preferred stock and options and warrants to purchase HNC Delaware's common stock, at twice the exercise price for options and warrants. In April 1996, HNC consummated a two-for-one stock split effected in the form of a common stock dividend. All references to share and per share amounts of common and preferred stock and other data in these financial statements have been retroactively restated to reflect the reincorporation and stock split.

Comprehensive Income

     During the first quarter of 1998, HNC adopted Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income." FAS 130 requires HNC to report in the financial statements, in addition to net income, comprehensive income and its components including foreign currency items and unrealized gains and losses on certain investments in debt and equity securities. Comprehensive income is defined as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners."

New Accounting Pronouncements

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("FAS 131"), "Disclosures about Segments of an Enterprise and Related Information," which HNC is required to adopt for its 1998 annual financial statements. This statement establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under FAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. HNC has not determined the impact of the adoption of this new accounting standard on its consolidated financial statement disclosures.

                                HNC SOFTWARE INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     In June 1998, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") which HNC will be required to adopt for its 2000 annual financial statements. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. HNC has not determined the impact of the adoption of this new accounting standard on its consolidated financial position or results of operations.

Reclassifications

     Certain prior year balances have been reclassified to conform to the current year presentation.

NOTE 2 -- COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                                   DECEMBER 31,
                                                          -------------------------
                                                              1996           1997
                                                          -----------    ----------
Accounts receivable, net:
  Billed.............................................      $  13,266      $  27,812
  Unbilled...........................................          9,299          8,368
                                                           ---------      ---------
                                                              22,565         36,180
Less allowance for doubtful accounts.................           (709)        (3,200)
                                                           ---------      ---------
                                                           $  21,856      $  32,980
                                                           =========      =========

     Unbilled accounts receivable represent revenue recorded in excess of amounts billable pursuant to contract provisions and generally become billable at contractually specified dates or upon the attainment of milestones. Unbilled amounts are expected to be realized within one year.

                                                                  DECEMBER 31,
                                                            ------------------------
                                                                1996          1997
                                                            -----------   ----------
Property and equipment, net:
  Computer equipment....................................     $   9,302     $  15,611
  Furniture and fixtures................................         2,210         4,632
  Leasehold improvements................................           273         1,012
                                                             ---------     ---------
                                                                11,785        21,255
Less accumulated depreciation and amortization..........        (5,446)       (9,153)
                                                             ---------     ---------
                                                             $   6,339     $  12,102
                                                             =========     =========

Accrued liabilities:
Payroll and related benefits............................      $ 1,645       $ 3,456
  Vacation..............................................          860           927
  Other.................................................        1,928         1,550
                                                             --------       -------
                                                             $  4,433     $   5,933
                                                             ========     =========


                                HNC SOFTWARE INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3 -- INVESTMENTS

     At December 31, 1996 and 1997, the amortized cost and estimated fair value of investments available for sale were as follows:

                                                             DECEMBER 31, 1996
                                           ----------------------------------------------------
                                            AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                              COST          GAINS        LOSSES         VALUE
                                           ----------    ----------    ----------   -----------
U.S. government and federal agencies...    $  18,212        $  --        $  (38)      $  18,174
Foreign government debt................        1,006           --            (2)          1,004
U.S. corporate debt....................        4,851           --           (14)          4,837
Foreign corporate debt.................        2,718           --            (5)          2,713
                                           ---------        -----        ------       ---------
                                           $  26,787        $  --        $  (59)      $  26,728
                                           =========        =====        ======       =========

                                                             DECEMBER 31, 1997
                                           ----------------------------------------------------
                                            AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                              COST          GAINS        LOSSES         VALUE
                                           ----------    ----------    ----------   -----------
U.S. government and federal agencies...    $  20,682        $  --         $  (1)      $  20,681
U.S. corporate debt....................        1,894           --            (1)          1,893
Foreign corporate debt.................        2,304           --            --           2,304
                                           ---------        -----         -----       ---------
                                           $  24,880        $  --         $  (2)      $  24,878
                                           =========        =====         =====       =========

     No significant gains or losses were realized during the years ended December 31, 1996 and 1997. The cost of securities sold is determined by the specific identification method.

NOTE 4 -- NOTES PAYABLE

     HNC has a Credit Agreement with a bank which provides for a $15,000 revolving line of credit through July 11, 1999. The agreement requires that HNC maintain certain financial ratios and levels of working capital, tangible net worth and profitability, and also restricts HNC's ability to pay cash dividends and make loans, advances or investments without the bank's consent. At December 31, 1997, HNC had no amounts outstanding under the revolving line of credit. Interest is payable monthly at the bank's prime rate or LIBOR rate plus 1.5%. The applicable interest rate was 7.22% at December 31, 1997.

     The Risk Data credit facilities were comprised of a revolving line of credit secured by eligible accounts receivable, as well as a bridge loan that was secured by the guarantees of certain stockholders. The revolving line of credit matured on January 5, 1997. The bridge loan matured on September 5, 1996. All outstanding amounts were repaid during 1996, and neither credit facility was renewed.

     During 1995, the preferred stockholders of Risk Data loaned HNC $1,000 under subordinated note agreements (secured by the assets of Risk Data but subordinated to borrowings under the Risk Data line of credit) bearing interest at 9%. All outstanding amounts were repaid during 1996.

NOTE 5 -- LEASES


     At December 31, 1997, HNC was obligated through 2004 under noncancelable operating leases for its facilities and certain equipment as follows:


                                                                               NET FUTURE
                                      FUTURE MINIMUM       LESS SUBLEASE      MINIMUM LEASE
                                      LEASE PAYMENTS          INCOME            PAYMENTS
                                      --------------       -------------      -------------
1998...........................          $  2,984             $  127             $ 2,857
1999...........................             3,047                 --               3,047
2000...........................             3,043                 --               3,043
2001...........................             2,994                 --               2,994
2002...........................             2,884                 --               2,884
thereafter.....................             1,535                 --               1,535

                                HNC SOFTWARE INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The lease for HNC's corporate headquarters provides for scheduled rent increases and an option to extend the lease for five years with certain changes to the terms of the lease agreement and a refurbishment allowance. Rent expense under operating leases for the years ended December 31, 1995, 1996 and 1997 was approximately $1,503, $1,623 and $2,687, respectively, net of sublease income of $83, $125 and $477, respectively.

     Risk Data maintains a lease line of credit with a leasing company for the acquisition of equipment under capital lease arrangements. Future minimum payments are $222 for 1998 and $66 for 1999 with a total of $34 of such amounts representing interest.

     The gross value of assets under capital leases at December 31, 1996 and 1997 was $1,481 and $714, and accumulated amortization was $599 and $556, respectively. Amortization expense for assets acquired under capital leases is included in depreciation expense.

NOTE 6 -- CAPITAL STOCK

     During June 1995, HNC completed its initial public offering of 5,176 shares of common stock (of which 2,376 shares were sold by HNC and 2,800 shares were sold by certain selling stockholders) at a price to the public of $7.00 per share, which resulted in net proceeds to HNC of $15,461 after the payment of underwriters' commissions but before the deduction of offering expenses. Upon the closing of HNC's initial public offering, all outstanding shares of Series A, B, C, D and E convertible preferred stock were automatically converted into shares of common stock at their then effective conversion prices. Upon conversion, the preferred stockholders were no longer entitled to any undeclared cumulative dividends and all class voting rights terminated.

     During December 1995, HNC completed a follow-on public offering of 3,000 shares of common stock (of which 1,116 shares were sold by HNC and 1,884 shares were sold by certain selling stockholders) at a price to the public of $18.50 per share, which resulted in net proceeds to HNC of $19,606 after the payment of underwriters' commissions but before the deduction of offering expenses.

     HNC's Board of Directors is authorized to issue up to 4,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to the rights of the holders of any preferred stock that may be issued in the future.

NOTE 7 -- INCOME TAXES

Income (loss) before income tax (benefit) provision was taxed under the following jurisdictions:

                                          YEAR ENDED DECEMBER 31,
                                 ------------------------------------------
                                     1995            1996           1997
                                 ------------    ------------   ------------
Domestic.....................      $  5,764        $   8,599      $  23,907
Foreign......................          (198)           2,760          1,012
                                   --------        ---------      ---------
                                   $  5,566        $  11,359      $  24,919
                                   ========        =========      =========


                                HNC SOFTWARE INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The income tax (benefit) provision is summarized as follows:

                                           YEAR ENDED DECEMBER 31,
                                  -----------------------------------------
                                      1995           1996           1997
                                  ------------   ------------   -----------
CURRENT:
  Federal....................        $   97        $  1,132       $  2,257
  State......................           143             204            537
  Foreign....................            --              51            233

DEFERRED:
  Federal....................          (521)         (1,569)         3,197
  State......................          (186)            (56)           985
  Foreign....................           (44)           (296)           145
                                     ------        --------       --------
                                     $ (511)       $   (534)      $  7,354
                                     ======        ========       ========

Deferred tax assets are summarized as follows:

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                   --------------------------
                                                       1996            1997
                                                   -----------     ----------
Taxable pooling basis difference..............      $  18,397       $  16,955
Net operating loss carryforwards..............          8,587           7,404
Tax credit carryforwards......................          1,878           2,059
Other.........................................            487             214
                                                    ---------       ---------
Gross deferred tax assets.....................         29,349          26,632
Deferred tax asset valuation allowance........             --              --
                                                    ---------       ---------
          Net deferred tax asset..............      $  29,349       $  26,632
                                                    =========       =========

     During 1995, HNC released the valuation allowance related to its deferred tax assets based on management's assessment that it was more likely than not that HNC would realize a portion of those assets in future periods due to improvements in HNC's operating results. During 1996, HNC released the valuation allowances related to Risk Data's and Retek's deferred tax assets based on management's assessment that it was more likely than not that HNC would realize those assets in future periods due to improvements in the operating results of those subsidiaries.

     During 1995, 1996 and 1997, HNC realized certain tax benefits related to stock option transactions in the amount of $800, $7,889 and $4,192, respectively. The benefit from the stock option tax deduction is credited directly to paid-in capital.

     During 1996, in connection with the acquisition of Retek, HNC made an Internal Revenue Code Section 338 election for federal and state tax purposes, resulting in the treatment of the acquisition as a taxable transaction, whereby the tax bases of the acquired assets and liabilities were adjusted to their fair values as of the date of the acquisition. As the purchase price exceeded the carrying value of the net assets acquired by approximately $46,000, HNC recorded a deferred tax asset in the amount of $18,397.

     A reconciliation of the income tax (benefit) provision to the amount computed by applying the statutory federal income tax rate to income before income tax provision is summarized as follows:

                                                         YEAR ENDED DECEMBER 31,
                                               ----------------------------------------
                                                   1995          1996           1997
                                               ------------  ------------   -----------
Amounts computed at statutory federal rate..     $   1,892     $   3,862      $   8,472
     State income taxes.....................           465           554          1,407
     Subchapter S corporation earnings......        (1,366)       (1,901)        (2,888)
     Change in tax status of S corporation..            --            --            869
     Tax credit carryforwards generated.....           (68)         (334)          (284)
     Release of valuation allowance.........        (2,223)       (2,717)            --
     Foreign income taxes...................           (44)         (296)            27
     Losses without tax benefit.............           794            --             --
     Other..................................            39           298           (249)
                                                 ---------     ---------      ---------
Income tax (benefit) provision..............     $    (511)    $    (534)     $   7,354
                                                 =========     =========      =========

                                HNC SOFTWARE INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Prior to the acquisition of CompReview by HNC on November 28, 1997, CompReview had elected subchapter S corporation status and the cash basis of accounting for income tax purposes; therefore, its cash basis income was included in the tax returns of its stockholders, and no income tax provision was recorded for CompReview other than certain minimum state taxes on subchapter S corporations. As of the date of CompReview's acquisition, its tax status was changed to C corporation status with the accrual basis of accounting. As a result of this change in tax status, HNC recorded a deferred tax liability in the amount of $869 based on the cumulative income recognition differences as of the date of acquisition between CompReview's former and prospective tax accounting methods.

     At December 31, 1997, HNC had federal, state and foreign net operating loss carryforwards of approximately $19,992, $7,785 and $352, respectively. The net operating loss carryforwards expire as follows:

2001.............................     $   6,982
2003.............................            84
2005.............................           123
2006.............................         1,670
2007.............................            17
2008.............................         1,692
2009.............................         1,370
2010.............................         1,840
2011.............................        14,086


     HNC also has approximately $1,295 of federal research and development credit carryforwards, which expire from 2000 to 2012, $711 of state research and development credit carryforwards, which have no expiration date, and $53 of foreign tax credit carryforwards, which expire from 1999 to 2002. Certain of these net operating loss and research and development credit carryforwards generated by Risk Data, Retek and CompReview prior to their acquisitions by HNC are subject to annual limitations on their utilization and also are limited to utilization solely by the company that generated them. Should a substantial change in HNC's ownership occur, as defined by the Tax Reform Act of 1986, there will be an annual limitation on its utilization of net operating loss and research and development credit carryforwards.


NOTE 8 -- RECONCILIATION OF NET INCOME AND SHARES USED IN PER SHARE COMPUTATIONS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                             ---------------------------------------
                                                                                 1995          1996          1997
                                                                             ------------  ------------  -----------
NET INCOME USED:
Net income used in computing basic net income per common share.............    $   5,729     $  11,893     $  17,565
Add back accretion of dividends on mandatorily redeemable convertible
  preferred stock..........................................................          348            --            --
                                                                               ---------     ---------     ---------
Net income used in computing diluted net income per common share...........    $   6,077     $  11,893     $  17,565
                                                                               =========     =========     =========
SHARES USED:
Weighted average common shares outstanding used in computing basic net
  income per common share..................................................       15,195        23,552        24,275
  Weighted average options and warrants to purchase common stock as
    determined by application of the treasury stock method.................        1,995         1,796         1,383
  Incremental shares for assumed conversion of convertible preferred
    stock..................................................................        4,265            --            --
  Purchase Plan common stock equivalents...................................           55            15            23
                                                                               ---------     ---------     ---------
Shares used in computing diluted net income per common share...............       21,510        25,363        25,681
                                                                               =========     =========     =========

     All outstanding shares of HNC's preferred stock automatically converted into shares of common stock upon the closing of HNC's initial public offering on June 26, 1995. Shares used in computing diluted net income per common share for 1995 assume conversion of all outstanding shares of convertible preferred stock were converted at the beginning of that year.

                                HNC SOFTWARE INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 9 -- EMPLOYEE BENEFIT PLANS

    During 1987, HNC adopted the 1987 Stock Option Plan and reserved 2,500 shares of HNC's common stock for issuance pursuant to nonqualified and incentive stock options to its officers, directors, key employees and consultants. The plan, as amended, is administered by the Board of Directors or its designees and provides generally that, for incentive stock options and nonqualified stock options, the exercise price must not be less than the fair market value of the shares as determined by the Board of Directors at the date of grant. The options expire no later than ten years from the date of grant and may be exercised in installments based upon stipulated timetables (not in excess of seven years). At December 31, 1997, options to purchase 490 shares were exercisable.

     During 1995, HNC adopted the 1995 Directors Stock Option Plan (the "Directors Plan"), the 1995 Equity Incentive Plan (the "Incentive Plan") and the 1995 Employee Stock Purchase Plan (the "Purchase Plan"). For purposes of the discussion contained in the three paragraphs below, "fair market value" means the closing price of HNC's common stock on the Nasdaq National Market on the grant date.

     The Directors Plan provides for the issuance of up to 300 nonqualified stock options to HNC's outside directors. Under the provisions of the Directors Plan, options to purchase 25 shares of HNC's common stock are granted to outside directors upon their respective dates of becoming members of the Board of Directors and options to purchase ten shares of such stock will be granted on each anniversary of such dates. Options under the Directors Plan are granted at the fair market value of the stock at the grant date and vest at specific times over a four-year period. At December 31, 1997, options to purchase 72 shares were exercisable.

     The Incentive Plan provides for the issuance of up to 3,550 shares of HNC's common stock in the form of nonqualified or incentive stock options, restricted stock or stock bonuses. In addition, all shares that remained unissued under the 1987 Stock Option Plan on the effective date of the Incentive Plan, and all shares issuable upon exercise of options granted pursuant to the 1987 Stock Option Plan that expire or become unexercisable for any reason without having been exercised in full are available for issuance under the Incentive Plan. Nonqualified stock options and restricted stock may be awarded at a price not less than 85% of the fair market value of the stock at the date of the award. Incentive stock options must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award. Options granted under the Incentive Plan may have a term of up to ten years. HNC has the discretion to provide for restrictions and the lapse thereof in respect of restricted stock awards. Options typically vest at the rate of 25% of the total grant per year over a four-year period; however, HNC may, at its discretion, implement a different vesting schedule with respect to any new stock option grant. At December 31, 1997, 316 shares were exercisable.

     The Purchase Plan provides for the issuance of a maximum of 400 shares of common stock. Each purchase period, eligible employees may designate between 2% and 10% of their cash compensation, subject to certain limitations, to be deducted from their compensation for the purchase of common stock under the Purchase Plan. The purchase price of the shares under the Purchase Plan is equal to 85% of the lesser of the fair market value per share on the first day of the twelve-month offering period or the last day of each six-month purchase period. Approximately 60% of eligible employees have participated in the Purchase Plan in the last two years.

     Risk Data's stock option plan is administered by HNC's Board of Directors. All outstanding Risk Data options were converted into options to purchase HNC common stock and adjusted to give effect to the acquisition exchange ratio in the Risk Data acquisition. No changes were made to the terms of the Risk Data options in connection with the exchange. Options granted under the Risk Data stock option plan generally vest at the rate of 25% of the total grant per year and expire ten years after the date of grant. At December 31, 1997, 30 shares were exercisable under the Risk Data plan.

     Retek's stock options are administered by HNC's Board of Directors. All outstanding Retek options were converted into options to purchase HNC's common stock and adjusted to give effect to the acquisition exchange ratio in the Retek acquisition. No changes were made to the terms of the Retek options in connection with the exchange. Options granted vest ratably over periods from one to four years and have a term of up to ten years. At December 31, 1997, options to purchase 32 shares were exercisable.

                                HNC SOFTWARE INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The CompReview 1995 Stock Option Plan is administered by HNC's Board of Directors. All outstanding CompReview stock options were converted into options to purchase HNC common stock in the CompReview acquisition and adjusted to give effect to the acquisition exchange ratio. No changes were made to the terms of the CompReview options in connection with the exchange. Options granted under the CompReview Stock Option Plan generally vest ratably over periods from two to four years and expire ten years after the date of grant. At December 31, 1997, options to purchase 156 shares were exercisable.

     Transactions under HNC's stock option and purchase plans during the years ended December 31, 1995, 1996 and 1997, including options under the Risk Data stock option plan, options under the Retek stock option plan and options under the CompReview Stock Option Plan, but excluding options to purchase stock of Aptex, a subsidiary of HNC, are summarized as follows.

                                                                       YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------------------------------------------------
                                               1995                         1996                              1997
                                     --------------------------   ----------------------------     ---------------------------
                                               WEIGHTED AVERAGE               WEIGHTED AVERAGE                WEIGHTED AVERAGE
                                       SHARES   EXERCISE PRICE     SHARES      EXERCISE PRICE        SHARES    EXERCISE PRICE
                                       ------   --------------     ------      --------------        ------    --------------
Outstanding at beginning of year....    2,080      $0.49            2,868        $2.84                3,215        $15.65
  Options granted...................    1,272       6.08            1,645        27.98                2,177         32.61
  Options exercised.................     (207)      0.52           (1,140)        0.96                 (475)         6.16
  Options canceled..................     (277)      1.80             (158)       17.62                 (326)        26.33
                                     --------                     -------                          --------
Outstanding at end of year..........    2,868       2.84            3,215        15.65                4,591         23.92
                                     ========                     =======                          ========
Options exercisable at end of
  year..............................    1,437                         841                             1,096
Weighted average fair value of
  options granted during the year... $   3.10                      $14.50                          $  19.79

     The following table summarizes information about employee stock options outstanding at December 31, 1997:


                                             OPTIONS OUTSTANDING
                               ------------------------------------------------        OPTIONS EXERCISABLE
                                                    WEIGHTED                       ---------------------------
                                    NUMBER           AVERAGE        WEIGHTED           NUMBER         WEIGHTED
                                OUTSTANDING AT      REMAINING        AVERAGE       OUTSTANDING AT      AVERAGE
         RANGE OF                DECEMBER 31,      CONTRACTUAL      EXERCISE        DECEMBER 31,      EXERCISE
       EXERCISE PRICES               1997        LIFE (IN YEARS)      PRICE             1997            PRICE
---------------------------    ---------------   ---------------  -------------    ---------------  ----------
$0.02      to  $ 3.00                1,002          5.90            $1.90                 702         $1.60
 4.50           25.38                  793          8.21            19.22                 188         15.69
25.60           30.75                  791          8.86            29.39                 147         30.33
30.81           31.50                  944          9.57            31.40                   1         30.94
31.88           39.00                  774          9.42            36.03                  32         34.24
39.09           49.50                  287          9.27            41.42                  26         42.64
                                    ------                                             ------
 0.02           49.50                4,591          8.37            23.92               1,096          9.82
                                    ======                                             ======

     During 1996, Aptex adopted the 1996 Equity Incentive Plan (the "Aptex Plan") whereby 2,000 shares of Aptex common stock were reserved for issuance pursuant to nonqualified and incentive stock options and restricted stock awards. The plan is administered by the Board of Directors of Aptex or its designees and provides generally that nonqualified stock options and restricted stock may be awarded at a price not less than 85% of the fair market value, as determined by the Board of Directors, of the stock at the date of the award. Incentive stock options must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award, or 110% of fair market value for awards to more than 10% stockholders. Options granted under the Incentive Plan may have a term of up to ten years. HNC has the discretion to provide for restrictions and the lapse thereof in respect of restricted stock awards, and options typically vest at the rate of 25% of the total grant per year. However, HNC may, at its discretion, implement a different vesting schedule with respect to any new stock option grant. During 1996, Aptex issued 1,000 shares of common stock at fair market value under the Aptex Plan for cash consideration of $0.03 per share. At December 31, 1997, options to purchase 79 shares were exercisable under the Aptex Plan.

                                HNC SOFTWARE INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     HNC applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation. No compensation expense has been recognized for its employee stock option grants, which are fixed in nature, as the options have been granted at fair market value. No compensation expense has been recognized for the Purchase Plan. Had compensation cost for HNC's stock-based compensation awards issued during 1997 and 1996 been determined based on the fair value at the grant dates of awards consistent with the method of Financial Accounting Standards Board Statement No. 123 ("FAS 123"), HNC's net income and basic and diluted pro forma net income per common share would have been reduced to the pro forma amounts indicated below:

                                                  YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                               1995         1996         1997
                                           -----------  -----------  ----------
 Net income:
   As reported...........................    $ 6,077     $  11,893    $  17,565
   Pro forma.............................      5,126         6,122        2,232
 Basic net income per common share:
   As reported...........................       0.38          0.50         0.72
   Pro forma.............................       0.31          0.26         0.09
 Diluted net income per common share:
   As reported...........................       0.28          0.47         0.68
   Pro forma.............................       0.24          0.24         0.09

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the years ended December 31, 1995, 1996 and 1997, respectively: dividend yield of 0.0% for all three years, risk-free interest rates of 6.29%, 6.03% and 6.10%, expected volatilities of 75%, 70% and 65% (0% for 1995 and 1996 options granted by Risk Data, Retek and CompReview prior to their acquisition by HNC), and expected lives of 3.5, 3.5 and 3.0 years. The fair value of the employees' purchase rights pursuant to the Purchase Plan is estimated using the Black-Scholes model with the following assumptions: dividend yield of 0.0% for all three years, risk-free interest rates of 5.66%, 5.36% and 5.32%, expected volatilities of 75%, 70% and 65%, and an expected life of 6 months for all three years. The weighted average fair value of those purchase rights granted in 1995, 1996 and 1997 was $2.75, $9.61 and $14.10, respectively.

     The fair value of each option granted under the Aptex Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the years ended December 31, 1996 and 1997: dividend yield of 0.0% for both years, risk-free interest rates of 6.42% and 6.33%, expected volatility of 90% for both years, and expected lives of 9.25 and 8.0 years. Options to purchase 704 shares and 214 shares were granted during 1996 and 1997, with weighted average exercise prices per share of $0.03 and $0.08, respectively. During 1997, options to purchase 173 shares with a weighted average exercise price of $0.03 per share were exercised. During 1997, options to purchase 58 shares with a weighted average exercise price of $0.03 per share were cancelled. The weighted average fair value per share of options granted during 1996 and 1997 was $0.03 and $0.07, respectively.

     The following table summarizes information about Aptex employee stock options outstanding at December 31, 1997:

                                                             OPTIONS OUTSTANDING
                                               ---------------------------------------------           OPTIONS EXERCISABLE
                                                                  WEIGHTED                             -------------------
                                                   NUMBER          AVERAGE         WEIGHTED          NUMBER          WEIGHTED
                                               OUTSTANDING AT     REMAINING         AVERAGE      OUTSTANDING AT       AVERAGE
                                RANGE OF        DECEMBER 31,     CONTRACTUAL       EXERCISE       DECEMBER 31,       EXERCISE
                             EXERCISE PRICES        1997        LIFE (IN YEARS)     PRICE            1997             PRICE
                           ------------------  ---------------  ---------------   -----------    ---------------   ----------
                            $0.03 to $0.03           497          8.75              $0.03              79             $0.03
                             0.05     0.05            39          9.40               0.05              --                --
                             0.10     0.10           151          9.82               0.10              --                --
                                                    ----                                               --
                             0.03     0.10           687          9.03               0.05              79              0.03
                                                    ====                                               ==

                                HNC SOFTWARE INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 10 -- CONTINGENCIES

     Various claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on HNC's consolidated financial position, results of operations or cash flows.

NOTE 11 -- SUBSEQUENT EVENTS

     On January 30, 1998, HNC signed a definitive agreement to acquire Practical Control Systems Technologies, Inc. ("PCS"), a distribution center management software vendor based in Cincinnati, Ohio, subject to the satisfaction of certain closing conditions and the approval of PCS' shareholders. If consummated, the acquisition of PCS will be accounted for under the purchase method and will not be considered a "significant" acquisition pursuant to regulations set forth by the Securities and Exchange Commission.

     On February 13, 1998, HNC adopted the 1998 Stock Option Plan (the "1998 Plan"), under which 1,000,000 shares of HNC Common Stock were reserved for issuance pursuant to nonqualified stock options. The 1998 Plan is administered by the Board of Directors of HNC or a committee appointed by the Board and provides that nonqualified stock options granted under the plan must be awarded at an exercise price of not less than 100% of the fair market value of the stock at the date of grant. Options granted under the 1998 Plan may have a term of up to ten years. No options have been granted under the 1998 Plan to date.

NOTE 12 -- SUBSEQUENT EVENTS (UNAUDITED)

           On March 31, 1998, HNC acquired PCS, based in Cincinnati, Ohio. PCS, founded in 1985, is a supplier of fully integrated distribution center management software that addresses the distribution business needs of the retail, manufacturing and wholesale industries. HNC acquired PCS in exchange for 142,868 shares of HNC common stock, 14,286 of which are subject to an escrow to secure certain indemnification obligations of the former PCS stockholders plus the contingent right, subject to PCS' achievement of certain financial objectives during calendar 1998 and 1999, to receive certain additional shares of HNC common stock.

           On April 7, 1998, HNC acquired FTI. Incorporated in 1982, FTI is a provider of profitability measurement and decision-support software to the financial services industry and serves a substantial user base in the United States, Canada, and Europe. HNC acquired FTI in exchange for the issuance of 396,617 shares of HNC common stock, 97,390 of which are subject to an escrow to secure certain indemnification obligations of the former FTI stockholders; a cash payment of $1.5 million; and the contingent right, subject to FTI's achievement of certain financial objectives during calendar 1998, to receive up to $5,590,000 of HNC common stock.

           On June 11, 1998, HNC acquired the ATACS product line. ATACS, a subsidiary of Bedford Associates, Inc., which is a wholly owned subsidiary of British Airways plc, is a fraud-management software solution for wireline, wireless and Internet telecommunication service providers. HNC acquired the ATACS product line for a cash payment of $4.75 million.


           On September 16, 1998, HNC announced that it had signed a definitive agreement to acquire Open Solutions Inc. ("OSI"). OSI is a provider of client/server core processing software and related professional services to small to mid-size banks and credit unions. This transaction has not yet been consummated and remains subject to the satisfaction of certain conditions, including qualification of the transaction for "pooling of interests" accounting treatment. Under the current terms of the pending transaction, the consideration payable by HNC to acquire all of OSI's outstanding stock and stock options would consist of approximately 2,956,618 shares of HNC's Common Stock and/or options. The mix of shares and options is currently expected to be approximately 2,507,507 shares and 449,111 options.

                                HNC SOFTWARE INC.
                           CONSOLIDATED BALANCE SHEET
                      (in thousands, except per share data)
                                   (unaudited)

                                     ASSETS

                                                                         SEPTEMBER 30,
                                                                             1998
                                                                         -------------
Current assets:
    Cash and cash equivalents .......................................        $  40,746
    Investments available for sale ..................................           48,725
    Accounts receivable, net ........................................           50,391
    Current portion of deferred income taxes ........................            8,873
    Other current assets ............................................            4,711
                                                                         -------------
        Total current assets ........................................          153,446
Property and equipment, net .........................................           14,597
Deferred income taxes, less current portion .........................           18,180
Long-term investments available for sale ............................           61,125
Other assets ........................................................           11,226
                                                                         -------------
                                                                             $ 258,574
                                                                         =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable .................................................        $   5,892
   Accrued liabilities ..............................................            9,567
   Deferred revenue .................................................            7,881
   Other current liabilities ........................................              104
                                                                          ------------
     Total current liabilities ......................................           23,444
Convertible Subordinated Notes ......................................          100,000
Other non-current liabilities .......................................               30

Minority interest in consolidated subsidiary ........................              157

Stockholders' equity:
Preferred stock, $0.001 par value -- 4,000 shares authorized:
     no shares issued or outstanding ................................               --
Common stock, $0.001 par value - 50,000 shares authorized:
     25,809 shares issued and outstanding ...........................               26
Paid-in capital .....................................................          131,502
Retained earnings ...................................................            3,438
Accumulated other comprehensive income ..............................              (23)
                                                                          ------------
     Total stockholders' equity .....................................          134,943
                                                                          ------------
                                                                             $ 258,574
                                                                          ============


          See accompanying notes to consolidated financial statements.

                                HNC SOFTWARE INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                        AND COMPREHENSIVE INCOME (LOSS)
                      (in thousands, except per share data)
                                   (unaudited)



                                                                                   NINE MONTHS ENDED
                                                                                     SEPTEMBER 30,
                                                                                ----------------------
                                                                                  1997          1998
                                                                                --------      --------
Revenues:
   License and maintenance ..................................................   $ 64,347      $ 97,480
   Installation and implementation ..........................................      7,203        10,717
   Contracts and other ......................................................      6,202        11,165
   Service bureau ...........................................................      3,902         6,610
                                                                                --------      --------
     Total revenues .........................................................     81,654       125,972

                                                                                --------      --------
Operating expenses:
   License and maintenance ..................................................     13,987        22,168
   Installation and implementation ..........................................      3,551         7,692
   Contracts and other ......................................................      4,415         8,437
   Service bureau ...........................................................      2,986         4,050
   Research and development .................................................     15,376        23,466
   Sales and marketing ......................................................     15,477        25,245
   General and administrative ...............................................      8,369        10,847
   In-process research and development ......................................         --        22,783
   Acquisition related amortization .........................................         --           906
                                                                                --------      --------
     Total operating expenses ...............................................     64,161       125,594
                                                                                --------      --------
Operating income ............................................................     17,493           378
Other income, net ...........................................................      1,511         4,912
Interest expense ............................................................        (63)       (3,205)
Minority interest in income of consolidated subsidiary ......................         --          (114)
                                                                                --------      --------
   Total other income, net ..................................................      1,448         1,593
     Income before income tax provision .....................................     18,941         1,971
Income tax provision ........................................................      4,643         6,562
                                                                                --------      --------
        Net income (loss) ...................................................   $ 14,298      $ (4,591)
                                                                                ========      ========
Other comprehensive income, net of tax:
   Foreign currency translation adjustments .................................        (14)          (19)
   Unrealized gains on securities available for sale ........................         60           109
                                                                                --------      --------
     Total other comprehensive income .......................................         46            90
                                                                                              --------
                                                                                              --------
Comprehensive income (loss)..................................................     14,344        (4,501)
                                                                                --------      --------
Earnings per share:
   Basic net income (loss) per common share .................................   $   0.59      $  (0.18)
                                                                                ========      ========
   Diluted net income (loss) per common share ...............................   $   0.56      $  (0.18)
                                                                                ========      ========
Shares used in computing basic net income (loss) per common share ...........     24,213        25,217
                                                                                ========      ========
Shares used in computing diluted net income (loss) per common share .........     25,574        25,217
                                                                                ========      ========


See accompanying notes to consolidated financial statements.

                                HNC SOFTWARE INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)


                                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                                                      -------------------------------
                                                                         1997           1998
                                                                      ---------      ---------
Cash flows from operating activities:
  Net income (loss) .............................................     $  14,298       $ (4,591)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization ..............................         3,478          5,882
   Purchased research and development .........................            --           22,783
     Tax benefit from stock option transactions .................         4,165          6,100
     Changes in assets and liabilities:
         Accounts receivable, net ...............................        (8,298)       (15,252)
         Other assets ...........................................          (927)        (1,753)
         Deferred income taxes ..................................         4,146          5,236
         Accounts payable .......................................         2,325           (273)
         Accrued liabilities ....................................        (1,956)        (3,840)
         Deferred revenue .......................................          (848)          (522)
         Other liabilities ......................................          (110)          (227)
                                                                      ---------      ---------
          Net cash provided by operating activities .............        16,273         13,543
                                                                      ---------      ---------

Cash flows from investing activities:
  Purchases of investments ......................................       (27,712)      (126,960)
  Maturities of investments .....................................        12,100         38,284
  Proceeds from sale of investments .............................         5,689          4,000
  Cash purchased in business acquisition ........................            --            649
  Acquisitions, net of cash acquired ............................            --         (6,250)
  Acquisitions of property and equipment ........................        (6,873)        (6,472)
                                                                      ---------      ---------
          Net cash used in investing activities .................       (16,796)       (96,749)
                                                                      ---------      ---------

Cash flows from financing activities:
  Net proceeds from issuances of common stock ...................         3,447          9,671
  Proceeds from issuances of Convertible Subordinated Notes .....            --        100,000
  Debt issuance costs ...........................................            --         (2,779)
  Repayment of bank line of credit ..............................            --           (770)
  Repayment of capital lease obligations ........................          (332)          (151)
  Distributions to CompReview Stockholders ......................        (5,798)            --
                                                                      ---------      ---------
          Net cash (used in) provided by financing activities ...        (2,683)       105,971
                                                                      ---------      ---------

Effect of exchange rate changes on cash .........................           (14)           (87)
                                                                      ---------      ---------
Net (decrease) increase in cash and cash equivalents ............        (3,220)        22,678
Cash and cash equivalents at the beginning of the period ........         8,121         18,068
                                                                      ---------      ---------

Cash and cash equivalents at the end of the period ..............     $   4,901      $  40,746
                                                                      =========      =========

Significant non-cash investing activities:
  Assets assumed in acquisitions of PCS, FTI, and ATACS .........     $      --      $   9,929
                                                                      =========      =========
  Liabilities assumed in acquisitions of PCS, FTI, and ATACS ....     $      --      $   7,297
                                                                      =========      =========


          See accompanying notes to consolidated financial statements.

                                HNC SOFTWARE INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (in thousands)
                                   (unaudited)



                                                                           ACCUMULATED
                                                COMMON STOCK                  OTHER                       TOTAL
                                               --------------  PAID-IN    COMPREHENSIVE    RETAINED    STOCKHOLDERS'
                                               SHARES  AMOUNT  CAPITAL     INCOME(LOSS)    EARNINGS       EQUITY
                                               ------  ------  --------   -------------    --------    ------------
BALANCE AT DECEMBER 31, 1997.................  24,538   $ 25   $ 95,919       $(113)        $ 8,029      $103,860
Common stock options exercised...............     663      1      7,737                                     7,738
Common stock issued under Employee Stock
 Purchase Plan...............................      68             1,933                                     1,933
Tax benefit from stock option transactions...                     6,100                                     6,100
Common stock issued for acquisition of PCS...     143             5,088                                     5,088
Common stock issued for acquisition of FTI...     397            14,725                                    14,725
Unrealized gain on investments...............                                   109                           109
Foreign currency translation adjustment......                                   (19)                          (19)
Net loss.....................................                                                (4,591)       (4,591)
                                               ------   ----   --------       -----         -------      --------
BALANCE AT SEPTEMBER 30, 1998................  25,809   $ 26   $131,502       $ (23)        $ 3,438      $134,943
                                               ======   ====   ========       =====         =======      ========



           See accompanying notes to consolidated financial statements

                                HNC SOFTWARE INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 -- GENERAL


           In management's opinion, the accompanying unaudited consolidated financial statements for HNC Software Inc. ("HNC") for the nine months ended September 30, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial statements and include all adjustments (consisting only of normal recurring accruals) that HNC considers necessary for a fair presentation of its financial position, results of operations, and cash flows for such periods. However, the accompanying financial statements do not contain all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All such financial statements are unaudited except the December 31, 1997 balance sheet. The accompanying unaudited financial statements should be read in conjunction with HNC's audited financial statements and notes thereto included elsewhere herein. Footnotes that would substantially duplicate the disclosures in HNC's audited financial statements for the fiscal year ended December 31, 1997 have been omitted. The interim financial information is not necessarily indicative of the results to be expected for any other interim period or for the full fiscal year ending December 31, 1998.


NOTE 2 -- BASIS OF PRESENTATION

           The consolidated financial statements and related notes give retroactive effect to HNC's November 28, 1997 acquisition of CompReview, Inc., accounted for as a pooling of interests, for all periods presented. The acquisitions of Practical Control Systems Technologies, Inc. ("PCS") and Financial Technology, Inc. ("FTI") were completed on March 31, 1998 and April 7, 1998, respectively, and accounted for as purchases as of the respective acquisition dates. In addition, the acquisition of the Advanced Telecommunications Abuse Control System ("ATACS") product line of Bedford Associates, Inc., which is a wholly owned subsidiary of British Airways plc, was completed on June 11, 1998 and accounted for as a purchase as of that date. In connection with these acquisitions, acquired in-process research and development in the aggregate amount of $22.8 million was charged to operations at the respective acquisition dates.

NOTE 3 -- ACQUISITIONS


           In March 1998, HNC acquired PCS, a company that develops, markets and supports fully integrated distribution center management software products that address the distribution needs of the retail, manufacturing and wholesale industries. HNC acquired PCS in exchange for 142,868 shares of HNC common stock, 14,286 of which are subject to an escrow to secure certain indemnification obligations of the former PCS stockholders plus the contingent right, subject to PCS' achievement of certain financial objectives during calendar 1998 and 1999, to receive certain additional shares of HNC common stock.

           In April 1998, HNC acquired FTI, a company that develops and markets profitability measurement and decision-support software products to banks and other similar financial institutions. HNC acquired FTI in exchange for the issuance of 396,617 shares of HNC common stock, 97,390 of which are subject to an escrow to secure certain indemnification obligations of the former FTI stockholders; a cash payment of $1.5 million; and the contingent right, subject to FTI's achievement of certain financial objectives during calendar 1998, to receive additional shares of HNC common stock.

           In June 1998, HNC acquired the ATACS product line. ATACS is a fraud-management software solution for wireline, wireless and Internet telecommunication service providers. HNC acquired the ATACS product line for a cash payment of $4.75 million.

NOTE 4 -- PENDING ACQUISITION

           On September 16, 1998, HNC announced that it had signed a definitive agreement to acquire Open Solutions Inc. ("OSI"). OSI provides client/server core processing software and related professional services to small to mid-size banks and credit unions. This transaction has not yet been consummated and remains subject to the satisfaction of certain conditions, including qualification of the transaction for "pooling of interests" accounting treatment. Under the current terms of the pending transaction, the consideration payable by HNC to acquire all of OSI's outstanding stock and stock options would consist of approximately 2,507,507 shares and 449,111 options.

                                HNC SOFTWARE INC.

NOTE 5 -- REVENUE RECOGNITION

           During the first quarter of 1998, HNC adopted Statement of Position No. 97-2 ("SOP 97-2"), "Software Revenue Recognition," as amended by Statement of Position No. 98-4 "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition". SOP 97-2 provides guidance for software revenue recognition. The adoption of SOP 97-2 did not have a significant impact on HNC's financial position or results of operations.

NOTE 6 -- COMPREHENSIVE INCOME

           During the first quarter of 1998, HNC adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("FAS 130"). FAS 130 requires HNC to report in the financial statements, in addition to net income, comprehensive income and its components including foreign currency items and unrealized gains and losses on certain investments in debt and equity securities. Comprehensive income is defined as "the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners."

NOTE 7 -- RECLASSIFICATIONS

           Certain prior period balances have been reclassified to conform to the current period presentation.

NOTE 8 -- RECONCILIATION OF NET (LOSS) INCOME AND SHARES USED IN PER SHARE COMPUTATIONS



                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,
                                             ----------------------
                                                1998          1997
                                             --------      --------
NET (LOSS) INCOME USED:
Net (loss) income used in computing
     basic and diluted net (loss) income
     per common share ..................     $ (4,591)     $ 14,298
                                             ========      ========
SHARES USED:
Shares used in computing basic net
     (loss) income per common share ....       25,217        24,213

Weighted average options to purchase
     common stock as determined by
     application of the treasury stock
     method ............................           --         1,359

Purchase Plan common stock
     equivalents .......................           --             2
                                             --------      --------

Shares used in computing diluted net
     (loss) income per common share ....       25,217        25,574
                                             ========      ========



           For the nine month period ended September 30, 1998, common stock equivalents of approximately 1,387,000 shares were not used to calculate diluted net loss per share because of their anti-dilutive effect. The conversion of HNC's 4.75% Convertible Subordinated Notes for the nine month period ended September 30, 1998 of 1,700,000 shares was not used to calculate diluted net loss per share as their effect would be anti-dilutive.

NOTE 9 -- NEW ACCOUNTING PRONOUNCEMENTS

           In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("FAS 131"), "Disclosures about Segments of an Enterprise and Related Information," which HNC is required to adopt for its 1998 annual financial statements. This statement establishes standards for reporting information about operating segments in the annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under FAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. HNC has not determined the impact of the adoption of this new accounting standard on its consolidated financial statement disclosures.

           In June 1998, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") which HNC will be required to adopt during the first quarter of 2000. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. HNC has not determined the impact of the adoption of this new accounting standard on its consolidated financial position or results of operations.



NOTE 10  CONVERTIBLE SUBORDINATED NOTES

        In March 1998, HNC issued $100,000,000 of 4.75% Convertible Subordinated Notes (the "Notes") due 2003. The Notes will be convertible into common stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $44.85 per share (equivalent to a conversion rate of approximately 22.30 shares per $1,000 principal amount of Notes), subject to adjustment.

NOTE 11  INVESTMENTS

        At September 30, 1998 and December 31, 1997, the amortized cost and estimated fair value of investments available for sale were as follows (in thousands):



                                                                          SEPTEMBER 30, 1998
                                                      -------------------------------------------------
                                                      AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                        COST         GAINS         LOSSES       VALUE
                                                      ---------    ----------    ----------    --------
        U.S. government and federal agencies....      $ 75,686        $ 75           $--       $ 75,761
        U.S. corporate debt.....................        26,951          60            --         27,011
        Foreign corporate debt..................         7,043          35            --          7,078
                                                      --------        ----           ---       --------
                                                      $109,680        $170           $--       $109,850
                                                      ========        ====           ===       ========



                                                                           DECEMBER 31, 1997
                                                      -------------------------------------------------
                                                      AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                        COST         GAINS         LOSSES       VALUE
                                                      ---------    ----------    ----------    --------
        U.S. government and federal agencies....      $ 20,682         $--           $(1)      $ 20,681
        U.S. corporate debt.....................         1,894          --            (1)         1,893
        Foreign corporate debt..................         2,304          --            --          2,304
                                                      --------         ---           ---       --------
                                                      $ 24,880         $--           $(2)      $ 24,878
                                                      ========         ===           ===       ========



        At September 30, 1998 and December 31, 1997, all foreign corporate debt investments were denominated in U.S. dollars.

        The objectives of HNC's investment policy are the safety and preservation of invested funds and liquidity of investments that is sufficient to meet cash flow requirements. HNC's policy is to place its cash, cash equivalents and investments available for sale with high credit quality financial institutions and commercial companies and government agencies in order to limit the amount of credit exposure. It is also HNC's policy to maintain certain concentration limits, to invest only in certain "allowable securities" as determined by HNC's management and to invest only in securities denominated in U.S. dollars. HNC's investment portfolio shall not have an average portfolio maturity of beyond one year and shall maintain certain liquidity positions. Investments are prohibited in certain industries and speculative activities.

NOTE 12  IN PROCESS RESEARCH AND DEVELOPMENT

        In connection with the acquisitions of PCS, FTI and ATACS, acquired in-process research and development in the aggregate amount of $22.8 million was charged to operations at the respective acquisition dates.

        Practical Control Solutions, Inc. PCS is a worldwide supplier of fully integrated distribution center management software products that address the distribution needs of the retail, wholesale and manufacturing industries. PCS' products may be classified into two categories: Nautilus, an off-the-shelf warehouse management software system designed with all the tools needed to control the course of warehouse operations and Nautilus CBT, an operational tutorial database which guides the user through Nautilus operations. Certain products were complete in certain areas and under development in others. The classification of the technology as complete or under development was made in accordance with the guidelines of Statement of Financial Accounting Standards No. 86 ("SFAS 86"), Statement of Financial Accounting Standards No. 2 ("SFAS 2") and Financial Accounting Standards Board Interpretation No. 4 ("FIN4"). At the time of acquisition, PCS had a number of new software products under development including Nautilus Versions 6.0 and 7.0 and Nautilus CBT. Nautilus Version 6.0 and Nautilus CBT were both nearly complete but had not reached technological feasibility as of the acquisition date.

        Financial Technologies, Inc. FTI has been a leading provider of management accounting software for financial institutions since 1982. Since 1994, FTI has focused on profitability measurement and other decision support systems. FTI's products are generally classified into six categories:
ProfitVision, MarketVision, RiskVision, DataVision, Decision Support Products and Financial Platform Products. FTI had various new products under development in each of these categories, none of which had reached technological feasibility as of the acquisition date. The classification of each new technology as complete or under development was made in accordance with the guidelines of SFAS 86, SFAS 2 and FIN4.

        Advanced Telecommunications Abuse Control System. ATACS is a fraud management software solution for the wireline, wireless and Internet telecommunication service provider industries. The system detects fraudulent traffic thereby avoiding significant financial losses to traditional telecommunication carriers and Internet Service Providers. ATACS' Version 4.2 includes significant enhanced features from its prior version, including new enhancements to Velocity, Message Handlers and a subsystem to support fraud detection of on-line transactions. ATACS Version 4.1 was completed and producing revenues prior to the acquisition date while Version 4.2, which includes new technology that allows the system to function on three interface platforms, was under development and had not yet reached technological feasibility as of the acquisition date. Although Version 4.2 has as its foundation technology from the completed as well as in-process technology, HNC believes that it will have changed significantly so as to be considered new research and development efforts. The classification of each research and development project as complete or under development was made in accordance with the guidelines of SFAS 86, SFAS 2 and FIN4.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Open Solutions Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholders' equity (deficit) present fairly, in all material respects, the financial position of Open Solutions Inc. at December 31, 1997 and 1996, and the results of its operations, its cash flows and changes in stockholders' equity (deficit) for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




Price Waterhouse LLP


Hartford, Connecticut
April 6, 1998

                               OPEN SOLUTIONS INC.

                                  BALANCE SHEET


                                                                                 DECEMBER 31,             SEPTEMBER 30, 1998
                                                                       --------------------------------   ------------------
                                                                             1996             1997           (UNAUDITED)
                                                                         -------------    -------------
              ASSETS
              Current assets:
                 Cash and cash equivalents...........................     $ 4,437,657     $  7,596,183        $  5,603,276
                 Restricted cash (Note 2)............................          94,241          281,090                  --
                 Accounts receivable (Note 2)........................       1,448,573        1,505,940           2,289,782
                 Prepaid expenses and other (Note 2).................         135,210          232,807             505,059
                 Deferred project costs (Note 2).....................         458,675               --                  --
                                                                          -----------     ------------        ------------
                   Total current assets..............................       6,574,356        9,616,020           8,398,117
              Fixed assets, net (Notes 2 and 3)......................         767,390        1,153,090           1,757,769
              Software development costs, net (Note 2)...............         204,035          533,343             589,452
                                                                          -----------     ------------        ------------
                   Total assets......................................     $ 7,545,781     $ 11,302,453        $ 10,745,338
                                                                          ===========     ============        ============
              LIABILITIES, MANDATORILY REDEEMABLE
                CONVERTIBLE PREFERRED STOCK
                AND STOCKHOLDERS' EQUITY (DEFICIT)
              Current liabilities:
                 Accounts payable....................................     $   227,887     $    104,249        $    997,288
                 Royalties payable (Note 13).........................          68,315          378,981                  --
                 Accrued expenses (Note 4)...........................         372,108        1,081,917           1,213,980
                 Note payable (Note 5)...............................              --          175,000                  --
                 Current portion of long-term debt (Note 6)..........              --           34,668                  --
                 Deferred revenue (Note 2)...........................       1,005,129        1,643,457           2,451,021
                                                                          -----------     ------------        ------------
                   Total current liabilities.........................       1,673,439        3,418,272           4,662,289
                                                                          -----------     ------------        ------------
              Accrued rent expense (Note 2)..........................          77,731          100,823             110,587
              Long-term debt, less current portion (Note 6)..........              --           57,778                  --
                                                                          -----------     ------------        ------------
                                                                               77,731          158,601             110,587
                                                                          -----------     ------------        ------------
              Total liabilities......................................       1,751,170        3,576,873           4,772,876
              Commitments and contingencies (Note 10)................
              Mandatorily redeemable convertible preferred
                stock and warrants (Note 7)..........................      10,573,480       15,551,214          16,139,549

              Stockholders' equity (deficit) (Note 8 and 9):
                 Preferred stock, $0.01 par value;
                   1,416,667, 1,416,667, and 1,416,667
                   shares authorized; 1,416,667, 1,416,667,
                   and 1,416,667 shares issued and outstanding.......          14,167           14,167              14,167
                 Common stock, $0.01 par value; 8,580,417,
                   9,830,417, and 19,055,417 shares authorized;
                   2,115,000, 2,165,325, and 2,236,013 shares
                   issued and outstanding............................          21,150           21,653              22,360
                 Additional paid-in capital..........................       2,674,465        2,682,569           4,311,842
                 Accumulated deficit.................................      (7,488,651)     (10,544,023)        (14,515,456)
                                                                          -----------     ------------        ------------
                   Total stockholders' equity (deficit)..............      (4,778,869)      (7,825,634)        (10,167,087)
                                                                          -----------     ------------        ------------
              Total liabilities, mandatorily redeemable
                 convertible preferred stock and
                 stockholders' equity (deficit)......................     $ 7,545,781     $ 11,302,453        $ 10,745,338
                                                                          ===========     ============        ============




   The accompanying notes are an integral part of these financial statements.

                               OPEN SOLUTIONS INC.

                             STATEMENT OF OPERATIONS


                                                                                                    NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                             ---------------------------------------------      ---------------------------
                                                1995             1996              1997            1997             1998
                                             -----------      -----------      -----------      -----------      -----------
                                                                                                (unaudited)      (unaudited)
Revenues (Note 2):
  License and maintenance ..............     $   219,620      $   879,138      $ 4,505,627      $ 2,044,832      $ 5,805,403
  Installation and implementation ......          48,521          140,255        1,959,037        1,159,156        3,196,330
 Hardware and other ....................              --               --          184,948          105,353          474,450
                                             -----------      -----------      -----------      -----------      -----------
     Total revenues ....................         268,141        1,019,393        6,649,612        3,309,341        9,476,183
Operating expenses:
  License and maintenance ..............         380,793        1,100,081        1,801,202        1,054,480        1,684,848
  Installation and implementation ......         319,213          937,541        2,416,511        1,648,587        2,678,934
  Hardware and other ...................              --               --           92,828           54,713          689,263
  Sales and marketing ..................         398,496        1,050,831        2,132,410        1,454,233        2,576,930
  Product development ..................         660,510        1,059,879        1,901,892        1,512,348        1,564,158
  General and administrative ...........         399,576          645,334        1,569,568        1,120,874        2,179,821
  Contract termination (Note 13)........              --               --               --               --        1,265,292
  Public offering costs (Note 15).......              --               --               --               --        1,055,535
                                             -----------      -----------      -----------      -----------      -----------
    Total operating expenses ...........       2,158,588        4,793,666        9,914,411        6,845,235       13,694,781
                                             -----------      -----------      -----------      -----------      -----------
Loss from operations ...................      (1,890,447)      (3,774,273)      (3,264,799)      (3,535,894)      (4,218,598)
       Interest income (expense), net ..          (4,506)         135,801          209,427          120,986          247,165
                                             -----------      -----------      -----------      -----------      -----------
Net loss ...............................     $(1,894,953)     $(3,638,472)     $(3,055,372)     $(3,414,908)     $(3,971,433)
                                             ===========      ===========      ===========      ===========      ===========
Net loss per common share (basic and
  diluted) .............................     $     (0.98)     $     (1.73)     $     (1.42)     $     (1.59)     $     (1.80)
Weighted average common shares used
  to compute net loss per share (Note 2)       1,935,644        2,102,568        2,155,333        2,152,069        2,206,751




The accompanying notes are an integral part of these financial statements.

                               OPEN SOLUTIONS INC.

                             STATEMENT OF CASH FLOWS


                                                                                                           NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                                     ---------------------------------------------    ----------------------------
                                                        1995             1996             1997           1997              1998
                                                     -----------      -----------      -----------    -----------      -----------
                                                                                                      (UNAUDITED)       (UNAUDITED)
Cash flows from operating activities:
   Net loss .....................................    $(1,894,953)     $(3,638,472)     $(3,055,372)   $(3,414,908)     $(3,971,433)
   Adjustments to reconcile net loss to net
     cash used by operating activities:
     Depreciation and amortization ..............         53,865          147,790          352,326        207,620          440,663
     Compensation expense related to stock and
     options granted ............................             --           52,500           85,526         52,756          114,774
     Options granted to Banking Spectrum
     (Note 13) ..................................             --               --               --             --        1,608,750
     Changes in operating assets and
     liabilities:
     Restricted cash ............................             --          (94,241)        (186,849)      (329,333)         281,090
     Accounts receivable ........................       (146,240)      (1,302,333)         (57,367)    (1,046,286)        (783,842)
     Prepaid expenses and other .................        (17,054)        (110,005)         (97,597)      (230,188)        (272,252)
     Deferred project costs .....................             --         (458,675)         458,675        458,675               --
     Accounts payable and accrued expenses ......        264,158          371,774          500,645        498,954          910,328
     Royalties payable ..........................             --           68,315          310,666        (68,315)        (378,981)
     Deferred revenue ...........................             --          968,254          638,328      1,583,976          807,564
     Accrued rent expense .......................             --           77,731           23,092         17,854            9,764
                                                     -----------      -----------      -----------    -----------      -----------
     Net cash used by operating activities ......     (1,740,224)      (3,917,362)      (1,027,927)    (2,269,195)      (1,233,575)
                                                     -----------      -----------      -----------    -----------      -----------
Cash flows from investing activities:
   Purchases of fixed assets ....................        (92,523)        (696,874)        (597,256)      (416,903)        (850,423)
   Capitalized software development costs .......       (119,514)        (153,209)        (215,078)      (301,077)        (251,028)
                                                     -----------      -----------      -----------    -----------      -----------
     Net cash used by investing activities ......       (212,037)        (850,083)        (812,334)      (717,980)      (1,101,451)
                                                     -----------      -----------      -----------    -----------      -----------
Cash flows from financing activities:
   Net proceeds from the sale of preferred
     stock ......................................      5,092,000        5,481,480        4,977,734      5,000,000               --
   Proceeds from exercise of stock options ......          1,500               --            8,607          8,033           21,230
   Proceeds from exercise of warrants ...........             --               --               --             --          588,335
   Proceeds from short-term debt ................      1,000,000               --               --             --               --
   Payments of short-term debt ..................     (1,000,000)        (250,000)         (80,000)            --         (209,668)
   Proceeds from long-term debt .................             --               --          104,002        276,113               --
   Payments of long-term debt ...................             --               --          (11,556)            --          (57,778)
   Proceeds from subscription note receivable ...        120,000           60,000               --             --               --
                                                     -----------      -----------      -----------    -----------      -----------
     Net cash provided by financing activities ..      5,213,500        5,291,480        4,998,787      5,284,146          342,119
                                                     -----------      -----------      -----------    -----------      -----------
   Net increase (decrease) in cash and cash
     equivalents ................................      3,261,239          524,035        3,158,526      2,296,971       (1,992,907)
   Cash and cash equivalents at beginning of
     period .....................................        652,383        3,913,622        4,437,657      4,437,657        7,596,183
                                                     -----------      -----------      -----------    -----------      -----------
   Cash and cash equivalents at end of period ...    $ 3,913,622      $ 4,437,657      $ 7,596,183    $ 6,734,628      $ 5,603,276
                                                     ===========      ===========      ===========    ===========      ===========
Supplemental disclosure:
     Cash paid for interest .....................    $    21,781      $     3,438      $     9,148    $     6,760      $     4,367
     Cash paid for income taxes .................          4,156           25,923           19,172         24,672           26,540

See discussion of non-cash transaction in Note 5.




   The accompanying notes are an integral part of these financial statements.

                               OPEN SOLUTIONS INC.

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


                                  PREFERRED STOCK      COMMON STOCK      ADDITIONAL                      TOTAL
                                ------------------  ------------------    PAID-IN     ACCUMULATED    STOCKHOLDERS'
                                 SHARES     AMOUNT   SHARES     AMOUNT    CAPITAL       DEFICIT     EQUITY (DEFICIT)
                                ---------  -------  ---------  -------  ------------  ------------  ----------------
Balance -- December 31, 1994    1,416,667  $14,167  1,930,000  $19,300  $2,442,315  $ (1,955,226)     $   520,556
   Exercise of stock
      options ................         --       --     10,000      100       1,400            --            1,500
   Proceeds from subscription
      note receivable ........         --       --         --       --     120,000            --          120,000
   Net loss ..................         --       --         --       --          --    (1,894,953)      (1,894,953)
                                ---------  -------  ---------  -------  ----------  ------------     ------------
Balance -- December 31, 1995    1,416,667   14,167  1,940,000   19,400   2,563,715    (3,850,179)      (1,252,897)
   Issuance of common stock
      (Note 8) ...............         --       --    175,000    1,750      50,750            --           52,500
   Proceeds from subscription
      note receivable ........         --       --         --       --      60,000            --           60,000
   Net loss ..................         --       --         --       --          --    (3,638,472)      (3,638,472)
                                ---------  -------  ---------  -------  ----------  ------------     ------------
Balance -- December 31,1996 ..  1,416,667   14,167  2,115,000   21,150   2,674,465    (7,488,651)      (4,778,869)
   Exercise of stock
      options ................         --       --     50,325      503       8,104            --            8,607
   Net loss ..................         --       --         --       --          --    (3,055,372)      (3,055,372)
                                ---------  -------  ---------  -------  ----------  ------------     ------------
Balance -- December 31,1997 ..  1,416,667   14,167  2,165,325   21,653   2,682,569   (10,544,023)      (7,825,634)
   Exercise of stock
      options ................         --       --     70,688      707      20,523            --           21,230
   Issuance of stock options
      (Note 13) ..............         --       --         --       --   1,608,750            --        1,608,750
   Net loss ..................         --       --         --       --          --    (3,971,433)      (3,971,433)
                                ---------  -------  ---------  -------  ----------  ------------     ------------
Balance -- September 30, 1998
   (unaudited) ...............  1,416,667  $14,167  2,236,013  $22,360  $4,311,842  $(14,515,456)    $(10,167,087)
                                =========  =======  =========  =======  ==========  ============     ============




The accompanying notes are an integral part of these financial statements.

                               OPEN SOLUTIONS INC.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- OPEN SOLUTIONS INC.

     Open Solutions Inc. ("OSI") is a provider of client/server core processing software and related professional services to small to mid-size banks and credit unions. OSI was incorporated in Delaware in May 1992, and was formed to design and develop enterprise wide banking software. OSI released its first major product, The Complete Banking Solution, in the second quarter of 1995. OSI's design and development efforts have principally been funded through the sale of redeemable and non-redeemable equity securities as more fully described in Notes 7 and 8. OSI's current products operate in a Microsoft Windows NT environment using an Oracle relational database.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

     Cash and cash equivalents include cash on deposit with banks, as well as short-term investments with original maturities of 90 days or less.

Restricted Cash

     As of December 31, 1996 and 1997, certain cash amounts were restricted by a customer in an escrow account. In February 1998, the restriction was removed.

Accounts Receivable


     Receivables are net of the allowance for doubtful accounts. As of December 31, 1996 and 1997 and September 30, 1998, the allowance for doubtful accounts was approximately $86,000, $214,000 and $310,000 (unaudited), respectively.


Fixed Assets

     Fixed assets are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 5 and 7 years. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset.

Software Development Costs


     Software development costs for new software products and additional modules for existing software are expensed as incurred until technological feasibility is established, in accordance with Statement of Financial Accounting Standard No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Technological feasibility is defined as the point in time at which OSI has a product design and working model of the software product that has been appropriately tested. Software development costs incurred subsequent to the establishment of technological feasibility and prior to general release of the product are capitalized and amortized based on the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or
(b) the straight-line method over the remaining estimated economic life of the product, generally three years. Capitalized software development costs were $153,209, $455,078 and $251,028 (unaudited) for years ended December 31, 1996,
1997 and for the nine months ended September 30, 1998, respectively. Amortization expense was $19,919, $48,769,

                               OPEN SOLUTIONS INC.

$125,770, $47,586 (unaudited) and $194,919 (unaudited) for the years ended December 31, 1995, 1996, 1997 and the nine months ended September 30, 1997 and 1998, respectively. Accumulated amortization was $68,688, $194,458, and $389,377 (unaudited) as of December 31, 1996, 1997 and September 30, 1998, respectively.


Accrued Rent Expense

     Accrued rent expense results from the recognition of rent expense on a straight-line basis relating to a seven year lease agreement with escalating payments expiring April 2003.

Revenue Recognition

     OSI generates revenues from licensing the rights to use its software products and certain third-party software products to end users. OSI also generates revenues from customer support and maintenance, and from implementation and training services provided to customers.

     Effective January 1, 1997 OSI early adopted AICPA Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2). Under SOP 97-2, OSI recognizes software license revenue when a noncancelable license agreement has been executed, fees are fixed and determinable, the software has been delivered, accepted by the customer if acceptance is required by the contract and other than perfunctory, and collection is considered probable. Beginning in December 1997, OSI revised its standard end user license agreements, eliminating certain customer acceptance provisions. License revenue under the revised agreement will be recognized upon software delivery, assuming all other revenue recognition criteria are met. Prior to 1997, OSI recognized software license revenue in accordance with AICPA Statement of Position 91-1, "Software Revenue Recognition" (SOP 91-1). Under SOP 91-1, OSI recognized software license revenue when the software was delivered, collectibility was probable and no other significant post delivery obligations remained.

     Maintenance revenues are recognized ratably over the maintenance period, generally one year. Revenues from implementation and training services are recognized as services are performed. OSI enters into contracts which provide both license and service elements. As such service elements are not essential to functionality of the software, in accordance with SOP 97-2, the license fees are generally recognized upon delivery and the service revenues are recognized when performed.

     Deferred revenue is comprised of payments received in advance of product delivery, maintenance and other services which have been paid by customers prior to the services being performed. Deferred project costs are comprised of costs associated with projects in process for which revenue has not yet been recognized.

     OSI receives royalties from several software vendors for marketing referrals. Royalty income is recognized at the time the software vendor receives payment from its customer, and such income is included in service and maintenance revenue.

     As described in Note 10, OSI anticipates receiving payments under certain license and marketing agreements. OSI expects to recognize such license revenue when the software has been delivered to the reseller's customer. When extended payment terms exist, generally the software license fee will be recognized as payments become due, unless a determination is made at the outset of the arrangement that the fee is fixed and determinable.

Income Taxes

     OSI uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities and the net operating loss carryforwards using presently enacted tax rates.

                               OPEN SOLUTIONS INC.

Earnings Per Share

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" (EPS) (SFAS 128) which specifies the computation, presentation and disclosure requirements for earnings per share of entities with publicly held common stock or potential common stock. SFAS 128 is effective for financial statements for both interim and annual periods ended after December 15, 1997. The statement defines two earnings per share calculations, basic and diluted. Basic EPS is computed by dividing income available to common stock by the weighted average number of common shares outstanding; diluted EPS is computed by giving effect to all dilutive potential common shares that were outstanding during the period. The calculation of diluted EPS is similar to basic EPS except both the numerator and denominator are increased for the conversion of potential common shares. Dilutive common share equivalents include stock options, warrants, and convertible preferred stock.


     The 1995, 1996, 1997 and September 1997 and 1998 calculations of diluted EPS do not include the exercise of stock options, conversion of preferred stock or the exercise of warrants as the effect on diluted earnings per share would have been antidilutive.


Concentration of Credit Risk


     Financial instruments which potentially expose OSI to concentrations of credit risk are limited to accounts receivable. No individual customer accounted for 10% or more of total revenues for the nine months ending September 30, 1998. Sales to two banks accounted for approximately 17% and 15% of total revenues, respectively, in the year ended December 31, 1997. Sales to four banks accounted for approximately 38%, 22%, 20% and 14% of total revenues, respectively, in the year ended December 31, 1996. Sales to two banks accounted for approximately 56% and 43% of total revenues, respectively, in the year ended December 31, 1995. OSI maintains reserves for potential credit risks and otherwise controls this risk through credit approvals and monitoring procedures.


Stock Based Compensation

     OSI applies APB Opinion 25 and related interpretations in accounting for its stock option plan. Under APB 25, compensation expense is recognized to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option. Additional disclosures required under Financial Accounting Standards Board Statement No. 123 "Accounting for Stock-Based Compensation" (SFAS 123), are included in Note 9, Stock Option Plan.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 applies to all companies and is effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for the reporting and display of comprehensive income in a set of financial statements. Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions generated from non-owner sources. It includes all changes in equity during a period except those resulting from investment by owners and distributions to owners. OSI has adopted SFAS 130 beginning January 1, 1998. For the years ended December 31, 1995, 1996, and 1997 and for the nine months ended September 30, 1998, comprehensive loss was the same as net loss.

                               OPEN SOLUTIONS INC.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information" (SFAS
131). SFAS 131 applies to all public companies and is effective for fiscal years beginning after December 15, 1997. SFAS 131 requires that business segment financial information be reported in the financial statements utilizing the management approach. The management approach is defined as the manner in which management organizes the segments within the enterprise for making operating decisions and assessing performance. OSI has adopted SFAS 131 beginning January 1, 1998. OSI's operations are currently managed all within one segment.

     Unaudited Interim Financial Statements

     The financial statements as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are unaudited and include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for such interim periods. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for any future period.

NOTE 3 -- FIXED ASSETS

                                                                                 DECEMBER 31,          SEPTEMBER 30,
                                                                         ----------------------------  -------------
                                                                              1996           1997           1998
                                                                         -------------  -------------  -------------
                                                                                                         (UNAUDITED)
               Computer equipment....................................     $   633,664   $  1,106,892   $  1,616,956
               Office furniture and equipment........................         112,262        198,200        429,203
               Leasehold improvements................................         186,855        239,945        349,301
                                                                          -----------   ------------   ------------
                                                                              932,781      1,545,037      2,395,460
               Less: accumulated depreciation........................        (165,391)      (391,947)      (637,691)
                                                                          -----------   ------------   ------------
                                                                          $   767,390   $  1,153,090   $  1,757,769
                                                                          ===========   ============   ============

     Depreciation and amortization expense was $33,946, $99,021 and $226,556, for the years ended December 31, 1995, 1996 and 1997, respectively, and $160,034 (unaudited) and $251,426 (unaudited) for the nine months ended September 30, 1997 and 1998, respectively.

NOTE 4 -- ACCRUED EXPENSES

                                       DECEMBER 31,        SEPTEMBER 30,
                                  -----------------------  -------------
                                     1996         1997          1998
                                  ----------   ----------  -------------
                                                            (UNAUDITED)
Accrued compensation ...........  $  146,555   $  423,833   $  460,762
Accrued third party license fees      75,275      327,425      424,572
Accrued sales tax ..............     113,102      316,463       92,146
Accrued merger costs ...........          --           --      200,000
Other ..........................      37,176       14,196       36,500
                                  ----------   ----------   ----------
                                  $  372,108   $1,081,917   $1,213,980
                                  ==========   ==========   ==========

NOTE 5 -- NOTE PAYABLE

     In August 1997, OSI entered into an agreement with another software company for the purchase of certain assets, properties and rights relating to an ATM software product in exchange for a $255,000 note. The amount due to the vendor was paid down based on per copy fees of the purchased software products and the remaining balance was paid in full on June 30, 1998. At December 31, 1997 and September 30, 1998, the balance due to the software company was $175,000 and $0 (unaudited), respectively.

                               OPEN SOLUTIONS INC.

NOTE 6 -- LINES OF CREDIT


     In September 1996, OSI entered into a $250,000 equipment line of credit with a bank. The equipment line allowed for draw downs through September 1997 with the outstanding borrowings on the equipment line converting to a $104,002, nine percent term loan payable in 36 months beginning October 1997. Borrowings are secured by a first security interest in the related equipment. At December 31, 1997 and September 30, 1998 the term loan balance was $92,446 and $0 (unaudited), respectively.

     In June 1997, OSI entered into a $1,000,000 working capital line of credit with the same bank. At December 31, 1997 and September 30, 1998, there was no balance outstanding under this line of credit. The line of credit was secured with a first security interest in all assets, exclusive of those financed under the equipment line, and expired on July 20, 1998. The line of credit was available up to 75% of domestic accounts receivable less than 90 days outstanding. Interest was payable monthly at the bank's prime plus 50 basis points.

     In conjunction with these credit agreements, OSI must maintain certain liquidity, tangible capital base and quick ratio financial covenants. OSI was in compliance with its financial covenants at December 31, 1997. Payment of dividends is prohibited under the lines of credit.


NOTE 7 -- MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK


     In May 1995, OSI issued to Connecticut Innovations, Incorporated ("CII") 166,667 shares of Series A-2 Preferred Stock at $3.00 per share for $500,000. As a requirement of the funding, OSI must maintain its principal place of business and conduct the majority of its operations in Connecticut. If OSI fails to maintain its Connecticut presence, CII may require OSI to purchase CII's shares at the greater of the original purchase price plus a 40% annual compounded rate of return or the fair market value of the shares. In addition, CII may require OSI to purchase its shares if OSI is a private company and is acquired by a third party or if OSI disposes of substantially all of its assets to a third party. The price of redemption will be the greater of the original purchase price of the shares plus a 25% annually compounded rate of return or the fair market value of the shares. On September 16, 1998, OSI entered into a merger agreement with HNC Software Inc. ("HNC"). Management does not believe CII will put their securities to OSI. Rather, OSI believes that CII will have their shares exchanged into HNC common stock as provided in the Merger Agreement. Based on the above, OSI has not accrued for the put feature accretion.


     In December 1995, OSI issued to a group of investors 1,543,334 shares of Series B Preferred Stock at $3.00 per share for $4,630,000. In conjunction with the sale, OSI issued 192,916 warrants to purchase additional shares of Series B Preferred Stock at $4.00 per share of which 84,583 warrants were exercised in March 1998. The Series B Preferred Stock has similar mandatory redemption features as the May 1995 Series A-2.

     In October 1996, OSI issued to a group of investors 1,222,222 shares of Series C Preferred Stock at $4.50 per share for $5,500,000. In conjunction with the sale, OSI issued 152,778 warrants to purchase additional shares of Series C Preferred Stock at $6.00 per share of which 41,667 warrants were exercised in March 1998. The Series C Preferred Stock has similar mandatory redemption features as the May 1995 Series A-2 and Series B.


     In August 1997, OSI issued to an investor 833,333 shares of Series D Preferred Stock at $6.00 per share for $5,000,000. In conjunction with the sale, OSI issued 416,667 warrants to purchase additional shares of Series D Preferred Stock at $6.00 per share. The Series D Preferred Stock has similar mandatory redemption features as the May 1995 Series A-2, Series B and Series C. Concurrent with the preferred stock offering, the investor in the Series D Preferred Stock offering also entered into a marketing and distribution agreement with OSI. For the nine months ended September 30, 1998, there were revenues of $181,013 recognized under this agreement.


     The holders of preferred stock are entitled to receive noncumulative cash dividends when and as declared by the Board of Directors and have similar voting rights as common stockholders in addition to certain other defined voting rights. In the event of any voluntary or involuntary liquidation of OSI, the holders of Series A-1, Series A-2, Series B, Series C and

                               OPEN SOLUTIONS INC.

Series D Preferred Stock shall be entitled to all unpaid dividends at the time of liquidation and $1.50, $3.00, $3.00 or $4.50 and $6.00, respectively, per share as a liquidating distribution prior to any liquidating distribution to the common stockholders. At the option of the preferred stockholders, their shares may be converted to common stock at the rate of one common stock share for one share of preferred stock. The preferred stock shall automatically convert into shares of common stock upon the closing of a firm commitment underwritten public offering (i) with an aggregate offering price of at least $10,000,000, (ii) with an offering price per share, with respect to the shares of Series A-1, Series A-2 and Series B Preferred Stock, of $6.00 and, with respect to the shares of Series C and Series D Preferred Stock, of $7.50, (iii) where the common stock is listed for trading on the Nasdaq National Market System and (iv) with the consent of the holders of at least two-thirds of the outstanding shares of Series B and Series C Preferred Stock.


     The mandatory redemption features terminate upon the closing of a public offering and the expiration of any related lock-up agreements, with the exception of the Series A-2 Preferred Stock held by CII and the Series B Preferred Stock. The rights of CII and of the holders of Series B Preferred Stock to require OSI to purchase their shares of Series A-2 Preferred Stock and Series B Preferred Stock, respectively, in the event OSI fails to maintain its Connecticut presence do not terminate. The right of CII to require OSI to purchase its shares of Series A-2 Preferred Stock in the event of a change of control terminates upon the closing of a public offering.


NOTE 8 -- STOCKHOLDERS' EQUITY

Capital Stock Transactions

     In December 1995, in conjunction with the issuance of the Series B Preferred Stock, OSI revised its certificate of incorporation to authorize 11,000,000 shares, of which 7,680,417 were common stock and 3,319,583 were preferred stock. In October 1996, in conjunction with the issuance of the Series C Preferred Stock, OSI revised its certificate of incorporation to authorize 13,275,000 shares of which 8,580,417 were common stock and 4,694,583 were preferred stock. In August 1997, in conjunction with the issuance of the Series D Preferred Stock, OSI revised its certificate of incorporation to authorize 15,775,000 shares, of which 9,830,417 were common stock and 5,944,583 were preferred stock. In February 1998, OSI revised its certificate of incorporation to approve an increase in authorized shares from 15,775,000 to 25,000,000.

     In January 1996, OSI issued 175,000 shares of common stock to the Chief Executive Officer, resulting in compensation expense of $52,500.

     OSI has reserved shares of common stock as follows:


                                               DECEMBER 31,   SEPTEMBER 30,
                                                   1997           1998
                                                ---------      ---------
                                                               (UNAUDITED)
Conversion of preferred stock ................  5,182,222      5,308,472
Conversion of preferred stock upon exercise of
    warrants .................................    762,361        636,111
Exercise of options ..........................  1,610,000      3,000,000
                                                ---------      ---------
                                                7,554,583      8,944,583
                                                =========      =========


Preferred Stock

     In February 1994, OSI issued 1,000,000 shares of preferred stock designated as Series A-1 Preferred Stock at $1.50 per share. In conjunction with the issuance of the Series A-1 Preferred Stock, OSI issued a warrant to purchase 333,333 shares of Series A-2 Preferred Stock with an exercise price of $3.00 per share. The warrant was subsequently converted to 333,333 shares of Series A-2 Preferred Stock in September 1994 for $999,999.

                               OPEN SOLUTIONS INC.

     In September 1994, OSI issued an additional 83,333 shares of preferred stock designated as Series A-2 Preferred Stock at $3.00 per share. OSI received $50,000 in cash and a note for $200,000 payable in monthly installments of $10,000 plus interest, of which $60,000 and $0 was outstanding at December 31, 1995 and 1996, respectively. The shares were pledged as collateral against the note.

     At the option of the preferred stockholders, their shares may be converted to common stock at the rate of one common stock share for one share of preferred stock. The preferred stock shall automatically convert into shares of common stock upon the closing of a public offering meeting certain criteria.

NOTE 9 -- STOCK OPTION PLAN

     OSI has established the 1994 Stock Option Plan (the "1994 Plan") for employees, officers, directors, and consultants or advisors to OSI under which the Board of Directors may grant incentive stock options and non-qualified stock options. Incentive stock options will be granted at the fair value of the Common Stock at the time of grant, as determined by the Board of Directors. Generally, incentive stock options vest 25% on the first anniversary of the date of grant and then ratably on a monthly basis over the subsequent three years. In certain circumstances, at the discretion of the Board of Directors, options are granted with a vesting schedule of other than four years. Non-qualified stock options have a vesting period as determined by the Board of Directors generally vesting 25% on the first anniversary of the date of grant and then ratably on a monthly basis over the subsequent three years. The stock options are exercisable over a period of ten years from the date of grant.

     In May 1997, the shareholders approved an increase in the maximum number of shares that may be issued under the 1994 Plan from 1,110,000 to 1,610,000. In February 1998, the shareholders approved an increase in the maximum number of shares that may be issued under the 1994 Plan from 1,610,000 to 3,000,000.

     A summary of stock option activity under the 1994 Plan is as follows:

                                                             WEIGHTED
                                                             AVERAGE
                                              NUMBER OF      EXERCISE
                                              SHARES         PRICE
                                              ---------      --------
Outstanding at December 31, 1995 .......        595,500      $0.20
   Granted .............................        386,500       0.30
                                              ---------
Outstanding at December 31, 1996 .......        982,000       0.24
   Granted .............................        482,250       1.23
   Canceled ............................        (47,675)      0.24
   Exercised ...........................        (50,325)      0.17
                                              ---------
Outstanding at December 31, 1997 .......      1,366,250       0.59
   Granted .............................        404,500       1.32
   Canceled ............................        (10,562)      2.11
   Exercised ...........................        (70,688)      0.30
                                              ---------
Outstanding at September 30, 1998
  (unaudited) ..........................      1,689,500       0.77
                                              =========       ====


     Stock options outstanding at September 30, 1998 include 275,000 stock options granted to affiliates of Banking Spectrum Services, Inc., a shareholder of OSI, in March 1998. OSI recorded contract termination expense in connection with these stock options, as described in Note 13, Related Parties.

                               OPEN SOLUTIONS INC.

     The following table summarizes information regarding stock options granted during 1995, 1996 and 1997, and the nine months ended September 30, 1998 (unaudited):


                                                                                                                       WEIGHTED
                                                                                                                       AVERAGE
                                                                                                                       SFAS123
                                                                                                          WEIGHTED      MINIMUM
                                                                                            NUMBER OF      AVERAGE     VALUE AT
                                                                                             OPTIONS      EXERCISE      GRANT
                                                                                             GRANTED       PRICE         DATE
                                                                                            ---------    ---------    ---------
       1995:
       Options granted with an exercise price equal to market value.................         245,500       $0.28        $0.09
       1996:
       Options granted with an exercise price equal to market value.................         386,500        0.30         0.10
       1997:
       Options granted with an exercise price equal to market value.................           8,500        0.36         0.12
       Options granted with an exercise price less than market value................         473,750        1.25         1.10
       1998:
       Options granted with an exercise price less than market value................         404,500        1.32         5.60

     The weighted average SFAS 123 minimum value at grant date is the amount attributable to the option that is calculated without considering the expected volatility of the underlying stock.


     The following table summarizes additional information about stock options outstanding at September 30, 1998 (unaudited):



                                        OPTIONS OUTSTANDING
               -------------------------------------------------------------------           OPTIONS EXERCISABLE
                     NUMBER                   WEIGHTED-                              -----------------------------------
                 OUTSTANDING AT               AVERAGE                 WEIGHTED             NUMBER           WEIGHTED
    EXERCISE      SEPTEMBER 30,              REMAINING                 AVERAGE         EXERCISABLE AT       AVERAGE
      PRICE           1998           CONTRACTUAL LIFE IN YEARS     EXERCISE PRICE    SEPTEMBER 30, 1998  EXERCISE PRICE
  -----------  ------------------  ----------------------------  ------------------  ------------------ ----------------
  $0.15                296,000                  5.7                  $0.15                   296,000          $0.15
   0.15                 20,000                  6.3                   0.15                    18,333           0.15
   0.30                133,000                  6.8                   0.30                   109,634           0.30
   0.30                368,000                  7.7                   0.30                   206,802           0.30
   0.45                311,000                  8.5                   0.45                   184,625           0.45
   0.45                275,000                  9.4                   0.45                   275,000           0.45
   2.75                157,500                  9.1                   2.75                       750           2.75
   2.75                  8,500                  9.4                   2.75                        --             --
   2.75                100,000                  9.5                   2.75                        --             --
   4.50                  9,000                  9.5                   4.50                        --             --
   6.00                 11,500                  9.7                   6.00                        --             --
                  ------------                                                          ------------
                     1,689,500                                                             1,091,144
                  ============                                                          ============



     Had compensation expense been recognized based on the minimum value of the employee options at their grant dates, as prescribed in SFAS 123, OSI's pro forma net loss would have been as follows:



                                                                                                              NINE MONTHS
                                                                     YEAR ENDED DECEMBER 31,                     ENDED
                                                      ---------------------------------------------------     SEPTEMBER 30,
                                                           1995                1996             1997              1998
                                                      --------------     -------------      -------------     -------------
                                                                                                                (UNAUDITED)
Net loss:
   As reported ..................................      $1,894,953         $3,638,472         $3,055,372        $3,971,433
   Pro forma ....................................       1,896,688          3,646,337          3,131,847         4,142,894
Pro forma net loss per share (basic and diluted):
   As reported ..................................      $    (0.98)        $    (1.73)        $    (1.42)       $    (1.80)
   Pro forma ....................................           (0.98)             (1.73)             (1.45)            (1.88)


                               OPEN SOLUTIONS INC.

     The minimum value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for options granted during the applicable period: .


                                                                                       SEPTEMBER 30,
                                             1995           1996            1997           1998
                                          ----------     ----------     -----------     -----------
                                                                                        (UNAUDITED)
Risk free interest rate................     7.24%          6.72%        5.65%-6.66%     5.32%-5.46%
Expected dividend yield................      None          None            None            None
Expected life of option................    6 years        6 years         6 years         6 years
Expected volatility....................       0%            0%              0%              0%


     The minimum value method requires the input of subjective assumptions. Changes in the subjective input assumptions can materially affect the minimum value estimate.


     Compensation of $358,513 and $419,325 (unaudited) has been attributed to those common stock options granted to employees during 1997 and the nine months ended September 30, 1998, respectively, with an exercise price below estimated fair value. Compensation expense is recognized over the four year vesting period and totaled $85,526, $66,496 (unaudited) and $114,774 (unaudited) for the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998, respectively.


NOTE 10 -- COMMITMENTS AND CONTINGENCIES


     At September 30, 1998, OSI was committed under facility and various other operating leases with an initial term of more than one year which expire at various dates through 2003. Terms of the facility lease provide for escalating rent payments in future years. Minimum lease payments under these noncancelable leases are approximately as follows:



                                                                            AS OF            AS OF
                                                                        SEPTEMBER 30,    DECEMBER 31,
                                                                            1998             1997
                                                                        ------------     ------------
                                                                        (UNAUDITED)
 January 1-- September 30, 1998.....................................      $      --       $    82,000
 October 1-- December 31, 1998......................................         82,000            86,000
 1999...............................................................        319,000           182,000
 2000...............................................................        301,000           191,000
 2001...............................................................        268,000           211,000
 2002...............................................................        230,000           219,000
 Thereafter.........................................................         44,000            72,000
                                                                         ----------      ------------
       Total minimum  obligations...................................     $1,244,000       $ 1,043,000
                                                                         ==========      ============



     Rent expense under operating leases was approximately $36,000, $149,000 and $194,000 for the years ended December 31, 1995, 1996 and 1997 and $150,000
(unaudited) and $230,000 (unaudited) for the nine months ended September 30, 1997 and 1998, respectively.


     OSI has license and marketing agreements which provide certain geographically exclusive rights to use OSI's software product for the outsourcing of core processing services to banks and credits unions. The agreements provide defined geographic exclusivity as long as minimum revenue targets are met.

     From time to time in the ordinary course of business, OSI is subject to legal proceedings. While it is impossible to determine the ultimate outcome of such matters, it is management's opinion that the resolution of any pending issues will not have a material adverse effect on the financial position, results of operations or cash flows of OSI.

NOTE 11 -- DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash, trade accounts receivable, other current assets, trade accounts payable, royalties payable, accrued expenses, notes payable and outstanding lines of credit approximate fair value because of the short maturity of those instruments.

                               OPEN SOLUTIONS INC.

NOTE 12 -- INCOME TAXES


     Significant components of OSI's deferred tax asset at December 31, 1996 and 1997, and September 30, 1998 are as follows:



                                              DECEMBER 31,            SEPTEMBER 30,
                                     ----------------------------     ------------
                                        1996              1997            1998
                                     -----------      -----------      -----------
                                                                       (UNAUDITED)
Gross deferred tax assets:
   Net operating loss
      carryforwards ............     $ 2,853,000      $ 3,967,000      $ 4,816,000
   Research & development credit
      carryforwards ............         130,000          332,000          470,000
   Stock option expense ........              --               --          643,000
   Other .......................          32,000          126,000          168,000
                                     -----------      -----------      -----------
                                       3,015,000        4,425,000        6,097,000
                                     -----------      -----------      -----------
Gross deferred tax liability:
   Capitalized software
      development costs ........          84,000          221,000          174,000
   Accelerated depreciation ....          14,000           71,000           92,000
                                     -----------      -----------      -----------
                                          98,000          292,000          266,000
                                     -----------      -----------      -----------
Valuation allowance ............      (2,917,000)      (4,133,000)      (5,831,000)
                                     -----------      -----------      -----------
     Net deferred tax asset ....     $        --      $        --      $        --
                                     ===========      ===========      ===========



     OSI has provided a valuation allowance for the full amount of the net deferred tax asset as of December 31, 1996 and 1997 and September 30, 1998 since management has not determined realization of these future benefits to be more likely than not. If OSI achieves profitability, the deferred tax asset would be available, subject to certain annual limitations, to offset future income taxes.



     At September 30, 1998, OSI had approximately $11.9 million (unaudited) of federal net operating loss carryforwards that begin expiring in 2007 and had approximately $12.6 million (unaudited) of state net operating loss carryforwards that begin expiring in 1998. At September 30, 1998, OSI had approximately $470,000 (unaudited) of research and development credit carryforwards that begin expiring in 2007.


     As defined in the Internal Revenue Code, certain ownership changes limit the annual utilization of federal net operating loss and tax credit carryforwards. OSI experienced such an ownership change in December 1995 which limits approximately $3.2 million of federal net operating loss carryforwards and $149,000 of research tax credits to a $307,000 annual Section 382 limitation.

NOTE 13 -- RELATED PARTIES

Banking Spectrum


     In January 1994, OSI entered into an agreement with Banking Spectrum Services, Inc., a shareholder of OSI, and Banking Spectrum, Inc. (collectively, "Banking Spectrum"), to provide and receive certain consulting and support services. The majority shareholder of Banking Spectrum Services, Inc. is a director and shareholder of OSI. Pursuant to the agreement, OSI agreed to pay Banking Spectrum a royalty based on the licensing of software products and related services, ranging from three percent to 17% of net revenues, based on Banking Spectrum's involvement in the sale of such products and services. OSI recognized royalty expense of $9,021, $72,064, $337,945, $147,929 (unaudited) and $90,403 (unaudited) for the years ended December 31, 1995, 1996, 1997 and for the nine months ended September 30, 1997 and 1998, respectively.


    In March 1998, OSI and Banking Spectrum terminated their previous agreement and entered into a distribution and termination agreement. The new agreement released OSI from any future royalty payments to Banking Spectrum in exchange for cash payment of $100,000 to Banking Spectrum and fully vested options to affiliates of Banking Spectrum Services, Inc. to purchase 275,000 shares of Common Stock at an exercise price of $0.45 per share. The distribution and termination agreement expires upon delivery to OSI's customers of a limited number of modules licensed from Banking

                               OPEN SOLUTIONS INC.

Spectrum. As of March 31, 1998, there was no remaining future value attributable to the termination charge because the maximum number of Banking Spectrum licenses had been sold, there were no other future services to be provided by Banking Spectrum under the agreement and there is no embedded Banking Spectrum technology in OSI's existing products. The stock options were estimated by management to have a fair value of approximately $1.6 million (unaudited). Net of amounts previously accrued, OSI recorded a contract termination expense of approximately $1.3 million (unaudited) for the nine months ended September 30, 1998.


PRISM

     During 1994, OSI borrowed $250,000 from Prince-Roth Information Systems Management Inc. ("PRISM"), a related party. Spouses of the shareholders of PRISM are shareholders of OSI. The note was paid in full during 1996 including interest due. Interest expense was $0 and $3,000 for the years ended December 31, 1995 and 1996, respectively.

NOTE 14 -- 401(k) PLAN


     In 1994 OSI established a voluntary 401(k) plan in which all full time employees are eligible to participate. Since July 1996 OSI has provided matching contributions of $30.00 per year plus 25% of the first four percent of the employee's compensation which is deferred under the plan. Eligible employees who elect to participate in the 401(k) plan are generally vested in OSI's matching contributions after three years of service. OSI contributions for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended
September 30, 1998, were $0, $9,926, $27,773, and $37,235 (unaudited), respectively.

NOTE 15 -- SUBSEQUENT EVENTS (UNAUDITED)

     On September 16, 1998, OSI entered into a merger agreement with HNC whereby all the outstanding OSI Common Stock and OSI Preferred Stock will be exchanged for HNC Common Stock. The Merger is expected to be completed by December 31, 1998. OSI accrued and deferred $200,000 in merger costs as of September 30, 1998. As a result, previously deferred initial public offering costs of approximately $1.1 million were written off in the three-month period ended September 30, 1998.

                                                                      APPENDIX A


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of September 16, 1998 (the "AGREEMENT DATE") by and among HNC SOFTWARE INC., a Delaware corporation ("HNC"), OAHU TRANSACTION CORP., a Delaware corporation that is a wholly-owned subsidiary of HNC ("SUB"), and OPEN SOLUTIONS INC., a Delaware corporation ("OSI").

                                    RECITALS

     A. The parties intend that, subject to the terms and conditions of this Agreement, Sub will be merged with and into OSI in a reverse triangular merger, with OSI to be the surviving corporation of such merger, all pursuant to the terms and conditions of this Agreement and applicable law. The parties also intend for such merger to qualify as a "pooling of interests" transaction for accounting and financial reporting purposes and to be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

     B. Upon the effectiveness of such merger, (i) the common stock and preferred stock of OSI that is outstanding immediately prior to the effectiveness of the merger will be converted into shares of the common stock of HNC, (ii) the employee stock options to purchase shares of OSI's common stock granted under the OSI Option Plans (as defined in Article I below) that are outstanding immediately prior to the effectiveness of the Merger will be assumed by HNC and converted into options to purchase shares of HNC common stock and
(iii) Sub will be merged with and into OSI, all as provided in this Agreement.

     NOW, THEREFORE, in consideration of the above-recited facts and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

                                    ARTICLE 1

                               CERTAIN DEFINITIONS

     As used in this Agreement, the following terms will have the meanings set forth below:

     1.1 The "MERGER" means the statutory merger of Sub with and into OSI to be effected pursuant to the terms and conditions of this Agreement.

     1.2 The "EFFECTIVE TIME" means the time and date on which the Merger first becomes legally effective under the law of the State of Delaware as a result of the filing with the Delaware Secretary of State of a Certificate of Merger regarding the Merger, conforming to the requirements of Section 251 of the Delaware General Corporation Law (the "CERTIFICATE OF MERGER").

     1.3 "OSI COMMON STOCK" means OSI's Common Stock, $0.01 par value per share.

     1.4 "OSI PREFERRED STOCK" means OSI's Preferred Stock, $0.01 par value per share, of any series, including but not limited to the OSI Series A-1 Stock, OSI Series A-2 Stock, OSI Series B Stock, OSI Series C Stock and OSI Series D Stock.

     1.5 "OSI SERIES A-1 STOCK" means OSI's Series A-1 Preferred Stock, $0.01 par value per share.

     1.6 "OSI SERIES A-2 STOCK" means OSI's Series A-2 Preferred Stock, $0.01 par value per share.

     1.7 "OSI SERIES B STOCK" means OSI's Series B Preferred Stock, $0.01 par value per share.

     1.8 "OSI SERIES C STOCK" means OSI's Series C Preferred Stock, $0.01 par value per share.

     1.9 "OSI SERIES D STOCK" means OSI's Series D Preferred Stock, $0.01 par value per share.

     1.10 "OSI OPTIONS" means options to purchase shares of OSI Common Stock granted by OSI to OSI employees or to individuals who are consultants of OSI under OSI's 1994 Stock Option Plan, ("1994 OPTION PLAN") or OSI's 1998 Stock Incentive Plan (the "1998 OPTION PLAN"). The 1994 Option Plan and the 1998 Option Plan are collectively referred to herein as the "OSI OPTION PLANS" and each individually as an "OSI OPTION PLAN."

     1.11 "OTHER OSI SECURITIES" means, collectively: (a) any warrant, option, right or other security (other than any OSI Option) that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of OSI (collectively, "OSI STOCK RIGHTS"); (b) any note, evidence of indebtedness, stock or other security of OSI (other than OSI Preferred Stock) that is convertible into or exchangeable for any shares of the capital stock of OSI or any OSI Stock Rights ("OSI CONVERTIBLE SECURITY"); and (c) any warrant, option, right, note, evidence of indebtedness, stock or other security that entitles the holder thereof to purchase or otherwise acquire any OSI Stock Rights or any OSI Convertible Security. The term "Other OSI Securities" does not include any OSI Options or any shares of OSI Preferred Stock.

     1.12 "FULLY DILUTED OSI SHARES" means that number of shares of OSI Common Stock that is equal to the sum of: (a) the total number of shares of OSI Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the total number of shares of OSI Common Stock that are issuable upon the conversion in full of all shares of OSI Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (c) the total number of shares of OSI Common Stock that are subject to or potentially issuable (without regard to vesting) under all OSI Options that are issued and outstanding immediately prior to the Effective Time; plus (d) the total number of shares of OSI Common Stock that, immediately prior to the Effective Time, are, directly or indirectly, ultimately or potentially issuable by OSI upon the exercise, conversion or exchange of all Other OSI Securities (if any) that are issued and outstanding immediately prior to the Effective Time.

     1.13 "OSI STOCKHOLDERS" means, collectively, those persons (each being individually referred to herein as a "OSI STOCKHOLDER") who, immediately prior to the Effective Time, hold the shares of OSI Common Stock and OSI Preferred Stock that are outstanding immediately prior to the Effective Time; provided, however, that for purposes of Section 2.4 and Article 11 of this Agreement, the term "OSI Stockholders" means only those OSI Stockholders (as defined above in this Section) who are issued shares of HNC Common Stock in the Merger pursuant to Section 2.1.2 of this Agreement.

     1.14 "OSI DISSENTING SHARES" means any shares of any capital stock of OSI that (i) are outstanding immediately prior to the Effective Time and (ii) with respect to which dissenter's appraisal rights to require the purchase of such dissenting shares for cash at their fair market value in accordance with Section 262 of the Delaware General Corporation Law have been duly and properly exercised and perfected in connection with the Merger.

     1.15 "HNC COMMON STOCK" means HNC's Common Stock, $0.001 par value per share.

     1.16 "OSI SERIES A-1 AGGREGATE PREFERENCE AMOUNT" means that dollar amount equal to the sum of (a) $1.50 multiplied by the total number of shares of OSI Series A-1 Stock that are issued and outstanding immediately prior to the Effective Time plus (b) the aggregate dollar amount of all declared but unpaid dividends (if any) on all the outstanding shares of OSI Series A-1 Stock as of immediately prior to the Effective Time.

     1.17 "OSI SERIES A-2 AGGREGATE PREFERENCE AMOUNT" means that dollar amount equal to the sum of (a) $3.00 multiplied by the total number of shares of OSI Series A-2 Stock that are issued and outstanding immediately prior to the Effective Time plus (b) the aggregate dollar amount of all declared but unpaid dividends (if any) on all the outstanding shares of OSI Series A-2 Stock as of immediately prior to the Effective Time.

     1.18 "OSI SERIES B AGGREGATE PREFERENCE AMOUNT" means that dollar amount equal to the sum of (a) $3.00 multiplied by the total number of shares of OSI Series B Stock that are issued and outstanding immediately prior to the Effective Time plus (b) the aggregate dollar amount of all accrued but unpaid dividends (if any) on all the outstanding shares of OSI Series B Stock as of immediately prior to the Effective Time.

     1.19 "OSI SERIES C AGGREGATE PREFERENCE AMOUNT" means that dollar amount equal to the sum of (a) $4.50 multiplied by the total number of shares of OSI Series C Stock that are issued and outstanding immediately prior to the Effective Time plus (b) the aggregate dollar amount of all accrued but unpaid dividends (if any) on all the outstanding shares of OSI Series C Stock as of immediately prior to the Effective Time.


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     1.20 "OSI SERIES D AGGREGATE PREFERENCE AMOUNT" means that dollar amount equal to the sum of (a) $6.00 multiplied by the total number of shares of OSI Series D Stock that are issued and outstanding immediately prior to the Effective Time plus (b) the aggregate dollar amount of all accrued but unpaid dividends (if any) on all the outstanding shares of OSI Series D Stock as of immediately prior to the Effective Time.

     1.21 "HNC AVERAGE PRICE PER SHARE" means $39.475, which is the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq Stock Market and reported in The Wall Street Journal for the five (5) trading days immediately preceding (but not including) the Agreement Date (as adjusted to reflect any Capital Change (as defined in Section 2.3) of HNC that may occur during such five (5) day period).

     1.22 "HNC SERIES A-1 PREFERRED MERGER SHARES" means that number of shares of HNC Common Stock, as presently constituted, equal to the quotient obtained by dividing (a) the OSI Series A-1 Aggregate Preference Amount by (b) the HNC Average Price Per Share, rounded down to the nearest whole number of shares of HNC Common Stock.

     1.23 "HNC SERIES A-2 PREFERRED MERGER SHARES" means that number of shares of HNC Common Stock, as presently constituted, equal to the quotient obtained by dividing (a) the OSI Series A-2 Aggregate Preference Amount by (b) the HNC Average Price Per Share, rounded down to the nearest whole number of shares of HNC Common Stock.

     1.24 "HNC SERIES B PREFERRED MERGER SHARES" means that number of shares of HNC Common Stock, as presently constituted, equal to the quotient obtained by dividing (a) the OSI Series B Aggregate Preference Amount by (b) the HNC Average Price Per Share, rounded down to the nearest whole number of shares of HNC Common Stock.

     1.25 "HNC SERIES C PREFERRED MERGER SHARES" means that number of shares of HNC Common Stock, as presently constituted, equal to the quotient obtained by dividing (a) the OSI Series C Aggregate Preference Amount by (b) the HNC Average Price Per Share, rounded down to the nearest whole number of shares of HNC Common Stock.

     1.26 "HNC SERIES D PREFERRED MERGER SHARES" means that number of shares of HNC Common Stock, as presently constituted, equal to the quotient obtained by dividing (a) the OSI Series D Aggregate Preference Amount by (b) the HNC Average Price Per Share, rounded down to the nearest whole number of shares of HNC Common Stock.

     1.27 "HNC PREFERRED MERGER SHARES" means the number of shares of HNC Common Stock, as presently constituted, equal to the sum of (i) the HNC Series A-1 Preferred Merger Shares, plus (ii) the HNC Series A-2 Preferred Merger Shares, plus (iii) the HNC Series B Preferred Merger Shares, plus (iv) the HNC Series C Preferred Merger Shares plus (v) the HNC Series D Preferred Merger Shares; provided, however, that in no event shall the number of shares of HNC Common Stock equal to the HNC Preferred Merger Shares exceed the number of shares of HNC Common Stock equal to the HNC Merger Shares.

     1.28 "HNC MERGER SHARES" means 2,956,618 shares of HNC Common Stock, as presently constituted.

     1.29 "HNC PARTICIPATING MERGER SHARES" means the number of shares of HNC Common Stock, as presently constituted, equal to the HNC Merger Shares minus the HNC Preferred Merger Shares.

     1.30 "PARTICIPATING STOCK CONVERSION NUMBER" means the quotient obtained by dividing (a) the number of shares of HNC Common Stock constituting the HNC Participating Merger Shares by (b) the number of Fully Diluted OSI Shares.

     1.31 "SERIES A-1 PREFERRED CONVERSION NUMBER" means the quotient obtained by dividing (a) the number of shares of HNC Common Stock constituting the HNC Series A-1 Preferred Merger Shares by (b) the number of shares of OSI Series A-1 Stock that are issued and outstanding immediately prior to the Effective Time.


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     1.32 "SERIES A-2 PREFERRED CONVERSION NUMBER" means the quotient obtained by dividing (a) the number of shares of HNC Common Stock constituting the HNC Series A-2 Preferred Merger Shares by (b) the number of shares of OSI Series A-2 Stock that are issued and outstanding immediately prior to the Effective Time.

     1.33 "SERIES B PREFERRED CONVERSION NUMBER" means the quotient obtained by dividing (a) the number of shares of HNC Common Stock constituting the HNC Series B Preferred Merger Shares by (b) the number of shares of OSI Series B Stock that are issued and outstanding immediately prior to the Effective Time.

     1.34 "SERIES C PREFERRED CONVERSION NUMBER" means the quotient obtained by dividing (a) the number of shares of HNC Common Stock constituting the HNC Series C Preferred Merger Shares by (b) the number of shares of OSI Series C Stock that are issued and outstanding immediately prior to the Effective Time.

     1.35 "SERIES D PREFERRED CONVERSION NUMBER" means the quotient obtained by dividing (a) the number of shares of HNC Common Stock constituting the HNC Series D Preferred Merger Shares by (b) the number of shares of OSI Series D Stock that are issued and outstanding immediately prior to the Effective Time.

     1.36 "OSI ANCILLARY AGREEMENTS" means, collectively, the Certificate of Merger and each other agreement, certificate or document (other than this Agreement) which OSI is to enter into as a party thereto, pursuant to or in connection with this Agreement.

     1.37 "HNC ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) which HNC is to enter into as a party thereto pursuant to or in connection with this Agreement.

     1.38 "SUB ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) which Sub is to enter into as a party thereto pursuant to or in connection with this Agreement.

     1.39 "KNOWLEDGE," when used with reference to a party, means the collective actual knowledge of the executive officers and members of the board of directors of such party.

     1.40 "MATERIAL ADVERSE EFFECT" when used with reference to any entity or group of entities, means any event, change or effect that is (or will with the passage of time be) materially adverse to the financial condition, properties, assets, liabilities, business, operations, or results of operations of such entity and its subsidiaries, taken as a whole.

     1.41 "MATERIAL ADVERSE CHANGE" when used with reference to any entity or group of entities, means a material adverse change other than (a) a change arising or resulting, directly or indirectly, from general industry, economic or stock market conditions or (b) a change that is proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors, employees of such entity or group of entities to, this Agreement, the Merger or any of the transactions contemplated by this Agreement.

     1.42 "OSI STOCKHOLDERS' MEETING" means, as applicable (a) the written consent of OSI stockholders in lieu of a meeting in accordance with Section 228 of the Delaware General Corporation Law or (b) the special meeting of OSI stockholders to be called and held by OSI, in order to seek the OSI stockholders' approval of the Merger, this Agreement and the transactions contemplated thereby.

     1.43 "TERMINATION DATE" means December 31, 1998; provided however, that:
(a) if, following the filing by HNC and OSI of pre-merger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR ACT"), HNC or OSI shall receive a formal request from the U.S. Department of Justice or Federal Trade Commission for additional information (i.e., a "SECOND REQUEST") delivered under the HSR Act, then (subject to any longer extension of the Termination Date pursuant to the provisions of the following clause (b) of this Section 1.43) the Termination Date shall mean the earlier of (i) January 31, 1999 or (ii) the date thirty (30) days after HNC and the Company each deliver a response that substantially complies with any such second request; and (b) if, notwithstanding HNC's compliance with its obligations under the provisions of Section 2.6, the registration under the Form S-4 (as defined in Section 2.6) of the offer and issuance by HNC of the shares of HNC Common Stock to be issued in the Merger pursuant to this Agreement has not been declared effective by the SEC (as defined in Section 2.2.2) under the 1933 Act (as defined in Section 2.2.2) by December 15, 1998, then the Termination Date shall mean March 31, 1999.


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     Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I will have the meanings assigned to such terms in this Agreement.

                                    ARTICLE 2

                             PLAN OF REORGANIZATION

     2.1  Conversion of Shares.

          2.1.1 Conversion of Sub Stock. At the Effective Time, each share of the Common Stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and become one (1) share of OSI Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of OSI Common Stock into which the shares of Sub Common Stock are so converted in the Merger will be the only shares of capital stock of OSI that are issued and outstanding immediately after the Effective Time.

          2.1.2 Conversion of OSI Stock. At the Effective Time:

               (a) each share of OSI Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any OSI Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into a number of shares of HNC Common Stock that is equal to the Participating Stock Conversion Number, subject to the provisions of Section
2.1.4 regarding the elimination of fractional shares;

               (b) each share of OSI Series A-1 Stock that is issued and outstanding immediately prior to the Effective Time (other than any OSI Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into a number of shares of HNC Common Stock that is equal to the sum of (a) the Series A-1 Preferred Conversion Number plus (b) the product obtained by multiplying (i) the Participating Stock Conversion Number by (ii) the number of shares of OSI Common Stock into which one (1) share of OSI Series A-1 Stock is convertible under the terms of OSI's Certificate of Incorporation immediately prior to the Effective Time of the Merger, subject to the provisions of Section 2.1.4 regarding the elimination of fractional shares;

               (c) each share of OSI Series A-2 Stock that is issued and outstanding immediately prior to the Effective Time (other than any OSI Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into a number of shares of HNC Common Stock that is equal to the sum of (a) the Series A-2 Preferred Conversion Number plus (b) the product obtained by multiplying (i) the Participating Stock Conversion Number by (ii) the number of shares of OSI Common Stock into which one (1) share of OSI Series A-2 Stock is convertible under the terms of OSI's Certificate of Incorporation immediately prior to the Effective Time of the Merger, subject to the provisions of Section 2.1.4 regarding the elimination of fractional shares;

               (d) each share of OSI Series B Stock that is issued and outstanding immediately prior to the Effective Time (other than any OSI Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into a number of shares of HNC Common Stock that is equal to the sum of (a) the Series B Preferred Conversion Number plus (b) the product obtained by multiplying (i) the Participating Stock Conversion Number by (ii) the number of shares of OSI Common Stock into which one (1) share of OSI Series B Stock is convertible under the terms of OSI's Certificate of Incorporation immediately prior to the Effective Time of the Merger, subject to the provisions of Section 2.1.4 regarding the elimination of fractional shares;

               (e) each share of OSI Series C Stock that is issued and outstanding immediately prior to the Effective Time (other than any OSI Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into a number of shares of HNC Common Stock that is equal to the sum of (a) the Series C Preferred Conversion Number plus (b) the product obtained by multiplying (i) the Participating Stock Conversion Number by (ii) the number of shares of OSI Common Stock into which one (1) share of OSI Series C Stock is convertible under the terms of OSI's Certificate of


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Incorporation immediately prior to the Effective Time of the Merger, subject to the provisions of Section 2.1.4 regarding the elimination of fractional shares; and

               (f) each share of OSI Series D Stock that is issued and outstanding immediately prior to the Effective Time (other than any OSI Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into a number of shares of HNC Common Stock that is equal to the sum of (a) the Series D Preferred Conversion Number plus (b) the product obtained by multiplying (i) the Participating Stock Conversion Number by (ii) the number of shares of OSI Common Stock into which one (1) share of OSI Series D Stock is convertible under the terms of OSI's Certificate of Incorporation immediately prior to the Effective Time of the Merger, subject to the provisions of Section 2.1.4 regarding the elimination of fractional shares.

          2.1.3 OSI Dissenting Shares. Holders of OSI Dissenting Shares (if any) will be entitled to their appraisal rights under Section 262 of the Delaware General Corporation Law with respect to such OSI Dissenting Shares and such OSI Dissenting Shares will not be converted into shares of HNC Common Stock in the Merger; provided, however, that nothing in this Section 2.1.3 is intended to remove, release, waive, alter or affect any of the conditions to HNC's and Sub's obligations to consummate the Merger set forth in Section 9.8 and Section 9.9, or any other provision of this Agreement relating to OSI Dissenting Shares. Shares of the capital stock of OSI that are outstanding immediately prior to the Effective Time of the Merger and with respect to which dissenting stockholders' rights of appraisal under the Delaware General Corporation Law have either (a) not been properly exercised and perfected or (b) with the consent of OSI and HNC, been withdrawn, will, when such dissenting stockholders' rights can no longer be legally exercised under the Delaware General Corporation Law, be converted into HNC Common Stock as provided in Section 2.1.2.

          2.1.4 Fractional Shares. No fractional shares of HNC Common Stock will be issued in connection with the Merger. In lieu thereof, each holder of OSI Common Stock and each holder of OSI Preferred Stock who would otherwise be entitled to receive a fraction of a share of HNC Common Stock pursuant to
Section 2.1.2, computed after aggregating all shares of HNC Common Stock to be received by such holder pursuant to Section 2.1.2, will instead receive from HNC, within ten (10) business days after the Effective Time, an amount of cash equal to the product obtained by multiplying (a) the HNC Average Price Per Share by (b) the fraction of a share of HNC Common Stock that such holder would otherwise be entitled to receive.

          2.1.5 Continuation of Vesting and Repurchase Rights. If any shares of OSI Common Stock or OSI Preferred Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by OSI upon any termination of the shareholders' employment, directorship or other relationship with OSI (and/or any affiliate of OSI) under the terms of any restricted stock purchase agreement or other agreement with OSI if that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of HNC Common Stock issued upon the conversion of such shares of OSI Common Stock or OSI Preferred Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of HNC Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. OSI shall take all actions that may be necessary to ensure that, from and after the Effective Time, HNC is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     2.2  Assumption and Conversion of OSI Options.

          2.2.1 Assumption by HNC. Each OSI Option that is outstanding immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time and without the need for any further action on the part of any holder thereof, be assumed by HNC and converted into an option (a "HNC OPTION") to purchase that number of shares of HNC Common Stock determined by multiplying the number of shares of OSI Common Stock that are subject to such OSI Option immediately prior to the Effective Time by the Participating Stock Conversion Number, at an exercise price per share of HNC Common Stock equal to the exercise price per share of OSI Common Stock that was in effect for such OSI Option immediately prior to the Effective Time divided by the Participating Stock Conversion Number; provided, however, that if the foregoing calculation would result in an assumed and converted OSI Option being converted into an HNC Option that, after aggregating all the shares of HNC Common


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

Stock issuable upon the exercise of such HNC Option, would be exercisable for a fraction of a share of HNC Common Stock, then the number of shares of HNC Common Stock subject to such HNC Option will be rounded down to the nearest whole number of shares of HNC Common Stock. The terms, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code (if applicable) or as a nonqualified stock option, and all other terms and conditions of each OSI Option (including without limitation the provisions of the applicable OSI Option Plan that form part of the terms and conditions of such OSI Option) that is converted into an HNC Option in the Merger will (except as otherwise provided in the terms of such OSI Options), to the extent permitted by law and otherwise reasonably practicable, be unchanged and continue in effect after the Effective Time of the Merger. The pre-Merger employment or other service of the holder of each OSI Option shall be credited to such holder for purposes of applying any vesting schedule based on the duration of such holder's employment or other service contained in the HNC Option issued to such holder upon the conversion of such OSI Option in the Merger in order to determine the number of shares of HNC Common Stock that are exercisable under such HNC Option at any point in time. This Section 2.2.1 is intended to meet the requirements of
Section 424(a) of the Code and shall be interpreted consistent with such intent.

          2.2.2 Registration. Prior to the Effective Time, HNC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HNC Common Stock for delivery upon exercise of the OSI Options assumed in accordance with Section 2.2.1. HNC will use its best efforts to cause the shares of HNC Common Stock that are subject to issuance upon exercise of the HNC Options that are issued upon the conversion of OSI Options under Section 2.2.1 to be registered on a registration statement (or to be issued pursuant to a then-effective registration statement) on Form S-8 (or successor form) promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 ACT"), as soon as reasonably practicable after the Effective Time, and will use its best efforts to maintain the effectiveness of such Form S-8 registration statement or registration statements for so long as such HNC Options remain outstanding and HNC Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "1934 ACT"). Notwithstanding the foregoing, HNC shall not be obligated to register or maintain the registration under the 1933 Act of the issuance of any shares of HNC Common Stock that are subject to a HNC Option held by a person who is ineligible to have such person's securities registered on Form S-8 (or successor form).

     2.3  Adjustments for Capital Changes. Notwithstanding the provisions of
Section 2.1 or Section 2.2, if at any time after the Agreement Date and prior to the Effective Time, HNC recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares of HNC Common Stock into a greater number of such shares, or a combination (or reverse stock split) of any of its outstanding shares of HNC Common Stock into a lesser number of such shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of HNC Common Stock into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend on its outstanding shares payable in shares of HNC Common Stock or in shares or securities convertible into shares of HNC Common Stock (each, a "CAPITAL CHANGE"), then the HNC Average Price Per Share, the number of shares of HNC Common Stock constituting the HNC Merger Shares, the HNC Participating Merger Shares, the HNC Preferred Merger Shares, the HNC Series A-1 Merger Shares, the HNC Series A-2 Merger Shares, the HNC Series B Merger Shares, the HNC Series C Merger Shares, the HNC Series D Merger Shares, the Series A-1 Preferred Conversion Number, the Series A-2 Preferred Conversion Number, the Series B Preferred Conversion Number, the Series C Preferred Conversion Number, the Series D Preferred Conversion Number, and the Participating Stock Conversion Number, will each be proportionally and equitably adjusted.

     2.4  Escrow.

          2.4.1 Escrow of Shares; Escrow Agreement. At the Closing (as that term is defined in Section 7.1) of the Merger, HNC will withhold from the shares of HNC Common Stock to be issued to OSI Stockholders in the Merger pursuant to
Section 2.1.2 a number of such shares of HNC Common Stock that is equal to five percent (5%) of the total number of shares of Hawaii Common Stock issued to the OSI Stockholders pursuant to Section 2.1.2, rounded up to the nearest whole number of shares to be issued to each OSI Stockholder (such withheld shares of HNC Common Stock being hereinafter referred to as the "ESCROW SHARES") and will deliver certificates representing such Escrow Shares to State Street Bank and Trust Company, N.A. or a similar institution, as escrow agent (the "ESCROW AGENT"), together with related stock transfer powers, to be held by the Escrow Agent as security for the OSI Stockholders' indemnification obligations under
Article 11 and pursuant to the provisions of an escrow agreement in substantially the form of Exhibit A (the "ESCROW AGREEMENT") to be entered into at the Closing by


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

HNC, the Escrow Agent, and the Representative (as defined below). The Escrow Shares will be withheld from each OSI Stockholder pro rata in the same proportion as the total number of shares of HNC Common Stock issuable to such OSI Stockholder under Section 2.1.2 bears to the total number of shares of HNC Common Stock issued to all OSI Stockholders under Section 2.1.2, will be represented by a certificate or certificates issued in the names of each of the OSI Stockholders in proportion to their respective interests therein and will be held by the Escrow Agent during that time period commencing on the Effective Time and ending on the first (1st) anniversary of the Effective Time or on such later date as may be provided in the Escrow Agreement (the "ESCROW PERIOD").

          2.4.2 Effect of OSI Stockholder Approval; Representative. By their approval of the Merger, the OSI Stockholders will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (i) the indemnification provisions of Article 11; (ii) the Escrow Agreement; and (iii) the appointment of Douglas K. Anderson as the representative of OSI Stockholders (the "REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each OSI Stockholder as provided in the Escrow Agreement; and (iv) the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement and/or the Escrow Agreement, including, without limitation, the exercise of the power to: (a) authorize delivery to HNC of Escrow Shares in satisfaction of indemnity claims by HNC or any other Indemnified Person (as defined herein) pursuant to Article 11 and/or the Escrow Agreement; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (c) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article 11; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. HNC shall, at its sole option and discretion, be entitled to condition the issuance of any shares of HNC Common Stock to an OSI Stockholder pursuant to Section 2.1.2 on its receipt of a written instrument executed by such OSI Stockholder, customary in form and substance and reasonably acceptable to HNC, acknowledging and agreeing to the foregoing. The Representative will have authority and power to act on behalf of each OSI Stockholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims under Article 11 hereof or governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all OSI Stockholders are treated in the same manner. The OSI Stockholders will be bound by all actions taken and documents executed by the Representative in connection with the Escrow Agreement, and HNC will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement and the Escrow Agreement, the Representative will not be liable to any OSI Stockholder in the absence of gross negligence or willful misconduct on the part of the Representative. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of the Escrow Agreement will be paid by the OSI Stockholders to the Representative out of the Escrow Shares pro rata in proportion to their respective percentage interests in the Escrow Shares, to the extent that any Escrow Shares continue to be owned by OSI Stockholders following expiration of the Escrow Period and satisfaction of all claims made or asserted by HNC or any Indemnified Person under Article 11 or the Escrow Agreement, in all cases subject to HNC's rights in and to the Escrow Shares.

     2.5  Effects of the Merger. At and upon the Effective Time of the Merger:

          (a) the separate existence of Sub will cease and Sub will be merged with and into OSI, and OSI will be the surviving corporation of the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") pursuant to the terms of this Agreement and the Certificate of Merger;

          (b) the Certificate of Incorporation of OSI will be amended and restated to read as set forth in Exhibit B attached hereto, which will be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time;

          (c) the Bylaws of OSI will be amended to read as set forth in the Bylaws attached as Exhibit C hereto, which will be the Bylaws of the Surviving Corporation immediately after the Effective Time, and such Bylaws shall authorize a Board of Directors consisting of exactly four (4) directors;

          (d) each share of OSI Common Stock and each share of OSI Preferred Stock that is outstanding immediately prior to the Effective Time, and each OSI Option that is outstanding immediately prior to the Effective Time, will be converted into HNC Common Stock or an HNC Option, as applicable, as provided in this Article 2;


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

          (e) each share of Sub Common Stock that is outstanding immediately prior to the Effective Time will be converted into one (1) share of OSI Common Stock as provided in Section 2.1.1;

          (f) the officers of the Surviving Corporation immediately after the Effective Time will be the individuals who are the officers of Sub immediately prior to the Effective Time, and each such individual shall, immediately after the Effective Time, hold the same office or offices of the Surviving Corporation as the office or offices that such individual held with Sub immediately prior to the Effective Time;

          (g) the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be Douglas K. Anderson and three (3) persons nominated by HNC, who are currently anticipated to be Robert
L. North, Raymond V. Thomas and Michael A. Thiemann; and

          (h) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

     2.6 Registration on Form S-4. The shares of HNC Common Stock to be issued in the Merger shall be registered under the 1933 Act on a Form S-4 registration statement (the "FORM S-4"). As promptly as practicable after the Agreement Date, HNC shall prepare and file the Form S-4 with the SEC, together with the prospectus to be included therein (the "PROSPECTUS/PROXY STATEMENT") and any other documents required by the 1933 Act or the 1934 Act in connection with the Merger. HNC and OSI shall each use its commercially reasonable efforts to respond promptly to any comments of the SEC and to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing of the Form S-4. HNC shall also take any action reasonably required to be taken under any applicable state securities or "blue sky" laws and regulations of the Nasdaq Stock Market in connection with the issuance of the HNC Common Stock in connection with the Merger. OSI shall promptly furnish to HNC all information concerning OSI and OSI's stockholders as may be reasonably required in connection with the Form S-4 and any action contemplated by this Section 2.6. HNC and OSI shall notify each other promptly of the receipt of any comments from the SEC or its staff on the Form S-4 and of any request by the SEC or its staff for amendments or supplements to the Form S-4 or the Prospectus/Proxy Statement or for additional information and will supply the other with copies of all correspondence with the SEC or its staff with respect to the Form S-4 or the Prospectus/Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Form S-4 or the Prospectus/Proxy Statement, HNC or OSI, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing such amendment or supplement with the SEC or its staff, and/or mailing such amendment or supplement to stockholders of OSI.

     2.7 Tax-Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a) of the Code. However, HNC makes no representations or warranty to OSI or to any stockholder of OSI regarding the tax treatment of the Merger or whether the Merger will qualify as a tax-free plan of reorganization under the Code, and OSI acknowledges that it is relying on its own tax advisors in connection with the Merger and the other transactions contemplated by this Agreement.

     2.8 Pooling of Interests. The parties acknowledge that, as a material inducement to HNC to enter into this Agreement and consummate the Merger, the Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. Accordingly, concurrently with the execution of this Agreement, each stockholder of OSI who is an "affiliate" of OSI as defined in Rule 405 promulgated under the 1933 Act shall execute and deliver to HNC an OSI Affiliate Agreement in the form of Exhibit D hereto (the "OSI AFFILIATE AGREEMENT").

     2.9 Further Assurances. If, at any time before or after the Effective Time, HNC believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then HNC, the Surviving Corporation and their respective officers and directors may execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of OSI or otherwise.


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                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     OSI hereby represents and warrants to HNC that, except as set forth in the letter addressed to HNC from OSI and dated as of the Agreement Date (including all schedules thereto) which has been delivered by OSI to HNC concurrently with the parties' execution of this Agreement (the "OSI DISCLOSURE LETTER"; for all purposes of this Agreement (including without limitation Articles 9 and 11), the statements contained in the OSI Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by OSI under
Article 3 of this Agreement), each of the following representations, warranties and statements in this Article 3 are true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date:

     3.1 Organization and Good Standing. OSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OSI has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted as described in that certain registration statement on Form S-1 originally filed by OSI with the SEC under the 1933 Act on June 10, 1998, as most recently amended by a filing or filings of OSI made with the SEC (the "OSI FORM S-1"), and is qualified to transact business, and is in good standing, in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on OSI. OSI has delivered to HNC true and correct copies of the currently effective Certificate of Incorporation and Bylaws or other charter documents, as applicable, of OSI and each of its subsidiaries (if any), each as amended to date. Neither OSI nor any of its subsidiaries is in violation of its Certificate of Incorporation, Bylaws or other charter documents.

     3.2 Subsidiaries. Except as expressly disclosed in Schedule 3.2 of the OSI Disclosure Letter, OSI does not have any subsidiary or any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity. Any subsidiary of OSI that is disclosed in Schedule 3.2 of OSI Disclosure Letter is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on OSI. OSI is the owner of all of the issued and outstanding shares of capital stock and other securities of each of its subsidiaries; all such shares and other securities are duly authorized, validly issued, fully paid and non-assessable; and all of the outstanding shares of capital stock and other securities of each such subsidiary are owned by OSI free and clear of all liens, charges, claims, encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other commitments or agreements of any character under which any third party has any existing or potential right to purchase or otherwise acquire any shares of capital stock or other securities of any such subsidiary, whether from OSI or such subsidiary.

     3.3  Power, Authorization and Validity.

          3.3.1 Power and Authority. OSI has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under, this Agreement and all OSI Ancillary Agreements, and (subject to the approval of this Agreement by OSI's stockholders) to consummate the Merger. The execution, delivery and performance by OSI of this Agreement and each of the OSI Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of OSI's Board of Directors in compliance with applicable law and OSI's Certificate of Incorporation and Bylaws, each as amended.

          3.3.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority (each, a "GOVERNMENTAL AUTHORITY"), or any other person or entity, governmental or otherwise, is necessary or required to be made or obtained by OSI to enable OSI to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement and each of the OSI Ancillary Agreements, and to consummate the Merger, except for:
(a) the approval of this Agreement by the stockholders of OSI in compliance with the requirements of applicable law and OSI's Certificate of Incorporation and Bylaws, each as amended; (b) the filing of the Certificate of Merger with the Delaware Secretary of State and (c) such filings and notifications as may be required to be made by OSI and/or any stockholder of OSI in connection with the Merger under the HSR Act.


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

          3.3.3 Enforceability. This Agreement and each of the OSI Ancillary Agreements are, or when executed by OSI will be, valid and binding obligations of OSI, enforceable against OSI in accordance with their respective terms, except as to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

     3.4  Capitalization of OSI.

          3.4.1 Outstanding Stock. The authorized capital stock of OSI consists entirely of: (i) 19,055,417 shares of Common Stock, $0.01 par value, of which a total of 2,236,013 shares are issued and outstanding as of the Agreement Date and (ii) 5,944,583 shares of Preferred Stock, $0.01 par value, of which (a) 1,000,000 shares have been designated Series A-1 Preferred Stock, of which a total of 1,000,000 shares are outstanding as of the Agreement Date, 583,333 shares have been designated Series A-2 Preferred Stock, of which a total of 583,333 shares are outstanding as of the Agreement Date, 1,736,250 shares have been designated Series B Preferred Stock, of which a total of 1,627,917 shares are issued and outstanding as of the Agreement Date, 1,375,000 shares have been designated Series C Preferred Stock, of which a total of 1,263,889 shares are issued and outstanding as of the Agreement Date, and 1,250,000 shares have been designated Series D Preferred Stock, of which a total of 833,333 shares are issued and outstanding as of the Agreement Date; and except as expressly described above in this Section 3.4.1, no other shares of any capital stock of OSI are authorized, issued or outstanding. No fractional shares of OSI Common Stock or OSI Preferred Stock are issued or outstanding and OSI holds no treasury shares. None of the outstanding shares of OSI's capital stock has been issued under OSI's 1998 Employee Stock Purchase Plan.

     As of the Closing Date, there will have been no change in the authorized and outstanding capital stock of OSI as represented in the foregoing sentences of this Section 3.4.1, other than the following changes if made in compliance with this Agreement: (i) the issuance of shares of OSI Common Stock pursuant to the exercise of OSI Options or any Warrants represented as being outstanding on the Agreement Date in Section 3.4.2 or (ii) the conversion into Common Stock of any shares of OSI Preferred Stock that are either (A) represented as being issued and outstanding on the Agreement Date in this Section 3.4.1 or (B) issued after the Agreement Date pursuant to a Warrant represented as being outstanding on the Agreement Date in Section 3.4.2. All issued and outstanding shares of OSI's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by OSI in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws. A list of all holders of OSI's outstanding capital stock, and the total number of shares of OSI Common Stock and OSI Preferred Stock (and the number of shares of each series of OSI Preferred Stock) owned by each such holder is set forth in Schedule 3.4.1 to the OSI Disclosure Letter. During the two (2) year period immediately prior to the Agreement Date, OSI has not redeemed, repurchased or otherwise reacquired any shares of its capital stock from any stockholder of OSI. No Stockholder of OSI owes OSI any money or other consideration representing any part of the purchase price of any outstanding shares of OSI's capital stock, including without limitation any money due under a promissory note payable to OSI. OSI has no liability to any stockholder for any dividends that have been declared or accrued.

          3.4.2 Options, Warrants or Rights. Except for OSI Options to purchase an aggregate total of 1,687,500 shares of OSI Common Stock that are outstanding on the Agreement Date (all of which OSI Options were granted under OSI Option Plans), and warrants to purchase 108,333 shares of Series B Preferred Stock, 111,111 shares of Series C Preferred Stock and 416,667 shares of Series D Preferred Stock (collectively hereinafter referred to as the "WARRANTS") there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of OSI's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of OSI's capital stock or obligating OSI to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement. A total of 3,000,000 shares of OSI Common Stock are reserved for issuance under the 1994 Option Plan, and a total of up to 2,900,000 shares of OSI Common Stock are reserved for issuance under the 1998 Option Plan. As of the Agreement Date, a total of 131,013 shares of OSI Common Stock have been issued under OSI Option Plans, all of which were issued under the 1994 Option Plan, and no shares have been issued under the 1998 Option Plan. As of the Agreement Date, a total of 1,687,500 shares of OSI Common Stock are potentially issuable upon the exercise of all options granted under the 1994 Option Plan that are outstanding on the Agreement Date and no stock options have


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

been granted under the 1998 Option Plan. Attached as Schedule 3.4.2 to the OSI Disclosure Letter is (i) a true and complete list of all holders of all OSI Options that are outstanding on the Agreement Date, the number of OSI Options held by each such holder, the exercise price and vesting schedule of each OSI Option held by each such person and the name of the OSI Option Plan under which each such option was granted and (ii) a true and complete list of all holders of all Warrants that are outstanding on the Agreement Date, the number, class and series of the shares subject to each such Warrant held by each such holder, the exercise price and (if applicable) vesting schedule of each Warrant. During the two (2) year period immediately prior to the Agreement Date, except as may be expressly required by the terms of OSI Option Plans, OSI has not authorized, or taken any action to authorize, (i) the release of any vesting condition to the exercise of any OSI Option or any Warrant or (ii) the acceleration of the time during which any holder of any option, warrant or other right to purchase or acquire any share of capital stock of OSI may exercise all or any portion of such option, warrant or right. The OSI Option Plans and any change in (a) the number of shares reserved under either such OSI Option Plan or (b) the eligible participants under such OSI Option Plan have each been duly and validly approved by OSI's Board of Directors and by OSI's stockholders, and with respect to each of the OSI Option Plans (or any such change) such stockholder approval was obtained within one (1) year of the date on which such OSI Option Plan (or such change) was approved by OSI's Board of Directors.

          3.4.3 No Voting Arrangements or Registration Rights. There are no voting agreements, voting trusts, proxies, preemptive rights, rights of first refusal, rights of first offer or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of OSI's outstanding stock or other securities or to the conversion of any shares of OSI's capital stock in the Merger pursuant to any agreement or obligation to which OSI is a party or, to OSI's knowledge, pursuant to any other agreement or obligation, except for the Voting Agreements (and related Proxies) referred to in Section 3.22. OSI is not under any obligation to register under the 1933 Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

     3.5 No Conflict. Neither the execution and delivery of this Agreement nor any of the OSI Ancillary Agreements by OSI, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of: (i) any provision of the Certificate of Incorporation or Bylaws or other charter documents of OSI or any of its subsidiaries (if any) as currently in effect; (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to OSI or any of its subsidiaries (if any) or any of their respective assets or properties; or (iii) any material instrument, agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding or commitment (whether verbal or in writing) to which OSI or any of its subsidiaries (if any) is a party or by which OSI or any of its subsidiaries (if any) or any of their respective assets or properties are bound. Neither OSI's entering into this Agreement nor the consummation of the Merger will give rise to, or trigger the application of, any rights of any third party which have not been waived by such third party in a writing signed by it. The consummation of the Merger by OSI will not require the consent, release, waiver or approval of any third party other than (i) the approval of OSI's stockholders and (ii) the expiration of any applicable waiting periods regarding the Merger under the HSR Act.

     3.6 Litigation. There is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending against OSI or any of its subsidiaries (or to OSI's knowledge, against any officer, director, employee or agent of OSI or any of its subsidiaries in their capacity as such or relating to their employment, services or relationship with OSI or such subsidiary) before any court, administrative agency or arbitrator, nor, to OSI's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against OSI. To OSI's knowledge, there is no basis for any person, firm, corporation or other entity to assert a claim against OSI based upon: (a) OSI's entering into this Agreement or any OSI Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any OSI Ancillary Agreement;
(b) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of the capital stock of OSI; or (c) any rights as a OSI stockholder, including any option, warrant or preemptive rights or rights to notice or to vote.

     3.7  Taxes.

          3.7.1 OSI has timely filed all federal, state, local and foreign tax returns required to be filed by it, has timely paid all taxes required to be paid by it in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to


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the periods covered by the most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date (as defined in Section 3.8 below) is fully reflected on the Balance Sheet (as defined in Section 3.8 below) and in any more recent balance sheet of OSI provided by OSI to HNC on or before the Agreement
Date), has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. OSI is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against OSI, any of its subsidiaries, or any of the officers, employees or agents of OSI or any of its subsidiaries in their capacity as such. OSI has not received any notification that any material issues have been raised by (or are currently pending) before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding OSI or any of its subsidiaries and no tax return of OSI or any of its subsidiaries has ever been audited by the Internal Revenue Service or any state or local taxing agency or authority. No tax liens have been filed against any assets of OSI or any of its subsidiaries. OSI has not filed any election under Section 341(f) of the Code. OSI and its subsidiaries have each withheld with respect to each of its employees all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law.

          3.7.2 For the purposes of this Section, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, payroll, documentary, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

     3.8 OSI Financial Statements. OSI has delivered to HNC as (i) OSI's audited consolidated balance sheets as of December 31, 1996 and 1997 and OSI's audited consolidated statements of operations, statements of cash flows and statements of changes in stockholders' equity for each of the years ended December 31, 1995, 1996 and 1997, and (ii) OSI's unaudited consolidated balance sheet as of June 30, 1998 (the "BALANCE SHEET"), and OSI's unaudited consolidated statements of operations for the three (3) month period ended March 31, 1998 and for the six (6) month period ended June 30, 1998 (all such financial statements of OSI and the notes thereto are hereinafter collectively referred to as the "OSI FINANCIAL STATEMENTS"). The OSI Financial Statements (a) are derived from and in accordance with the books and records of OSI, (b) fairly present the financial condition of OSI at the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods; provided, however, that the unaudited Financial Statements referred to in clause (ii) above are subject to normal recurring year-end adjustments and do not include footnotes. OSI has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the Balance Sheet, (ii) those that may have been incurred after June 30, 1998, the date of the Balance Sheet (the "BALANCE SHEET DATE") in the ordinary course of OSI's business consistent with its past practices, and that are not material in amount, either individually or collectively and (iii) those that are not required to be set forth on or reflected in the Balance Sheet under generally accepted accounting principles. All reserves established by OSI and set forth in or reflected in the Balance Sheet are reasonably adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5.

     3.9 Title to Properties. OSI and each of its subsidiaries have good and marketable title to all of their respective assets and properties (including but not limited to those shown on the Balance Sheet), free and clear of all mortgages, deeds of trust, security interests, pledges, liens, title retention devices, collateral assignments, claims, charges, restrictions or other encumbrances of any kind (other than liens for current taxes that are not yet due and payable). All machinery, vehicles, equipment and other tangible personal property owned or leased by OSI and its subsidiaries or used in its business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which OSI or any of its subsidiaries is a party are fully effective and afford OSI or its subsidiary, as applicable, peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease. Neither OSI nor any of its subsidiaries is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties (the violation of which would result in a Material Adverse Effect on OSI), nor has OSI received


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any notice of violation of law with which it has not complied. Neither OSI nor any of its subsidiaries owns any real property.

     3.10 Absence of Certain Changes. Since the Balance Sheet Date, there has not been with respect to OSI or any of its subsidiaries any:

          (a) Material Adverse Change in the financial condition, properties, assets, liabilities, businesses, operations, or results of operations of OSI or any of its subsidiaries;

          (b) amendment or change in the Certificate of Incorporation or Bylaws of OSI;

          (c) incurrence, creation or assumption by OSI or any of its subsidiaries of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of OSI or any of its subsidiaries; or (ii) any obligation or liability or any indebtedness for borrowed money;

          (d) issuance or sale of any debt or equity securities of OSI or any of its subsidiaries, or any options, warrants or other rights to acquire from OSI or any of its subsidiaries, directly or indirectly, any debt or equity securities of OSI or any of its subsidiaries;

          (e) payment or discharge by OSI or any of its subsidiaries of any security interest, lien, claim, or encumbrance of any kind on any asset or property of OSI or any of its subsidiaries, or the payment or discharge of any liability that was not either shown or reflected on the Balance Sheet or incurred in the ordinary course of OSI's business after the Balance Sheet Date in an amount not in excess of $50,000 for any single liability to a particular creditor;

          (f) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of OSI other than a license of any product or products of OSI or any of its subsidiaries made in the ordinary course of OSI's business;

          (g) damage, destruction or loss of any property or asset, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect on OSI;

          (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of OSI, any split, combination or recapitalization of the capital stock of OSI or any direct or indirect redemption, purchase or other acquisition of the capital stock of OSI or any change in any rights, preferences, privileges or restrictions of any outstanding security of OSI;

          (i) change or increase in the compensation payable or to become payable to any of the officers, directors, or employees of OSI or any of its subsidiaries, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of OSI's business;

          (j) obligation or liability incurred by OSI or any of its subsidiaries to any of its officers, directors or stockholders except for normal and customary compensation and expense allowances payable to officers in the ordinary course of OSI's business;

          (k) making by OSI or any of its subsidiaries of any loan, advance or capital contribution to, or any investment in, any officer, director or stockholder of OSI or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

          (l) entering into, amendment of, relinquishment, termination or non-renewal by OSI of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business or any written or oral indication or assertion by the other party thereto of any material problems with OSI's services or performance under such contract, lease, transaction, commitment or other right or obligation or of such other party's


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demand to amend, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

          (m) material change in the manner in which OSI extends discounts, credits or warranties to customers or otherwise deals with its customers;

          (n) entering into by OSI or any of its subsidiaries of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of OSI or any of its subsidiaries involving in excess of $100,000 (provided that the amount of such financial commitments and expenses for all such transactions, contracts or agreements does not exceed $350,000 in the aggregate) or that is not entered into in the ordinary course of OSI's business, or the conduct of any business or operations by OSI that is other than in the ordinary course of OSI's business;

          (o) license, transfer or grant of a right under any OSI IP Rights (as defined in Section 3.13 below), other than those licensed, transferred or granted in the ordinary course of OSI's business consistent with its past practices; or

          (p) agreement or arrangement made by OSI to take any action after the Agreement Date which, if taken prior to the Agreement Date, would have made any representation or warranty of OSI set forth in Article 3 of this Agreement untrue or incorrect as of the date when made.

     3.11 Contracts and Commitments. Schedule 3.11 to the OSI Disclosure Letter sets forth a list of each of the following written or oral contracts, agreements, commitments or other instruments to which OSI is a party or to which OSI or any of its assets or properties is bound:

          (a) any distributor, OEM (Original Equipment Manufacturer), VAR (Value Added Reseller), sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product or technology of OSI;

          (b) any continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from OSI in an amount in excess of $50,000 per annum which is not terminable on ninety (90) or fewer days' notice without cost or other liability to OSI;

          (c) any contract or commitment in which OSI has granted or received manufacturing rights, most favored customer pricing provisions or exclusive marketing rights relating to any product or service, group of products or services, market or geographic territory;

          (d) any OSI IP Rights Agreement (as defined in Section 3.13) and any other contract providing for the development of software or other technology or intellectual property by or for OSI, or the license of any software, other technology or intellectual property to OSI, which software, other technology or intellectual property is used or incorporated in any product currently sold, licensed, leased, distributed or marketed by OSI or to provide any service currently provided or marketed by OSI or currently contemplated by OSI to be used or incorporated in any products to be sold, licensed, leased, distributed or marketed by OSI or services to be provided or marketed by OSI (other than software products that are generally available for license to the public at a per copy license fee of less than $10,000 per copy (such software products being hereinafter referred to as "OFF-THE-SHELF SOFTWARE");

          (e) any joint venture or partnership contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits, expenses or losses with any other party in an amount of $25,000 or more per annum;

          (f) any contract or commitment for or relating to the employment of any officer, employee or consultant of OSI, any indemnification agreement for the benefit of any director, officer or employee of OSI, or any other type of contract or understanding with any officer, employee or consultant of OSI that is not immediately terminable by OSI without cost or other liability;

          (g) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing


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transaction of a type required to be capitalized in accordance with Statement of
Financial Accounting Standards No. 13 of the Financial Accounting Standards
Board;

          (h) any lease or other agreement under which OSI is lessee of or holds or operates any items of (i) tangible personal property owned by any third party and under which payments to such third party exceed $50,000 per annum and/or (ii) real property owned by any third party and under which payments to such third party exceed $10,000 per annum;

          (i) any agreement or arrangement for the sale of any assets, properties, services or rights having a value in excess of $25,000, other than in the ordinary course of OSI's business;

          (j) any agreement that restricts OSI from engaging in any aspect of its business, from participating or competing in any line of business or that restricts OSI from engaging in any business in any geographic area;

          (k) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of OSI or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

          (l) consulting or similar agreement under which OSI provides any advice or services to a customer of OSI for an annual compensation to OSI of $20,000 per year or more (other than OSI's standard end-user customer maintenance and support agreements);

          (m)  any contract with or commitment to any labor union; or

          (n) any contract or arrangement under which OSI or any of its subsidiaries has made any commitment to develop any new technology, to deliver any software currently under development or to enhance or customize any software (other than pursuant to OSI's standard end-user customer maintenance and support agreements); and

          (o) any other agreement, contract, commitment or instrument that is material to the business of OSI or that involves a future commitment by OSI in excess of $50,000.

     A copy of each agreement or document required by this Section to be listed on Schedule 3.11 to the OSI Disclosure Letter (such agreements and documents being hereinafter collectively referred to as the "OSI MATERIAL AGREEMENTS") has been delivered to HNC's counsel.

     3.12 No Default; No Consent Required; No Restrictions. OSI is not in breach or default in any material respect under any OSI Material Agreement. OSI is not a party to any contract, agreement or arrangement which has had, or could reasonably be expected to have, a Material Adverse Effect on OSI. OSI does not have any material liability for renegotiation of government contracts or subcontracts, if any. Except as set forth in Schedule 3.12 to the OSI Disclosure Letter, no consent or approval of any third party is required to ensure that, following the Effective Time, any OSI Material Agreement will continue to be in full force and effect without any breach or violation thereof caused by virtue of the Merger or by any other transaction called for by this Agreement, or any OSI Ancillary Agreement. Neither OSI nor any of its subsidiaries is a party to, and no asset or property of OSI or any of its subsidiaries is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) OSI or any of its subsidiaries from freely engaging in any business now conducted by any of them or from competing anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area in which OSI or any of its subsidiaries may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that OSI or any of its subsidiaries may address in operating their respective businesses), or includes any grants by OSI of exclusive licenses. Neither OSI nor any subsidiary of OSI has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any OSI Material Agreement.


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     3.13 Intellectual Property.

          3.13.1 OSI and its subsidiaries own, or have the valid right or license to use, possess, sell or license, all Intellectual Property Rights (as defined below) necessary or required for the conduct of the business of OSI and its subsidiaries as presently conducted and as presently proposed to be conducted as described in the OSI Form S-1 (such Intellectual Property Rights being hereinafter collectively referred to as the "OSI IP RIGHTS"), and such rights to use, possess, sell or license are sufficient for such conduct of such business. As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, programmers' notes, memoranda and records.

          3.13.2 The execution, delivery and performance of this Agreement, the Certificate of Merger and the consummation of the Merger and the other transactions contemplated hereby and/or by OSI Ancillary Agreements will not constitute a material breach of or default under any instrument, contract, license or other agreement (other than any end-user license agreement granting OSI a license to use any Off-the-Shelf Software which OSI does not incorporate in, or market for use with, any OSI product) governing any OSI IP Right to which OSI or any of its subsidiaries is a party (collectively, the "OSI IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any OSI IP Right or materially impair the right of OSI or the Surviving Corporation to use, possess, sell or license any OSI IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by OSI to any third person by reason of the ownership, use, possession, license, sale or disposition of any OSI IP Rights by OSI or any of its subsidiaries.

          3.13.3 Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by OSI or any of its subsidiaries or currently under development by OSI or any of its subsidiaries violates any license or agreement between OSI and any third party or infringes or misappropriates any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of OSI, threatened claim or litigation contesting the validity, ownership or right of OSI or any of its subsidiaries to use, possess, sell, license or dispose of any OSI IP Right nor, to the knowledge of OSI, is there any basis for any such claim, nor has OSI received any notice asserting that any OSI IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of OSI, is there any basis for any such assertion.

          3.13.4 To the knowledge of OSI, no employee of OSI is in violation of any provision of any employment contract, patent disclosure agreement, non-competition agreement, non-solicitation agreement or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed by OSI or any of its subsidiaries, or to use trade secrets or proprietary information of others, and the employment of such employees by OSI or any of its subsidiaries does not subject OSI or any of its subsidiaries to any liability.

          3.13.5 OSI has taken all reasonable and practicable steps, consistent with industry standards, to protect, preserve and maintain the secrecy and confidentiality of OSI IP Rights and all OSI's proprietary rights therein. All officers, employees and consultants of OSI and its subsidiaries having access to proprietary information have executed and delivered to OSI an agreement regarding the protection of such proprietary information and the assignment of inventions to OSI; and copies of the form of all such agreements have been delivered to HNC's counsel. OSI has secured valid written assignments from all consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any OSI IP Rights of the rights to such contributions that OSI does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of OSI or any subsidiary of OSI has any right, license, claim or interest whatsoever in or with respect to any OSI IP Rights.

          3.13.6 Schedule 3.13.6 to the OSI Disclosure Letter contains a complete list of (i) all worldwide registrations of any patents, copyrights, mask works, trademarks and services marks with any governmental authority;


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(ii) all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by OSI to secure, perfect or protect its interest in OSI IP Rights, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks, (iii) all unregistered copyrights, trademarks and service marks. All patents, and all registered trademarks, service marks and copyrights held by OSI or its subsidiaries are valid, enforceable and subsisting.

          3.13.7 Schedule 3.13.7 to the OSI Disclosure Letter contains a complete list of (i) all licenses, sublicenses and other agreements as to which OSI or any of its subsidiaries is a party and pursuant to which any person is authorized to use any OSI IP Rights, and (ii) all licenses, sublicenses and other agreements as to which OSI or any of its subsidiaries is a party and pursuant to which OSI or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including but not limited to software ("THIRD PARTY IP RIGHTS") which would be infringed by, or are incorporated in, or form a part of, any product or service sold, licensed, distributed, provided or marketed by OSI or any of its subsidiaries.

          3.13.8 Neither OSI nor any of its subsidiaries, nor any other party acting on its or their behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of any OSI Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any party of any OSI Source Code. Schedule 3.13.8 of the OSI Disclosure Letter identifies each contract, agreement and instrument (whether written or oral) pursuant to which OSI has deposited, or is or may be required to deposit, with an escrowholder or any other party, any OSI Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release from escrow of any OSI Source Code. As used in this Section 3.13.8, "OSI SOURCE CODE" means, collectively, any source code, or any material portion or aspect of the source code, or any material proprietary information or algorithm contained in or relating to any source code, of any OSI IP Rights or any other product marketed by OSI.

          3.13.9 To OSI's knowledge, all software developed by OSI and licensed by OSI or any of its subsidiaries to customers and all other products manufactured, sold, licensed, leased or delivered by OSI or any of its subsidiaries to customers and all services provided by OSI or any of its subsidiaries to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers and neither OSI nor any of its subsidiaries has any material liability (and, to OSI's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against OSI or any of its subsidiaries giving rise to any liability that could have a Material Adverse Effect on OSI) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet. During the six (6) month period ended on June 30, 1998, neither OSI nor any of its subsidiaries has experienced any product or service warranty claims that were materially greater than the amount of the same type of claims experienced for the six (6) month period ended December 31, 1997. Since January 1, 1998, neither OSI nor any of its subsidiaries has had any of its respective products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue recognized by OSI on any of its financial statements from such purchases. Neither OSI nor any of its subsidiaries is under any liability or obligation, and no such outstanding claim has been made, with respect to the return of inventory or products in the possession of customers, licensees, distributors, retailers, or end-users, except such liabilities, obligations and claims as, in the aggregate, do not exceed $100,000.

          3.13.10 All of the software products developed, owned, licensed and/or marketed or distributed by OSI or any of its subsidiaries are (and, to OSI's knowledge, any third party software included in any such Products is) Year 2000 Ready (as defined below) "YEAR 2000 READY" means, as applied to a software product, that: (i) such software product has been tested by OSI; and (ii) accurately processes date and/or time data (including, but not limited to, calculating, comparing and sequencing) from, into, throughout and between the 20th and 21st centuries, the years 1999 and 2000, and leap year calculations (year 2000 is a leap year); and (iii) when used in combination with other information technology, such software product will accurately process date and/or time data if the other information technology properly exchanges date and/or time data with it.

     3.14 Compliance with Laws. OSI and each subsidiary of OSI has complied, and is now and at the Closing Date will be in compliance in all material respects with, all applicable federal, state, local or foreign laws,


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ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to its assets, properties, and business. OSI's products comply with all laws, rules and regulations and, to OSI's knowledge, the use by OSI's customers of any product or products marketed by OSI in accordance with such product's or products' documentation will not, due to the structure, functions or performance of such product or products, cause any of such customers to be in material violation of any law, rule or regulation governing banks or credit unions. OSI holds all permits, licenses and approvals from, and has made all filings with, government agencies and authorities, that are necessary in connection with its present business ("GOVERNMENTAL PERMITS") and all such Governmental Permits are in full force and effect. Neither OSI nor any of its subsidiaries has received any notice or other communication from any Governmental Authority regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. Neither OSI nor any of its subsidiaries has made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     3.15 Certain Transactions and Agreements. None of the officers, directors, employees or stockholders of OSI, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, OSI (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any contract or informal arrangement with OSI (including but not limited to any agreement or arrangement regarding the indemnification of such officer, director, employee or stockholder or any agreement to advance expenses incurred by such officer, director, employee or stockholder in connection with the defense of any claim, suit or proceeding against such officer, director, employee or stockholder), except for normal compensation for services as an officer, director or employee thereof that have been disclosed to HNC and except for agreements related to the purchase of the stock of OSI by, or the grant of OSI Options to, such persons. None of said officers, directors, employees or stockholders or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any OSI IP Rights or any other Intellectual Property Rights) that is used in or that pertains to the business of OSI, except for the normal rights of a stockholder.

     3.16 Employees, ERISA and Other Compliance.

          3.16.1 OSI and its subsidiaries are in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers and consultants of OSI and its subsidiaries and their current title and/or job description and compensation is set forth on Schedule 3.16.1 to OSI Disclosure Letter. OSI and its subsidiaries do not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

          3.16.2 Neither OSI nor any of its subsidiaries (i) now is, nor has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization or (iv) has any current labor disputes. OSI and its subsidiaries have good labor relations, and have no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a material adverse effect on such labor relations, and have no knowledge that any of their key employees intends to leave their employ. All of the employees of OSI and its subsidiaries are legally permitted to be employed by OSI or its subsidiaries in the United States of America in their current job capacities.

          3.16.3 Neither OSI nor any of its subsidiaries has any pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No pension plan of OSI or any of its subsidiaries is subject to Title IV of ERISA.

          3.16.4 Schedule 3.16.4 to the OSI Disclosure Letter lists each material employment, severance or other similar contract, arrangement or policy, each employment, severance or other similar contract, arrangement or


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policy with any officer or director of OSI, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by OSI or any of its subsidiaries and covers any employee or former employee of OSI or any of its subsidiaries. Such contracts, plans and arrangements as are described in this Section 3.16.4 are hereinafter collectively referred to as "OSI BENEFIT ARRANGEMENTS." Each OSI Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such OSI Benefit Arrangement, and each such OSI Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 (a copy of which letter(s) have been delivered to HNC and its counsel) or is able to rely on a favorable opinion letter issued by the Internal Revenue Service to the sponsor of the standardized prototype document on which such plan is established. No action has been taken or omission has occurred since the most recent favorable determination letter (or favorable opinion letter) issued with respect to each such Employee Benefit Arrangement that could affect OSI's (or such Employee Benefit Arrangement's) continued reliance on such favorable determination (or opinion letter) or cause the Internal Revenue Service to revoke such favorable determination. OSI has delivered to HNC or its counsel a complete and correct copy and description of each OSI Benefit Arrangement. OSI has timely filed and delivered to HNC and its counsel the three most recent annual reports (Form 5500) for each OSI Benefit Arrangement that is an "employee benefit plan" as defined under ERISA that is not exempt from the annual report filing obligations under ERISA. OSI has never been a participant in any "prohibited transaction", within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which OSI sponsors as employer or in which OSI participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in any material excise tax under the Code. All contributions due from OSI or any of its subsidiaries with respect to any of OSI Benefit Arrangements have been made or have been accrued on OSI's financial statements, (including without limitation the OSI Financial Statements) and no further contributions will be due or will have accrued thereunder as of the Closing Date. All individuals who, pursuant to the terms of any OSI Benefit Arrangement, are entitled to participate in any such OSI Benefit Arrangement, are currently participating in such OSI Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

          3.16.5 There has been no amendment to, written interpretation or announcement (whether or not written) by OSI relating to, or change in employee participation or coverage under, any OSI Benefit Arrangement that would increase materially the expense of maintaining such OSI Benefit Arrangement above the level of the expense incurred in respect thereof for OSI's fiscal year ended December 31, 1997. Each OSI Benefit Arrangement may be terminated and any benefits distributed thereunder without causing material liquidation, surrender or any other fees to be imposed on the OSI Benefit Arrangement, OSI or any participant or beneficiary of such OSI Benefit Arrangement.

          3.16.6 The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of OSI are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect OSI and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of OSI Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on OSI, or in a Material Adverse Effect on HNC after the Effective Time.

          3.16.7 No benefit payable or which may become payable by OSI pursuant to any OSI Benefit Arrangement or as a result of or arising under this Agreement or the Agreement of Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. OSI is not a party to any: (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving OSI in the nature of the Merger or any of the other transactions contemplated by this Agreement, the Agreement of Merger or any OSI Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for


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such termination of employment; or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, the Certificate of Merger or any OSI Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, the Certificate of Merger or any OSI Ancillary Agreement.

          3.16.8 To OSI's knowledge, no employee, consultant or independent contractor of OSI or any subsidiary of OSI: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, OSI or such subsidiary or using trade secrets or proprietary information of others, or that would be likely to have a Material Adverse Effect on OSI; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for OSI or any of its subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or any Intellectual Property Rights related thereto. To OSI's knowledge, the employment of any employee of OSI or any subsidiary of OSI does not subject OSI or any such subsidiary to any liability to any third party.

     3.17 Corporate Documents. OSI has made available to HNC for examination all documents and information listed in the OSI Disclosure Letter or in any schedule thereto or in any other exhibit or schedule called for by this Agreement which have been requested by HNC's legal counsel, including, without limitation, the following: (a) copies of OSI's Certificate of Incorporation and Bylaws as currently in effect; (b) OSI's Minute Book containing all records of all proceedings, consents, actions, and meetings of OSI's stockholders, board of directors and any committees thereof; (c) OSI's stock ledger and journal reflecting all stock issuances and transfers; (d) all permits, orders, and consents issued by any regulatory agency with respect to OSI, or any securities of OSI, and all applications for such permits, orders, and consents; and (e) all the OSI Material Agreements.

     3.18 No Brokers. Neither OSI nor any affiliate of OSI is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with the Merger or any other transaction contemplated by this Agreement, and HNC will not incur any liability to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Merger or any act or omission of OSI, any of its employees, officers, directors, stockholders, agents or affiliates.

     3.19 Books and Records.

     3.19.1 The books, records and accounts of OSI (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of OSI, and (d) accurately and fairly reflect the basis for the OSI Financial Statements.

     3.19.2 OSI has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of OSI is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     3.20 Insurance. During the prior two years, OSI and its subsidiaries have maintained, and now maintain, policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar in type and size to those of OSI and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and OSI and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. OSI has no knowledge of any threatened termination of any of such policies. All policies of insurance now held by OSI or any of


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its subsidiaries are set forth in Schedule 3.20 to OSI Disclosure Letter, together with the name of the insurer under each policy and the policy coverage amount.

     3.21 Environmental Matters.

          3.21.1 OSI and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by OSI and its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither OSI nor any of its subsidiaries has received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens groups, employee or otherwise, that alleges that OSI or any of its subsidiaries is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the compliance by OSI or any of its subsidiaries with any current Environmental Law in the future. To OSI's knowledge, no current or prior owner of any property leased or controlled by OSI or any of its subsidiaries has received any notice or other communication (in writing or otherwise), whether from a government body, citizens group, employee or otherwise, that alleges that such current or prior owner or OSI or any of its subsidiaries is not in compliance with any Environmental Law. All governmental authorizations currently held by OSI or any of its subsidiaries pursuant to any Environmental Law (if any) are identified in
Schedule 3.21 of OSI Disclosure Letter.

          3.21.2 For purposes of this Section 3.21: (i) "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIAL OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     3.22 Voting Agreement; Proxies. Those persons and/or entities who are current holders of issued and outstanding shares of OSI Common Stock and/or OSI Preferred Stock who are listed in that certain letter from OSI to HNC dated as of the Agreement Date have executed voting agreements in the form provided by HNC ("VOTING AGREEMENTS"), and the Irrevocable Proxies attached thereto as Exhibit A ("PROXIES").

     3.23 Vote Required. The affirmative vote of the holders of: (a) a majority of the shares of OSI Common Stock that are issued and outstanding on the Record Date (as defined below) voting together as a single class, plus (b) a majority of the shares of OSI Preferred Stock that are issued and outstanding on the Record Date voting together as a single class, plus (c) a majority of the shares of OSI Series B Stock that are issued and outstanding on the Record Date, voting together as a single series, plus (c) a majority of the shares of OSI Series C Stock that are issued and outstanding on the Record Date, voting together as a single series, is the only vote of the holders of any of the shares of OSI's capital stock necessary to approve this Agreement, the Merger, the Certificate of Merger and the other transactions contemplated by this Agreement. As used in this Section 3.23, the term "RECORD DATE" means the record date for determining those stockholders of OSI who are entitled to vote at OSI Stockholders' Meeting or at any action take by written consent of OSI's stockholders without a meeting under applicable law.

     3.24 Board Approval. The Board of Directors of OSI has unanimously (i) approved this Agreement, the Certificate of Merger and the Merger, and (ii) determined that the Merger is in the best interests of the stockholders of OSI and is on terms that are fair to such stockholders.

     3.25 No Existing Discussions. Neither OSI nor any director, officer, stockholder, employee or agent of OSI is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction (as defined in Section 5.9).

     3.26 Accounting Matters. To OSI's knowledge, neither OSI nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent HNC from accounting for the Merger as a "pooling of interests."

     3.27 Tax-Free Reorganization. OSI has not taken any action that would cause the Merger not to qualify as a tax-free reorganization under Section 368(a) of the Code.


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     3.28 Disclosure.

          (a) Neither this Agreement, its exhibits and schedules and the OSI Disclosure Letter, nor any of the certificates to be delivered by OSI to HNC under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

          (b) None of the information supplied or to be supplied by or on behalf of OSI for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of OSI for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Form S-4 will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of OSI, at the time of OSI Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF HNC AND SUB

     HNC and Sub hereby represent and warrant to OSI that, except as set forth in the letter addressed to OSI from HNC and dated as of the Agreement Date which has been delivered by HNC to OSI concurrently herewith (the "HNC DISCLOSURE LETTER"; for all purposes of this Agreement (including without limitation
Article 8), the statements contained in the HNC Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by HNC under Article 4 of this Agreement), each of the following representations, warranties and statements in this Article 4 are true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date:

     4.1 Organization and Good Standing. HNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted and is qualified to transact business, and is in good standing, in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on HNC. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business and Sub is qualified to transact business, and is in good standing, in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on HNC. HNC has delivered to OSI true and correct copies of the currently effective Certificate of Incorporation and Bylaws of HNC and Sub, each as amended to date. Neither HNC nor Sub is in violation of its Certificate of Incorporation or Bylaws. HNC owns all of the issued and outstanding stock of Sub.

     4.2  Power, Authorization and Validity.

          4.2.1 Power and Authority. HNC has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under, this Agreement and all the HNC Ancillary Agreements and to issue the shares of HNC Common Stock and HNC Options in the Merger in accordance with this Agreement. The execution, delivery and performance of this Agreement and each of the HNC Ancillary Agreements by HNC have been duly and validly approved and authorized by all necessary corporate action of HNC's Board of Directors in compliance with the Delaware General Corporation Law and HNC's Certificate of Incorporation and Bylaws, each as amended to date. Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under, this Agreement and all the Sub Ancillary Agreements. The execution, delivery and performance of this Agreement and each of the Sub Ancillary Agreements by Sub have been duly and validly approved and authorized by all necessary corporate action of Sub's Board of Directors and sole stockholder in compliance with the Delaware General Corporation Law and Sub's Certificate of Incorporation and Bylaws, each as amended to date.


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          4.2.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other Governmental Authority is necessary or required to be made or obtained by HNC or Sub to enable HNC and Sub to enter into, and to perform their respective obligations under, this Agreement, the HNC Ancillary Agreements or the Sub Ancillary Agreements, respectively, and for Sub to consummate the Merger, except for: (a) the filing with the SEC of the Form S-4 and the Prospectus/Proxy Statement and the SEC's declaring the Form S-4 effective under the 1933 Act; (b) the filing by HNC of such reports and information with the SEC under the 1934 Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (c) the filing of the Certificate of Merger with the Delaware Secretary of State to effect the Merger;
(d) such filings and notifications as may be necessary under the HSR Act and the expiration of applicable waiting periods under the HSR Act; (e) such other filings as may be required by the Nasdaq Stock Market with respect to the Merger and the other transactions contemplated by this Agreement, and the issuance of the shares of HNC Common Stock and the HNC Options to be issued by HNC in the Merger; and (f) such other filings, if any, as may be required in order for HNC to comply with applicable federal and state securities laws.

          4.2.3 Enforceability. This Agreement and the HNC Ancillary Agreements are, or when executed by HNC will be, valid and binding obligations of HNC, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

     4.3  Capitalization of HNC.

          4.3.1 Stock. The authorized capital stock of HNC consists entirely of 50,000,000 shares of HNC Common Stock, $0.001 par value per share, and 4,000,000 shares of Preferred Stock, $0.01 par value per share (the "HNC PREFERRED STOCK"). At the close of business on August 21, 1998, 25,773,374 shares of HNC Common Stock were issued and outstanding and 100 shares of HNC Common Stock were held as treasury shares. No shares of HNC Preferred Stock are issued or outstanding. Except as expressly described above in this Section 4.3.1, as of August 21, 1998 no other shares of HNC Common Stock were outstanding. All of the outstanding shares of HNC Common Stock have been validly issued and are fully paid and non-assessable. No fractional shares of HNC Common Stock or HNC Preferred Stock are outstanding. As of the Agreement Date, the authorized capital stock of Sub consists of 100 shares of Common Stock, $0.01 par value per share, of which 100 shares are validly issued and outstanding, all of which shares have been fully paid and non-assessable and are owned by HNC.

          4.3.2 Options. As of September 4, 1998: (i) an aggregate of 6,069,058 shares of HNC Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under (a) HNC's 1987 Stock Option Plan, as amended, (b) HNC's 1995 Equity Incentive Plan, as amended, (c) HNC's 1998 Stock Option Plan, as amended, (d) HNC's 1995 Directors Stock Option Plan, (e) the 1992 Risk Data Corporation Stock Option Plan and non-plan options of Risk Data Corporation assumed by HNC, (f) the options granted by Retek Distribution Corporation and assumed by HNC, (g) the CompReview, Inc. 1995 Stock Option Plan assumed by HNC, and (h) the Practical Control Systems Technologies, Inc. 1998 Stock Option Plan assumed by HNC and (ii) 187,332 shares of HNC Common Stock were reserved for future issuance (and were unissued) under HNC's 1995 Employee Stock Purchase Plan (the "HNC STOCK PURCHASE PLAN"); (iii) 681,410 shares of HNC Common Stock were reserved and available for future issuance under (but were not subject to issuance under granted and outstanding stock options granted under) the stock option plans described in clause (i) of this Section 4.3.2.

          4.3.3 No Other Options. As of the Agreement Date: (i) there are no outstanding options or rights to purchase shares of HNC Common Stock, other than the options, referred to in Section 4.3.2, certain options granted between September 4, 1998 and the Agreement Date under the stock option plans referred to in Section 4.3.2 and any rights to purchase shares under the HNC Stock Purchase Plan; and (ii) HNC is not obligated to issue any shares of HNC Common Stock or any rights to acquire shares of HNC Common Stock, other than pursuant to (A) the options and stock purchase plan referred to in Section 4.3.2, certain options granted between September 4, 1998 and the Agreement Date under the stock option plans referred to in Section 4.3.2 and shares issued under the HNC Stock Purchase Plan and (C) the terms of this Agreement or any other agreement referred to in this Agreement.


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          4.3.4 Convertible Notes. As of the Agreement Date, the Company had
outstanding 4.75% Convertible Subordinated Notes due 2003 in the aggregate principal amount of $100,000,000.

     4.4 No Conflict. Neither the execution and delivery of this Agreement nor any of the HNC Ancillary Agreements or Sub Ancillary Agreements by HNC or Sub, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (i) any provision of the Certificate of Incorporation or Bylaws or other charter documents of HNC or Sub as currently in effect; (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to HNC or Sub or any of their respective assets or properties; or (iii) any material instrument, agreement or contract to which HNC or any of its subsidiaries (if any) is a party or by which HNC or any of its subsidiaries (if any) or any of their respective assets or properties are bound that has been filed by the SEC as an exhibit to (a) HNC's annual report on Form 10-K for its fiscal year ended December 31, 1997, as amended by any subsequent Form 10-K/As filed by HNC (the "1997 HNC 10-K") or (b) in any other HNC SEC Document (as defined in Section 4.5) filed with the SEC under the 1933 Act or the 1934 Act filed after February 17, 1998, the date on which the 1997 HNC 10-K was first filed with the SEC (the "HNC 10-K FILING DATE"), and prior to the Agreement Date.

     4.5  SEC Filings.

          (a) HNC has made available to OSI accurate and complete copies of each report, registration statement (on a form other than Form S-8) and definitive proxy statement (excluding copies of exhibits) filed by HNC with the SEC between the HNC 10-K Filing Date and the Agreement Date pursuant to the 1933 Act or the 1934 Act, including without limitation the HNC 1997 10-K (collectively, the "HNC SEC DOCUMENTS"). As of the time it was filed with the SEC (or, if amended or superseded by a subsequent filing prior to the Agreement Date, then on the date of such subsequent filing): (i) each of the HNC SEC Documents complied in all material respects with the applicable requirements of the 1933 Act or the 1934 Act (as the case may be); and (ii) none of the HNC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements (including any related notes) contained in the HNC SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments; and (iii) fairly present the consolidated financial position of HNC and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of HNC and its subsidiaries for the periods covered thereby.

          4.6 Validity of Shares. The shares of HNC Common Stock to be issued pursuant to the Merger will, when issued: (a) be duly authorized, validly issued, fully paid and non-assessable, and (b) will be free and clear of any liens and encumbrances created by HNC except for applicable restrictions on transfer imposed by Rule 145 promulgated under the 1933 Act, under applicable "blue sky" state securities laws and under any OSI Affiliate Agreement to be executed pursuant to this Agreement.

          4.7 No Brokers. Neither HNC nor Sub, nor any of their respective affiliates is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any other transaction contemplated hereby or thereby for which OSI or its stockholders will incur personal liability.

          4.8 Litigation. There is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending against HNC or any of its subsidiaries (or to HNC's or Sub's knowledge, against any officer, director, employee or agent of HNC or any of its subsidiaries in their capacity as such or relating to their employment, services or relationship with HNC or such subsidiary) before any court, administrative agency or arbitrator that, if determined adversely to HNC or such subsidiary (or any such officer, director, employee or agent) would have a Material Adverse Effect on HNC, or that could prevent, enjoin or materially alter or delay the consummation of the Merger or any other material transaction contemplated by this Agreement, nor, to HNC's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. There is no judgment, decree, injunction,


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rule or order of any governmental entity or agency, court or arbiter outstanding against HNC or any of its subsidiaries, that would (a) have a Material Adverse Effect on HNC or any of its subsidiaries, taken as a whole or (b) that would prevent or enjoin HNC or Sub from consummating the Merger.

     4.9 Tax-Free Reorganization. Neither HNC nor Sub has taken any action that would cause the Merger not to qualify as a tax-free reorganization under Section 368(a) of the Code.

     4.10 No Material Adverse Change. Since June 30, 1998 there has not been any Material Adverse Change (as defined in Article 1) in the financial condition, properties, assets, liabilities, business, results of operations, operations of HNC and its subsidiaries, taken as a whole (where, for purposes of this Section 4.10, the parties agree that a decrease in the market price of HNC Common Stock shall not, of itself, constitute a Material Adverse Change of the type described in this Section 4.10).

                                    ARTICLE 5

                          PRE-CLOSING COVENANTS OF OSI

     During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, OSI covenants and agrees with HNC as follows:

     5.1 Advice of Changes. OSI will promptly advise HNC in writing (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of OSI contained in Article 3 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Change in OSI's business, results of operations, or financial condition. OSI will deliver to HNC within fifteen (15) days after the end of each monthly accounting period ending after the Agreement Date and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements will be prepared in the ordinary course of OSI's business, consistent with its past practices in accordance with OSI's books and records and generally accepted accounting principles.

     5.2 Maintenance of Business. OSI will carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the Agreement Date. If OSI becomes aware of a material deterioration in the relationship with any key customer, key supplier or key employee, it will promptly bring such information to the attention of HNC in writing.

     5.3 Conduct of Business. OSI will continue to conduct its business and maintain its business relationships in the ordinary and usual course and neither OSI nor any of its subsidiaries will, without the prior written consent and approval (which may be given verbally to be promptly followed by written confirmation) of the President or Chief Financial Officer of HNC:

          (a) borrow or lend any money, other than reasonable advances to employees for bona fide travel and expenses that are incurred in the ordinary course of OSI's business consistent with OSI's past practices;

          (b) enter into any transaction or agreement not in the ordinary course of OSI's business;

          (c) grant any lien, security interest, other encumbrance on any of its assets;

          (d) sell, transfer or dispose of any of its assets except in the ordinary course of OSI's business consistent with OSI's past practices;

          (e) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

          (f) pay any bonus, increased salary or special remuneration to any officer, director, employee or consultant (except for normal salary increases and bonus payments that are consistent with OSI's past practices and, in each case, not to exceed 10% of such officer's, employee's or consultant's base annual compensation, and except pursuant to existing arrangements previously disclosed to and approved in writing by HNC), enter into any new


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employment or consulting agreement with any such person or enter into any indemnification agreement or agreement to advance expenses of defending any claim, suit or proceeding with any such person;

          (g)  change any of its accounting methods;

          (h) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any stockholder or securityholder of OSI or make any other cash payment to any stockholder or securityholder of OSI that is unusual, extraordinary, or not made in the ordinary course of OSI's business consistent with its past practices;

          (i) amend or terminate any contract, agreement or license to which OSI or any of its subsidiaries is a party except for those amended or terminated in the ordinary course of OSI's business, consistent with its past practices, and which (i) were not filed as exhibits to the OSI Form S-1 or (ii) would not, if so amended or terminated, have any material impact on OSI's business or financial condition;

          (j) guarantee or act as a surety for any obligation of any third party;

          (k) waive or release any material right or claim except in the ordinary course of OSI's business, consistent with OSI's past practice;

          (l) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or securities ultimately exchangeable for, or convertible into, shares of its capital stock; provided, however, that notwithstanding the foregoing, OSI (a) may issue shares of OSI Common Stock issuable upon the exercise of OSI Options that are outstanding on the Agreement Date in accordance with their terms as now in effect and (b) may grant stock options under the OSI 1994 Option Plan in the ordinary course of OSI's business to OSI employees and consultants in amounts, at exercise prices and on such terms, and to such persons, as are consistent with OSI's past practices for granting options to employees; provided further, that OSI will not grant any stock options under the OSI 1998 Option Plan;

          (m) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

          (n) merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity or enter into any negotiations, discussions or agreement for such purpose;

          (o)  amend its Certificate of Incorporation or Bylaws;

          (p) license any of its technology or Intellectual Property Rights except for licenses of products made in the ordinary course of OSI's business, or acquire any Intellectual Property Rights (or any license thereto) from any third party except for any such license obtained in the ordinary course of OSI's business;

          (q) materially change any insurance coverage or issue any certificates of insurance;

          (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to HNC for its review prior to filing;

          (s) modify or change the exercise or conversion rights or exercise or purchase prices of any capital stock of OSI, any OSI stock options, warrants or other OSI securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of OSI or (ii) the vesting or release of any shares of capital stock or other securities of OSI from any repurchase options or rights of refusal held by OSI or any other party or any other restrictions unless such accelerations/modifications are expressly required and mandated by the terms of a formal written agreement or plan that was entered into prior to the execution


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of this Agreement by HNC and OSI and not in contemplation of the Merger or other transactions contemplated by this Agreement;

          (t)  purchase or otherwise acquire, or sell or otherwise dispose of:
(i) any shares of HNC Common Stock or other HNC securities or (ii) any securities whose value is derived from or determined with reference to, in whole or in part, the value of HNC stock or other HNC securities; or

          (u) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(t).

     5.4 Approval of OSI's Stockholders. OSI shall hold the OSI Stockholders' Meeting or shall solicit the written consent of its stockholders at the earliest practicable date (consistent with SEC rules for Form S-4 registration statements) after the Form S-4 is declared effective by the SEC to submit this Agreement, the Merger and approval of any related agreements or transactions for the consideration and approval of the stockholders of OSI, which approval shall be recommended by OSI's Board of Directors (the vote taken at such OSI Stockholders' meeting or by the solicitation of such written consent of the stockholders of OSI is hereinafter referred to as the "OSI STOCKHOLDER VOTE"). Such OSI's Stockholders' Meeting or action by written consent shall be called, held and conducted, and any proxies or written consents shall be solicited, in compliance with OSI's Certificate of Incorporation and Bylaws, both as amended, and in compliance with applicable law. OSI will cause the Prospectus/Proxy Statement from the Form S-4 to be delivered to each stockholder of OSI at least ten (10) days prior to the taking of OSI Stockholder Vote. OSI will not put any proposal up for the vote of its stockholders (as part of the OSI Stockholder Vote or otherwise) other than the proposal to approve this Agreement and the Merger, without obtaining HNC's prior written consent to do so, which consent will not be unreasonably withheld, consistent with the provisions, purposes and intent of this Agreement.

     5.5 Proxy Statement. OSI will be solely responsible for any statement, information or omission in the Form S-4 and the Prospectus/Proxy Statement relating to OSI or its affiliates.

     5.6 Regulatory Approvals. OSI will promptly execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be required under the HSR Act) or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which HNC may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any OSI Ancillary Agreement. OSI will use its diligent efforts to obtain, and to cooperate with HNC to promptly obtain, all such authorizations, approvals and consents. OSI will use its best efforts to cooperate with and assist HNC to promptly prepare and file the Form S-4 and the Prospectus/Proxy Statement with the SEC, to promptly respond to any SEC comments regarding the Form S-4 or the Prospectus/Proxy Statement, to cause the SEC to declare the Form S-4 effective.

     5.7 Necessary Consents. OSI will use its diligent efforts to obtain such consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in addition to those set forth in the foregoing Sections of this Article 5 in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement and to enable OSI to carry on its business after the Effective Time substantially as such business was conducted by OSI prior to the Effective Time.

     5.8 Litigation. OSI will notify HNC in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by it to be threatened against OSI or any of its subsidiaries or any of their officers, directors, employees or stockholders in their capacity as such.

     5.9 No Other Negotiations. During the time period commencing on the Agreement Date and ending on the earlier to occur of (a) termination of this Agreement in accordance with the provisions of Article 10 or (b) consummation of the Merger, OSI will not, and OSI will not authorize, encourage or permit any officer, director, employee, stockholder, affiliate or agent of OSI or any other person on OSI's or their behalf to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction; (iii) furnish any information regarding OSI to any


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person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction; (iv) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction; (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than HNC) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between OSI and any third party that is related to, provides for or concerns any Alternative Transaction. During the foregoing time period identified in the preceding sentence, OSI will promptly disclose to HNC any inquiries or proposals for Alternative Transactions received by OSI from any third parties, which disclosure shall include the identity of the party making the inquiry or proposal and the terms of any proposal that are received. As used herein, the term "ALTERNATIVE TRANSACTION" means (i) any commitment, agreement or transaction involving or providing for the possible disposition of all or any substantial portion of OSI's business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, tender offer and/or any other form of business combination or (ii) any initial public offering of capital stock or other securities of OSI pursuant to a registration statement filed under the 1933 Act.

     5.10 Access to Information. Until the Closing, OSI will allow HNC and its agents, during normal business hours and on reasonable advance notice (which may be given orally), access to the files, books, records, personnel and offices of OSI, including, without limitation, any and all information relating to OSI's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, subject to the terms of the Mutual Confidentiality and Non-Disclosure Agreement between OSI and HNC (the "CONFIDENTIALITY AGREEMENT"). OSI will cause its accountants to cooperate with HNC and its agents in making available all financial information reasonably requested by HNC, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. OSI will also use its diligent efforts to cause its accountants to assist and cooperate with HNC in the preparation of the Form S-4.

     5.11 Satisfaction of Conditions Precedent. OSI will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Articles 8 and 9, and OSI will use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with this Agreement. In particular, OSI will use its best efforts to cause the Merger to become effective in accordance with this Agreement by November 30, 1998.

     5.12 OSI Affiliate Agreements. Concurrently with the execution of this Agreement, OSI will deliver to HNC a letter identifying all OSI's directors, executive officers, ten percent (10%) or greater stockholders (and affiliates of such persons who are stockholders of OSI) and all persons or entities who in OSI's good faith judgment are or may be deemed to be "affiliates" of OSI within the meaning of Rule 144 or Rule 405 promulgated under the 1933 Act at the time this Agreement is executed ("OSI AFFILIATES"). OSI will use its diligent efforts to cause each OSI Affiliate to execute and deliver to HNC, as promptly as practicable after OSI's signing of this Agreement, an Affiliate Agreement in substantially the form of Exhibit D (the "OSI AFFILIATE AGREEMENT"). In addition, OSI will use its diligent efforts to cause each person or entity who may become an OSI Affiliate after the Agreement Date and before the Effective Time to execute and deliver an OSI Affiliate Agreement to HNC promptly after such person or entity becomes an OSI Affiliate.

     5.13 Blue Sky Laws. OSI will use its best efforts to assist HNC to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

     5.14 Pooling. OSI will cooperate with HNC to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests for accounting and financial reporting purposes. Following the Agreement Date, OSI will not take any action if, prior to taking such action, OSI has been informed by HNC or its accountants or by OSI's accountants that, in the opinion of HNC's or OSI's accountants (as applicable), taking such action is reasonably likely to preclude HNC from accounting for the Merger as a "pooling of interests" for accounting and financial reporting purposes and HNC or its accountants promptly give OSI a writing that states in reasonable detail the action(s) that HNC or its accountants suggest OSI not take.

     5.15 Certain Investments; Agreements. OSI does not own, and will not make any purchase or other acquisition of, or investment in, any shares of HNC Common Stock or other securities of HNC. OSI will not enter into any agreement with any holders of HNC shares calling for either OSI or HNC to retire or reacquire all or part of the HNC shares to be issued pursuant to the Merger. OSI will not enter into any financial arrangements for the benefit of any OSI stockholder which, in effect, would negate the exchange of equity securities contemplated under


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this Agreement and the Merger, including without limitation any loan or other financial arrangement at abnormally low interest rates, or any guarantee of loans secured by HNC shares to be issued pursuant to the Merger.

     5.16 OSI Dissenting Shares. As promptly as practicable after the date of OSI Stockholder Vote and prior to the Closing Date, OSI will furnish HNC with the name and address of each holder (or potential holder) of any OSI Dissenting Shares (if any) and the number of OSI Dissenting Shares (or potential OSI Dissenting Shares) owned by each such holder.

     5.17 Termination of Registration and Voting Rights. All registration rights agreements and voting agreements and proxies applicable to or affecting any outstanding shares or other securities of OSI (other than the Voting Agreements and the related Proxies referred to in Section 3.22) will be duly terminated and canceled by no later than immediately prior to the Effective Time.

     5.18 Invention Assignment and Confidentiality Agreements. OSI will use its best efforts to obtain from each employee, contractor and consultant of OSI who has had access to any software, technology or copyrightable, patentable or other proprietary works owned or developed by OSI, or to any other confidential or proprietary information of OSI or its clients, an invention assignment and confidentiality agreement in a form reasonably acceptable to HNC, duly executed by such employee, contractor or consultant and delivered to OSI.

     5.19 OSI Employee Plans and Benefit Arrangements. OSI shall not issue any shares of its capital stock under the OSI Employee Stock Purchase Plan and shall terminate any OSI Benefit Arrangement which is governed by Section 401(k) of the Code immediately prior to the Effective Time upon the request of HNC. In the event that the distribution or rollover of assets from the trust of a Code
Section 401(k) plan which is terminated will trigger liquidation, surrender or other fees which will be imposed on the terminated plan or any participant or beneficiary of such terminated plan, OSI shall take such actions as are necessary to reasonably estimate the amount of such fees and provide such reasonable estimate in writing to HNC prior to the Effective Time. Any OSI Benefit Arrangement which is governed by Section 401(k) of the Code and relies on a standardized prototype document shall be amended prior to the Effective Time so as not to require all corporations which are members of the same controlled group of corporations as the employer sponsoring such plan to participate in such plan. OSI shall file any delinquent Form 5500s through the Department of Labor Delinquent Filer Voluntary Compliance Program prior to the Effective Time.

     5.20 Exercise of Warrants. OSI shall use its best efforts to cause each and every holder of any Warrant to exercise each such Warrant in full in accordance with its terms prior to the Effective Time so that no Warrants are outstanding immediately prior to the Effective Time. For purposes of this Section the term "Warrants" has the meaning given to such term in Section 3.4.2.

     5.21 Closing of Merger. OSI will not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to OSI's obligations to effect the Merger under Article 8 hereof have been satisfied or waived by OSI and HNC elects to consummate the Merger.

     5.22 Tax-Free Reorganization. OSI will not take any action that would cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

                                    ARTICLE 6

                                  HNC COVENANTS

     During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, HNC covenants and agrees as follows:

     6.1 Advice of Changes. HNC will promptly advise OSI in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of HNC or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, to be untrue or inaccurate in any material respect.

     6.2 Regulatory Approvals. HNC will execute and file, or join in the execution and filing, of any application, notification (including without limitation any notification or provision of information, if any, that may be


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required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the HNC Ancillary Agreements and Sub Ancillary Agreements in accordance with the terms of this Agreement. HNC will use diligent efforts to obtain all such authorizations, approvals and consents.

     6.3 Satisfaction of Conditions Precedent. HNC will use its best efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8, and HNC will use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement. In particular, HNC will use its best efforts to cause the Merger to become effective in accordance with this Agreement by November 30, 1998.

     6.4 Listing of Additional Shares. HNC will use its best efforts to cause the shares of HNC Common Stock issuable upon conversion of OSI Common Stock and OSI Preferred Stock in the Merger and upon exercise of the HNC Options to be issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq Stock Market.

     6.5 Closing of Merger. HNC will not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to HNC's obligations to effect the Merger under Article 9 hereof have been satisfied or waived by HNC and OSI elects to consummate the Merger. In the event that HNC (a) breaches the provisions of the first sentence of this Section 6.5 and refuses to consummate the Merger, or (b) does not consummate the Merger and terminates this Agreement pursuant to Section 10.2.2 solely due to OSI's failure to satisfy any of the closing conditions contained in Sections 9.24 through 9.28 of this Agreement (either such action described in (i) or (ii) above being hereinafter referred to as a "REFUSAL ACTION"), then HNC will: (a) if HNC is requested by OSI to do so pursuant to a written notice delivered by OSI to HNC within thirty (30) days after HNC notifies OSI that HNC is taking a Refusal Action, purchase from OSI a total of 625,000 shares of OSI Common Stock, as presently constituted, at a price of $8.00 per share (for a total purchase price of $5,000,000), payable in cash, pursuant to a stock purchase agreement with OSI and related agreements containing the principal terms and conditions summarized in Part A of Exhibit E; and (b) if HNC is requested by OSI to do so pursuant to a written notice delivered by OSI to HNC within thirty (30) days after HNC notifies OSI that HNC is taking a Refusal Action, loan to OSI the principal sum of Five Million Dollars ($5,000,000) (or such lesser amount as OSI may request) on a secured basis on the loan terms and conditions summarized on Part B of Exhibit E. As a material inducement and consideration for HNC to enter into this Agreement, the parties hereby acknowledge and agree HNC's agreement to the provisions of this
Section 6.5, and HNC's performance of the foregoing obligations of HNC under the immediately preceding sentence, will constitute liquidated damages and the sole and exclusive right and remedy of OSI and its securityholders, and the sole and exclusive liability of HNC, for any breach or violation by HNC of its obligations under the first sentence of this Section 6.5 and/or any Refusal Action and that HNC shall not obligated to consummate the Merger and OSI shall not be entitled to any injunctive relief, the remedy of specific performance or other remedy due to HNC's failure to consummate the Merger pursuant to a Refusal Action. OSI further acknowledges and agrees that neither HNC, Sub, nor any of their respective officers, directors, employees, securityholders, agents or attorneys, or their successors or assigns, shall have any liability or obligation whatsoever to OSI or to any of its officers, directors, securityholders, employees or agents on account of any Refusal Action by or on the part of HNC, except as expressly provided in this Section 6.5.

     6.6 Employee Benefits. As soon as practicable after the Agreement Date, HNC and OSI shall confer and work together in good faith to agree upon a mutually acceptable plan that is consistent with the other terms and conditions of this Agreement, and that has as its primary purpose the transition (to the extent reasonably practicable and lawful, and to the extent financially reasonable) of OSI employees to HNC employee benefit plans providing benefits not less favorable in the aggregate than other similarly situated employees of HNC and in a manner that results in minimal disruption to the continuing operations of OSI and that does not result in any material increase in HNC's or the Surviving Corporation's cost per employee of providing the benefits afforded under such employee benefit plans; provided, however, that nothing herein will require HNC (or the Surviving Corporation) to cancel or terminate, or to adopt or continue to provide benefits under, any OSI Benefit Arrangement or other OSI employee benefit plan, or to suffer or incur any unusual financial expense, or any fine or penalty, in connection therewith. In the event that, pursuant to
Section 5.19, OSI terminates the OSI Benefit Arrangement which is governed by
Section 401(k) upon the request of HNC, HNC will take such actions as are necessary and desirable to permit participants of


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such terminated plan that commence employment with HNC to rollover their accounts to a Section 401(k) plan sponsored by HNC.

     6.7  Indemnification and Insurance

          6.7.1 Indemnification. Subject to the provisions of this Section 6.7, for a period of six (6) years after the Effective Time, HNC shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of OSI and any officers, directors and employees of OSI who are (or were) fiduciaries of OSI "employee benefits plans" (as defined in Section 3(3) of ERISA) (collectively, the "OSI INDEMNIFIED PARTIES") in respect of acts or omissions of such persons taken or occurring prior to the Effective Time and made in their capacity as an officer or director of OSI (including without limitation any acts or omissions of such persons with respect to this Agreement and the transactions contemplated hereby) or made in their capacity as such a fiduciary, to the fullest extent permitted by (i) the provisions of Sections 145(a), (b) and (c) of the Delaware General Corporation Law (as if the references to the word "may" in the first sentences of Sections 145(a) and (b) was "shall") and (ii) by OSI's Certificate of Incorporation and Bylaws as in effect on the Agreement Date; provided, however, that notwithstanding the foregoing, nothing in this Section 6.7.1 shall require the Surviving Corporation or HNC to provide the foregoing indemnification to an OSI Indemnified Party: (a) to any extent that such indemnification is limited or not permitted by applicable law; or (b) to any extent that such indemnification involves a claim for indemnification for an act or omission of such OSI Indemnified Party that (i) constituted a breach of such OSI Indemnified Party's duty of loyalty to OSI or its stockholders, (ii) a breach of fiduciary duty in the operation or administration of an "employee benefits plan" (as defined in Section 3(3) of ERISA), (iii) was not taken in good faith by such OSI Indemnified Party or involved intentional misconduct or a knowing violation of law on the part of such OSI Indemnified Party, or (iv) related to any transaction from which such OSI Indemnified Party derived an improper personal benefit. In the event that any claim or claims for indemnification under this
Section 6.7.1 is or are asserted against HNC in writing within six (6) years after the Effective Time, then all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

          6.7.2 Advancement of Expenses. Subject to the provisions of this
Section 6.7, without limiting the provisions of Section 6.7.1, in the event that, within six (6) years of the Effective Time, any OSI Indemnified Party becomes involved, in such OSI Indemnified Party's capacity as an officer or director of OSI, as a defendant in any action or proceeding, or the subject of any investigation, in each case in connection with any matter as to which indemnification is and can be claimed by such officer or director pursuant to
Section 6.7.1, then, to the fullest extent permitted under applicable law, HNC shall, or shall cause the Surviving Corporation to, pay as incurred, such OSI Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection with such action, proceeding or investigation (to the extent that such expenses have been verified by written invoices from the parties billing such expenses to the OSI Indemnified Party that have been delivered to HNC), upon receipt of a written undertaking executed by such OSI Indemnified Party to repay to HNC or the Surviving Corporation, as applicable, all such legal and other expenses paid by HNC or the Surviving Corporation under this Section 6.7.2 if it shall ultimately be determined that such OSI Indemnified Party is not entitled to be indemnified by the Surviving Corporation or HNC for such expenses under applicable law or the provisions of Section 6.7.1.

          6.7.3 Insurance. After the Effective Time, HNC shall, or shall cause OSI to, provide officers' and directors' liability insurance having a five (5) year term (running from the Effective Time), solely in respect of acts or omissions occurring on or prior to the Effective Time covering each of OSI's officers and directors who are currently covered by OSI's directors' and officers' liability insurance policy in effect on the Agreement Date (which policy is listed in Schedule 3.20 to the OSI Disclosure Letter) on terms substantially similar to those of such policy in effect on the Agreement Date; provided, however, that in satisfying its obligation under this Section, HNC shall not be obligated to expend in excess of a cumulative aggregate maximum of $120,000 (the "MAXIMUM PREMIUM") for such five (5) year coverage, and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.7.3, it shall obtain as much comparable insurance as possible for a premium equal to the Maximum Premium. OSI Indemnified Parties shall look first to the insurance policies described in this Section 6.7.3 for recovery of any amounts which they may be entitled to be paid under the foregoing provisions of Sections
6.7.1 and/or 6.7.2. To the extent that any insurance proceeds payable under the insurance policy or policies described in this Section 6.7.3 are payable to pay any amounts for which HNC and/or the Surviving Corporation have previously paid indemnification or advanced expenses pursuant to this Section 6.7, then HNC and the Surviving Corporation, as applicable, shall be entitled to recover such insurance proceeds. HNC's and/or the Surviving Corporation's obligations to pay any


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amounts to an OSI Indemnified Party under this Section 6.7 shall be reduced, dollar for dollar, by the amount of any insurance proceeds actually received by such OSI Indemnified Party in respect of such amounts.

          6.7.4 Escrow Matters. Notwithstanding the foregoing provisions of Sections 6.7.1 and 6.7.2, neither HNC nor the Surviving Corporation shall be obligated to indemnify any person with respect to any amounts paid from the Escrow Shares in satisfaction of an indemnification claim made by HNC or any other Indemnified Person pursuant to Article 11 of this Agreement.

     6.8 Tax-Free Reorganization. Neither HNC nor Sub will take any action that would cause the Merger not to qualify as a tax-free reorganization under Section 368(a) of the Code.

                                    ARTICLE 7

                                 CLOSING MATTERS

     7.1  The Closing. Subject to termination of this Agreement as provided in
Article 10 below, the closing of the transactions to consummate the Merger (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Standard Time as soon as practicable, and in all events by the second business day after all of the conditions to Closing set forth in Sections 8 and 9 hereof have been satisfied and/or waived in accordance with this Agreement, or on such other day as HNC and OSI may mutually agree on (the "CLOSING DATE"). Concurrently with the Closing, the Certificate of Merger will be filed with the Delaware Secretary of State.

     7.2  Exchange of Certificates.

          7.2.1 At the Closing, each holder of shares of OSI Common Stock and/or OSI Preferred Stock will surrender the certificate(s) for such shares (each a "OSI CERTIFICATE"), duly endorsed to HNC for cancellation as of the Effective Time together (if requested by HNC) with the agreement and acknowledgment contemplated by the second sentence of Section 2.4.2. Promptly after the Effective Time and receipt of such OSI Certificates and such agreement and acknowledgment, HNC or its transfer agent will issue to each tendering holder of a OSI Certificate a certificate for the number of shares of HNC Common Stock to which such holder is entitled pursuant to Section 2.1.2 (less the Escrow Shares of such holder that are to be withheld and placed in escrow pursuant to Section
2.4 and the Escrow Agreement) and HNC or its transfer agent will pay by check to each tendering holder cash in lieu of fractional shares in the amount payable to such holder in accordance with the provisions of Section 2.1.4. At or about the Closing Date, HNC will deliver the certificates representing the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement.

          7.2.2 No dividends or distributions payable to holders of record of HNC Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered OSI Certificate unless and until the holder of such unsurrendered OSI Certificate surrenders such OSI Certificate to HNC as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any OSI Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to HNC Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

          7.2.3 After the Effective Time there will be no further registration of transfers on the stock transfer books of OSI or its transfer agent of any shares of capital stock of OSI that were outstanding immediately prior to the Effective Time. If, after the Effective Time, OSI Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

          7.2.4 Until OSI Certificates representing shares of OSI Common Stock and/or OSI Preferred Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 7.2.1 above, such OSI Certificates will be deemed, for all purposes, to evidence ownership of the number of shares of HNC Common Stock into which such shares of OSI Common Stock and/or OSI Preferred Stock will have been converted pursuant to Section 2.1.2.


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                                    ARTICLE 8

                        CONDITIONS TO OBLIGATIONS OF OSI

     OSI's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by OSI, but only in a writing signed by OSI):

     8.1 Accuracy of Representations and Warranties. The representations and warranties of HNC and Sub set forth in Article 4 (as qualified by the HNC Disclosure Letter) will be true and accurate on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), and OSI will have received a certificate to such effect executed by an executive officer of HNC.

     8.2 Covenants. HNC will have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by HNC on or before the Closing), and OSI will have received a certificate to such effect signed by an executive officer of HNC.

     8.3 Requisite Approvals. The Merger and the principal terms of this Agreement shall have been duly and validly approved and adopted by OSI's stockholders, in accordance with applicable laws and OSI's Certificate of Incorporation and Bylaws. The principal terms of this Agreement and the issuance of shares of HNC Common Stock in the Merger and the grant of HNC Options upon conversion of OSI Options in the Merger will have been duly and validly approved and adopted by HNC's Board of Directors in accordance with applicable laws and HNC's Certificate of Incorporation and Bylaws. The principal terms of this Agreement will have been approved and adopted by Sub's Board of Directors and sole stockholder in accordance with applicable law and Sub's Certificate of Incorporation and Bylaws.

     8.4 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement. There will not be issued or enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any court, arbitrator, Governmental Authority or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or involves a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Merger or any other material transaction contemplated by this Agreement.

     8.5 Government Consents; HSR Act Compliance. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including but not limited to requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted.

     8.6 Form S-4 Effective. The Form S-4 shall have been declared effective by the SEC and no stop order of the SEC affecting the issuance of the shares of HNC Common Stock or HNC Options in the Merger shall be in effect.

     8.7 Opinion of HNC's Counsel. OSI will have received from Fenwick & West LLP, counsel to HNC, a favorable opinion regarding the matters set forth in Exhibit F.

     8.8 Nasdaq Listing. The shares of HNC Common Stock issuable in the Merger pursuant to Section 2.1.2, and the shares of HNC Common Stock issuable upon the exercise of HNC Options issued in the Merger pursuant to Section 2.2, shall be authorized for listing on the Nasdaq Stock Market (subject to notice of issuance).

     8.9 No Material Adverse Change. There will not have been any Material Adverse Change (as defined in Article 1) in the financial condition, properties, assets, liabilities, business, results of operations or operations of


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HNC and its subsidiaries, taken as a whole, since June 30, 1998 (where, for purposes of this Section 8.9, the parties agree that a decrease in the market price of HNC Common Stock shall not, of itself, constitute a Material Adverse Change of the type described in this Section 8.9), and OSI will have received a certificate to such effect signed by OSI's President or Chief Financial Officer.

                                    ARTICLE 9

                    CONDITIONS TO OBLIGATIONS OF HNC AND SUB

     The obligations of HNC and Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by HNC, but only in a writing signed by HNC):

     9.1 Accuracy of Representations and Warranties. The representations and warranties of OSI set forth in Article 3 (as qualified by OSI Disclosure Letter)
(a) that are qualified as to materiality will be true and correct and (B) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), and HNC will have received a certificate to such effect executed by OSI's President and/or Chief Financial Officer.

     9.2 Covenants. OSI will have performed and complied in all material respects with all of its covenants contained in Article 5 on or before the Closing, and HNC will have received a certificate to such effect signed by OSI's President and/or Chief Financial Officer.

     9.3 No Material Adverse Change. There will not have been any Material Adverse Change (as defined in Article 1) in the financial condition, properties, assets, liabilities, business, results of operations or operations of OSI and its subsidiaries, taken as a whole, and HNC will have received a certificate to such effect signed by OSI's President and Chief Financial Officer.

     9.4 No Legal Restraints; No Litigation. There will not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Merger or any other material transaction contemplated by this Agreement or any OSI Ancillary Agreement. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a Material Adverse Effect on OSI.

     9.5 Government Consents; HSR Act Compliance. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions, as may be required to consummate the Merger by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act applicable to the Merger shall have expired or early termination of such waiting periods shall have been granted without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of OSI or HNC or any of their subsidiaries by HNC or OSI or any of their subsidiaries.

     9.6 Opinion of OSI's Counsel. HNC will have received from Hale and Dorr LLP, counsel to OSI, a favorable opinion substantially in the form of Exhibit G, provided, however that certain of the opinions set forth in Exhibit G may be provided in an opinion from Shipman & Goodwin, counsel to OSI, subject to the reasonable satisfaction of Fenwick & West LLP.


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     9.7  Consents. HNC will have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates including without limitation those set forth in Schedule 3.12 to the OSI Disclosure Letter contemplated by this Agreement or OSI Disclosure Letter or reasonably deemed necessary by HNC's legal counsel to provide for the continuation in full force and effect of any and all material contracts, agreements and leases of OSI and its subsidiaries after the Merger and the preservation of OSI's IP Rights and other assets and properties after the Merger and for HNC to consummate the Merger and the other transactions contemplated by this Agreement, the HNC Ancillary Agreements and the OSI Ancillary Agreements in form and substance reasonably satisfactory to HNC.

     9.8 Requisite Approvals. The principal terms of this Agreement, the Merger and OSI Ancillary Agreements will have been duly and validly approved and adopted, as required by applicable law and OSI's Certificate of Incorporation and Bylaws, by: (a) OSI's Board of Directors; (b) the valid and affirmative vote of OSI's stockholders as described in Section 3.23.

     9.9 Restriction on Dissenting Shares. The number of the outstanding shares of OSI Common Stock and OSI Preferred Stock (if any) that have not affirmatively voted in favor of the Merger and are eligible to exercise or perfect any statutory appraisal rights of dissenting stockholders under applicable law will not exceed that number of such shares which represented five percent (5%) of the shares of OSI Common Stock outstanding on the Record Date (as defined in Section 3.23) where, for this purpose, each share of OSI Preferred Stock will be deemed to be that number of shares of OSI Common Stock into which it was convertible under OSI's Certificate of Incorporation on the Record Date.

     9.10 OSI Affiliate Agreements. Each director, executive officer and ten percent (10%) or greater stockholder of OSI and each OSI Affiliate who is to receive HNC Common Stock in the Merger will have executed and delivered to HNC a OSI Affiliate Agreement in the form of Exhibit D.

     9.11 Non-Competition Agreements. HNC will have received from each of Douglas K. Anderson, Graham H. Gurney, John L. Person, Clifford I. Waggoner and Richard J. Willemin, a fully executed copy of a Non-Competition Agreement in the form of Exhibit H.

     9.12 Escrow Agreement. HNC will have received a fully executed copy of the Escrow Agreement in the form of Exhibit A executed by the Escrow Agent and the Representative.

     9.13 Form S-4 Effective. The Form S-4 shall have been declared effective by the SEC and no stop order of the SEC affecting the issuance of the shares of HNC Common Stock or HNC Options in the Merger shall be in effect.

     9.14 Continued Employment of Certain Personnel. Each of Douglas K. Anderson and John L. Person, who are currently employees of OSI, (a) shall have continued to be employed as full-time employees of OSI at all times from the Agreement Date through the Effective Time and (b) shall have accepted offers of continued at will employment with OSI following the Effective Time pursuant to written employment offer letters reasonably satisfactory to HNC in which such persons will have agreed to continue to be full-time employees of OSI for a period of two (2) years after the Effective Time.

     9.15 Resignation of Directors. The directors of OSI in office immediately prior to the Effective Time of the Merger (other than any such director who is designated in Section 2.5(g) to be a director of OSI immediately after the Effective Time) will have resigned as directors of the Surviving Corporation in writing effective as of the Effective Time.

     9.16 Pooling Opinions. HNC will have been advised in writing, as of immediately prior to the Effective Time, by its accountants, PricewaterhouseCoopers LLP, that as of such date, subject to customary qualifications, PricewaterhouseCoopers LLP concurs with HNC's management's conclusion that no conditions exist that would preclude HNC from accounting for the Merger as a pooling of interests in accordance with generally accepted accounting principles, and OSI will have been advised in writing, as of immediately prior to the Effective Time, by its accountants, PricewaterhouseCoopers LLP, that, as of such date, subject to customary qualifications, no conditions exist that would preclude OSI from being a party to a business combination for which the pooling of interest method of accounting would be available in accordance with generally accepted accounting principles.


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     9.17 No Other OSI Securities. All Other OSI Securities (including without limitation all Warrants), if any, will have been exercised in full and thereby converted into shares of OSI Common Stock or OSI Preferred Stock in accordance with their current terms and conditions, so that no Other OSI Securities will be outstanding immediately prior to the Effective Time.

     9.18 BISYS Rights Released. The BISYS Group, Inc. ("BISYS") shall have executed and delivered to OSI a written release and waiver agreement reasonably satisfactory in form and substance to HNC and its counsel, wherein BISYS shall:
(a) terminate any rights of BISYS under Section 20 of that certain Software License and Marketing and Distribution Agreement dated August 20, 1997 between BISYS and OSI (the "BISYS AGREEMENT"); (b) waive, with respect to the Merger, any rights of BISYS arising from (i) the "Change of Control" (as defined in Section 1.0 of the BISYS Agreement) provisions of the BISYS Agreement, including without limitation, those provisions in Sections 13 and 21(b)(iii) of the BISYS Agreement and (ii) any other provisions of the BISYS Agreement that may be triggered by the consummation of the Merger or any of the other transactions contemplated to occur under this Agreement at the Effective Time; and (c) waive and terminate any rights of BISYS under Section 14 of the BISYS Agreement.

     9.19 COCC Rights Released. Connecticut On-Line Computer Center, Inc. ("COCC") shall have executed and delivered to OSI a written release and waiver agreement reasonably satisfactory in form and substance to HNC and its counsel, wherein COCC shall waive and terminate any rights of COCC arising from (i) the "Change of Control" (as defined in Section 1.2 of the COCC Agreement) provisions of that certain License and Marketing Agreement dated December 9, 1997 between COCC and OSI (the "COCC AGREEMENT"), including without limitation, those provisions in Section 16.2(iii) of the COCC Agreement and (ii) any other provisions of the COCC Agreement that may be triggered by the consummation of the Merger or any other transactions contemplated to occur under this Agreement at the Effective Time.

     9.20 CII's Series A-2 Rights Confirmed. Connecticut Innovations Incorporated ("CII") shall have executed and delivered to OSI a written agreement reasonably satisfactory in form and substance to HNC and its counsel, wherein CII shall confirm that it is not exercising the rights set forth in
Section 5 of that certain Purchase Agreement dated May 12, 1995 between CII and OSI (the "CII AGREEMENT") in connection with the Merger and that such rights terminate by their terms upon the consummation of the Merger.

     9.21 Investors' Series B Rights Confirmed. The "Investors" listed in Schedule A of that certain Series B Preferred Stock and Warrant Purchase Agreement dated December 27, 1995 between the Investors listed in Schedule A thereof and OSI (the "SERIES B AGREEMENT") shall have executed and delivered to OSI a written agreement reasonably satisfactory in form and substance to HNC and its counsel, wherein such Investors shall confirm that they are not exercising the rights set forth in Section 6 of the Series B Agreement in connection with the Merger and that such rights terminate by their terms upon the consummation of the Merger.

     9.22 Investors' Series C Rights Confirmed. The "Investors" listed in Schedule A of that certain that certain Series C Preferred Stock and Warrant Purchase Agreement dated October 23, 1996 between the Investors listed in Schedule A thereof and OSI (the "SERIES C AGREEMENT") shall have executed and delivered to OSI a written agreement reasonably satisfactory in form and substance to HNC and its counsel, wherein such Investors shall confirm that they are not exercising their rights set forth in Section 6 of the Series C Agreement in connection with the Merger and that such rights terminate by their terms upon the consummation of the Merger.

     9.23 Investors' Series D Rights Confirmed. BISYS shall have executed and delivered to OSI a written agreement reasonably satisfactory in form and substance to HNC and its counsel, wherein BISYS shall confirm that it is not exercising the rights set forth in Section 6 of that certain Series D Preferred Stock and Warrant Purchase Agreement dated August 22, 1997 between BISYS and OSI (the "SERIES D AGREEMENT") in connection with the Merger and that such rights terminate by their terms upon the consummation of the Merger.

     9.24 Rights under CII Agreement Confirmed. CII shall have executed and delivered to OSI a written release and waiver agreement reasonably satisfactory in form and substance to HNC and its counsel, wherein CII shall confirm that any rights of CII arising from Sections 7.5 and 7.6 of the CII Agreement terminate by their terms upon the consummation of the Merger.


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     9.25 Rights under 12/27/95 Series B Management Rights Letter Released. The
"Investors" who are listed on Schedule 1 of that certain Management Rights Letter dated December 27, 1995 between OSI and such Investors (the "12/27/95 LETTER") shall have executed and delivered to OSI a written release and waiver agreement reasonably satisfactory in form and substance to HNC and its counsel, wherein such Investors waive and terminate all rights of Investors under the 12/27/95 Letter effective as of the consummation of the Merger; provided, however, that the confidentiality provisions of the second to the last paragraph of such letter shall continue in full force and effect.

     9.26 Rights under 10/23/96 Series C Management Rights Letter Released. The "Investors" who are listed on Schedule 1 of that certain Management Rights Letter dated October 23, 1996 between OSI and such Investors (the "10/23/96 LETTER") shall have executed and delivered to OSI a written release and waiver agreement reasonably satisfactory in form and substance to HNC and its counsel, wherein such Investors waive and terminate all rights of Investors under the 10/23/96 Letter effective as of the consummation of the Merger; provided, however, that the confidentiality provisions of the second to the last paragraph of such letter shall continue in full force and effect.

     9.27 Rights under 8/22/97 Series D Management Rights Letter Released. BISYS shall have executed and delivered to OSI a written release and waiver agreement reasonably satisfactory in form and substance to HNC and its counsel, wherein BISYS waives and terminates all rights of BISYS under that certain Management Rights Letter dated October 23, 1996 between OSI and BISYS effective as of the consummation of the Merger (the "8/22/97 LETTER"); provided, however, that the confidentiality provisions of the second to the last paragraph of such letter shall continue in full force and effect.

     9.28 Rights under Investors' Rights Agreement Confirmed. Those "Investors" listed in Schedules A, B, C and D of that certain Amended and Restated Investors' Rights Agreement dated August 22, 1997 between the Investors listed in Schedules A, B, C and D thereof and OSI (the "INVESTORS' RIGHTS AGREEMENT") necessary to effect an amendment or waiver of the Investors' Rights Agreement pursuant to Section 3.7 thereof shall have executed and delivered to OSI a written agreement reasonably satisfactory in form and substance to HNC and its counsel, wherein such Investors shall confirm that all rights of the Investors under the Investors' Rights Agreement terminate by their terms upon the consummation of the Merger.

                                   ARTICLE 10

                            TERMINATION OF AGREEMENT

     10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of HNC and OSI.

     10.2 Unilateral Termination.

          10.2.1 Either HNC or OSI, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

          10.2.2 Either HNC or OSI, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific time on the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2.2 shall not be available to any party whose failure to perform in any material respect any of its obligations under this Agreement results in the failure of any condition set forth in Article 8 or Article 9 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty made under this Agreement by such party, if the other party has performed in all material respects its obligations under this Agreement and if the representations and warranties of such other party to this Agreement are true and correct in all material respects as of the Termination Date.

          10.2.3 Either HNC or OSI may terminate this Agreement at any time prior to the Closing if the other has committed (or, in the case of a termination by OSI, Sub has committed) a material breach of (a) any of its representations and warranties under Article 3 or Article 4 of this Agreement, as applicable; or (b) any of its covenants under Article 5 or Article 6 of this Agreement, as applicable, and has not cured such material breach within


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thirty (30) days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.2.3.

     10.3 No Liability for Termination. Termination of this Agreement by a party (the "TERMINATING PARTY") in accordance with this Section 10 will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination, except to the extent otherwise expressly provided in
Section 6.5.

                                   ARTICLE 11

                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

                       AND REMEDIES, CONTINUING COVENANTS

     11.1 Survival of Representations. All representations, warranties and covenants of OSI contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of HNC, until that date (the "ESCROW RELEASE DATE") which is the earlier of (i) the termination of this Agreement or (ii) the first (1st) anniversary of the Effective Time; provided, however, that the representations and warranties respecting matters addressed by the first audited financial statements of HNC (on a consolidated combined basis with OSI) together with a report thereon from HNC's independent auditors, shall not expire later than the date on which such financial statements are first released to the public.

     11.2 Agreement to Indemnify. Subject to the terms and conditions of this
Article 11 and the Escrow Agreement, the OSI Stockholders will indemnify and hold harmless HNC and the Surviving Corporation and their respective officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control HNC or the Surviving Corporation within the meaning of the 1933 Act or the 1934 Act (each hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs (hereinafter collectively referred to as "DAMAGES") directly or indirectly incurred, resulting or and arising out of: (a) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by OSI in this Agreement or in the OSI Disclosure Letter or in any certificate delivered by or on behalf of OSI or an officer of OSI pursuant hereto (if such inaccuracy, misrepresentation, breach or default existed at the Closing Date); (b) any failure of any information pertaining to OSI and contained in the Form S-4 or the Prospectus/Proxy Statement to be true, correct and complete; or (c) any Excess Transaction Expenses (as defined in Section 12.7). Any claim of indemnity made by an Indemnified Person under this Section 11.2 must be raised in a writing delivered to the Escrow Agent by no later than the Escrow Release Date, and, if raised by such date, such claim shall survive the Escrow Release Date until final resolution thereof. As used herein, the term "Damages" will not include any overhead costs of HNC personnel not involving out-of-pocket expense and the amount of Damages incurred by any Indemnified Person will be reduced, dollar for dollar, by the amount of any insurance proceeds actually received by HNC (or any subsidiary of HNC) on account of such Damages and the amount of U.S. federal or state tax savings that the Representative demonstrates have been (or will be) actually recognized by HNC for tax periods occurring during or after the Escrow Period and that are directly attributable to Damages otherwise recoverable under this Section (however, HNC shall not be obligated to disclose to OSI any nonpublic financial information regarding HNC in order to assist OSI in demonstrating such tax benefits, except that if any such tax benefits have in fact been recognized by HNC, HNC will accurately describe the amount of such recognized tax benefits upon requests); but "Damages" will include all reasonable costs or expenses incurred by HNC to recover such insurance proceeds or to obtain such direct tax savings. The Indemnified Persons will use reasonable efforts to mitigate their Damages.

     11.3 Limitation. In seeking indemnification for Damages under Section 11.2, the Indemnified Persons will exercise their remedies solely with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement and no OSI Stockholder will have any liability whatsoever to an Indemnified Person under Section 11.2 of this Agreement except to the extent (and only to the extent) of such OSI Stockholder's portion of the Escrow Shares and any other assets deposited under the Escrow Agreement. Except as otherwise provided in the last sentence of this Section 11.3, the remedies set forth in this Section 11.3 will be the sole and exclusive remedies of HNC and the other Indemnified Persons under Section 11.2 of this Agreement or otherwise against any OSI Stockholder for any inaccuracy, misrepresentation, breach of, or default in, any of the


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representations, warranties or covenants given or made by OSI in this Agreement, the OSI Disclosure Letter or in any certificate, document or instrument delivered by or on behalf of OSI or an officer of OSI pursuant hereto. In addition, the indemnification provided for in Section 11.2 shall not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks or has sought indemnification hereunder exceeds a cumulative aggregate of Two Hundred Fifty Thousand Dollars ($250,000) (the "BASKET"), in which event OSI Stockholders shall, subject to the foregoing limitations, be liable to indemnify the Indemnified Persons for all Damages; provided, however, that the Basket and the foregoing provisions of this sentence shall not apply to any indemnification claim for Damages for Excess Transaction Expenses. Nothing contained in this
Article 11 (including without limitation any provisions of this Section 11.3) shall be construed to limit or restrict any rights of HNC against (a) any person with respect to any fraudulent conduct or any fraudulent misrepresentations or omission by such person or (b) any OSI Stockholder, with respect to any failure of such OSI Stockholder to have good title to any issued and outstanding shares of OSI Common Stock or OSI Preferred Stock held (or asserted to have been held) by such OSI Stockholder, free and clear of all liens, claims and encumbrances, or to have the full right, capacity and authority to vote such person's shares of OSI stock in favor of the Merger and any other transaction contemplated by this Agreement.

     11.4 Notice; Defense of Claims. The Representative shall have the right to defend suits, actions, and proceedings against an Indemnified Person for which the OSI Stockholders have indemnification obligations under Section 11.2 to the extent provided in the Escrow Agreement.

                                   ARTICLE 12

                                  MISCELLANEOUS

     12.1 Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

     12.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

     12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     12.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the stockholders of OSI, but, after such approval, no amendment will be made which by applicable law requires the further approval of the stockholders of OSI without obtaining such further approval. At any time prior to the Effective Time, each of OSI and HNC, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any


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document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     12.7 Expenses. Each party will bear its respective legal, auditors' and investment bankers' and financial advisors' fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby ("TRANSACTION EXPENSES"); provided, however, that if the Merger is successfully consummated, then up to a maximum of $2,200,000 of OSI's verified Transaction Expenses will be paid by HNC, and HNC shall be entitled to indemnification from the Escrow Shares in accordance with Section 11.2 for an amount equal to the amount (if any) by which OSI's Transaction Expenses exceed $2,200,000 (such excess being hereinafter called the "EXCESS TRANSACTION EXPENSES"), and such indemnification shall not be subject to the Basket.

     12.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier (if sent by telecopier prior to 5:00 p.m. local time at the location of the addressee; otherwise on the next business day), four
(4) days after mailing if sent by mail, and one (l) business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

          If to HNC:

                   HNC Software Inc.
                   5930 Cornerstone Court West
                   San Diego, CA  92121
                   Attention:  President
                   Fax Number:  (619) 452-3220

          with a copy to:

                   Fenwick & West, LLP
                   Two Palo Alto Square, Suite 800
                   Palo Alto, CA  94306
                   Attention:  Kenneth A. Linhares, Esq.
                   Fax Number:  (650) 494-1417

          If to OSI:

                   Open Solutions Inc.
                   300 Winding Brook Drive
                   Glastonbury, CT  06033
                   Attention:  President
                   Fax Number:  (860) 652-7482

          with a copy to:

                   Hale and Dorr LLP
                   60 State Street
                   Boston, MA  02109
                   Attention:  Mark G. Borden, Esq.
                   Fax Number:  (617) 526-5000

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.9.

     12.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

     12.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

     12.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     12.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement; provided, however, that the provisions of Section 6.7 of this Agreement will be for the benefit of, and will be binding upon, any OSI Indemnified Parties (as defined in Section 6.7.1).

     12.14 Public Announcement. Upon execution of this Agreement, HNC and OSI will issue a press release approved by both parties announcing the Merger (the "INITIAL PRESS RELEASE"). Thereafter, HNC may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of the Initial Press Release, neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and OSI will use its reasonable efforts to prevent any trading in HNC Common Stock by its officers, directors and employees of which it is aware. Neither HNC nor OSI will make any disclosures regarding this Agreement or the Merger that would jeopardize HNC's ability to timely and lawfully register the issuance of shares of HNC Common Stock in the Merger on the Form S-4.

     12.15 Disclosure Letter. The OSI Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in
Article 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section in Article 3, and shall not be deemed to relate to or to qualify any other representation or warranty unless it is reasonably apparent from the information set forth in OSI Disclosure Schedule, that such information qualifies another representation or warranty of OSI in Article 3.

     12.16 Confidentiality. OSI and HNC each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and will abide by, the provisions of such Confidentiality Agreement (except that HNC will cease to be bound by the Confidentiality Agreement after the Merger becomes effective). If this Agreement is terminated, all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.

     12.17 Entire Agreement. This Agreement and the exhibits hereto, the letter of OSI referenced in Section 3.22 and that certain letter agreement by and among the parties hereto dated as of the Agreement Date, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto (including without limitation any term sheets and that letter agreement dated August 13, 1998 executed by HNC and OSI) other than the Confidentiality Agreement. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



HNC SOFTWARE INC                             OPEN SOLUTIONS INC.


By: /s/ Robert L. North                      By: /s/ Douglas K. Anderson
   --------------------------------             --------------------------------
   Robert L. North, President                   Douglas K. Anderson,
                                                Chief Executive Officer


OAHU TRANSACTION CORP.


By: /s/ Raymond V. Thomas
   --------------------------------
   Raymond V. Thomas, President





            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                LIST OF EXHIBITS

Exhibit A      Escrow Agreement
Exhibit B      Restated Certificate of Incorporation of Surviving Corporation
Exhibit C      Bylaws of Surviving Corporation
Exhibit D      OSI Affiliate Agreement
Exhibit E      Summary of Principal Terms Described in Section 6.5
Exhibit F      Matters to be Covered in the Opinion of Fenwick & West, LLP
Exhibit G      Matters to be Covered in the Opinion of Hale and Dorr LLP
                 (and, in certain cases Shipman & Goodwin)
Exhibit H      Non-Competition Agreement

                                   APPENDIX B

                        DELAWARE GENERAL CORPORATION LAW

                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

           262. APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation' the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

           (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254 257, Section 258,
Section 263 or Section 264 of this title:

           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock any thing except:

                    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

                    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

           (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

           (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

           (d) Appraisal rights shall be perfected as follows:

                    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                    (2) If the merger or consolidation was approved pursuant to
Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving re resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that is such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's charges in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

           (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

           (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

           (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

           (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair market value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

           (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this Sate or of any state.

           (j) The costs of the proceeding may be determined by the Court and taxed upon the parties at the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

           (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

           (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted has they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS.

           As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers, as well as directors and officers of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise when they are serving in such capacities at the request of the Registrant, to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except that the Registrant is not required to advance expenses to a person against whom it brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees and agents; (v) the Registrant may not retroactively amend the Bylaw provisions in a way that adversely affects the indemnification provided thereunder.

           The Registrant's policy is to enter into indemnity agreements with each of its directors and officers. The indemnity agreements provide that directors and officers will be indemnified and held harmless against all expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as a director or officer of the Registrant or as directors or officers of any other corporation, partnership or enterprise when they are serving in such capacities at the request of the Registrant; except that no indemnity is provided in a derivative action in which such director or officer is finally adjudged by a court to be liable to the Registrant due to willful misconduct in the performance of his or her duty to the Registrant, unless the court determines that such director or officer is entitled to indemnification. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated voluntarily by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification and/or advancement of expenses under the indemnity agreements; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws and regulations; (iv) on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of the Registrant; (v) on account of any criminal action or proceeding arising out of conduct that the indemnified party had reasonable cause to believe was unlawful; or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

           The indemnity agreement requires a director or officer to reimburse the Registrant for expenses advanced only if and to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Registrant's Certificate of Incorporation, the Registrant's Bylaws, his or her indemnity agreement or otherwise to be indemnified for such expenses. The indemnity agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, the Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law, or otherwise.

           The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and officers, may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

           The indemnity agreements require the Registrant to maintain director and officer liability insurance to the extent readily available. The Registrant currently carries a director and officer insurance policy.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a)  The following exhibits are filed herewith:


       EXHIBIT
       NUMBER        EXHIBIT TITLE
       ------        -------------
         2.01      Agreement and Plan of Reorganization by and among HNC
                   Software Inc., Oahu Transaction Corp. and Open Solutions
                   Inc., dated September 16, 1998 (included as Appendix A to the
                   Proxy Statement/Prospectus).

         2.02      Agreement and Plan of Reorganization dated as of July 19,
                   1996 by and among the Registrant, HNC Merger Corp. and Risk
                   Data Corporation, as amended. (Incorporated by reference to Exhibit Number 2.01 to Registrant's Current Report on Form
                   8-K filed on September 12, 1996, as amended (the "Risk Data
                   8-K").)

         2.03      Agreement of Merger dated August 30, 1996 by and between HNC
                   Merger Corp. and Risk Data Corporation. (Incorporated by reference to Exhibit Number 2.02 to the Risk Data 8-K).

         2.04 Exchange Agreement dated as of October 25, 1996 by and among the Registrant, Retek Distribution Corporation and the shareholders of Retek Distribution Corporation. (Incorporated by reference to Exhibit Number 2.01 to Registrant's Current
                   Report on Form 8-K filed on December 12, 1996 (the "Retek
                   8-K").)

         2.05 Form of Option Exchange Agreement between the Registrant and each person who held outstanding options to purchase shares of Retek Distribution Corporation on November 29, 1996.
                   (Incorporated by reference to Exhibit Number 2.02 to the Retek 8-K).

         2.06      Agreement and Plan of Reorganization dated as of July 14,
                   1997 by and among the Registrant, FW1 Acquisition Corp.,
                   CompReview, Inc., Robert L. Kaaren and Mishel E. Munnayer, a.k.a. Michael Munayyer, Trustee of the Michael Munayyer
                   Trust dated August 11, 1995. (Pursuant to Item 601(b)(2) of
                   Regulation S-K, certain schedules have been omitted but will be furnished supplementally to the Commission upon request.)
                   (Incorporated by reference to Exhibit Number 2.01 to Registrant's Current Report on Form 8-K filed on December 15,
                   1997 (the "CompReview 8-K").)

         2.07 Agreement of Merger dated as of November 28, 1997 by and between FW1 Acquisition Corp. and CompReview, Inc.
                   (Incorporated by reference to Exhibit Number 2.02 to the CompReview 8-K.)

         2.08      Agreement and Plan of Reorganization dated as of April 6,
                   1998 by and among the Registrant, FW2 Merger Corp. and the shareholders of Financial Technology, Inc. (Incorporated by reference to Exhibit Number 2.01 to Registrant's Current
                   Report on Form 8-K on April 22, 1998 (the "FTI 8-K").)

         3(i).01 Registrant's Restated Certificate of Incorporation filed with the Secretary of State of Delaware on June 13, 1996.
                   (Incorporated by reference to Exhibit Number 3(i).04 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the "Second Quarter 1996 10-Q").)

         3(ii).02 Registrant's Bylaws, as amended. (Incorporated by reference to Exhibit Number 3(i).01 to Registrant's Quarterly Report on
                   Form 10-Q for the quarter ended June 30, 1998 (the "Second
                   Quarter 1998 10-Q").)

         4.01      Form of Specimen Certificate for Registrant's Common Stock.
                   (Incorporated by reference to Exhibit Number 4.01 to Registrant's Form S-1 Registration Statement, as amended
                   (File No. 33-91932) (the "IPO S-1").)

         4.02 Registration Rights Agreement dated as of August 30, 1996 by and among the Registrant and the former shareholders of Risk
                   Data Corporation. (Incorporated by reference to Exhibit 4.01 to the Risk Data 8-K.)

         4.03 Registration Rights Agreement dated as of October 25, 1996 by and among the Registrant and the former shareholders of Retek
                   Distribution Corporation. (Incorporated by reference to Exhibit Number 4.01 to the Retek 8-K.)


       EXHIBIT
       NUMBER        EXHIBIT TITLE
       ------        -------------

         4.04 Amendment No. 1 to the Registration Rights Agreement dated as of February 24, 1997 by and between the Registrant and the former shareholders of Retek Distribution Corporation.
                   (Incorporated by reference to Exhibit Number 4.06 to Registrant's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996 (the "1996 10-K").)

         4.05 Registration Rights Agreement dated as of November 28, 1997 by and among the Registrant and the former shareholders of CompReview, Inc. (Incorporated by reference to Exhibit Number
                   4.01 to the CompReview 8-K.)

         4.06 Registration Rights Agreement dated as of April 6, 1998 by and among the Registrant and the former shareholders of Financial Technology, Inc. (Incorporated by reference to
                   Exhibit Number 4.01 to the FTI 8-K.)

         *5.01 Opinion of Fenwick & West LLP regarding legality of the securities being registered.

         *8.01     Opinion of Fenwick & West LLP regarding taxation.

         *8.02     Opinion of Hale and Dorr LLP regarding taxation.

         10.01     Registrant's 1987 Stock Option Plan and related documents.
                   (Incorporated by reference to Exhibit Number 8-K.)

        *10.02 Registrant's 1995 Equity Incentive Plan and related documents, as amended. (1)

         10.03 Registrant's 1995 Directors Stock Option Plan and related documents. (Incorporated by reference to Exhibit Number 10.03 to the IPO S-1.) (1)

         10.04 Registrant's 1995 Employee Stock Purchase Plan and related documents. (Incorporated by reference to Exhibit Number 10.04 to the IPO S-1.) (1)

         10.05 Registrant's 1998 Stock Option Plan. (Incorporated by reference to Exhibit Number 10.02 to the Second Quarter 1998
                   10-Q.) (1)

         10.06 Form of Indemnity Agreement entered into by Registrant with each of its directors and executive officers. (Incorporated by reference to Exhibit Number 10.08 to the IPO S-1.) (1)

         10.07 Office Building Lease dated as of December 1, 1993, as amended effective February 1, 1994 and June 1, 1994, between
                   Registrant and PacCor Partners. (Incorporated by reference to Exhibit Number 10.09 to the IPO S-1.)

         10.08 Loan and Security Agreement dated as of July 11, 1997, between Registrant and Wells Fargo Bank, National
                   Association. (Incorporated by reference to Exhibit Number
                   10.01 to Registrant's Quarterly Report on Form 10-Q, as amended, for the quarter ended June 30, 1997 (the "Second
                   Quarter 1997 10-Q").)

         10.09     Office Building Lease dated as of May 30, 1997, between Retek
                   Information Systems, Inc. and Midwest Real Estate Holdings,
                   Inc. (Incorporated by reference to Exhibit Number 10.02 to the Second Quarter 1997 10-Q.)

         10.10     Office Building Lease dated as of June 17, 1996, between
                   Registrant and Williams Properties I, LLC & Williams
                   Properties II, LLC. (Incorporated by reference to Exhibit
                   Number 10.12 to the 1996 10-K.)

         10.11 Employment Agreement dated as of September 10, 1996, by and between Aptex Software Inc. and Michael A. Thiemann.
                   (Incorporated by reference to Exhibit Number 10.13 to the 1996 10-K.) (1)

         10.12 Investors' Rights Agreement dated as of September 10, 1996, by and among Aptex Software, Inc., HNC Software Inc. and
                   Michael A. Thiemann. (Incorporated by reference to Exhibit
                   Number 10.14 to the 1996 10-K.) (1)

         10.13     Restricted Stock Purchase Agreement dated as of September 10,
                   1996, by and between Aptex Software Inc. and Michael
                   Thiemann. (Incorporated by reference to Exhibit Number 10.15 to the 1996 10-K.) (1)

       EXHIBIT
       NUMBER        EXHIBIT TITLE
       ------        -------------

         10.14 Aptex Software Inc.'s 1996 Equity Incentive Plan and related documents. (Incorporated by reference to Exhibit Number 10.16 to the 1996 10-K.) (1)

         10.15     Office Building Lease dated June 17, 1993, between
                   Linsco/Private Ledger Corp. and PacCor Partners and
                   Assignment of such lease to the Registrant. (Incorporated by reference to Exhibit Number 10.17 to Registrant's Annual
                   Report on Form 10-K, as amended, for the year ended December
                   31, 1997.)

         *10.16    First Amendment to Lease Agreement between Williams
                   Properties I, LLC and Williams Properties II, LLC and the
                   Registrant dated June 17, 1996, amended October 28, 1997.

         *10.17    Second Amendment to Lease between the Registrant and W9/PC
                   Real Estate Limited Partnership dated as of April 13, 1998.

         *21.01    List of the Registrant's subsidiaries.

         *23.01    Consent of Fenwick & West LLP (included in Exhibit 5.01).

         *23.02    Consent of Fenwick & West LLP (included in Exhibit 8.01).

         *23.03    Consent of Hale and Dorr LLP (included in Exhibit 8.02).

         23.04     Consent of independent accountants.

         23.05     Consent of independent accountants.

         24.01     Power of Attorney (see Page II-6 of this Registration
                   Statement as filed on September 29, 1998).

         *99.01    Form of Proxy for use at the OSI Special Meeting.



----------

(1)  Management contract or compensatory plan or arrangement.


*    Filed herewith


          (b)  Financial Statement Schedules

               Schedule II -- HNC Valuation and Qualifying Accounts and Reserves for the years ended December 31, 1995, 1996 and 1997.

               All other schedules are omitted because they are not applicable or not required or because the required information is shown in the HNC Consolidated Financial Statements or notes thereto.

               Schedule II -- OSI Valuation and Qualifying Accounts and Reserves for the years ended December 31, 1995, 1996 and 1997.

               All other schedules are omitted because they are not applicable or not required or because the required information is shown in the OSI Consolidated Financial Statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

           (1)    The Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                             (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                             (ii) To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                             (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (2) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

           (3) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (4) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

           (5) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

           (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 8, 1998.


                                    HNC SOFTWARE INC.


                                    By:    /s/ Raymond V. Thomas
                                           -------------------------------------
                                           Raymond V. Thomas
                                           Chief Financial Officer


           Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      NAME                                                 TITLE                                       DATE
                      ----                                                 -----                                       ----

PRINCIPAL EXECUTIVE OFFICER:

/s/ Robert L. North*                               President, Chief Executive Officer and Director              December 8, 1998
---------------------------------------------
Robert L. North

PRINCIPAL FINANCIAL OFFICER AND
PRINCIPAL ACCOUNTING OFFICER:

/s/ Raymond V. Thomas                              Vice President, Finance and Administration, Chief            December 8, 1998
---------------------------------------------      Financial Officer and Secretary
Raymond V. Thomas

ADDITIONAL DIRECTORS:

                                                   Director                                                     __________, 1998
---------------------------------------------
Edward K. Chandler

/s/ Oliver D. Curme*                               Director                                                     December 8, 1998
---------------------------------------------
Oliver D. Curme

                                                   Director                                                     __________, 1998
---------------------------------------------
Thomas F. Farb

/s/ Charles H. Gaylord, Jr.*                       Director                                                     December 8, 1998
---------------------------------------------
Charles H. Gaylord, Jr.


*By: /s/ Raymond V. Thomas
     ----------------------------------------
     Raymond V. Thomas
     Attorney-in-Fact


                                HNC SOFTWARE INC.
          SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1997



                                 ALLOWANCE FOR    DEFERRED TAX
                                DOUBTFUL ACCOUNTS ASSET VALUATION
                                & SALES RETURNS   ALLOWANCE
                                ----------------  -----------
Balance at December 31, 1994     $   514,000      $ 4,238,000


          Provision                  529,000          702,000

          Write-off                 (472,000)              --

          Recovery                   (18,000)      (2,223,000)
                                 -----------      -----------

Balance at December 31, 1995         553,000        2,717,000

          Provision                  279,000               --

          Write-off                  (94,000)              --

          Recovery                   (29,000)      (2,717,000)
                                 -----------      -----------

Balance at December 31, 1996         709,000               --

          Provision                3,171,000               --

          Write-off                 (505,000)              --

          Recovery                  (175,000)              --
                                 -----------      -----------


Balance at December 31, 1997     $ 3,200,000      $        --
                                 ===========      ===========


                               OPEN SOLUTIONS INC.
                                   SCHEDULE II



                              OPEN SOLUTIONS INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                 (IN THOUSANDS)



                                                                             ADDITIONS
                                                        ------------------------------------------------------
                                         BALANCE AT     CHARGE TO     CHARGE TO       DEDUCTIONS     BALANCE AT
                                         BEGINNING OF   COSTS AND       OTHER           NET OF        END OF
       DESCRIPTION                       PERIOD         EXPENSES      ACCOUNTS        WRITE-OFFS      PERIOD
       -----------                       ------------   ---------     --------        ----------     ----------


ALLOWANCE FOR DOUBTFUL ACCOUNTS:
Years ended
   December 31, 1995 ................     $ --          $ --          $     --          $ --          $ --
   December 31, 1996 ................       --            86                --            --            86
   December 31, 1997 ................       86           239                --           111           214
Nine months ended September 30, 1998
   (unaudited) ......................      214           218                --          (122)          310


                                 EXHIBIT INDEX



       EXHIBIT
       NUMBER        EXHIBIT TITLE
       ------        -------------
        2.01         Agreement and Plan of Reorganization by and among HNC
                     Software Inc., Oahu Transaction Corp. and Open Solutions
                     Inc., dated September 16, 1998 (included as Appendix A to
                     the Proxy Statement/Prospectus).

        5.01 Opinion of Fenwick & West LLP regarding legality of the securities being registered.

        8.01         Opinion of Fenwick & West LLP regarding taxation.

        8.02         Opinion of Hale and Dorr LLP regarding taxation.

        10.02 Registrant's 1995 Equity Incentive Plan and related documents, as amended.

        10.16        First Amendment to Lease Agreement between Williams
                     Properties I, LLC & Williams Properties II, LLC and the
                     Registrant dated June 17, 1996, amended October 28, 1997.

        10.17        Second Amendment to Lease between the Registrant and W9/PC
                     Real Estate Limited Partnership dated as of April 13, 1998.

        21.01        List of the Registrant's Subsidiaries.

        23.01        Consent of Fenwick & West LLP (included in Exhibit 5.01).

        23.02        Consent of Fenwick & West LLP (included in Exhibit 8.01).

        23.03        Consent of Hale and Dorr LLP (included in Exhibit 8.02).

        23.04        Consent of independent accountants.

        23.05        Consent of independent accountants.

        24.01        Power of Attorney (see Page II-6 of this Registration
                     Statement as filed on September 29, 1998).


        99.01        Form of Proxy for use at the OSI Special Meeting.

